As filed with the Securities and Exchange Commission on March 26, 2018

Registration No. 333-223263

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iQIYI, Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9/F, iQIYI Innovation Building

No. 2 Haidian North First Street, Haidian District, Beijing 100080

People’s Republic of China

Tel: +86 10 6267-7171

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, New York 10017

+1 212-750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Will H. Cai, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Li He, Esq. Davis Polk & Wardwell LLP c/o 2201 China World Office 2 1 Jian Guo Men Wai Avenue Chao Yang District, Beijing 100004 People’s Republic of China +86 10 8567-5000	James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor The Hong Kong Club Building 3A Chater Road Central, Hong Kong +852 2533-3300

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum aggregate offering price per share(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Class A ordinary shares, par value $0.00001 per share(2)(3)	1,006,250,000	$2.71429	$2,731,250,000	$340,040.63(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(2)	Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes 131,250,000 Class A ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ADSs. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.333-223709). Each American depositary share represents 7 Class A ordinary shares.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 26, 2018.

125,000,000 American Depositary Shares

iQIYI, Inc.

Representing 875,000,000 Class A Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, of iQIYI, Inc.

We are offering 125,000,000 ADSs. Each ADS represents 7 of our Class A ordinary shares, par value US$0.00001 per share. We anticipate the initial public offering price of our ADSs will be between US$17.00 and US$19.00 per ADS.

Prior to this offering, there has been no public market for our ADSs or shares. We have applied to have our ADSs listed on the Nasdaq Global Market under the symbol “IQ.”

Immediately following the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Baidu, Inc., our controlling shareholder, will beneficially own all of our issued Class B ordinary shares and will be able to exercise 93.1% of the total voting power of our issued and outstanding share capital immediately following the completing of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Each of Baidu, our parent company, and Hillhouse Capital, a long-term asset manager affiliated with our shareholder HH RSV-V Holdings Limited, has indicated an interest in purchasing an aggregate of up to US$200 million worth of the ADSs being offered in this offering at the initial public offering price. Assuming an initial public offering price of US$18.00 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by each of Baidu and Hillhouse Capital would be up to 11,111,111 ADSs, or approximately 8.9% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because these indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, fewer or no ADSs to Baidu and Hillhouse Capital. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by these parties as they will on any other ADSs sold to the public in this offering. For additional information, see “Underwriting.”

See “Risk Factors” beginning on page 15 for factors you should consider before buying the ADSs.

PRICE US$             PER ADS

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commission(1)	Proceeds to us
Per ADS	US$	US$	US$
Total	US$	US$	US$

(1)	See “Underwriting” for additional disclosure regarding compensation payable by us to the underwriters.

We have granted the underwriters the right to purchase up to an additional 18,750,000 ADSs to cover over-allotments.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on             , 2018.

Goldman Sachs (Asia) L.L.C.	Credit Suisse	BofA Merrill Lynch

China Renaissance	Citigroup	UBS Investment Bank

Prospectus dated             , 2018

50.8 million subscribing Members Data as of December 31, 2017 Subscribing members refers to the individuals who purchased our monthly, quarterly or annual membership packages, including individuals with trial membership, and excluding individuals who pay for video on-demand services. 421.3 million Mobile MAUs Average data in 4Q2017. Mobile MAUs refers to the number of unique mobile devices that have accessed iQIYI platform through our iQIYI mobile app at least once during a calendar month. 126.0 million mobile DAUs Average data in 4Q2017. Mobile DAUs refers to the number of unique mobile devices that have accessed iQIYI platform through our iQIYI mobile app at least once during a day. 1.7 hours Average Time Spent per Day per User Data in December 2017. Refers to the average time spent per day per user watching video content on iQIYI mobile app. 424.1 million PC MAUs Average data in 4Q2017. PC MAUs refers to the sum of (i) the number of unique PC devices that have accessed our platform through our PC client terminal, and (ii) the number of PC devices that have accessed our platform through our website, in each case at least once during a calendar month. 53.7 million PC DAUs Average data in 4Q2017. PC DAUs refers to the sum of (i) the number of unique PC devices that have accessed iQIYI platform through our PC client terminal, and (ii) the number of PC devices that have accessed our platform through our website, in each at least once during a day.

To become a technology-based entertainment giant that brings fun and joy to people and their families

机器人争霸
热血街舞团
HOT-BLOOD DANCE CREW
RAP CHINA
中国有嘻哈
DO NOT CROSS
无证之罪
你好旧时光
iQIYI 爱奇艺

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

Until                     , 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to buy our ADSs. This prospectus contains information from an industry report commissioned by us and prepared by iResearch, a third-party research firm, in December 2017 (and updated by iResearch in February 2018) to provide information regarding our industry and our market position in China. We refer to this report as the “iResearch Report.” This prospectus also contains information available from iResearch that was not commissioned by us, which we cite and identify in this prospectus with the language “according to iResearch.”

Our Mission

We aspire to become a technology-based entertainment giant that brings fun and joy to people and their families.

Business Overview

iQIYI is an innovative market-leading online entertainment service in China.

We are at the forefront of the entertainment industry in China. Our corporate DNA combines creative talent with technology, fostering an environment for the continuous innovation and production of blockbuster content. Our platform features highly popular original content, as well as a comprehensive selection of professionally-produced and partner-generated content. Through our curated premium content, we attract a massive user base with tremendous user engagement, and generate significant monetization opportunities.

We are one of the largest internet companies in China in terms of user base. We have successfully built iQIYI into a widely-recognized brand among users, content partners and advertisers, and have redefined online entertainment in China. We are the largest internet video streaming service in China in terms of user time spent and average total MAUs in 2017, according to iResearch. We reshaped the internet video streaming industry in China by successfully cultivating users’ willingness to pay for content. Our subscribing members reached 60.1 million as of February 28, 2018, over 98% of whom were paying subscribing members. Through our license partner, we also operate the largest smart TV video streaming service in China as measured by monthly active devices in December 2017, according to the iResearch Report. For the three months ended December 31, 2017, we had approximately 421.3 million average mobile MAUs and approximately 126.0 million average mobile DAUs, while our average PC MAUs and average PC DAUs reached 424.1 million and 53.7 million, respectively. In December 2017, our users watched a total of 9.2 billion hours of videos on our platform, and spent an average of 1.7 hours per day per user watching video content on our mobile apps. We have also built a leading entertainment-based social media platform, iQIYI Paopao, for fans to follow and interact with celebrities and the entertainment community. iQIYI Paopao had approximately 45.8 million average mobile DAUs for the three months ended December 31, 2017. For definitions of (i) total user time spent and MAUs, (ii) mobile MAUs, mobile DAUs, PC MAUs and PC DAUs for our iQIYI platform, as well as (iii) mobile DAUs for iQIYI Paopao, see “—Conventions Which Apply to this Prospectus.”

We pride ourselves in establishing a track record of producing blockbuster original content. In 2017, our original content accounted for 5 of the top 10 original internet variety shows and 6 of the top 10 original internet drama series in China based on each title’s peak monthly active users according to the iResearch Report. The Lost Tomb ( ), one of the first high-budget original internet drama series in China that we released in 2015, generated more than 100 million video views within the first 24 hours of debut and over 4 billion video views in total. For the definition of video views for our iQIYI platform, see “—Conventions Which Apply to this Prospectus.” Since 2015, we have released several award-winning multi-genre original titles, such as The Mystic

Nine ( ) and Burning Ice ( ), which two titles in aggregate have generated approximately 13 billion video views. We also pioneered and produced a number of internet variety shows that are highly popular, such as Qipa Talk ( ), released in 2014 and currently in its fourth season, and The Rap of China ( ), each of which has generated over 3.0 billion video views. Leveraging on our initial success, we have extended selected popular titles into multi-season format.

Our powerful content distribution capability makes us the go-to partner in China for premium content providers. Equipped with our deep-learning predictive algorithms and massive user data, we have developed industry-leading tools to select third-party content. During 2017, iQIYI featured 42 of the top 50 most popular drama series, variety show and film titles streamed on the internet in China based on each title’s peak monthly active users, according to the iResearch Report. We have also built a comprehensive content library catering to the diverse tastes of our users, and cultivated emerging content providers. Our growing network of iQIYI partner accounts provides us with high-quality partner-generated content. This network also enables thousands of content providers to distribute content effectively and monetize their followings through revenue sharing arrangements with us.

We distinguish ourselves in the online entertainment industry by our leading technology platform powered by advanced AI, big data analytics and other core proprietary technologies. Our core proprietary technologies are critical to producing content that caters to user tastes, delivering superior entertainment experience to our users, improving operational efficiency, and increasing return on investment for our advertisers and monetization opportunities for content providers. For example, for our highly popular original title The Rap of China ( ), we used advanced AI technology in our casting process to select the most suitable celebrities for the show as well as for real-time frame analysis to study user preferences.

We have developed a diversified monetization model to capture multiple opportunities arising from the rapid growth of the online entertainment industry in China. We generate revenues through membership services, online advertising services, and a suite of IP-related monetization methods, including content distribution. We pioneered a large scale paid content subscription business in China. Our membership services revenue increased by 277.5% from RMB996.7 million in 2015 to RMB3,762.2 million in 2016, and further by 73.7% from RMB3,762.2 million in 2016 to RMB6,536.0 million (US$1,004.6 million) in 2017. Membership services revenue as a percentage of total revenues increased from 18.7% in 2015 to 33.5% in 2016, and further to 37.6% in 2017. For the foreseeable future, we expect membership services as a percentage of total revenues to remain at a similar level as that in 2017. We appeal to advertisers through broad and efficient user reach, as well as innovative and effective advertising products. Our online advertising revenue grew by 66.2% from RMB3,399.9 million in 2015 to RMB5,650.4 million in 2016, and further by 44.4% from RMB5,650.4 million in 2016 to RMB8,158.9 million (US$1,254.0 million) in 2017. We have proven capabilities of adapting a single popular work into a variety of entertainment products, creating multiple channels to amplify the popularity and monetary value of the original work. Our sophisticated monetization model fosters an environment for high-quality content production and distribution on our platform, which in turn expands our user base and increases user engagement, creating a virtuous cycle.

We enjoy significant synergies with our parent company Baidu, Inc., or Baidu. Baidu has provided us with technology, infrastructure and financial support. Our close cooperation in AI technology, user traffic and infrastructure sharing allows us to strengthen our respective leading market positions. We have no experience operating as a stand-alone public company. After this offering, we will face enhanced administrative and compliance requirements, which may result in substantial costs. Furthermore, upon the completion of this offering, Baidu will beneficially own all of our outstanding high voting Class B ordinary shares and continue to be our controlling shareholder. Baidu’s voting control may cause transactions to occur that might not be beneficial to you as a holder of ADSs and may prevent transactions that could have been beneficial to you. See “Risk Factors—Risks Related to Our Carve-out from Baidu and Our Relationship with Baidu—Baidu will control the outcome of shareholder actions in our company.” As our business continues to grow and after we become a public company, we expect to rely less on financing support from Baidu and increasingly rely on net cash provided by operating activities, financing through capital markets and commercial banks for our liquidity needs.

We have grown rapidly with total revenues increasing by 111.3% from RMB5,318.6 million 2015 to RMB11,237.4 million in 2016, and further by 54.6% from RMB11,237.4 million in 2016 to RMB17,378.4 million (US$2,671.0 million) in 2017. We had net losses of RMB2,575.1 million, RMB3,074.0 million, and RMB3,736.9 million (US$574.4 million) in 2015, 2016, and 2017, respectively.

We face significant competition in China, primarily from Tencent Video and Youku Tudou. We compete for users, usage time and advertising customers. Some of our competitors have a longer operating history and significantly greater financial resources than we do. If any of our competitors achieves greater market acceptance than we do or is able to offer more attractive video content, our business, financial condition and results of operations may be materially and adversely affected. See “Risk Factors—Risks Related to Our Business and Industry—We operate in a highly competitive market and we may not be able to compete effectively.”

Our Industry

The online entertainment industry in China has grown rapidly and the growth is expected to continue. According to the iResearch Report, the online entertainment industry in China has grown from approximately RMB50.8 billion in 2012 to RMB156.9 billion in 2016, and is expected to reach approximately RMB688.4 billion in 2022. Video is the leading online entertainment format in China. According to the iResearch Report, out of total time spent by users on online entertainment in China in 2016, over 80% was spent on internet videos. Online entertainment, especially internet video, is attractive to Chinese users due to many favorable factors, including easy accessibility, wide content selection, and innovative platforms with social features. Given the rapidly developing AI and big data technologies and increasing user demand for diversified, rich video content, we believe the internet video industry in China is poised for sustainable strong growth in China.

Internet users in China are increasingly focused on the quality and originality of video content and are willing to pay for premium content. As a result, China’s internet video platforms focus on professionally-produced content, or PPC, to cater to viewers’ demand. Developing various formats of entertainment content based on a popular IP has become an important business model to address users’ diverse entertainment needs and capture the full monetization potential of the IP. Additionally, leading internet video platforms in China benefit from a highly fragmented content production ecosystem, which provides such platforms with greater bargaining power in procuring quality content and expanding content libraries.

Internet video platforms in China currently generate revenues mainly from membership services and online advertising. The membership services market size has grown from RMB0.4 billion in 2012 to RMB12.1 billion (US$1.9 billion) in 2016, and is expected to reach RMB73.0 billion by 2022, representing a compound annual growth rate, or CAGR of 34.9% from 2016, according to the iResearch Report. Furthermore, as internet video platforms in China increasingly focus on original content and intellectual property protection, internet users are ever more likely to pay for membership services from more than one platform, according to the iResearch Report. Online advertising in China has also experienced rapid growth and is expected to continue its growth momentum. According to the iResearch Report, online advertising market size of China’s internet video platforms has increased from RMB6.7 billion in 2012 to RMB32.6 billion (US$5.0 billion) in 2016, and is expected to reach RMB125.8 billion by 2022, representing a CAGR of 25.2% from 2016. In addition, internet video platforms in China generate an increasing amount of revenues from adapting popular entertainment content into a variety of derivative works, such as animation, video games, and offline merchandizing. As China’s entertainment industry matures, emerging monetization models will provide internet video platforms in China with tremendous growth potential.

Our Competitive Strengths

We believe our success to date is primarily attributable to the following key competitive strengths:

•	we have a massive and highly engaged user base;

•	we produce highly popular, trend-setting original content;

•	we offer premium third-party content and a vast and diversified content library;

•	we cultivate a vibrant partner-generated-content system;

•	we capture extensive monetization opportunities;

•	we have developed a robust technology platform;

•	we enjoy significant synergies with Baidu; and

•	we have a visionary management team.

Our Strategies

We intend to pursue the following strategies to further grow our business:

•	enrich and expand our blockbuster content;

•	broaden our content offerings to stay abreast of evolving user preferences;

•	expand our user base and strengthen our content distribution capability;

•	bolster our monetization channels; and

•	continue our technological innovations.

Our Challenges

We face risks and uncertainties in realizing our business objectives and executing our strategies, including those relating to:

•	net losses incurred since our inception and possible continued losses in the future;

•	anticipating user preferences and providing high-quality content, especially popular original content in a cost-effective manner;

•	procuring content from content providers upon terms acceptable to us;

•	retaining members and attracting new members;

•	retaining existing and attracting new advertising customers;

•	obtaining sufficient capital to fund our operations, content acquisitions and technology investments;

•	increase in market price of professionally-produced content;

•	maintaining and enhancing our brand;

•	the continued and collaborative efforts of our senior management and key employees; and

•	our limited operating history.

Corporate History and Structure

We launched qiyi.com under the QIYI brand in April 2010 as an internet video streaming service in China. Our holding company, Ding Xin, Inc., was incorporated in November 2009 in the Cayman Islands. Ding Xin, Inc. was subsequently renamed Qiyi.com, Inc. in August 2010 and later iQIYI, Inc. in November 2017. QIYI was rebranded as iQIYI in November 2011.

In March 2010, we established a wholly-owned PRC subsidiary, Beijing QIYI Century Science & Technology Co., Ltd., or Beijing QIYI Century. In November 2011, we obtained control over Beijing Xinlian Xinde Advertisement Media Co., Ltd. and in May 2012 we renamed it Beijing iQIYI Science & Technology Co., Ltd., or Beijing iQIYI, to operate our internet video streaming services. In December 2012, Shanghai iQIYI Culture Media Co., Ltd., or Shanghai iQIYI, was established as our exclusive advertising agent. In May 2013, we acquired the online video business of PPS. We primarily provide live broadcasting service through Shanghai Zhong Yuan Network Co., Ltd., or Shanghai Zhong Yuan, the operating entity of PPS. We have control over and are the primary beneficiary of Beijing iQIYI, Shanghai iQIYI and Shanghai Zhong Yuan through a series of contractual arrangements. Beijing iQIYI and Shanghai Zhong Yuan hold our ICP licenses and other licenses and permits necessary for our business operation.

In May 2017, we established a wholly-owned Cayman Islands subsidiary, IQIYI Film Group Limited. Subsequently, we established IQIYI Film Group HK Limited in June 2017, and Beijing iQIYI New Media Science and Technology Co., Ltd., or iQIYI New Media, in July 2017. IQIYI Film Group Limited holds 100% of the equity of IQIYI Film Group HK Limited, which in turn holds 100% of equity in iQIYI New Media. iQIYI Pictures (Beijing) Co., Ltd., or iQIYI Pictures, was established in December 2014, and Beijing iQIYI Cinema Management Co., Ltd., or Beijing iQIYI Cinema, was established in June 2017. We have control over and are the primary beneficiary of iQIYI Pictures and Beijing iQIYI Cinema through a series of contractual arrangements.

Between March 2010 and September 2014, Baidu made substantial investments in our company, and we issued ordinary shares and several series of preferred shares to Baidu Holdings Limited, or Baidu Holdings, a wholly-owned subsidiary of Baidu. In our Series F preferred shares financing, which took place in November 2014, we issued 136,749,954 Series F preferred shares to Baidu Holdings, 341,874,885 Series F preferred shares to Xiaomi Ventures Limited, or Xiaomi Ventures, and 68,374,978 Series F preferred shares to Prominent TMT Limited, an affiliate of Xiaomi Ventures. In January 2017, we raised $1.53 billion from the issuance of convertible notes to a group of investors. These notes were converted into Series G preferred shares in October 2017, including 215,484,776 Series G-1 preferred shares issued to Baidu Holdings and another investor, as well as 798,951,243 Series G-2 preferred shares issued to other investors.

The following diagram illustrates our corporate structure, including our significant subsidiaries and consolidated affiliated entities, as of the date of this prospectus:

Notes:

(1)	The shareholders of Beijing iQIYI Cinema are Dr. Yu Gong, our founder, director and chief executive officer, and Mr. Xianghua Yang, our senior vice president, each holding 50% of equity interest.
(2)	The shareholders of iQIYI Pictures are Dr. Yu Gong and Mr. Ning Ya, senior vice president of the company and president of iQIYI Pictures, each holding 50% of equity interest.
(3)	The shareholders of Shanghai iQIYI are Dr. Yu Gong and Mr. Xiaohua Geng, our senior vice president, each holding 50% of equity interest.
(4)	The shareholder of Beijing iQIYI is Mr. Xiaohua Geng, holding 100% of equity interest.
(5)	The shareholder of Shanghai Zhong Yuan is Dr. Yu Gong, holding 100% of equity interest.

Corporate Information

Our principal executive offices are located at 9/F, iQIYI Innovation Building, No. 2 Haidian North First Street, Haidian District, Beijing, 100080, People’s Republic of China. Our telephone number at this address is

+86 10 6267 7171. Our registered office in the Cayman Islands is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York, New York 10017.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.iqiyi.com. The information contained on our website is not a part of this prospectus.

Conventions Which Apply to this Prospectus

Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to 18,750,000 additional ADSs representing 131,250,000 Class A ordinary shares from us.

Except where the context otherwise requires and for purposes of this prospectus only:

•	“ACGN” refers to anime, comic, games and light novels;

•	“ADSs” refers to our American depositary shares, each of which represents 7 Class A ordinary shares;

•	“AI” refers to artificial intelligence;

•	“Baidu” refers to Baidu, Inc., our parent company and controlling shareholder;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong, and Macau;

•	“IP” refers to intellectual property;

•	“IT” refers to information technology;

•	“mobile DAUs,” for our iQIYI platform, refers to the number of unique mobile devices that have accessed our platform through our iQIYI mobile app at least once during a day. Our mobile DAUs are calculated using internal company data that has not been independently verified, and we treat each distinguishable device as a separate user for purposes of calculating mobile DAUs, although it is possible that some people may use more than one mobile device and multiple people may share one mobile device to access our platform;

•	“mobile DAUs,” for those quoted from the iResearch Report, refers to the number of unique mobile devices that have accessed relevant internet platforms via mobile apps at least once during a day;

•	“mobile DAUs,” with respect to iQIYI Paopao, refers to the number of unique mobile devices that have accessed iQIYI Paopao functions through our iQIYI mobile app at least once during a day. The numbers of our iQIYI Paopao DAUs are calculated using internal company data that has not been independently verified, and we treat each distinguishable device as a separate user for purposes of calculating iQIYI Paopao mobile DAUs, although it is possible that some people may use more than one mobile device and multiple people may share one mobile device to access iQIYI Paopao;

•	“mobile MAUs,” for our iQIYI platform, refers to the number of unique mobile devices that have accessed our platform through our iQIYI mobile app at least once during a calendar month. Our mobile MAUs are calculated using internal company data that has not been independently verified, and we treat each distinguishable device as a separate user for purposes of calculating mobile MAUs, although it is possible that some people may use more than one mobile device and multiple people may share one mobile device to access our platform;

•	“offline entertainment industry,” for those quoted from the iResearch Report, refers to recreational services (including scenic spots tourism, recreational services such as playground, internet cafes, dance club and other indoor entertainment, and photography and printing services, etc.), film, television broadcasting, offline performance, offline music and IP operations markets;

•	“online entertainment industry,” for those quoted from the iResearch Report, refers to internet video, live broadcasting, short-form video, online literature, digital music, and recreational internet anime and comic markets;

•	“PC DAUs,” for our iQIYI platform, refers to the sum of (i) the number of unique PC devices that have accessed our platform through our PC client terminal, and (ii) the number of PC devices that have accessed our platform through our website, in each case at least once during a day. For (ii), we calculate the number of PC devices that have accessed our platform through our website using unique cookies (a commonly used tracking code) recorded by internet browsers. Our PC DAUs are calculated using internal company data that has not been independently verified. For PC client terminal access, we treat each distinguishable PC device as a separate user for purposes of calculating PC DAUs, although it is possible that some people may use more than one PC and multiple people may share one PC to access our platform. For website access, we treat each distinguishable cookie as a separate user for purposes of calculating PC DAUs, although it is possible that some people may use more than one cookie and multiple people may share one cookie to access our platform. Each access to our iQIYI platform through either of our PC client terminal or our website (with one unique cookie) during the course of a day is counted as one PC DAU under this methodology;

•	“PC DAUs,” for those quoted from the iResearch Report, refers to the number of unique PC devices that have accessed relevant internet platforms via websites or PC client terminals at least once during a day. If a given PC device accesses the same platform through both its PC website and PC client terminal in a day, such device will be counted as one DAU;

•	“PC MAUs,” for our iQIYI platform, refers to the sum of (i) the number of unique PC devices that have accessed our platform through our PC client terminal, and (ii) the number of PC devices that have accessed our platform through our website, in each case at least once during a calendar month. For (ii), we calculate the number of PC devices that have accessed our platform through our website using unique cookies (a commonly used tracking code) recorded by internet browsers. Our PC MAUs are calculated using internal company data that has not been independently verified. For PC client terminal access, we treat each distinguishable PC device as a separate user for purposes of calculating PC MAUs, although it is possible that some people may use more than one PC and multiple people may share one PC to access our platform. For website access, we treat each distinguishable cookie as a separate user for purposes of calculating PC MAUs, although it is possible that some people may use more than one cookie and multiple people may share one cookie to access our platform. Each access to our iQIYI platform through either of our PC client terminal or our website (with one unique cookie) during the course of a calendar month is counted as one PC MAU under this methodology;

•	“RMB” and “Renminbi” refer to the legal currency of China;

•	“shares” or “ordinary shares” prior to this offering refers to our Class A and Class B ordinary shares, par value $0.00001 per share;

•	“subscribing members,” refers to the individuals who purchased our monthly, quarterly or annual membership packages, including individuals with trial membership, and excluding individuals who pay for video on-demand services, sports paid content, online literature, comics and online games;

•

“total MAUs,” for those quoted from iResearch or the iResearch Report, refers to the sum of the number of mobile devices that have accessed relevant internet platforms via mobile apps and the number of PC devices that have accessed relevant internet platforms via websites or PC client terminals, in each case at least once during a calendar month. If a given PC device accesses the same platform through both its PC website and PC client terminal in a calendar month, such device will be counted as one MAU;

•	“total user time spent,” for our iQIYI platform, refers to the cumulative amount of time our video content is played through PC, mobile and smart TV devices during a given period of time;

•	“total user time spent,” for those quoted from iResearch or the iResearch Report, refers to the cumulative amount of time users spent on relevant internet platform’s websites, PC client terminals, and mobile apps during a given period of time;

•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

•	“video views” refers to the number of times a video is launched on our platform, regardless of time spent viewing the video;

•	“WAP” refers to wireless application protocol; and

•	“we,” “us,” “our company” and “our” refer to iQIYI, Inc., a Cayman Islands company, and its subsidiaries, and, in the context of describing our operations and combined and consolidated financial information, also include its consolidated affiliated entities in the PRC.

This prospectus contains information and statistics relating to China’s economy and the industries in which we operate derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us, the underwriters or any of their respective affiliates or advisers. The information in such sources may not be consistent with our internal operating data and other information compiled in or outside of China.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between $17.00 and $19.00 per ADS.

ADSs offered by us	125,000,000 ADSs (or 143,750,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs to Class A ordinary share ratio	Each ADS represents the right to receive 7 Class A ordinary shares, par value $0.00001 per share.

ADSs outstanding immediately after this offering	125,000,000 ADSs (or 143,750,000 ADSs if the underwriters exercise their option to purchase additional ADSs representing Class A ordinary shares in full)

Ordinary shares outstanding immediately after this offering	2,114,341,283 Class A ordinary shares (or 2,245,591,283 Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs representing Class A ordinary shares in full) and 2,839,530,705 Class B ordinary shares

The ADSs	Each ADS represents 7 Class A ordinary shares. The depositary will hold the Class A ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional 18,750,000 ADSs.

Reserved ADSs	At our request, the underwriters have reserved up to 1% of the ADSs being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed share program. Any ADSs sold in the directed share program to our directors, executive officers and shareholders shall be subject to the lock-up restrictions described under “Shares Eligible for Future Sales” and “Underwriting,” for a period of 180 days after this prospectus.

Use of proceeds	We expect that we will receive net proceeds of approximately $2,176 million from this offering, or approximately $2,504 million if the underwriters exercise their option to purchase additional ADSs from us in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$18.00 per ADS, the mid-point of the range shown on the front cover page of this prospectus.

We plan to use 50% of the net proceeds we receive from this offering to expand and enhance our content offerings, 10% to strengthen our technologies, and the balance for working capital and other general corporate purposes. See “Use of Proceeds” for more information.

Nasdaq symbol	IQ

Depositary	JPMorgan Chase Bank, N.A.

Lock-up	We, our directors, executive officers and our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. See “Shares Eligible for Future Sale” and “Underwriting.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

The number of ordinary shares that will be outstanding immediately after this offering:

•	assumes (i) re-designation or conversion of all outstanding ordinary shares and preferred shares (other than ordinary and preferred shares held by Baidu or its affiliates) into 1,239,341,283 Class A ordinary shares and (ii) re-designation or conversion of all outstanding ordinary shares and preferred shares held by Baidu or its affiliates into 2,839,530,705 Class B ordinary shares, in each case immediately upon the completion of this offering;

•	assumes no exercise of the underwriters’ option to purchase additional ADSs representing Class A ordinary shares;

•	excludes the 36,860,691 Class B ordinary shares that we expect to issue to Baidu Holdings no later than May 31, 2018, pursuant to a share purchase agreement we entered into with Baidu Holdings on February 12, 2018;

•	excludes 398,363,578 Class A ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus, at a weighted average exercise price of $0.4674 per share;

•	excludes 720,000 restricted share units outstanding as of the date of this prospectus; and

•	excludes 183,865,885 Class A ordinary shares reserved for future issuances under our equity incentive plans.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations data for the years ended December 31, 2015, 2016 and 2017 and summary consolidated balance sheet data as of December 31, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results expected for future periods.

	For the Year Ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Summary Consolidated Statements of Operations Data:
Total revenues	5,318,584	11,237,407	17,378,350	2,671,003

Operating costs and expenses:
Cost of revenues(1)	(6,041,764)	(11,436,595)	(17,386,563)	(2,672,266)
Selling, general and administrative(1)	(1,204,464)	(1,765,824)	(2,674,990)	(411,138)
Research and development(1)	(499,957)	(824,482)	(1,269,806)	(195,166)

Total operating costs and expenses	(7,746,185)	(14,026,901)	(21,331,359)	(3,278,570)

Operating loss	(2,427,601)	(2,789,494)	(3,953,009)	(607,567)

Total other (expenses)/income, net	(136,345)	(271,440)	208,512	32,047

Loss before income tax	(2,563,946)	(3,060,934)	(3,744,497)	(575,520)
Income tax (expense)/benefit	(11,166)	(13,088)	7,565	1,163

Net loss	(2,575,112)	(3,074,022)	(3,736,932)	(574,357)

Accretion of redeemable convertible preferred shares	(2,342,385)	(4,874,739)	5,073,140	779,727
Extinguishment and reissuance of Series B preferred shares	—	—	(363,279)	(55,835)

Net (loss)/income attributable to ordinary shareholders	(4,917,497)	(7,948,761)	972,929	149,535

Net (loss)/earnings per share:
Basic	(14.36)	(23.20)	0.30	0.05
Diluted	(14.36)	(23.20)	(1.15)	(0.18)
Shares used in net (loss)/earnings per share computation:
Basic	342,548,237	342,548,237	342,548,237	342,548,237
Diluted	342,548,237	342,548,237	3,243,147,261	3,243,147,261
Pro forma net loss per share attributable to Class A and Class B ordinary shareholders (unaudited)(2):
Basic			(0.89)	(0.14)
Diluted			(0.89)	(0.14)
Class A ordinary shares and Class B ordinary shares used in pro forma net loss per share computation (unaudited)(2):
Basic			4,071,371,737	4,071,371,737
Diluted			4,071,371,737	4,071,371,737

Notes:

(1)	Share-based compensation expense was allocated as follows:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Cost of revenues	5,837	9,479	34,895	5,363
Selling, general and administrative	21,330	30,447	130,994	20,133
Research and development	17,027	22,466	67,535	10,380

Total	44,194	62,392	233,424	35,876

(2)	The unaudited pro forma loss per Class A and Class B ordinary share is computed using the weighted average number of Class A and Class B ordinary shares outstanding as of December 31, 2017, and assumes the automatic conversion of all of the Company’s convertible redeemable preferred shares into ordinary shares and re-designation to Class A and Class B ordinary shares upon the closing of the Company’s IPO, as if it had occurred on January 1, 2017.

The following table presents our summary consolidated balance sheet data for the years indicated.

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	964,207	733,010	112,662
Short-term investments	902,978	779,916	119,871
Total current assets	5,154,305	5,700,528	876,156
Total assets	13,631,636	20,200,899	3,104,822
Total current liabilities	11,889,853	11,625,612	1,786,824
Total liabilities	11,897,142	11,918,299	1,831,810
Total mezzanine equity	17,039,167	22,601,664	3,473,812
Total shareholders’ deficit	(15,304,673)	(14,319,064)	(2,200,800)

The following table presents our summary cash flows for the years indicated.

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	1,070,770	2,612,121	4,011,784	616,594
Net cash used for investing activities	(3,133,375)	(6,663,100)	(10,660,674)	(1,638,515)
Net cash (used in)/provided by financing activities	(131,708)	3,411,766	6,561,110	1,008,424
Effect of exchange rate changes on cash and cash equivalents	71,951	14,681	(143,417)	(22,037)

Net decrease in cash and cash equivalents	(2,122,362)	(624,532)	(231,197)	(35,534)
Cash and cash equivalents at the beginning of the year	3,711,101	1,588,739	964,207	148,196
Cash and cash equivalents at the end of the year	1,588,739	964,207	733,010	112,662

The following tables present our summary key operating data as of the dates and for the periods indicated:

	For the Quarter Ended December 31,
	2015	2016	2017
	(in millions)
Summary Key Operating Data:
Average mobile DAUs	88.3	125.4	126.0
Average mobile MAUs	365.5	405.4	421.3

	As of December 31,
	2015	2016	2017
	(in millions)
Subscribing members	10.7	30.2	50.8

	For the Year Ended December 31,
	2015	2016	2017
	(in millions of hours)
Daily average total user time spent	169.9	259.1	300.1

RISK FACTORS

An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have incurred net losses since our inception and may continue to incur losses in the future.

We incurred net losses since our inception, including net losses in the amount of RMB2.6 billion, RMB3.1 billion, and RMB3.7 billion (US$574.4 million) in 2015, 2016, and 2017, respectively, primarily due to significant content and bandwidth costs. Our ability to achieve profitability is affected by various factors, many of which are beyond our control. For example, our revenues depend on the increased number of subscribing members and advertising customers’ allocation of more budget to internet video streaming platforms. In addition, our users’ willingness to pay and subscribe to our content depends on the quality and breadth of our content offerings and availability of alternative entertainment content offerings. The production and procurement of content, as well as bandwidth, have historically accounted for the majority of our cost of revenues. We expect our costs to increase on an absolute basis as traffic to our platform grows, users of our platform increase, the resolution of our videos increases and as we produce and acquire more content to enrich user experience. Producing high-quality, popular original content is costly and time-consuming and it will typically take a long period of time to realize returns on investment, if at all. The market prices for professionally-produced content, especially popular TV series and movies, have increased significantly in China during the past few years and may continue to increase in the foreseeable future. If we cannot successfully offset our increased costs with a significant increase in total revenues, our financial condition and results of operations may be materially and adversely affected. We may continue to incur net losses in the future due to our continued investments in content and technology. We may also continue to incur net losses in the future due to changes in the macroeconomic and regulatory environment, competitive dynamics and our inability to respond to these changes in a timely and effective manner.

If we fail to anticipate user preferences and provide high-quality content, especially popular original content, in a cost-effective manner, we may not be able to attract and retain users to remain competitive.

Our success depends on our ability to maintain and grow user time spent on our platform. To attract and retain users and compete against our competitors, we must continue to offer high-quality content, especially popular original content, in a cost effective manner, which provides our users with a superior online entertainment experience. To this end, we must continue to produce new original content and source new professionally or partner-produced content in a cost effective manner. Given that we operate in a rapidly evolving industry, we need to anticipate user preferences and industry changes and respond to such changes in a timely and effective manner. If we fail to cater to the needs and preferences of our users, control our costs in doing so or fail to deliver superior user experience, we may suffer from reduced user traffic, and our business, financial condition and results of operations may be materially and adversely affected. Various phases of our original content production are outsourced to our content production partners. If they fail to generate quality content satisfactory to our demands or provide services upon terms commercially acceptable to us, we may be unable to provide high-quality original content offerings to our users.

We rely on our in-house team to generate creative ideas for original content and to supervise the original content origination and production process, and we intend to continue to invest resources in content production. We face fierce competition for qualified personnel in a limited pool of high-quality creative talent. Our competitors include well-capitalized companies that are capable of offering compensation packages more attractive to talents. If we are not able to compete effectively for talents or attract and retain top talents at reasonable costs, our original content production capabilities would be negatively impacted. Any deterioration in our in-house content production capability, inability to attract creative talents at reasonable costs or losses in personnel may materially and adversely affect our business and operating results. If we are unable to offer popular original content that meets user tastes and preferences in a cost effective manner, our user experience may be adversely affected, we may suffer from reduced user traffic and our business, financial condition and results of operations may be materially and adversely affected.

If we fail to procure content from content providers upon terms acceptable to us, our business may be materially and adversely affected.

Our ability to provide our users with high-quality, popular content depends in part on our ability to procure content from studios and other content providers, as well as distributors and other licensors of content. We typically enter into license and sub-license agreements with third-party content providers and other IP holders. The license periods and the terms and conditions of such licenses vary. If content providers and other rights holders are no longer willing or able to license content to us upon terms acceptable to us, or, in the case where we obtained the right to distribute content through sub-license agreements, if the licensors lose their right to sub-license such content to us, our ability to offer content to our users will be adversely affected and/or our cost could further increase. For content sub-licensed and currently being showcased on our platform, we may be forced to remove such content as a result of our licensor’s disputes with the original content provider, which may result in loss of user traffic and revenues. If we fail to remove such content in a timely manner, we may become the subject of adverse legal actions from the original content provider. As competition intensifies, we may see the cost of licensed content increase. As we seek to differentiate our service, we are increasingly focused on securing rights other than merely distribution and online streaming rights. We also acquire other forms of copyright such as rights to adapt the original content into online games, films, drama series, animation and other entertainment formats. We focus on offering an overall mix of content that appeals to our users in a cost efficient manner. If we do not maintain a compelling mix of content, our user acquisition and retention may be adversely affected.

If our efforts to retain members and attract new members are not successful, our business and results of operations will be materially and adversely affected.

We have experienced significant membership growth over the past several years. Our ability to continue to retain members and attract new members will depend in part on our ability to consistently provide our members with compelling content choices, as well as a quality experience for selecting and viewing video content. Furthermore, the relative service levels, content offerings, pricing and related features of competitors may adversely impact our ability to attract and retain members. If we introduce new or adjust existing features, adjust pricing or service offerings, or change the mix of content in a manner that is not favorably received by our members, we may not be able to attract and retain members. Many of our members originate from organic growth. If our efforts to satisfy our existing members are not successful, we may not be able to attract new members, and as a result, our ability to maintain and/or grow our membership revenues will be adversely affected. Members may cancel or decide not to renew our service for many reasons, including a perception that they do not use the service sufficiently, payment inconveniences, the need to cut household expenses, availability of content is unsatisfactory, competitive services provide a better value or experience and customer service issues are not satisfactorily resolved. We must retain existing members and continually attract new members to increase our membership base. If we are unable to successfully compete with current and new competitors in both retaining our existing members and attracting new members, our business will be adversely affected. Further, if excessive number of members cancel or opt not to renew our service, we may be required to incur significantly higher marketing expenditures to attract new members than we currently anticipate.

If we fail to retain existing or attract new advertising customers to advertise on our platform, maintain and increase our wallet share of advertising budget or if we are unable to collect accounts receivable in a timely manner, our financial condition and results of operations may be materially and adversely affected.

To date, we have generated a majority of our revenues from online advertising. Although online advertising revenue as a percentage of our total revenues has decreased recently, online advertising remains our largest source of revenue. We cannot assure you that we will be able to retain our advertising customers in the future, attract new advertising customers continuously or be able to retain our advertising customers at all. If our advertising customers find that they can generate better returns elsewhere, or if our competitors provide better online advertising services to suit our advertising customers’ goals, we may lose our advertising customers. In addition, third parties may develop and use certain technologies to block the display, and our members are able to skip the viewing, of our advertising customers’ advertisements on our platform, which may in turn cause us to lose advertising customers and adversely affect our results of operations. If our advertising customers determine that their expenditures on internet video streaming platforms do not generate expected returns, they may allocate a portion or all of their advertising budgets to other advertising channels such as television, newspapers and magazines or other internet channels such as e-commerce and social media platforms, and reduce or discontinue business with us. Since most of our advertising customers are not bound by long-term contracts, they may lessen or discontinue advertising arrangements with us easily without incurring material liabilities. Failure to retain existing advertising customers or attract new advertising customers to advertise on our platform may materially and adversely affect our financial conditions and results of operations.

Our brand advertising customers typically enter into online advertising agreements with us through various third-party advertising agencies. In China’s advertising industry, advertising agencies typically have good relationships and maintain longer periods of cooperation with the brand advertising customers they represent. In addition to entering into advertising contracts directly with advertising customers, we also enter into advertising contracts with third-party advertising agencies, which represent advertising customers, even if we have direct contact with such advertisers. As a result, we rely on third-party advertising agencies for sales to, and collection of payment from, our brand advertisers. In consideration for the third-party advertising agencies’ services, we offer them rebates based on the volume of business they bring to us. The financial soundness of our advertising customers and advertising agencies may affect our collection of accounts receivable. We make a credit assessment of our advertising customers and advertising agencies to evaluate the collectability of the advertising service fees before entering into an advertising contract. However, we cannot assure you that we are or will be able to accurately assess the creditworthiness of each advertising customer or advertising agency, and any inability of advertising customers or advertising agencies to pay us in a timely manner may adversely affect our liquidity and cash flows. In addition, there has been some consolidation among China’s advertising agencies. If this trend continues, a small number of large advertising agencies may be in a position to demand higher rebate for advertising agency services, which could reduce our online advertising revenue.

In addition, we do not have long-term cooperation agreements or exclusive arrangements with third-party advertising agencies and they may elect to direct business opportunities to other advertising service providers, including our competitors. If we fail to retain and enhance the business relationships with third-party advertising agencies, we may suffer from a loss of advertising customers and our financial condition and results of operations may be materially and adversely affected.

We operate in a capital intensive industry and require a significant amount of cash to fund our operations, content acquisitions and technology investments. If we cannot obtain sufficient capital, our business, financial condition and prospects may be materially and adversely affected.

The operation of an internet video streaming platform requires significant and continuous investment in content and technology. Producing high-quality original content is costly and time-consuming and it will typically take a long period of time to realize returns on investment, if at all. To date, we have financed our operations primarily with net cash generated from operating activities, as well as through private placements of preferred shares and convertible notes to investors, including the issuance of US$400 million Series F preferred shares in 2014 and the issuance of US$1.53 billion convertible notes in 2017, and the substantial financial support from Baidu. As of December 31, 2017, we had an outstanding loan balance of RMB50.0 million (US$7.7 million) to Baidu. In order to implement our growth strategies, we will incur additional capital in the future to cover, among others, costs to produce and license content. We may need to obtain additional financing, including equity offerings or debt financing, to fund the operation and expansion of business. Our ability to obtain additional financing in the future, however, is subject to a number of uncertainties, including those relating to:

•	our future business development, financial condition and results of operations;

•	general market conditions for financing activities by companies in our industry;

•	macro-economic and other conditions in China and elsewhere; and

•	our relationship with Baidu.

As our business continues to grow and after we become a public company, we expect to rely less on financing support from Baidu and increasingly rely on net cash provided by operating activities, financing through capital markets and commercial banks for our liquidity needs. However, we cannot assure you that we will be successful in our efforts to further diversify our sources of liquidity and obtain financing beyond the financing support from Baidu. If we cannot obtain sufficient capital to meet our capital needs, we may not be able to execute our growth strategies and our business, financial condition and prospects may be materially and adversely affected.

The success of our business depends on our ability to maintain and enhance our brand.

We believe that maintaining and enhancing our iQIYI ( ) brand is of significant importance to the success of our business. Our well-recognized brand is critical to increasing our user base and, in turn, expanding our membership base and attractiveness to advertising customers and content providers. Since the internet video industry is highly competitive, maintaining and enhancing our brand depends largely on our ability to remain the market leader in China, which may be difficult and expensive. To the extent our content, in particular, our original content, is perceived as low quality or otherwise not appealing to users, our ability to maintain and enhance our brand may be adversely impacted.

We may be the subject of detrimental conduct by third parties, including complaints to regulatory agencies and the public dissemination of malicious assessments of our business, which could have a negative impact on our reputation and cause us to lose market share, users, advertisers and revenues, and adversely affect the price of our ADSs.

We have been, and in the future may be, the target of anti-competitive, harassing or other detrimental conduct by third parties. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies regarding our operations, accounting, revenues, business relationships, business prospects and business ethics. Additionally, allegations and other negative publicity, directly or indirectly against us, may be posted online or otherwise generally disseminated by anyone, whether or not related to us. We may be subject to regulatory investigations, lawsuits or public perception backlash as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our reputation may also be negatively affected as a result of the public dissemination of anonymous allegations or malicious statements about our business, which in turn may cause us to lose market share, users, advertisers and revenues, and adversely affect the price of our ADSs.

Increases in market price of professionally-produced content may have a material and adverse effect on our business, financial condition and results of operations.

Professionally-produced content constitutes a significant part of our content offerings. The market prices for professionally-produced content, especially TV series and movies, have increased significantly in China during the past few years. Due to the improving monetization prospects, internet video streaming platforms are generating more revenues and are competing aggressively to license popular content titles, which have in turn led to increases in licensing fees of professionally-produced content in general. As the market further grows, the expectations of copyright owners, distributors and industry participants may continue to rise, and as such they may demand higher licensing fees for professionally-produced content. Furthermore, with the expansion of our content library, we expect the costs for professionally-produced content to continue to increase. If we are unable to generate sufficient revenues to outpace the increase in market prices for professionally-produced content, we may incur more losses and our business, financial condition and results of operations may be adversely affected.

We operate in a highly competitive market and we may not be able to compete effectively.

We face significant competition in China, primarily from Tencent Video and Youku Tudou. We compete for users, usage time and advertising customers. Some of our competitors have a longer operating history and significantly greater financial resources than we do, and, in turn, may be able to attract and retain more users, usage time and advertising customers. Our competitors may compete with us in a variety of ways, including by obtaining IP rights to popular content, conducting brand promotions and other marketing activities, and making investments in and acquisitions of our business partners. In addition, certain internet video platforms may continue to derive their revenues from providing content that infringes third-party copyright and may not monitor their platforms for any such infringing content. As a result, we may be placed at a disadvantage to some of these companies that do not incur similar costs as we do with respect to content production, acquisition and monitoring. If any of our competitors achieves greater market acceptance than we do or is able to offer more attractive internet video content, our user traffic and our market share may decrease, which may result in a loss of advertising customers and members, as well as have a material and adverse effect on our business, financial condition and results of operations.

We face competition from traditional media such as major TV stations, which are increasing their internet video offerings. Most large companies in China allocate, and will likely continue to allocate, a significant portion of their advertising budgets to traditional media, particularly major TV stations. We also face competition for users and user time from other internet media and entertainment services.

The continued and collaborative efforts of our senior management and key employees are crucial to our success, and our business may be harmed if we lose their services.

Our success depends on the continued and collaborative efforts of our senior management, especially our executive officers, including our founder, Dr. Yu Gong. If, however, one or more of our executives or other key personnel are unable or unwilling to continue to provide services to us, we may not be able to find suitable replacements easily or at all. Competition for management and key personnel is intense and the pool of qualified candidates is limited. We may not be able to retain the services of our executives or key personnel, or attract and retain experienced executives or key personnel in the future. If any of our executive officers or key employees joins a competitor or forms a competing business, we may lose crucial business secrets, technological know-how, advertisers and other valuable resources. Each of our executive officers and key employees has entered into an employment agreement with us, which contains non-compete provisions. However, we cannot assure you that they will abide by the employment agreements or our efforts to enforce these agreements will be effective enough to protect our interests.

Our limited operating history makes it difficult to evaluate our business and prospects.

We launched our platform and internet video streaming services in 2010 and have grown rapidly since then. We expect to continue to grow our user and customer bases and explore new market opportunities. However, due to our limited operating history, our historical growth rate may not be indicative of our future performance. We cannot assure you that our growth rate will be the same as in the past. In addition, we may in the future introduce new services or significantly expand our existing services, including those that currently are of relatively small scale or with which we have little or no prior development or operating experience. If these new or enhanced services fail to engage users and customers, our business and operating results may suffer as a result. We cannot assure you that we will be able to recoup our investments in introducing these new services or enhancing existing smaller business lines, and we may experience significant loss and impairment of asset value due to such efforts. Furthermore, as a technology-based entertainment company, we frequently introduce innovative products and services to our users and advertising customers in order to capture new market opportunities. However, we cannot assure you that our products and services will be well received by our users and advertising customers. In addition, it is possible that our users and advertising customers may find our products and services objectionable. For example, there was media reporting in 2017 that the beta-testing version of our Vivi virtual assistant service was deemed by some of our users as offensive. We immediately suspended such service pending further modifications. If our existing or new products and services are not well received by our users and customers, we may suffer damages to our brand image and may not be able to maintain or expand our user and customer base, which in turn may have a material and adverse effect on our business, financial condition and results of operations. You should consider our prospects in light of the risks and uncertainties fast-growing companies with limited operating histories in a fast evolving industry may encounter.

We may not be able to manage our growth effectively.

We have experienced rapid growth since we launched our services in 2010. To manage the further expansion of our business and the growth of our operations and personnel, we need to continuously expand and enhance our infrastructure and technology, and improve our operational and financial systems, procedures, compliance and controls. We also need to expand, train and manage our growing employee base. In addition, our management will be required to maintain and expand our relationships with content providers, distributors, advertising customers, advertising agencies and other third parties. We cannot assure you that our current infrastructure, systems, procedures and controls will be adequate to support our expanding operations. If we fail to manage our expansion effectively, our business, results of operations and prospects may be materially and adversely affected.

We cannot guarantee our monetization strategies will be successfully implemented or generate sustainable revenues and profit.

Our monetization model is evolving. We currently generate a substantial majority of our revenues from membership services and online advertising. We plan to strengthen revenue contribution from our IP-related monetization methods, such as content distribution, live broadcasting, online games, and IP licensing. We have no proven track record or experience in generating substantial revenues from IP-related monetization methods. If our strategic initiatives do not enhance our monetization ability or enable us to develop new approaches to monetization, we may not be able to maintain or increase our revenues or recover any associated costs. In addition, we may in the future introduce new services to further diversify our revenue streams, including services with which we have little or no prior development or operating experience. If these new or enhanced services fail to engage users, customers or content partners, we may fail to attract or retain users or to generate sufficient revenues to justify our investments, and our business and operating results may suffer as a result.

We have significant working capital requirements and have historically experienced working capital deficits. If we continue to experience such working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected.

As a result of changes in our funding position and operating assets and liabilities, we had a working capital deficit of RMB6,735.5 million and RMB5,925.1 million (US$910.7 million) as of December 31, 2016 and 2017, respectively. There is no assurance that we will generate the sufficient net income or operating cash flows to meet our working capital requirements and repay our liabilities as they become due in the future due to a variety of factors. For actions that we plan to take in order to address our working capital deficit, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” There can be no assurance, however, that we will be able to successfully take any of these actions in a timely manner, including prudently managing our working capital, or raising additional equity or debt financing on terms that are acceptable to us. Our inability to take these actions as and when necessary could materially adversely affect our liquidity, results of operations, financial condition and ability to operate.

Our business, prospects and financial results may be impacted by our relationship with third-party platforms.

In addition to our iQIYI platform, we also distribute video content through third-party platforms. We generate membership service and online advertising service revenues through revenue-sharing arrangements with such third-party platforms, which include leading Internet companies in China. However, there can be no assurance that our arrangements with those platforms will be extended or renewed after their respective expiration or that we will be able to extend or renew such arrangements on terms and conditions favorable to us. In addition, if any of such third-party platforms breaches its obligations under any of the agreements entered into with us or refuses to extend or renew it when the term expires, and we cannot find suitable replacement on a timely basis, or at all, we may suffer significant loss to our user base and revenue streams we have developed therefrom, or loose the opportunity to expand our business through such platform. We may be involved with legal or other disputes with third-party platforms that may affect our relationship with such platforms or have an adverse effect on our business.

We face risks, such as unforeseen costs and potential liability in connection with content we produce, license and/or distribute through our platform.

As a producer, licensor and distributor of content, we face potential liability for negligence, copyright and trademark infringement, or other claims based on the content that we produce, license, provide and/or distribute. We also may face potential liability for content used in promoting our service, including marketing materials and features on our platform such as user reviews. We are responsible for the production costs and other expenses of our original content. We also take on risks associated with production, such as completion and key talent risk. To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear on our platform, or if we become liable for content we produce, license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

Videos and other content displayed on our platform may be found objectionable by PRC regulatory authorities and may subject us to penalties and other administrative actions.

We are subject to PRC regulations governing internet access and the distribution of videos and other forms of information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet any content that, among other things, violates PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, frightening, gruesome, offensive, fraudulent or defamatory. Furthermore, as an internet video streaming platform, we are not allowed to (i) produce or disseminate programs that distort, parody or vilify classic literary works; (ii) re-edit, re-dub or re-caption the subtitles of classic literary works, radio and television programs, and network-based original audio-video programs, (iii) intercept program segments and splice them into new programs; or (iv) disseminate edited pieces of works that distort the originals. We shall strictly supervise the reprogramed videos uploaded by our users and shall not facilitate the dissemination of defective audio-video programs. Failure to comply with these requirements may result in monetary penalties, revocation of licenses to provide internet content or other licenses, suspension of the concerned platforms and reputational harm. In addition, these laws and regulations are subject to interpretation by the relevant authorities, and it may not be possible to determine in all cases the types of content that could cause us to be held liable as an internet content provider. For a detailed discussion, see “Regulation—Regulations on Internet Content Providers”, “Regulation—Regulations on Internet Audio-video Program Services” and “Regulation—Regulations on Information Security, Censorship and Privacy.”

Internet platform operators may also be held liable for the content displayed on or linked to its platform that is subject to certain restrictions. In addition to professionally produced content, we allow our users to upload professional or user-generated content, such as videos and other content formats. Although we have adopted internal procedures to monitor the content displayed on our platform, due to the significant amount of content uploaded by our users, we may not be able to identify all videos or other content that may be illegal or otherwise objectionable. In addition, we may not be able to always keep these internal procedures abreast of changes in the PRC government’s requirements for content display. See “Business—Content Monitoring” for more details relating to our content monitoring procedures. Failure to identify and prevent illegal or inappropriate content from being displayed on our platform may subject us to liability, government sanctions or loss of licenses and/or permits.

To the extent that PRC regulatory authorities find any content displayed on our platform objectionable, they may require us to limit or eliminate the dissemination of such content on our platform in the form of take-down orders or otherwise. In the past, we have from time to time received phone calls and written notices from the relevant PRC regulatory authorities requesting us to delete or restrict certain content that the government deemed inappropriate or sensitive. The General Administration of Press and Publication, Radio, Film and Television, or the GAPPRFT, publishes from time to time lists of content that is objectionable, and we monitor content uploaded on to our platform and remove those referenced in the list. In addition, regulatory authorities may impose penalties on us for content displayed on or linked to our platform in cases of material violations or lacking proper license, including a revocation of our operating licenses or a suspension or shutdown of our online operations. Although we have not been materially penalized for our content so far, in the event that the PRC regulatory authorities find the video and other content on our platform objectionable and impose penalties on us or take other actions against us in the future, our business, results of operations and reputation may be materially and adversely affected. Moreover, the costs of compliance with these regulations may continue to increase as a result of more content uploaded by our users.

We operate in a rapidly evolving industry. If we fail to keep up with the technological developments and users’ changing requirements, our business, results of operations and prospects may be materially and adversely affected.

The internet video streaming industry is rapidly evolving and subject to continuous technological changes. Our success will depend on our ability to keep up with the changes in technology and user behavior resulting from the technological developments. As we make our services available across a variety of mobile operating systems and devices, we are dependent on the interoperability of our services with popular mobile devices and mobile operating systems that we do not control, such as Android and iOS. Any changes in such mobile operating systems or devices that degrade the functionality of our services or give preferential treatment to competitive services could adversely affect usage of our services. Further, if the number of platforms for which we develop our services increases, which is typically seen in a dynamic and fragmented mobile services market such as China, it will result in an increase in our costs and expenses. If we fail to adapt our products and services to such changes in an effective and timely manner, we may suffer from decreased user traffic, which may result in reduced member base and number of advertising customers using our online advertising services. Furthermore, changes in technologies may require substantial capital expenditures in product development as well as in modification of products, services or infrastructure. We may not execute our business strategies successfully due to a variety of reasons such as technical hurdles, misunderstanding or erroneous prediction of market demand or lack of necessary resources. Failure to keep up with technological development may result in our products and services being less attractive, which, in turn, may materially and adversely affect our business, results of operations and prospects.

We have been, and may continue to be, subject to liabilities for infringement, misappropriation or other violation of third-party intellectual property rights or other allegations based on the content available on our platform or services we provide.

Our success depends, in large part, on our ability to operate our business without infringing, misappropriating or otherwise violating third-party rights, including third-party intellectual property rights. Companies in the internet, technology and media industries own, and are seeking to obtain, a large number of patents, copyrights, trademarks and trade secrets, and they are frequently involved in litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights or other related legal rights. There may be patents issued or pending that are held by others that cover significant aspects of our technologies, products, or services, and such third parties may attempt to enforce such rights against us. In addition, we may not have obtained licenses for all content we offer and the scope, type and term of the licenses we obtained for certain content may not be broad enough to cover all fashions we currently employ or may employ in the future. In addition, if any purported licensor does not actually have sufficient authorization relating to the content or right to license a content to us, or if such purported licensor had lost its authorization to sub-license content that we are distributing on our platform, and do not timely inform us of such loss of authorization, we may be subject to claims of intellectual property infringement from third parties.

Although we have set up certain procedures to enable copyright owners to provide us with notice of alleged infringement, given the volume of content available on our platform, it is not possible, and we do not attempt to, identify and remove or disable all potentially infringing content that may exist. Similarly, although we have set up screening processes to try to filter out or disable access to content that we have previously been informed is subject to claims of copyright or other intellectual property protection, we do not attempt to filter out or disable access to all potentially infringing content available through our services. As a result, third parties may take action and file claims against us if they believe that certain content available on our platform violates their copyrights or other intellectual property rights. We have been, and may in the future be, subject to such claims filed in China and other jurisdictions. We have been involved in litigation based on allegations of infringement of third-party copyright, including information network dissemination rights, and other rights, due to the content available on our platform. We were subject to a total of 1,718 lawsuits in China for alleged copyright infringement between January 1, 2015 and December 31, 2017, in connection with our platform. Approximately 96% of the lawsuits filed from January 1, 2015 through December 31, 2017 in connection with the iQIYI platform were rejected by relevant PRC courts, withdrawn by the plaintiffs or settled by the parties. As of December 31, 2017, a total 69 lawsuits against us in connection with our platform were pending, with the aggregate amount of damages sought under these pending cases being approximately RMB145.7 million (US$22.4 million).

Our platform allows users to search the internet for content that resides on certain third parties’ servers and online platforms. While uncertainties still exist with respect to the legal standards as well as the judicial interpretation of such standards for determining liabilities for our providing links and access to content on third-party servers and websites that infringes others’ copyrights and other intellectual property rights under PRC laws and the laws of other jurisdictions, third parties may take action and file claims against us if they believe that certain content we provide links or access to through our platform violates their copyrights or other intellectual property rights.

Although we have not been subject to claims or lawsuits with respect to copyright infringement outside of China, we cannot assure you that we will not become subject to copyright laws or legal proceedings initiated by third parties in other jurisdictions, such as the United States, as a result of the ability of users to access our videos and other content in the United States and other jurisdictions, the ownership of our ADSs by investors in the United States and other jurisdictions, the extraterritorial application of foreign law by foreign courts, the fact that we sub-licensed content from licensors who in turn obtained their authorizations from content providers in the United States and other jurisdictions or otherwise. In addition, as a publicly listed company, we may be exposed to increased risk of litigation. If a claim of infringement brought against us in the United States or other jurisdictions is successful, we may be required to, upon enforcement, (i) pay substantial statutory or other damages and fines, (ii) remove relevant content from our platform or (iii) enter into royalty or license agreements which may not be available on commercially reasonable terms or at all.

Moreover, although U.S. copyright laws, including the Digital Millennium Copyright Act (17 U.S.C. § 512), or the DMCA, provide safeguards or “safe harbors” from claims in the U.S. for monetary relief for copyright infringement for certain entities that host user-uploaded content or provide information location tools that may link to infringing content, these safe harbors only apply to companies that comply with specified statutory requirements. While we seek to voluntarily comply with DMCA safe harbor requirements, we cannot ensure that we satisfy all of the requirements of any DMCA safe harbor. It is possible that we could be subject to claims of copyright infringement or other violation of intellectual property rights in the U.S. and be required to pay substantial damages or prevented from offering all or part of our services in the U.S.

We have been subject to lawsuits in China for alleged unfair competition in connection with our platform. We may also face litigation or administrative actions for defamation, negligence, copyright and trademark infringement, or other purported injuries resulting from the content we provide or the nature of our services. Such litigation and administrative actions, with or without merits, may be expensive and time-consuming and may result in significant diversion of resources and management attention from our business operations. Furthermore, such litigation or administrative actions may adversely affect our brand image and reputation.

In addition, we operate our platform primarily through our consolidated affiliated entities and their subsidiaries, and our ability to monitor content as described above depends in large part on the experience and skills of the management of, and our control over, those consolidated affiliated entities. Our control over the management and operations of our consolidated affiliated entities through contractual arrangements may not be as effective as that through direct ownership. See “—Risks Related to Our Corporate Structure—We rely on contractual arrangements with our consolidated affiliated entities and their shareholders for our business operations, which may not be as effective as direct ownership in providing operational control.”

We may not be able to adequately protect our intellectual property rights, and any failure to protect our intellectual property rights could adversely affect our revenues and competitive position.

We believe that trademarks, trade secrets, copyright, and other intellectual property we use are critical to our business. We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. Protection of intellectual property rights in China may not be as effective as in the United States or other jurisdictions, and as a result, we may not be able to adequately protect our intellectual property rights, which could adversely affect our revenues and competitive position. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our revenues and our reputation. In particular, our members may abuse their membership privilege and illegally distribute paid content exclusively available to paid members, which could have a material and adverse effect on our financial condition, results of operations and prospects. Further, we may have difficulty addressing the threats to our business associated with piracy of our copyrighted content, particularly our original content. Our content and streaming services may be potentially subject to unauthorized consumer copying and illegal digital dissemination without an economic return to us. We adopt a variety of measures to mitigate risks associated with piracy, including by litigation and through technology measures. We cannot assure that such measures will be effective.

In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. In addition such agreements may not be self-executing such that the intellectual property subject to such agreements may not be assigned to us without additional assignments being executed, and we may fail to obtain such assignments. In addition, such agreements may be breached. Accordingly, we may be forced to bring claims against third parties, or defend claims that they may bring against us related to the ownership of such intellectual property.

Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend intellectual property or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation could result in substantial costs and diversion of resources and management attention.

If our security measures are breached, or if our products and services are subject to attacks that degrade or deny the ability of users to access our products and services, our products and services may be perceived as insecure, users and advertising customers may curtail or stop using our products and services and our business and operating results may be harmed.

Our products and services involve the storage and transmission of users’ and advertising customers’ information, particularly billing data, as well as original content, and security breaches expose us to a risk of loss of this information, loss of users, litigation and potential liability. We experience cyber-attacks of varying degrees on a regular basis, including hacking into our user accounts and redirecting our user traffic to other internet platforms, and we have been able to rectify attacks without significant impact to our operations in the past. Functions that facilitate interactivity with other internet platforms could increase the scope of access of hackers to user accounts. We take measures to protect against unauthorized intrusion into our users’ data. Despite these measures we, our payment processing services or other third party services we use could experience an unauthorized intrusion into our users’ data. In the event of such a breach, current and potential users may become unwilling to provide the information to us necessary for them to become users or members. Additionally, we could face legal claims or regulatory fines or penalties for such a breach. The costs relating to any data breach could be material, and we currently do not carry insurance against the risk of a data breach. For these reasons, should an unauthorized intrusion into our users’ data occur, our business could be adversely affected.

Our security measures may also be breached due to employee error, malfeasance or otherwise. For example, we face risks of users bypassing the membership verification process on our platform with illegal technology and manipulating our system into recognizing them as paid members. As a result, such users may illegally gain access to premium content without purchasing our membership. Additionally, outside parties may attempt to fraudulently induce employees, users or customers to disclose sensitive information in order to gain access to our data or our users’ or customers’ data or accounts, or may otherwise obtain access to such data or accounts. Since our users and customers may use their accounts to establish and maintain online identities, unauthorized communications from accounts that have been compromised may damage their reputations and brands as well as ours. Furthermore, we face the risk of hackers gaining illegal access to and illegally distributing our original content that has not been released. While such incidents have not occurred in the past, we cannot assure you that they will not happen in the future. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation and a loss of confidence in the security of our products and services that could have an adverse effect on our business and operating results. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures and our reputation and relationships with users could be harmed, we may lose users and customers and we may be exposed to significant legal and financial risks, including legal claims and regulatory fines and penalties. Any of these actions could have a material and adverse effect on our business, reputation and operating results.

We rely upon our partner to make our service available through smart TV.

In smart TV video streaming market, only a small number of qualified license holders can provide internet audio and visual program service to the TV terminal users via smart TVs, set-top boxes and other electronic products. Most of those license holders are radio or TV stations. Private companies that wish to operate such business need to cooperate with those license holders to legally provide relevant services. We entered into a joint venture with Galaxy Internet Television Co., Ltd., our license partner, and the joint venture currently offers certain of our members the ability to receive streaming content through smart TV. If we are not successful in maintaining existing or creating new relationships, or if we encounter technological, content licensing, regulatory or other impediments to delivering our streaming content to our members via these devices, our ability to grow our business may be adversely impacted.

Advertisements shown on our platform may subject us to penalties and other administrative actions.

Under PRC advertising laws and regulations, we are obligated to monitor the advertising content shown on our platform to ensure that such content is true, accurate and in full compliance with applicable laws and regulations. In addition, where a special government review is required for specific types of advertisements prior to posting, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, we are obligated to confirm that such review has been performed and approval has been obtained from competent governmental authority. To fulfill these monitoring functions, we include clauses in all of our advertising contracts requiring that all advertising content provided by advertising agencies and advertisers must comply with relevant laws and regulations. Under PRC law, we may have claims against advertising agencies and advertisers for all damages to us caused by their breach of such representations. Violation of these laws and regulations may subject us to penalties, including fines, confiscation of our advertising income, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations, such as posting a pharmaceutical product advertisement without approval, or posting an advertisement for fake pharmaceutical product, PRC governmental authorities may force us to terminate our advertising operation or revoke our licenses.

A majority of the advertisements shown on our platform are provided to us by third parties. Although we have implemented automated and manual content monitoring systems and significant efforts have been made to ensure that the advertisements shown on our platform are in full compliance with applicable laws and regulations, we cannot assure you that all the content contained in such advertisements is true and accurate as required by the advertising laws and regulations, especially given the large volume of in-feed ads and the uncertainty in the application of these laws and regulations. In addition, advertisers, especially in-feed advertisers, may through illegal technology evade our content monitoring procedures to show advertisements on our platform that do not comply with applicable laws and regulations. The inability of our systems and procedures to adequately and timely discover such evasions may subject us to regulatory penalties or administrative sanctions. Although we have not been subject to material penalties or administrative sanctions in the past for the advertisements shown on our platform, if we are found to be in violation of applicable PRC advertising laws and regulations in the future, we may be subject to penalties and our reputation may be harmed, which may have a material and adverse effect on our business, financial condition, results of operations and prospects.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which fosters innovation and cultivates creativity. As we continue to expand and grow our business, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could undermine our reputation and negatively impact our ability to attract and retain employees, which would in turn jeopardize our future success.

Our quarterly operating results may fluctuate, which makes our results of operations difficult to predict and may cause our quarterly results of operations to fall short of expectations.

Our quarterly operating results have fluctuated in the past and may continue to fluctuate depending upon a number of factors, many of which are out of our control. Our operating results tend to be seasonal. For instance, we have experienced lower online advertising services revenue in the first quarter of each year in connection with the Chinese New Year holiday as advertisers limit their budget for online platforms and less blockbuster content is released during that period. Furthermore, our content distribution revenue may fluctuate significantly from quarter to quarter as a result of the varying availability of popular content titles for distribution and adjustments to our market strategies. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues in a given period may be significantly different from our historical or projected rates and our operating results in future quarters may fall below expectations.

Disruption or failure of our IT systems could impair our users’ online entertainment experience and adversely affect our reputation.

Our ability to provide users with a high-quality online entertainment experience depends on the continuous and reliable operation of our IT systems. We cannot assure you that we will be able to procure sufficient bandwidth in a timely manner or on acceptable terms or at all. Failure to do so may significantly impair user experience on our platform and decrease the overall effectiveness of our platform to both users and advertisers. Disruptions, failures, unscheduled service interruptions or a decrease in connection speeds could hurt our reputation and cause our users and advertising customers to switch to our competitors’ platforms. Our IT systems and proprietary content delivery network, or CDN, are vulnerable to damage or interruption as a result of fires, floods, earthquakes, power losses, telecommunications failures, undetected errors in software, computer viruses, hacking and other attempts to harm our systems. We have experienced intermittent interruptions for up to 48 hours of viewer access to one popular drama title in the past. Our platform has also experienced general intermittent interruptions for approximately two hours in the past. These interruptions were caused by (i) overload of our servers; (ii) unexpected overflow of user traffic; (iii) service malfunction of payment gateway; and/or (iv) service malfunction of the telecommunications operators, such as power outage of internet data centers or network transmission congestion. We may continue to experience similar interruptions in the future despite our continuous efforts to improve our IT systems. Since we host our servers at third-party internet data centers, any natural disaster or unexpected closure of internet data centers operated by third-party providers may result in lengthy service interruptions.

If we experience frequent or persistent service disruptions, whether caused by failures of our own systems or those of third-party service providers, our users’ experience with us may be negatively affected, which in turn, may have a material and adverse effect on our reputation. We cannot assure you that we will be successful in minimizing the frequency or duration of service interruptions.

If the technologies we use in operating our business fails, becomes unavailable, or does not operate to meet expectations, our business and results of operation may be adversely impacted.

We utilize a combination of proprietary and third party technologies to operate our business. These include the technologies that we have developed to recommend and monetize content to our users as well as enable fast and efficient delivery of content to our users and their various internet connected devices. For example, we use our own CDN, and third-party CDN services to support our operation. To the extent internet service providers do not interconnect with the CDN services we use, or if we experience difficulties in its operation, our ability to efficiently and effectively deliver our streaming content to our users could be adversely impacted and our business and results of operation could be adversely affected. Likewise, if our recommendation and monetization technology does not enable us to predict and recommend content that our users will enjoy, our ability to attract and retain users may be adversely affected. We also utilize third party technology to help market our service, process payments, and otherwise manage the daily operations of our business. If our technology or that of third parties we utilize in our operations fails or otherwise operates improperly, our ability to operate our service, retain existing users and add new users may be impaired. Also, any harm to our users’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

Any lack of requisite permits for any of our internet video and other content or any of our business may expose us to regulatory sanctions.

In 2009, the State Administration of Radio, Film and Television, or SARFT, released a Notice on Strengthening the Administration of Online Audio/Video Content. This notice reiterated, among other things, that all films and television shows released or published online must be in compliance with relevant regulations on the administration of radio, film and television. In other words, these films and television shows, whether produced in the PRC or overseas, must be pre-approved by SARFT, which has been replaced by GAPPRFT, and distributors of these films and television shows must obtain an applicable permit before releasing them. In September 2014, GAPPRFT reiterated that all the foreign TV dramas and films published to the public via internet must obtain their respective permit. In addition, all the foreign TV dramas and films published to the public via internet by competent license holders must be registered with GAPPRFT before March 31, 2015 and all un-registered TV dramas and films will be prohibited from broadcasting via internet from April 1, 2015. In addition, online games are also subject to approval by GAPPRFT and approval by or filing with the Ministry of Culture.

In terms of licensed third-party content published or online games distributed jointly with third parties, we obtain and rely on written representations from content providers and third-party operators regarding the GAPPRFT and other approval and filing status of these content and online games, and, to a lesser extent, require content providers and third-party operators to produce evidence demonstrating that they and the licensed content or the online games have received all requisite permits and approvals. We also import some foreign TV dramas and films and apply for the permits for and register such contents with the competent authorities by ourselves. However, we cannot assure you that our monitoring procedures with respect to licensed content and online games are fully adequate, and we cannot guarantee that the remedies provided by these content providers, if any, will be sufficient to compensate us for potential regulatory sanctions imposed by the GAPPRFT due to violations of the approval and permit requirements and for the foreign TV dramas and movies imported by us, we cannot assure you that we will be able to obtain the permits for or register such contents with the competent authorities in a timely manner or at all. Nor can we ensure that any such sanctions will not adversely affect either the general availability of video, online games or other content on our platform or our reputation. In addition, such risks may persist due to ambiguities and uncertainties relating to the implementation and enforcement of this notice. Although we have internal content monitoring procedures in place to review our procured content, we face risks of termination of permits and approvals, contractual misrepresentations and failure to honor representations or indemnify us against any claims or costs by content providers.

We have obtained the ICP license, the Value-added Telecommunications Business Operation License for information services via mobile network, the Permit for Internet Audio-Video Program Service, the Network Culture Business Permit, the Permit for Internet Drug Information Service, and other relevant permits required for operating our business. However, we have not obtained and are in the process of applying for or upgrading and expanding certain approvals or permits which are required or may be required for our operation of businesses. For example, we have not obtained and are planning to apply for the Permit for Internet News Information Service to publish current political news on our platform or disseminate such news through the internet. Beijing iQIYI has not obtained and is in the process of applying for the Internet Publishing Service License in relation to our online games, comics and online literature operation. We also have not obtained and are in the process of applying for adding and amending certain service items for our Permit for Internet Audio-Video Program Service, such as forwarding the audio-video programs uploaded by the users, rebroadcasting radio and TV channels, displaying current political audio-video news programs and providing video and audio live broadcasting of cultural activities, sports events and other activities organized by the general social groups. We are also planning to apply for adding online performances for the Network Culture Business of Beijing iQIYI and adding electronic data interchange as a permitted business for our Value-added Telecommunications Business Operation License. We are also filing several HTML5 online games operated by us with the Ministry of Culture. Although we are planning to apply or in the process of applying for such licenses and we maintain regular oral communication with relevant regulatory authorities, which have not objected to the operations of our business in question, if we fail to obtain, maintain or renew such licenses, or obtain any additional licenses and permits or make any records or filings required by new laws, regulations or executive orders required for our new business in a timely manner or at all, we could be subject to liabilities or penalties, and our operations could be adversely affected.

Undetected programming errors could adversely affect our user experience and market acceptance of our video content, which may materially and adversely affect our business and results of operations.

Video content on our platform may contain programming errors that may only become apparent after their release. We receive user feedbacks in connection with programming errors affecting the user experience from time to time, and such errors may also come to our attention during our monitoring process. We generally have been able to resolve such programming errors in a timely manner. However, we cannot assure you that we will be able to detect and resolve all these programming errors effectively. Undetected audio or video programming errors or defects may adversely affect user experience, cause users to refrain from becoming our paid members or to cancel their membership subscriptions, and cause our advertising customers to reduce their use of our services, any of which could materially and adversely affect our business and results of operations.

We may invest in or acquire complementary assets, technologies and businesses in the future, and such efforts may fail and may result in equity or earnings dilution.

We may invest in and acquire assets, technologies and businesses that are complementary to our business in the future. Acquired businesses or assets may not yield the results we expect. In addition, acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the cost of identifying and consummating acquisitions, and integrating the acquired businesses into ours, may be significant, and the integration of acquired business may be disruptive to our business operations. In addition, we may have to obtain approval from the relevant PRC governmental authorities for the acquisitions and comply with any applicable PRC rules and regulations, which may be costly. In the event our acquisitions are not successful, our financial condition and results of operations may be materially and adversely affected.

We are subject to payment processing risk.

Our members pay for our service using a variety of different online payment methods. We rely on third parties to process such payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as delays in receiving payments from payment processors and/or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted.

A severe or prolonged downturn in the PRC or global economy could materially and adversely affect our business and our financial condition.

The global macroeconomic environment is facing challenges, including the escalation of the European sovereign debt crisis since 2011, the end of quantitative easing by the U.S. Federal Reserve and the economic slowdown in the Eurozone in 2014. The PRC economy has slowed down since 2012 and such slowdown may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in volatility in oil and other markets, and over the conflicts involving Ukraine and Syria. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Moreover, the United Nations population projections (2015) project a slowdown in increase in Chinese population from 2015 to 2030 and a decrease in its population thereafter with the percentage of population over 60 predicted to more than double from 2015 to 2050. In the absence of substantial increase in per capita productivity, this projected change in Chinese demographics can result in decrease in overall productivity and growth rates of the Chinese economy. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

Our operations depend on the performance of the internet infrastructure and telecommunications networks in China.

The successful operation of our business depends on the performance of the internet infrastructure and telecommunications networks in China. Almost all access to the internet is maintained through state-owned telecommunications operators under the administrative control and regulatory supervision of the MIIT. Moreover, we have entered into contracts with various subsidiaries of a limited number of telecommunications service providers at provincial level and rely on them to provide us with data communications capacity through local telecommunications lines. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the telecommunications networks provided by telecommunications service providers. Our platform regularly serve a large number of users and advertisers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. However, we have no control over the costs of the services provided by telecommunications service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. If internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

We have granted, and may continue to grant, share incentives, which may result in increased share-based compensation expenses.

We adopted an equity incentive plan on October 18, 2010, or the 2010 Plan, which was amended and restated on November 3, 2014 and August 6, 2016. We also adopted an equity incentive plan on November 30, 2017, or the 2017 Plan. We account for compensation costs for all share-based awards using a fair-value based method and recognize expenses in our consolidated statements of comprehensive loss in accordance with U.S. GAAP. Under the 2010 Plan, we are authorized to grant options, stock appreciation rights, restricted stock units and other types of awards that the administrator of the 2010 Plan decides. Under the 2017 Plan, we are authorized to grant options, restricted shares and restricted share units. Under the 2010 Plan, as amended, the maximum aggregate number of shares which may be issued pursuant to all awards is 589,729,714 shares. Under the 2017 Plan, the maximum aggregate number of shares which may be issued pursuant to all awards is 720,000 shares. As of the date of this prospectus, options to purchase a total of 398,363,578 ordinary shares are outstanding under the 2010 Plan, and we have granted 720,000 restricted share units under the 2017 Plan. For the years ended December 31, 2015, 2016 and 2017, we recorded RMB44.2 million, RMB62.4 million, and RMB233.4 million (US$35.9 million), respectively, in share-based compensation expenses. We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based awards in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our platform.

Our business could also be adversely affected by the effects of Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Our business operations could be disrupted if any of our employees is suspected of having Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

We have limited business insurance coverage.

Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption may result in our incurring substantial costs and the diversion of our resources, which could have an adverse effect on our results of operations and financial condition.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, requires that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2019. In addition, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting.

While we were a subsidiary of Baidu, we were indirectly subject to requirements to maintain an effective internal control over financial reporting under Section 404 of the Sarbanes–Oxley Act of 2002. Although we believe that we currently have adequate internal control procedures in place, our independent registered public accounting firm, after conducting its own independent testing, may not certify the effectiveness of our internal control if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

Risks Related to Our Carve-out from Baidu and Our Relationship with Baidu

We have no experience operating as a stand-alone public company.

We have no experience conducting our operations as a stand-alone public company. After we become a stand-alone public company, we may face enhanced administrative and compliance requirements, which may result in substantial costs.

In addition, since we are becoming a public company, our management team will need to develop the expertise necessary to comply with the regulatory and other requirements applicable to public companies, including requirements relating to corporate governance, listing standards and securities and investor relations issues. While we were a private subsidiary of Baidu, we were indirectly subject to requirements to maintain an effective internal control over financial reporting under Section 404 of the Sarbanes–Oxley Act of 2002. However, as a stand-alone public company, our management will have to evaluate our internal control system independently with new thresholds of materiality, and to implement necessary changes to our internal control system. We cannot guarantee that we will be able to do so in a timely and effective manner.

We may have conflicts of interest with Baidu and, because of Baidu’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

Conflicts of interest may arise between Baidu and us in a number of areas relating to our ongoing relationships. Potential conflicts of interest that we have identified include the following:

•	Our board members may have conflicts of interest. Our directors Mr. Robin Yanhong Li, Mr. Qi Lu, and Mr. Herman Yu are also senior management of Baidu. These relationships could create, or appear to create, conflicts of interest when these persons are faced with decisions with potentially different implications for Baidu and us.

•	Sale of shares in our company. Baidu may decide to sell all or a portion of our shares that it holds to a third party, including to one of our competitors, thereby giving that third party substantial influence over our business and our affairs. Such a sale could be in conflict with the interests of our employees or our other shareholders.

•	Developing business relationships with Baidu’s competitors. So long as Baidu remains our controlling shareholder, we may be limited in our ability to do business with its competitors. This may limit our ability to market our services for the best interests of our company and our other shareholders.

•	Allocation of business opportunities. Business opportunities may arise that both we and Baidu find attractive, and which would complement our businesses. We may be prevented from taking advantage of new business opportunities that Baidu has entered into.

Although our company will become a stand-alone public company, we expect to operate, for as long as Baidu is our controlling shareholder, as a subsidiary of Baidu. Baidu may from time to time make strategic decisions that it believes are in the best interests of its business as a whole, including our company. These decisions may be different from the decisions that we would have made on our own. Baidu’s decisions with respect to us or our business, including any related party transactions between Baidu and us, may be resolved in ways that favor Baidu and therefore Baidu’s own shareholders, which may not coincide with the interests of our other shareholders. If Baidu were to compete with us, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our agreements with Baidu may be less favorable to us than similar agreements negotiated with unaffiliated third parties. In particular, our master business cooperation agreement with Baidu limits the scope of business that we are allowed to conduct.

We have entered into a master business cooperation agreement with Baidu and may enter into additional agreements with Baidu in the future. Under our master business cooperation agreement with Baidu, we agree during the non-competition period, which will end on the eighth anniversary of the date of execution of the agreement unless otherwise terminated earlier pursuant to the agreement, not to compete with Baidu in its core businesses. Such contractual limitations may affect our ability to expand our business and may adversely impact our growth and prospects. Furthermore, while Baidu has agreed not to compete with us in our long-form video businesses, existing business activities conducted by Baidu and its affiliates are not subject to such non-compete limitation. Potential conflicts of interest could arise in connection with the resolution of any dispute between Baidu and us, regarding the terms of the arrangements governing our agreements with Baidu including the master business cooperation agreement. For example, so long as Baidu continues to control us, we may not be able to bring a legal claim against Baidu in the event of contractual breach, notwithstanding our contractual rights under the master business cooperation agreement and other inter-company agreements to be entered into by Baidu and us from time to time.

If our collaboration with Baidu is terminated or curtailed, or if we are no longer able to benefit from the synergies of our business cooperation with Baidu, our business may be adversely affected.

Our controlling shareholder and strategic partner, Baidu, is one of the largest internet companies in China. Our business has benefited significantly from Baidu’s advanced technological capabilities and strong market position in China. In addition, we have benefited from Baidu’s financial support in the past. We cooperate with Baidu in a number of areas, including AI technology, cloud services and traffic. However, we cannot assure you that we will continue to maintain our cooperative relationships with Baidu and its affiliates in the future. To the extent we cannot maintain our cooperative relationships with Baidu at reasonable prices or at all, we will need to source other business partners to provide services, which could result in material and adverse effects to our business and results of operations. We may also need to obtain financing through other means if Baidu ceases to provide financial support to us. In addition, our current customers and content partners may react negatively to our carve-out from Baidu. Our inability to maintain a cooperative relationship with Baidu could materially and adversely affect our business, growth and prospects.

Baidu will control the outcome of shareholder actions in our company.

Immediately upon completion of this offering, Baidu will hold 57.3% of our outstanding ordinary shares, representing 93.1% of our total voting power, assuming the underwriters do not exercise their option to purchase additional ADSs. Baidu has advised us that it does not anticipate disposing of its voting control in us in the near future. Baidu’s voting power gives it the power to control certain actions that require shareholder approval under Cayman Islands law, our memorandum and articles of association and Nasdaq Global Market requirements, including approval of mergers and other business combinations, changes to our memorandum and articles of association, the number of shares available for issuance under any share incentive plans, and the issuance of significant amounts of our ordinary shares in private placements.

Baidu’s voting control may cause transactions to occur that might not be beneficial to you as a holder of ADSs and may prevent transactions that could have been beneficial to you. For example, Baidu’s voting control may prevent a transaction involving a change of control of us, including transactions in which you as a holder of our ADSs might otherwise receive a premium for your securities over the then-current market price. In addition, Baidu is not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your ADSs. In addition, the significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors’ perception that conflicts of interest may exist or arise. See “—We may have conflicts of interest with Baidu and, because of Baidu’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.”

We are a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because Baidu beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including:

•	an exemption from the rule that a majority of our board of directors must be independent directors;

•	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Foreign ownership of telecommunication businesses and certain other businesses, such as provision of internet video, online advertising and online game services, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are generally not allowed to own more than 50% of the equity interests in a commercial internet content provider or other value-added telecommunication service provider (other than operating e-commerce) and the major foreign investor in a value-added telecommunication service provider in China must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Guidance Catalog of Industries for Foreign Investment promulgated in 2007, as amended in 2011, 2015 and 2017, and other applicable laws and regulations.

In addition, foreign investors are prohibited from investing in companies engaged in internet video, culture and publishing business and film/drama production business. We are a Cayman Islands company and our PRC subsidiaries are considered foreign-invested enterprises. Accordingly, none of our PRC subsidiaries is eligible to operate internet video, online advertising services and other businesses which foreign-owned companies are prohibited or restricted from conducting in China. To comply with PRC laws and regulations, we conduct such business activities through our consolidated affiliated entities in China, Beijing iQIYI, Shanghai iQIYI, Shanghai Zhong Yuan, iQIYI Pictures and Beijing iQIYI Cinema, and their subsidiaries. Our wholly owned subsidiaries, Beijing QIYI Century and iQIYI New Media, have entered into contractual arrangements with our consolidated affiliated entities and their respective shareholders, and such contractual arrangements enable us to exercise effective control over, receive substantially all of the economic benefits of, and have an exclusive option to purchase all or part of the equity interest and assets in our consolidated affiliated entities when and to the extent permitted by PRC law. Because of these contractual arrangements, we are the primary beneficiary of our consolidated affiliated entities in China and hence consolidate their financial results as our variable interest entities under U.S. GAAP. If the PRC government finds that our contractual arrangements do not comply with its restrictions on foreign investment in online video, online advertising and other foreign-restricted services, or if the PRC government otherwise finds that we, our consolidated affiliated entities, or any of their subsidiaries are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant PRC regulatory authorities, including the MIIT, the GAPPRFT, the Ministry of Culture and the MOFCOM, would have broad discretion in dealing with such violations or failures, including, without limitation:

•	revoking the business licenses and/or operating licenses of such entities;

•	discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiaries and consolidated affiliated entities;

•	imposing fines, confiscating the income from our PRC subsidiaries or our consolidated affiliated entities, or imposing other requirements with which we or our consolidated affiliated entities may not be able to comply;

•	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our consolidated affiliated entities and deregistering the equity pledges of our consolidated affiliated entities, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our consolidated affiliated entities; or

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

In addition, in September 2009, the GAPP (currently known as the SAPPRFT) together with several other government agencies issued a notice, or the Circular 13, prohibiting foreign investors from participating in online game operating businesses through wholly-owned enterprises, equity joint ventures or cooperative joint ventures in China. Circular 13 expressly prohibits foreign investors from gaining control over or participating in PRC operating companies’ online game operations through indirect means, such as establishing joint venture companies, entering into contractual arrangements with or providing technical support to the operating companies, or through a disguised form, such as incorporating user registration, user account management or payment through game cards into online game platforms that are ultimately controlled or owned by foreign investors. Other government agencies that also have the authority to regulate online game operations in China, such as the Ministry of Culture and the MIIT, did not join the GAPP in issuing the Circular 13. To date, neither the GAPP nor the SAPPRFT has issued any interpretation of the Circular 13. Due to the ambiguity among various regulations on online games and a lack of interpretations from the relevant PRC authorities governing online game operations, there are uncertainties regarding whether PRC authorities would consider our relevant contractual arrangements to be foreign investment in online game operation businesses. While we are not aware of any online game companies which use the same or similar contractual arrangements as ours having been penalized or ordered to terminate operation by PRC authorities claiming that the contractual arrangements constitute control over, or participation in, the operation of online game operations through indirect means, it is unclear whether and how the various regulations of the PRC authorities might be interpreted or implemented in the future. If our relevant contractual arrangements were deemed to be “indirect means” or “disguised form” under the Circular 13, the relevant contractual arrangements may be challenged by the SAPPRFT or other governmental authorities. If we were found to be in violation of the Circular 13 to operate our mobile game business, the SAPPRFT, in conjunction with relevant regulatory authorities, would have the power to investigate and deal with such violations, including in the most serious cases, suspending or revoking the relevant licenses and registrations. If we were found to be in violation of any existing or future PRC laws or regulations, including the MIIT notice and the Circular 13, the relevant regulatory authorities would have broad discretion in dealing with such violations.

Furthermore, it is uncertain whether any new PRC laws, rules or regulations relating to contractual arrangements will be adopted or if adopted, what they would provide. In particular, in January 2015, the MOFCOM published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the “variable interest entity” structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft.

Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If occurrences of any of these events results in our inability to direct the activities of our consolidated affiliated entities in China that most significantly impact their economic performance, and/or our failure to receive the economic benefits from our consolidated affiliated entities, we may not be able to consolidate the entity in our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with our consolidated affiliated entities and their shareholders for our business operations, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on contractual arrangements with consolidated affiliated entities and their shareholders to operate our business in China. For a description of these contractual arrangements, see “Corporate History and Structure.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated affiliated entities. For example, our consolidated affiliated and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct its operations in an acceptable manner or taking other actions that are detrimental to our interests.

If we had direct ownership of our consolidated affiliated entities in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our consolidated affiliated entities, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our consolidated affiliated entities and their shareholders of their obligations under the contracts to exercise control over our consolidated affiliated entities. The shareholders of our consolidated affiliated entities may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portion of our business through the contractual arrangements with our consolidated affiliated entities. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “—Any failure by our consolidated affiliated entities or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.” Therefore, our contractual arrangements with our consolidated affiliated entities may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by our consolidated affiliated entities or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

If our consolidated affiliated entities or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC law. For example, if the shareholders of our consolidated affiliated entities were to refuse to transfer their equity interests in our consolidated affiliated entities to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated affiliated entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our consolidated affiliated entities, and our ability to conduct our business may be negatively affected. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

The shareholders of our consolidated affiliated entities may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of our consolidated affiliated entities may have potential conflicts of interest with us. In particular, none of Mr. Ning Ya, who currently holds 50% of equity interest in iQIYI Pictures, and Mr. Xiaohua Geng, who currently holds 50% of the equity interests in Shanghai iQIYI and 100% of the equity interests in Beijing iQIYI, is our shareholder, director and executive officer, and we cannot assure you that their interests will be aligned with ours. These shareholders may breach, or cause our consolidated affiliated entities to breach, or refuse to renew, the existing contractual arrangements we have with them and our consolidated affiliated entities, which would have a material and adverse effect on our ability to effectively control our consolidated affiliated entities and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with our consolidated affiliated entities to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our consolidated affiliated entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC consolidated affiliated entities owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of our consolidated affiliated entities in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our consolidated affiliated entities for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiary’s tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our consolidated affiliated entities for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our variable interest entities’ tax liabilities increase or if it is required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by our consolidated affiliated entities that are material to the operation of certain portion of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with our consolidated affiliated entities, the entities hold certain assets that are material to the operation of certain portion of our business, including permits, domain names and most of our IP rights. If our consolidated affiliated entities go bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our consolidated affiliated entities may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If our consolidated affiliated entities undergo a voluntary or involuntary liquidation proceeding, the independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The MOFCOM published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The MOFCOM is currently soliciting comments on this draft and substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered an FIE. The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs, whereas an entity set up in a foreign jurisdiction would nonetheless be, upon market entry approval by the MOFCOM, treated as a PRC domestic investor provided that the entity is “controlled” by PRC entities and/or citizens. According to the draft Foreign Investment Law, once an entity is determined to be an FIE, it will be subject to the foreign investment restrictions or prohibitions set forth in a “catalog of special administrative measures”, which is classified into the “catalog of prohibitions” and the “catalog of restrictions”, to be separately issued by the State Council later. Foreign investors are not allowed to invest in any sector set forth in the catalog of prohibitions.

The draft Foreign Investment Law does not indicate what actions shall be taken with respect to companies with an existing contractual arrangement structure, whether or not these companies are controlled by Chinese parties. Moreover, it is uncertain whether the “catalog of special administrative measures” to be issued will differ from the Catalog for the Guidance of Foreign Investment Industries (Revised in 2017), or the 2017 Catalog, and re-impose foreign investment restrictions or prohibitions on internet video, online advertising services and other certain businesses. If the enacted version of the Foreign Investment Law and the final “catalog of special administrative measures” mandate further actions, such as the MOFCOM market entry approval, to be completed by companies with an existing contractual arrangement structure like us, and if internet video, online advertising services and other businesses conducted by us become once again subject to the foreign investment restrictions or prohibitions, we will face uncertainties as to whether such approval can be timely obtained, or at all. If we are not able to obtain such approval when required, our contractual arrangement structure may be regarded as invalid and illegal. As a result, we would not be able to (i) continue our business in China through our contractual arrangements with our consolidated affiliated entities, (ii) exert control over consolidated affiliated entities, (iii) receive the economic benefits of our consolidated affiliated entities under such contractual arrangements, or (iv) consolidate the financial results of our consolidated affiliated entities. Were this to occur, our results of operations and financial condition would be materially and adversely affected.

The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs.

Aside from an investment information report required at each investment, and investment amendment reports, which shall be submitted upon alteration of investment specifics, it is mandatory for entities established by foreign investors to submit an annual report, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we may rely on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and for services of any debt we may incur. Our subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries and our consolidated affiliated entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entities in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

In response to the persistent capital outflow and RMB’s depreciation against U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures over recent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, the People’s Bank of China issued the Circular on Further Clarification of Relevant Matters Relating to Offshore RMB Loans Provided by Domestic Enterprises, or the PBOC Circular 306, on November 22, 2016, which provides that offshore RMB loans provided by a domestic enterprise to offshore enterprises that it holds equity interests in shall not exceed 30% of the domestic enterprise’s ownership interest in the offshore enterprise. The PBOC Circular 306 may constrain our PRC subsidiaries’ ability to provide offshore loans to us. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also “—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

Under the EIT Law and related regulations, dividends, interests, rent or royalties payable by a foreign-invested enterprise, such as our PRC subsidiaries, to any of its foreign non-resident enterprise investors, and proceeds from any such foreign enterprise investor’s disposition of assets (after deducting the net value of such assets) are subject to a 10% withholding tax, unless the foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax. Undistributed profits earned by foreign-invested enterprises prior to January 1, 2008 are exempted from any withholding tax. The Cayman Islands, where iQIYI, Inc., the direct parent company of our PRC subsidiaries Beijing QIYI Century Science & Technology Co., Ltd., and Chongqing QIYI Tianxia Science & Technology Co., Ltd., is incorporated, does not have such a tax treaty with China. Hong Kong has a tax arrangement with China that provides for a 5% withholding tax on dividends subject to certain conditions and requirements, such as the requirement that the Hong Kong resident enterprise own at least 25% of the PRC enterprise distributing the dividend at all times within the 12-month period immediately preceding the distribution of dividends and be a “beneficial owner” of the dividends. For example, IQIYI Film Group HK Limited, which directly owns our PRC subsidiaries Beijing iQIYI New Media Science and Technology Co., Ltd., is incorporated in Hong Kong. However, if IQIYI Film Group HK Limited is not considered to be the beneficial owner of dividends paid to it by Beijing iQIYI New Media Science and Technology Co., Ltd. under the tax circulars promulgated in February and October 2009, such dividends would be subject to withholding tax at a rate of 10%. If our PRC subsidiaries declare and distribute profits to us, such payments will be subject to withholding tax, which will increase our tax liability and reduce the amount of cash available to our company.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries and consolidated affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to filing with the MOFCOM in its foreign investment comprehensive management information system and registration with other governmental authorities in China. In addition, (a) any foreign loan procured by our PRC subsidiaries and consolidated affiliated entities is required to be registered with the SAFE or its local branches or filed with SAFE in its information system, and (b) each of our PRC subsidiaries and consolidated affiliated entities may not procure loans which exceed the difference between its registered capital and its total investment amount as recorded in the foreign investment comprehensive management information system or, as an alternative, only procure loans subject to the Risk-Weighted Approach and the Net Asset Limits. See “Regulation—Regulations on Foreign Exchange”. Any medium or long term loan to be provided by us to our consolidated affiliated entities must also be approved by the NDRC. We may not obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries and consolidated affiliated entities. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries. This is because there is no statutory limit on the amount of registered capital for our PRC subsidiaries, and we are allowed to make capital contributions to our PRC subsidiaries by subscribing for their initial registered capital and increased registered capital, provided that the PRC subsidiaries completes the relevant filing and registration procedures. With respect to loans to the PRC subsidiaries by us, (i) if the relevant PRC subsidiaries adopt the traditional foreign exchange administration mechanism, or the Current Foreign Debt mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiaries and there is, in effect, no statutory limit on the amount of loans that we can make to our PRC subsidiaries under this circumstance because we can increase the registered capital of our PRC subsidiaries by making capital contributions to them, subject to the completion of the required registrations, and the difference between the total investment and the registered capital will increase accordingly; and (ii) if the relevant PRC subsidiaries adopt the foreign exchange administration mechanism as provided in the PBOC Notice No. 9, or the Notice No. 9 Foreign Debt mechanism, the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in the PBOC Notice No. 9, shall not exceed 200% of the net asset of the relevant PRC subsidiary. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice

No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries. Currently, our PRC subsidiaries have the flexibility to choose between the Current Foreign Debt mechanism and the Notice No. 9 Foreign Debt mechanism. However, if the Notice No. 9 Foreign Debt Mechanism, or a more stringent foreign debt mechanism becomes mandatory and our PRC subsidiaries are no longer able to choose the Current Foreign Debt mechanism, our ability to provide loans to our PRC subsidiaries or our consolidated affiliated entities may be significantly limited, which may adversely affect our business, financial condition and results of operations.

In 2008, the SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142. SAFE Circular 142 regulates the conversion by FIEs of foreign currency into Renminbi by restricting the usage of converted Renminbi. SAFE Circular 142 provides that any Renminbi capital converted from registered capitals in foreign currency of FIEs may only be used for purposes within the business scopes approved by PRC governmental authority and such Renminbi capital may not be used for equity investments within China unless otherwise permitted by the PRC law. In addition, the SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from registered capital in foreign currency of FIEs. The use of such Renminbi capital may not be changed without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. On April 8, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19. SAFE Circular 19 took effect as of June 1, 2015 and superseded SAFE Circular 142 on the same date. SAFE further promulgated Circular 16, effective on June 9, 2016, which, among other things, amend certain provisions of Circular 19. SAFE Circulars 19 and 16 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, and also prohibit FIEs from using such Renminbi fund to provide loans to persons other than affiliates unless otherwise permitted under its business scope. As a result, we are required to apply Renminbi funds converted from the net proceeds we received from this offering within the business scopes of our PRC subsidiaries. SAFE Circular 19 and 16 may significantly limit our ability to transfer to and use in China the net proceeds from this offering, which may adversely affect our business, financial condition and results of operations.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund, or IMF, completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any material hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Our use of some leased properties could be challenged by third parties or governmental authorities, which may cause interruptions to our business operations.

As of the date of this prospectus, some of the lessors of our properties leased by us in China have not provided us with their property ownership certificates or any other documentation proving their right to lease those properties to us. If our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant governmental authorities, our leases could be invalidated. If this occurs, we may have to renegotiate the leases with the owners or other parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us. Although we may seek damages from such lessors, such leases may be void and we may be forced to relocate. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties’ challenges on our use of such properties. As a result, our business, financial condition and results of operations may be materially and adversely affected.

In addition, a substantial portion of our leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by relevant PRC laws. The failure to register leasehold interests may expose us to potential warnings and penalties up to RMB 10,000 per unregistered leased property.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and results of operations.

The Standing Committee of the National People’s Congress enacted the Labor Contract Law in 2008, and amended it on December 28, 2012. The Labor Contract Law introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws. Under the Labor Contract Law, an employer is obligated to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have an unlimited term, subject to certain exceptions. With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, the PRC governmental authorities have continued to introduce various new labor-related regulations since the effectiveness of the Labor Contract Law.

Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing funds and employers are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees. If we fail to make adequate social insurance and housing fund contributions, we may be subject to fines and legal sanctions, and our business, financial conditions and results of operations may be adversely affected.

These laws designed to enhance labor protection tend to increase our labor costs. In addition, as the interpretation and implementation of these regulations are still evolving, our employment practices may not be at all times be deemed in compliance with the regulations. As a result, we could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents or entities’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75.

If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We have notified all PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. We are aware that Mr. Robin Yanhong Li, our chairman, and Dr. Yu Gong, our chief executive officer and director, both PRC residents, have registered with the relevant local SAFE branch.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In the meantime, our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted share-based awards by us, may follow the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by the SAFE in 2012. Pursuant to the 2012 SAFE notices, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We, our directors, our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted share-based awards will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines, and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation—Regulations on Employment and Social Welfare—Employee Stock Incentive Plan.”

The State Administration of Taxation, or SAT, has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities. See “Regulation—Regulations on Employment and Social Welfare—Employee Stock Incentive Plan.”

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to PRC enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that iQIYI, Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares at a rate of 10%, if such income is treated as sourced from within the PRC. Furthermore, if PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, dividends paid to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us), if such gains are deemed to be from PRC sources. These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of iQIYI, Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that iQIYI, Inc. is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection

Our independent registered public accounting firm that issues the audit reports included in our prospectus filed with the U.S. Securities and Exchange Commission, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the

Peoples’ Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against five PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

Starting in 2011 the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In December 2012, the SEC instituted proceedings under Rule 102(e)(1)(iii) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against five Chinese-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ work papers related to their audits of certain China-based companies that are publicly traded in the U.S. Rule 102(e)(1)(iii) grants the SEC the authority to deny to any person, temporarily or permanently, the ability to practice before the SEC who is found by the SEC, after notice and opportunity for a hearing, to have willfully violated any such laws or rules and regulations. On January 22, 2014, an initial administrative law decision was issued, censuring these accounting firms and suspending four of the five firms from practicing before the SEC for a period of six months. Four of these China-based accounting firms appealed to the SEC against this decision and, on February 6, 2015, each of the four China-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The firms’ ability to continue to serve all their respective customers is not affected by the settlement. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to Chinese firms’ audit documents via the China Securities Regulatory Commission. If the firms do not follow these procedures, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings. The settlement did not require the firms to admit to any violation of law and preserves the firms’ legal defenses in the event the administrative proceeding is restarted.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ordinary shares may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Our ADSs and this Offering

An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

We have applied to list our ADSs on the Nasdaq Global Market. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for our ADSs or our ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of our ADSs is likely to be volatile and could fluctuate widely due to multiple factors, some of which are beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, operating costs and expenses, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new offerings, solutions and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our services, our employees, our content offerings, our business model or our industry;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 125,000,000 ADSs (equivalent to 875,000,000 Class A ordinary shares) outstanding immediately after this offering, or 143,750,000 ADSs (equivalent to 1,006,250,000 Class A to ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our directors, executive officers and our existing shareholders have agreed not to sell any ordinary shares, ADSs or similar securities for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our authorized and issued ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering (with a third class of undesignated shares authorized but not issued). Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. All of the outstanding ordinary and preferred shares held by Baidu or its affiliates as of the date of this prospectus will be automatically re-designated or converted into Class B ordinary shares immediately prior to the completion of this offering. All other ordinary shares or preferred shares that are outstanding as of the date of this prospectus will be automatically re-designated or converted into Class A ordinary shares immediately prior to the completion of this offering. We intend to maintain the dual-class voting structure after the completion of this offering.

Due to the disparate voting powers attached to these two classes of ordinary shares, Baidu will own approximately 57.3% of our total issued and outstanding ordinary shares on an as-converted basis and 93.1% of the voting power of our outstanding shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional ADSs. Therefore, Baidu will have decisive influence over matters requiring shareholders’ approval, including election of directors and significant corporate transactions, such as a merger or sale of our company or our assets. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

The M&A Rules, which were adopted in 2006 by six PRC regulatory agencies, including the CSRC, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Our PRC counsel, Jingtian & Gongcheng Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on Nasdaq Global Market because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, (ii) our wholly owned PRC subsidiaries were established by foreign direct investment, rather than through a merger or acquisition of a domestic company as defined under the M&A Rules and (iii) no explicit provision in the M&A Rules classifies the respective contractual arrangements among our PRC subsidiaries, the consolidated affiliated entities and their shareholders as a type of acquisition transaction falling under the M&A Rules.

However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

We have adopted the ninth amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our new memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.

As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 30 days’ prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq Global Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

In addition, as a foreign private issuer whose securities are listed on the Nasdaq Global Market, we are permitted to follow certain home country corporate governance practices in lieu of the requirements of the Nasdaq Rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with the Nasdaq Rule 5600 Series. We intend to rely on the exemption available to foreign private issuers for the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A). We are not required to and will not voluntarily meet this requirement. As a result of our use of the “controlled company” and “foreign private issuer” exemptions, our investors will not have the same protection afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

We will incur additional costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. We expect these rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

We may be a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors owning our ADSs or ordinary shares.

A non-U.S. corporation, such as our company, will be considered a passive foreign investment company, or “PFIC,” for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. The value of our assets may be determined by reference to the market price of the ADSs and ordinary shares, which may fluctuate considerably. In addition, because there are uncertainties in the application of the relevant rules and because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given with respect to our PFIC status for the current or any future taxable year.

Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, given the lack of authority and the highly factual nature of the analyses, no assurance can be given in this regard. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ADSs. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service, or IRS, may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. Furthermore, we may also be a PFIC if we were not treated as the owner of our consolidated affiliated entities for U.S. tax purposes.

If we were treated as a PFIC for any taxable year during which a U.S. investor held an ADS or an ordinary share, certain adverse U.S. federal income tax consequences could apply to the U.S. Holder. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our goals and strategies;

•	our ability to retain and increase the number of users, members and advertising customers, and expand our service offerings;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenues, costs or expenditures;

•	our expectation regarding the use of proceeds from this offering;

•	competition in our industry;

•	relevant government policies and regulations relating to our industry;

•	general economic and business conditions globally and in China; and

•	assumptions underlying or related to any of the foregoing.

You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. These industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $2,176 million, or approximately $2,504 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of $18.00 per ADS, the mid-point of the range shown on the front cover page of this prospectus. A $1.00 change in the assumed initial public offering price of $18.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds of this offering by $121 million, or approximately $139 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The primary purposes of this offering are to enhance our brand recognition, attract and retain talented employees by providing them with equity incentives, and obtain additional capital. We intend to use the proceeds we receive from this offering as follows:

•	approximately US$1,088 million, or 50% of the net proceeds to expand and enhance our content offerings;

•	approximately US$218 million, or 10% of the net proceeds to strengthen our technologies; and

•	the balance, or 40% of the net proceeds, for working capital and other general corporate purposes.

Additionally, we may use a portion of the net proceeds to acquire businesses, products, services or technologies. However, we do not have agreements or commitments for any material acquisitions as of the date of this prospectus. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds differently than as described in this prospectus.

In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiary or make additional capital contributions to our PRC subsidiary to fund its capital expenditures or working capital. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries. This is because there is no statutory limit on the amount of registered capital for our PRC subsidiaries, and we are allowed to make capital contributions to our PRC subsidiaries by subscribing for their initial registered capital and increased registered capital, provided that the PRC subsidiaries completes the relevant filing and registration procedures. With respect to loans to the PRC subsidiaries by us, (i) if the relevant PRC subsidiaries determine to adopt the traditional foreign exchange administration mechanism, or the Current Foreign Debt mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiaries and there is, in effect, no statutory limit on the amount of loans that we can make to our PRC subsidiaries under this circumstance since we can increase the registered capital of our PRC subsidiaries by making capital contributions to them, subject to the completion of relevant registrations, and the difference between the total investment and the registered capital will increase accordingly; and (ii) if the relevant PRC subsidiaries determine to adopt the foreign exchange administration mechanism as provided in the PBOC Notice No. 9, or the Notice No. 9 Foreign Debt mechanism, the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in the PBOC Notice No. 9, shall not exceed 200% of the net asset of the relevant PRC subsidiary. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries. In terms of capital contributions, it typically takes about eight weeks to complete the relevant filings and registrations. In terms of loans, the SAFE registration process typically takes about four weeks to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiaries, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries and consolidated affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” It is likely that we will need to convert some of our net proceeds in U.S. dollars into Renminbi in order to use as proceeds as contemplated in this section. For details of PRC regulations governing foreign currency conversion, see “Regulation—Regulations on Foreign Exchange.”

Pending use of the net proceeds, we intend to hold our net proceeds in demand deposits or invest them in interest-bearing government securities.

DIVIDEND POLICY

Our board of directors has complete discretion on whether to distribute dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business.”

If we pay any dividends, we will pay our ADS holders to the same extent as holders of our Class A ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization, defined as our long-term loan and total shareholders’ (deficit)/equity, as of December 31, 2017:

•	on an actual basis;

•	on a pro forma basis to reflect (i) the automatic conversion of all our outstanding preferred shares into 3,728,823,500 ordinary shares; (ii) the re-designation of ordinary shares held by holders other than Baidu or its affiliates into 1,231,841,032 Class A ordinary shares; and (iii) the re-designation of ordinary shares held by Baidu or its affiliates into 2,839,530,705 Class B ordinary shares, in each case immediately prior to the completion of this offering; and

•	a pro forma as adjusted basis to reflect (i) the automatic conversion of all our outstanding preferred shares into 3,728,823,500 ordinary shares; (ii) the re-designation of ordinary shares held by holders other than Baidu or its affiliates into 1,231,841,032 Class A ordinary shares; (iii) the re-designation of ordinary shares held by Baidu or its affiliates into 2,839,530,705 Class B ordinary shares, in each case immediately prior to the completion of this offering; and (iv) the issuance and sale of 875,000,000 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$18.00 per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the option to purchase additional ADSs.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2017
	Actual	Pro forma	Pro forma as adjusted(1)
	(RMB in thousands)
Non-Current Liabilities
Long-term loan	284,000	284,000	284,000

Mezzanine Equity
Series A redeemable convertible preferred shares	606,140	—	—
Series A-1 redeemable convertible preferred shares	6,826	—	—
Series B redeemable convertible preferred shares	1,546,912	—	—
Series C redeemable convertible preferred shares	954,544	—	—
Series D redeemable convertible preferred shares	3,195,670	—	—
Series E redeemable convertible preferred shares	2,344,683	—	—
Series F redeemable convertible preferred shares	3,530,583	—	—
Series G redeemable convertible preferred shares	10,416,306	—	—

Total mezzanine equity	22,601,664	—	—

	As of December 31, 2017
	Actual	Pro forma	Pro forma as adjusted(1)
	(RMB in thousands)
Shareholders’ (deficit)/equity:
Ordinary shares	23	—	—
Class A ordinary shares	—	80	137
Class B ordinary shares	—	185	185
Additional paid-in capital	600,834	23,202,256	37,361,717
Accumulated deficit	(15,016,867)	(15,016,867)	(15,016,867)
Accumulated other comprehensive income	93,126	93,126	93,126
Noncontrolling interests	3,820	3,820	3,820

Total shareholders’ (deficit)/equity	(14,319,064)	8,282,600	22,442,118

Total capitalization	8,566,600	8,566,600	22,726,118

Note:

(1)	The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ (deficit)/equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a $1.00 change in the assumed initial public offering price of $18.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease each of additional paid-in capital, total shareholders’ (deficit)/equity and total capitalization by $121.3 million.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2017 was approximately US$703.7 million, or US$2.05 per ordinary share and US$14.35 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$2.57 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all ordinary shares.

Without taking into account any other changes in net tangible book value after December 31, 2017, other than to give effect to (i) the automatic conversion of all our outstanding preferred shares into 3,728,823,500 ordinary shares; (ii) the re-designation of ordinary shares held by holders other than Baidu or its affiliates into 1,231,841,032 Class A ordinary shares; (iii) the re-designation of ordinary shares held by Baidu or its affiliates into 2,839,530,705 Class B ordinary shares, in each case immediately prior to the completion of this offering, and (iv) our issuance and sale of 125,000,000 ADSs, representing 875,000,000 Class A ordinary shares, offered in this offering at the assumed initial public offering price of US$18.00 per ADS, the midpoint of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2017 would have been US$2,880.0 million, or US$0.58 per ordinary share and US$4.06 per ADS. This represents an immediate increase in net tangible book value of US$0.41 per ordinary share and US$2.87 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$1.99 per ordinary share and US$13.94 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	2.57	US$	18.00
Net tangible book value as of December 31, 2017	US$	2.05	US$	14.35
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$	0.17	US$	1.19
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering	US$	0.58	US$	4.06
Amount of dilution in net tangible book value to new investors in this offering	US$	1.99	US$	13.94

A US$1.00 increase (decrease) in the assumed public offering price of US$18.00 per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$121.3 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.03 per ordinary share and US$0.21 per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.11 per ordinary share and US$0.79 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus and assuming no exercise by the underwriters of their option to purchase additional ADSs, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2017, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us in this offering, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option granted to the underwriters to purchase additional ADSs.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share		Average Price Per ADS
	Number	%	Amount	%
	(in millions of US$, except number of shares and percentages)
Existing shareholders	4,071,371,737	82.3	2,857.0	55.9	US$	0.70	US$	4.90
New investors	875,000,000	17.7	2,250.0	44.1	US$	2.57	US$	18.00

Total	4,946,371,737	100.0	5,107.0	100.0

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

EXCHANGE RATE INFORMATION

Substantially all of our operations are conducted in China and substantially all of our revenues are denominated in RMB. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB6.5063 to US$1.00, the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2017. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, at the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On March 9, 2018, the noon buying rate was RMB6.3285 to US$1.00.

The following table sets forth, for the periods indicated, information concerning exchange rates between the Renminbi and the U.S. dollar based on the noon buying rate in New York City as certified for customs purposes by the Federal Reserve Bank of New York. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
	Period End	Average(1)	Low	High
	(RMB per US$1.00)
Period
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
2017	6.5063	6.7350	6.9575	6.4773
August	6.5888	6.6670	6.7272	6.5888
September	6.6533	6.5690	6.6591	6.4773
October	6.6328	6.6254	6.6533	6.5712
November	6.6090	6.6200	6.6385	6.5967
December	6.5063	6.5932	6.6210	6.5063
2018
January	6.2841	6.4233	6.5263	6.2841
February	6.3280	6.3183	6.3471	6.2649
March (through March 9)	6.3285	6.3354	6.3565	6.3093

Note:

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by Walkers, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature. We have also been advised by Walkers that, notwithstanding the above, a final and conclusive judgment obtained in U.S. federal or state courts under which a definite sum of money is payable as compensatory damages and not in respect of laws that are penal in nature (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that:

•	the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in the Cayman Islands and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

•	the judgment was final and conclusive and for a liquidated sum;

•	the judgment was not obtained by fraud; and

•	the judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy in the Cayman Islands.

A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Grand Court of the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

PRC

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ADSs or ordinary shares.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We launched qiyi.com under the QIYI brand in April 2010 as an internet video streaming service in China. Our holding company, Ding Xin, Inc., was incorporated in November 2009 in the Cayman Islands. Ding Xin, Inc. was subsequently renamed Qiyi.com, Inc. in August 2010 and later iQIYI, Inc. in November 2017. QIYI was rebranded as iQIYI in November 2011.

In March 2010, we established a wholly-owned PRC subsidiary, Beijing QIYI Century Science & Technology Co., Ltd., or Beijing QIYI Century. In November 2011, we obtained control over Beijing Xinlian Xinde Advertisement Media Co., Ltd. and in May 2012 we renamed it Beijing iQIYI Science & Technology Co., Ltd., or Beijing iQIYI, to operate our internet video streaming services. In December 2012, Shanghai iQIYI Culture Media Co., Ltd., or Shanghai iQIYI, was established as our exclusive advertising agent. In May 2013, we acquired the online video business of PPS. We primarily provide live broadcasting service through Shanghai Zhong Yuan Network Co., Ltd., or Shanghai Zhong Yuan, the operating entity of PPS. We have control over and are the primary beneficiary of Beijing iQIYI, Shanghai iQIYI and Shanghai Zhong Yuan through a series of contractual arrangements. Beijing iQIYI and Shanghai Zhong Yuan hold our ICP licenses and other licenses and permits necessary for our business operation.

In May 2017, we established a wholly-owned Cayman Islands subsidiary, IQIYI Film Group Limited. Subsequently, we established IQIYI Film Group HK Limited in June 2017, and Beijing iQIYI New Media Science and Technology Co., Ltd., or iQIYI New Media, in July 2017. IQIYI Film Group Limited holds 100% of the equity of IQIYI Film Group HK Limited, which in turn holds 100% of equity in iQIYI New Media. iQIYI Pictures (Beijing) Co., Ltd., or iQIYI Pictures, was established in December 2014, and Beijing iQIYI Cinema Management Co., Ltd., or Beijing iQIYI Cinema, was established in June 2017. We have control and are the primary beneficiary of iQIYI Pictures and Beijing iQIYI Cinema through a series of contractual arrangements.

Between March 2010 and September 2014, Baidu made substantial investments in our company, and we issued ordinary shares and several series of preferred shares to Baidu Holdings. In our Series F preferred shares financing, which took place in November 2014, we issued 136,749,954 Series F preferred shares to Baidu Holdings, 341,874,885 Series F preferred shares to Xiaomi Ventures Limited, or Xiaomi Ventures, and 68,374,978 Series F preferred shares to Prominent TMT Limited, an affiliate of Xiaomi Ventures. In January 2017, we raised $1.53 billion from the issuance of convertible notes to a group of investors. These notes were converted into Series G preferred shares in October 2017, including 215,484,776 Series G-1 preferred shares issued to Baidu Holdings and another investor, as well as 798,951,243 Series G-2 preferred shares issued to other investors.

Corporate Structure

The following diagram illustrates our corporate structure, including our significant subsidiaries and consolidated affiliated entities, as of the date of this prospectus:

Notes:
(1)	Shareholders of Beijing iQIYI Cinema are Dr. Yu Gong, our founder, director and chief executive officer, and Mr. Xianghua Yang, our senior vice president, each holding 50% of equity interest.
(2)	Shareholders of iQIYI Pictures are Dr. Yu Gong and Mr. Ning Ya, senior vice president of the company and president of iQIYI Pictures, each holding 50% of equity interest.
(3)	Shareholders of Shanghai iQIYI are Dr. Yu Gong and Mr. Xiaohua Geng, our senior vice president, each holding 50% of equity interest.
(4)	The shareholder of Beijing iQIYI is Mr. Xiaohua Geng, holding 100% of equity interest.
(5)	The shareholder of Shanghai Zhong Yuan is Dr. Yu Gong, holding 100% of equity interest.

Contractual Arrangements with the Consolidated Affiliated Entities and Their Respective Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, Internet audio-video program services and certain other businesses. We are a company registered in the Cayman Islands. Beijing QIYI Century and iQIYI New Media, our PRC subsidiaries, are considered foreign-invested enterprises. To comply with PRC laws and regulations, we primarily conduct our business in China through Beijing iQIYI, Shanghai iQIYI, Shanghai Zhong Yuan, iQIYI Pictures and Beijing iQIYI Cinema, our consolidated affiliated entities in the PRC, based on a series of contractual arrangements by and among Beijing QIYI Century, iQIYI New Media, our consolidated affiliated entities and their shareholders. As a result of these contractual arrangements, we exert control over our consolidated affiliated entities in the PRC and consolidate their operating results in our financial statements under U.S. GAAP.

The following is a summary of the currently effective contractual arrangements among Beijing QIYI Century, Beijing iQIYI, Beijing iQIYI’s shareholders and iQIYI, Inc.

Loan Agreement

Pursuant to the amended and restated loan agreement dated January 30, 2013 between Beijing QIYI Century and Mr. Xiaohua Geng, the sole shareholder of Beijing iQIYI, Beijing QIYI Century made loans in an aggregate amount of RMB27 million to Mr. Geng for the acquisition and capitalization of Beijing iQIYI. Pursuant to the amended and restated loan agreement, Mr. Geng can only repay the loans by the sale of all his equity interest in Beijing iQIYI to iQIYI, Inc. insofar as permitted under PRC law and pay all of the proceeds from sale of such equity interests to iQIYI, Inc. In the event that Mr. Geng sells his equity interests in Beijing iQIYI to iQIYI, Inc. with a price equivalent to or less than the amount of the principal, the loans will be interest free. If the price is higher than the amount of the principal, the excess amount will be paid to Beijing QIYI Century as the loan interest to or cost for capital occupancy to the extent allowed under PRC law. The loan maturity date is June 23, 2021 unless otherwise decided by Beijing QIYI Century.

Share Pledge Agreement

Pursuant to the amended and restated equity pledge agreement dated January 30, 2013, Mr. Xiaohua Geng has pledged all of his equity interest in Beijing iQIYI to guarantee his and Beijing iQIYI’s performance of his obligations under, where applicable, the amended and restated exclusive technology consulting and services agreement and the amended and restated loan agreement. If Beijing iQIYI or Mr. Geng breach their contractual obligations under these agreements, Beijing QIYI Century, as pledgee, will have the right to dispose of the pledged equity interests. Mr. Geng agrees that, during the term of the equity pledge agreements, he will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests, and he also agrees that Beijing QIYI Century’s rights relating to the equity pledge should not be prejudiced by the legal actions of Mr. Geng, his successor or his assignee. During the term of the amended and restated equity pledge agreement, Beijing QIYI Century has the right to receive all of the dividends and profits distributed on the pledged equity. The amended and restated equity pledge agreement will terminate on the date when Beijing iQIYI and Mr. Geng have completed all their obligations under the amended and restated exclusive technology consulting and services agreement and the amended and restated loan agreement unless otherwise unilaterally terminated by Beijing QIYI Century.

Exclusive Purchase Option Agreement

Pursuant to the amended and restated exclusive purchase option agreement dated January 30, 2013 by and among iQIYI, Inc., Beijing QIYI Century, Beijing iQIYI, and Mr. Xiaohua Geng, Mr. Geng irrevocably grants iQIYI, Inc. or its designee an exclusive option to purchase at its discretion, to the extent permitted under PRC law, all or part of his equity interests in Beijing iQIYI. In addition, the purchase price should equal the amount that Mr. Geng contributed to Beijing iQIYI as registered capital for the equity interest to be purchased, or be the lowest price permitted by applicable PRC law. If any dividends or assets of other form were distributed, such dividends or distributions, including the purchase consideration received if the exclusive purchase option is exercised, will have to be repaid by Mr. Geng to iQIYI, Inc. Without the prior written consent of iQIYI, Inc., Beijing iQIYI may not amend its articles of associate, increase or decrease the registered capital, sell or otherwise dispose of its assets or beneficial interest, create or allow any encumbrance on its assets or other beneficial interests, provide any loans for any third parties, enter into any material contract with a value of more than RMB300,000 (except those contracts entered into in the ordinary course of business), merge with or acquire any other persons or make any investments, or distribute dividends to the shareholders. Mr. Geng agrees that, without the prior written consent of iQIYI, Inc., he will not dispose of his equity interests in Beijing iQIYI or create or allow any encumbrance on the equity interests, and will not cause Beijing iQIYI to provide any persons with any loans. The initial term of the amended and restated exclusive purchase option agreement is ten years and can be renewed at the discretion of iQIYI, Inc.

Business Operation Agreement

Pursuant to the amended and restated business operation agreement dated January 30, 2013 by and among Beijing QIYI Century, Beijing iQIYI and Mr. Xiaohua Geng, Beijing QIYI Century agrees to provide Beijing iQIYI with performance guarantees with respect to any contracts, agreements and transactions Beijing iQIYI entered into in connection with its business. As counter-guarantee, Beijing iQIYI agrees to offer all its account receivables and assets as collateral. The initial term of the business operation agreement is ten years and can be renewed at the discretion of Beijing QIYI Century.

Business Cooperation Agreement

Pursuant to the business cooperation agreement, which took effect on November 23, 2011 by and between Beijing QIYI Century and Beijing iQIYI, Beijing iQIYI agrees to provide Beijing QIYI Century with services, including internet information services, online advertising and other services reasonably necessary within the scope of Beijing QIYI Century’s business. Beijing iQIYI agrees to use, on the website it operates, technology services provided by Beijing QIYI Century, including but not limited to, P2P download and video on-demand system. As consideration for the internet information services and other services provided by Beijing iQIYI, Beijing QIYI Century agrees to pay specified service fees to Beijing iQIYI. Beijing iQIYI has the right to waive the service fees. The term of the business cooperation agreement is ten years and can be renewed at the discretion of Beijing QIYI Century.

Commitment Letter

Pursuant to the commitment letter dated January 30, 2013, under the condition that Beijing iQIYI remains as a consolidated affiliated entity of the Company under U.S. GAAP and the relevant contractual arrangements remain in effect, iQIYI, Inc. and Beijing QIYI Century undertake to provide financial support to Beijing iQIYI for any financial loss that might affect its business operation occurred before and after the execution of the commitment letter as permitted by relevant laws. Such financial support shall be forgiven by iQIYI, Inc. and Beijing QIYI Century. As of December 31, 2017, iQIYI has provided RMB785.8 million (US$120.8 million) in financial support to Beijing iQIYI under this commitment letter, all of which has been forgiven.

Shareholder Voting Rights Trust Agreement

Pursuant to the amended and restated shareholder voting rights trust agreement dated January 30, 2013 by and between Beijing QIYI Century and Mr. Xiaohua Geng, Mr. Geng has agreed to irrevocably entrust a person designated by Beijing QIYI Century to represent him to exercise all the voting rights and other shareholders’ rights to which he is entitled as the shareholder of Beijing iQIYI. The agreement will remain effective for as long as Mr. Geng remains the shareholder of Beijing iQIYI unless Beijing QIYI Century unilaterally terminates the agreement by written notice.

Exclusive Technology Consulting and Services Agreement

Pursuant to the exclusive technology consulting and services agreement, which took effect on November 23, 2011 by and between Beijing QIYI Century and Beijing iQIYI, Beijing QIYI Century has the sole and exclusive right to provide specified technology consulting and services to Beijing iQIYI. Beijing iQIYI agrees to accept such services and, without the prior written consent of Beijing QIYI Century, may not accept the same or similar technology consulting and services provided by any third party during the term of the agreement. Beijing iQIYI agrees to pay specified service fees to Beijing QIYI Century on a quarterly basis. Beijing QIYI Century has the right to adjust the calculation basis and payment method through written confirmation, without prior consent of Beijing iQIYI. All the benefits and interests generated from the agreement, including but not limited to software copyrights, intellectual property rights, know-how and trade secrets, will be Beijing QIYI Century’s sole and exclusive rights. The term of the exclusive technology consulting and services agreement is ten years and can be renewed at the discretion of Beijing QIYI Century.

Trademark License Agreement

Pursuant to the trademark license agreement, which took effect on November 23, 2011 by and between Beijing QIYI Century and Beijing iQIYI, Beijing QIYI Century grants Beijing iQIYI trademark licenses to use the trademarks held by Beijing QIYI Century in specified areas. Beijing QIYI Century may not grant trademark licenses to third parties. Beijing iQIYI agrees to pay specified usage fees to Beijing QIYI Century. The term of this trademark license agreement is five years and is afterwards automatically renewed for one additional year each year, unless terminated by Beijing QIYI Century by written notice.

Software Usage License Agreement

Pursuant to the software usage license agreement, which took effect on November 23, 2011 by and between Beijing QIYI Century and Beijing iQIYI, Beijing QIYI Century grants Beijing iQIYI non-exclusive rights to use specified software in China. Beijing iQIYI agrees not to sub-license such software usage rights, and agrees to pay specified usage fees to Beijing QIYI Century. The term of this software usage license agreement is five years and can be renewed at the discretion of Beijing QIYI Century. On December 2, 2016, Beijing QIYI Century executed a confirmation letter to extend the term of the software usage license agreement for another five years.

Power of Attorney

On January 30, 2013, Beijing QIYI Century granted iQIYI, Inc. irrevocable power of attorney under the amended and restated shareholder voting rights trust agreement. Pursuant to the irrevocable power of attorney, iQIYI, Inc. may exercise all shareholder rights during the term of the amended and restated shareholder voting rights trust agreement and may transfer such rights to a designated third party without written notice to Beijing QIYI Century.

Spousal Consent Letter

The spouse of the shareholder of Beijing iQIYI signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably agreed that the spouse is aware of the above-mentioned loan agreement, share pledge agreement, exclusive purchase option agreement, business operation agreement, and shareholder voting rights trust agreement, and has no objection regarding the contractual arrangements aforesaid. The signing spouse committed not to impose any adverse assertions upon the validity of such contractual arrangement based on the existence or termination of the marital relationship with the relevant shareholder, or exert any impediment or adverse influence over the relevant shareholder’s performance of any contractual arrangement or claim rights on Beijing iQIYI.

The contractual arrangements by and among iQIYI, Inc., our subsidiary Beijing QIYI Century, Shanghai iQIYI, and the shareholders of Shanghai iQIYI, including loan agreement, share pledge agreement, exclusive purchase option agreement, business operation agreement, commitment letter, shareholder voting rights trust agreement, spousal consent letter and exclusive technology consulting and services agreement, are substantially the same as the corresponding contractual arrangements discussed above.

The contractual arrangements by and among iQIYI, Inc., Beijing QIYI Century, Shanghai Zhong Yuan, and the shareholder of Shanghai Zhong Yuan, including loan agreement, share pledge agreement, exclusive purchase option agreement, business operation agreement, commitment letter, shareholder voting rights trust agreement, spousal consent letter and exclusive technology consulting and services agreement, are substantially the same as the corresponding contractual arrangements discussed above.

The contractual arrangements by and among iQIYI, Inc., our subsidiary iQIYI New Media, Beijing iQIYI Cinema, and the shareholders of Beijing iQIYI Cinema, including loan agreements, share pledge agreements, exclusive purchase option agreement, exclusive management consulting and business cooperation agreement, commitment letter, power of attorney and spousal consent letters, are substantially the same as the corresponding contractual arrangements discussed above.

The contractual arrangements by and among iQIYI, Inc., our subsidiary iQIYI New Media, iQIYI Pictures, and the shareholders of iQIYI Pictures, including loan agreements, share pledge agreements, exclusive purchase option agreement, exclusive management consulting and business cooperation agreement, commitment letters, power of attorney and spousal consent letter, are substantially the same as the corresponding contractual arrangements discussed above.

In the opinion of Jingtian & Gongcheng, our PRC legal counsel:

•	the ownership structures of our consolidated affiliated entities and our wholly-foreign owned subsidiaries, both currently and immediately after giving effect to this offering, do not and will not contravene any PRC laws or regulations currently in effect; and

•	the contractual arrangements among our wholly-foreign owned subsidiaries, consolidated affiliated entities and their respective shareholder(s) governed by PRC laws are valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect, and will not contravene any PRC laws or regulations currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC counsel that if the PRC government finds that the agreements that establish the structure for operating our internet video streaming business and related business do not comply with PRC government restrictions on foreign investment in internet video streaming and related businesses, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.” and “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

OUR RELATIONSHIP WITH BAIDU

Baidu is the leading Chinese language internet search provider. Baidu has been our controlling shareholder since our launch in 2010, and will continue to control us after the completion of this offering. We enjoy significant business synergies with Baidu primarily in the form of complementary content offerings for users and cross-sale of each other’s services.

Historically, Baidu has provided us with technology, infrastructure and financial support. We operate our own technology, management, financial, legal and human resources functions separately from Baidu’s, and we will continue to establish support systems of our own after we become a public company. Therefore, any diminishment in the significant business synergy between Baidu and us will not by itself result in a material increase in our costs for the technology, management, human resources, and other support functions that we expect to establish and are not otherwise covered by the master business cooperation agreement. As our business continues to grow and after we become a public company, we expect to rely less on financing support from Baidu and increasingly rely on net cash provided by operating activities, financing through capital markets and commercial banks for our liquidity needs.

Master Business Cooperation Agreement

We have entered into a master business cooperation agreement with Baidu on January 19, 2018. The following is a summary of the major terms of the agreement. For the complete text of the agreement, please see the copy filed as an exhibit to the registration statement filed with the SEC of which this prospectus is a part.

Under the master business cooperation agreement, we and Baidu agree to cooperate with each other in areas including but not limited to AI technology, smart devices/DuerOS (the dialog-type AI system and open platform developed by Baidu), cloud services, online advertising, internet traffic, data and content, and to treat each other as the most preferred strategic partner in our areas of cooperation.

Specifically, (i) Baidu agrees to cooperate with us on leveraging AI technology to further improve our user experience; (ii) we and Baidu agree to share sales channel resources to promote smart devices/DuerOS and increase iQIYI’s market share in its industry; (iii) Baidu agrees to provide support for our cloud computing infrastructure and provide us with cloud computing infrastructure services on Baidu’s most favored terms; (iv) we and Baidu agree to cross sell our respective advertising services, and Baidu agrees to grant us priority to advertise on its platform; (v) we and Baidu agree to leverage our respective services to increase user traffic; and (vi) we and Baidu agree to allow our respective registered users and content providers to log onto each other’s platforms.

Under this agreement, (i) Baidu agrees not to compete with us in providing video content services that are the same as or substantially similar to our long-form video businesses (with the exception of existing business activities conducted by Baidu and its affiliates and of the business activities conducted by the entity that currently operates Baidu’s online video business), and (ii) we agree not to compete with Baidu in any business that is the same as or substantially similar to Baidu’s core businesses (with the exception of existing business activities conducted by us or our affiliates). Long-form video business means long-form video content services currently provided by iQIYI, such long-form video content includes but not limited to movies, TV series, network series, cartoons, variety shows, documentaries, etc. Whether any service is Baidu’s core business or is the same as or substantially similar to Baidu’s core business shall be determined by Baidu and us in a commercially reasonable manner.

The master business cooperation agreement will expire on the eighth anniversary of the date of execution, extendable for a term of eight years upon agreement by both parties. In the event we are no longer controlled by Baidu, either we or Baidu may terminate this agreement.

Loan Agreement

Under the master business cooperation agreement, Baidu will provide us with a RMB650.0 million (US$99.9 million) loan, which will mature on the fifth anniversary of the grant date. We entered into a loan agreement with Baidu with respect to such loan on January 19, 2018. The loan is interest free.

Share Purchase Agreement and Ticket Business Cooperation Agreement

On February 12, 2018, we entered into a share purchase agreement with Baidu Holdings, pursuant to which we will issue to Baidu Holdings an aggregate of 36,860,691 Class B ordinary shares. The transaction is expected to close no later than May 31, 2018. As consideration for the issuance of such shares and subject to the conditions set forth in the share purchase agreement, Baidu Holdings agreed to (i) undertake certain non-compete obligations towards us with respect to the online movie ticket and show ticket booking business of Baidu Holdings and its affiliates, (ii) direct user traffic related to such ticket business to us, (iii) provide us with technological support with respect to our ticket booking business, (iv) license certain domain names and certain intellectual property rights to us and (v) enter into a ticket business cooperation agreement with us, which has been signed concurrently.

For the complete text of the share purchase agreement and the ticket business cooperation agreement, please see the copies filed as exhibits to the registration statement filed with the SEC of which this prospectus is a part.

Termination of Certain Agreements

Pursuant to certain service agreements entered into between Baidu and us in 2011, Baidu was obligated to provide us with user traffic support. We had entered into a termination agreement with Baidu in January 2018, pursuant to which such earlier service agreements (including the traffic support obligations of Baidu therein) were terminated. For further information on such termination, see Note 25 to our consolidated financial statements included in this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of operations data for the years ended December 31, 2015, 2016 and 2017 and selected consolidated balance sheet data as of December 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2015 has been derived from our audited consolidated financial statements for the year ended December 31, 2015, which are not included in this prospectus. We have not included financial information for the years ended December 31, 2013 and 2014, as such information cannot be provided on a stand-alone and U.S. GAAP basis without unreasonable effort or expense. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

	For the Year Ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Selected Consolidated Statements of Operations Data:

Total revenues	5,318,584	11,237,407	17,378,350	2,671,003

Operating costs and expenses:
Cost of revenues(1)	(6,041,764)	(11,436,595)	(17,386,563)	(2,672,266)
Selling, general and administrative(1)	(1,204,464)	(1,765,824)	(2,674,990)	(411,138)
Research and development(1)	(499,957)	(824,482)	(1,269,806)	(195,166)

Total operating costs and expenses	(7,746,185)	(14,026,901)	(21,331,359)	(3,278,570)

Operating loss	(2,427,601)	(2,789,494)	(3,953,009)	(607,567)

Total other (expenses)/income, net	(136,345)	(271,440)	208,512	32,047

Loss before income tax	(2,563,946)	(3,060,934)	(3,744,497)	(575,520)
Income tax (expense)/benefit	(11,166)	(13,088)	7,565	1,163

Net loss	(2,575,112)	(3,074,022)	(3,736,932)	(574,357)

Accretion of redeemable convertible preferred shares	(2,342,385)	(4,874,739)	5,073,140	779,727
Extinguishment and reissuance of Series B preferred shares	—	—	(363,279)	(55,835)

Net (loss)/income attributable to ordinary shareholders	(4,917,497)	(7,948,761)	972,929	149,535

Net (loss)/earnings per share:
Basic	(14.36)	(23.20)	0.30	0.05
Diluted	(14.36)	(23.20)	(1.15)	(0.18)
Shares used in net (loss)/earnings per share computation:
Basic	342,548,237	342,548,237	342,548,237	342,548,237
Diluted	342,548,237	342,548,237	3,243,147,261	3,243,147,261
Pro forma net loss per share attributable to Class A and Class B ordinary shareholders (unaudited)(2):
Basic			(0.89)	(0.14)
Diluted			(0.89)	(0.14)
Class A ordinary shares and Class B ordinary shares used in pro forma net loss per share computation (unaudited)(2):
Basic			4,071,371,737	4,071,371,737
Diluted			4,071,371,737	4,071,371,737

Other comprehensive income
Foreign currency translation adjustments	151,062	195,255	(264,774)	(40,695)
Unrealized gains/(losses) on available-for-sale debt securities	—	2,978	(1,470)	(226)

Comprehensive loss	(2,424,050)	(2,875,789)	(4,003,176)	(615,278)

Notes:

(1)	Share-based compensation expense was allocated as follows:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Cost of revenues	5,837	9,479	34,895	5,363
Selling, general and administrative	21,330	30,447	130,994	20,133
Research and development	17,027	22,466	67,535	10,380

Total	44,194	62,392	233,424	35,876

(2)	The unaudited pro forma loss per Class A and Class B ordinary share is computed using the weighted average number of Class A and Class B ordinary shares outstanding as of December 31, 2017, and assuming the automatic conversion of all of the Company’s convertible redeemable preferred shares into ordinary shares and re-designation to Class A and Class B ordinary shares upon the closing of the Company’s IPO, as if it had occurred on January 1, 2017.

The following table presents our selected consolidated balance sheet data for the years indicated.

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
		(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	1,588,739	964,207	733,010	112,662
Short-term investments	160,000	902,978	779,916	119,871
Total current assets	4,473,910	5,154,305	5,700,528	876,156
Total assets	10,424,986	13,631,636	20,200,899	3,104,822
Total current liabilities	5,862,949	11,889,853	11,625,612	1,786,824
Total liabilities	5,877,095	11,897,142	11,918,299	1,831,810
Total mezzanine equity	12,164,428	17,039,167	22,601,664	3,473,812
Total shareholders’ deficit	(7,616,537)	(15,304,673)	(14,319,064)	(2,200,800)

The following table presents our selected cash flows for the years indicated.

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash provided by operating activities	1,070,770	2,612,121	4,011,784	616,594
Net cash used for investing activities	(3,133,375)	(6,663,100)	(10,660,674)	(1,638,515)
Net cash (used in)/provided by financing activities	(131,708)	3,411,766	6,561,110	1,008,424
Effect of exchange rate changes on cash and cash equivalents	71,951	14,681	(143,417)	(22,037)

Net decrease in cash and cash equivalents	(2,122,362)	(624,532)	(231,197)	(35,534)
Cash and cash equivalents at the beginning of the year	3,711,101	1,588,739	964,207	148,196
Cash and cash equivalents at the end of the year	1,588,739	964,207	733,010	112,662

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are an innovative market-leading online entertainment service in China. We are at the forefront of the entertainment industry in China. Our corporate DNA combines creative talent with technology, fostering an environment for the continuous innovation and production of blockbuster content. Our platform features highly popular original content, as well as a comprehensive selection of professionally-produced and partner-generated content. Through our curated premium content, we attract a massive user base with tremendous user engagement, and generate significant monetization opportunities.

We have developed multiple monetization methods to capture entertainment market opportunities in China. We generate revenues through (i) membership services, (ii) online advertising services, (iii) content distribution, and (iv) others.

We have experienced rapid growth in revenues in recent years. Our revenues increased by 111.3% from RMB5,318.6 million in 2015 to RMB11,237.4 million in 2016, and further by 54.6% from RMB11,237.4 million in 2016 to RMB17,378.4 million (US$ 2,671.0 million) in 2017. We had net losses of RMB2,575.1 million, RMB3,074.0 million, and RMB3,736.9 million (US$574.4 million) in 2015, 2016, and 2017, respectively.

General Factors Affecting Our Results of Operations

Our business and operating results are affected by general factors affecting China’s internet video industry, which include:

•	China’s overall economic growth and level of per capita disposable income;

•	mobile internet usage and penetration rate;

•	growth of online entertainment, especially internet video, and its popularity as an entertainment and advertising medium; and

•	governmental policies and initiatives affecting the Chinese internet video industry.

Unfavorable changes in any of these general industry conditions could negatively affect demand for our services and materially and adversely affect our results of operations.

Specific Factors Affecting Our Results of Operations

While our business is influenced by general factors affecting the internet video industry in China generally, we believe our results of operations are more directly affected by company specific factors, including the following major factors.

Our ability to maintain and expand our user base, as well as to maintain and enhance user engagement

We have a massive and highly engaged user base, which drives our revenue growth. Our ability to continue to effectively maintain and expand our user base will affect the growth of our business and our revenues going forward. Furthermore, the level of user engagement affects our membership services revenues. In addition, advertisers are drawn to our platform because of the size of our user base, its attractive demographics, and the level of our user engagement. Our ability to maintain and expand our user base, as well as maintain and enhance user engagement, depends on, among other things, our ability to continuously offer popular content, recommend personalized content through technological innovation and provide a superior entertainment experience.

Our ability to provide innovative and effective advertising services

We generate a majority of our revenues through the provision of online advertising services. We believe demand for our advertising services will continue to be affected by the pace of advertisement budget shift from traditional media, such as TV, to internet video advertising in China. On a more specific level, we need to provide innovative and effective advertising services to increase our existing customers’ advertising spending and to attract new advertising customers. To this end, we need to continue to strengthen the innovation and effectiveness of our advertising solutions, including our precise targeting technology, creative design, results monitoring, salesforce, distribution network and customer service capabilities.

Our ability to increase revenues from our extensive monetization channels

In addition to revenues from membership services and online advertising services, we generate revenues from content distribution, live broadcasting, online games, IP licensing, online literature and e-commerce. Our extensive monetization efforts are affected by (i) the demand for high-quality entertainment content, (ii) our bargaining power with content production, distribution and adaptation partners, and (iii) the availability of popular content on our platform. Our monetization channels have benefited from the recent boom in the entertainment industry in China and the resulting surge in demand for high-quality entertainment content. Furthermore, technological development has allowed us to pursue increasingly diversified monetization channels, including adapting popular content into a variety of derivative works based on our IP.

Our ability to produce and license premium content in a cost-effective manner

Premium content is critical to the success of our business. We need to produce and license premium content in order to deliver a differentiated and engaging entertainment experience for our users. Content cost has historically accounted for the biggest portion of our cost of revenues, representing 69.5%, 67.1% and 72.6% of our total revenues in 2015, 2016, and 2017, respectively. Our content portfolio consists of original content, content licensed from third-party professional content producers, as well as content uploaded by professional and other users. We make content production and licensing decisions based on the quality of the content, its relevance to our users’ preferences, its advertising appeal relative to its cost, as well as its potential for development into derivative entertainment products. We aim at ensuring that we realize substantial value from the content that we produce or license. Our ability to continue to manage and control our content costs while maintaining the high-quality and attractiveness of our content affects our results of operations. We expect our content cost to increase in an absolute amount as we expand our content portfolio to maintain our market leadership.

Effective investment in technology infrastructure

Our technology infrastructure is critical for us to produce and offer high-quality content, as well as to retain and attract users, customers and content partners. We must continue to upgrade and expand our technology infrastructure to keep pace with the growth of our business, to further enhance our AI and big data analytical capabilities and develop new features and services for our users and members.

Key Components of Results of Operations

Total Revenues

We derive our revenues from (i) membership services, (ii) online advertising services, (iii) content distribution and (iv) others. The following table presents our revenue lines and as percentages of our total revenues for the periods presented.

	For the Year Ended December 31,
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues:
Membership services	996,682	18.7	3,762,183	33.5	6,536,028	1,004,569	37.6
Online advertising services	3,399,935	63.9	5,650,366	50.3	8,158,924	1,254,004	46.9
Content distribution	387,687	7.4	500,952	4.4	1,191,816	183,179	6.9
Others	534,280	10.0	1,323,906	11.8	1,491,582	229,251	8.6
Total revenues	5,318,584	100.0	11,237,407	100.0	17,378,350	2,671,003	100.0

Membership services

We offer membership packages to provide our members with (i) access to our premium content, (ii) certain commercial skipping and other viewing privilege, and (iii) higher community status in our iQIYI Paopao social platform. We generate a small portion of our membership services revenue from on-demand content purchase by our users.

Online advertising services

Our advertising revenues are recognized net of advertising agency rebates. Most of advertising services are in the form of brand advertising. An increasing portion of our advertising services are in the form of in-feed advertising, which we launched in the fourth quarter of 2016.

Content distribution

We distribute video content licensed from third parties by sub-licensing such content to other third-party internet video streaming platforms, and as consideration receive either cash or the right to distribute on our platform certain licensed content from such platforms. We distribute selected original content titles outside of China and to TV stations in China.

Others

We generate revenues from various other channels, such as live broadcasting, online games and IP licensing. We generate revenues from online games primarily by distributing third-party online games and sharing revenues with them. We generate revenues from live broadcasting through the sale and consumption of virtual items purchased by viewers of our live broadcasting shows. We generate revenues from IP licensing by licensing third parties to develop related merchandise based on our IP and by licensing to third parties our popular trademarks for use in their products. In addition, we also generate revenues from online literature and e-commerce.

Operating Costs and Expenses

Our operating costs and expenses consist of (i) cost of revenues, (ii) selling, general and administrative expenses and (iii) research and development expenses.

Cost of revenues. Our cost of revenues mainly consists of content costs, bandwidth costs and others. Content costs mainly consist of expense for original content, which includes amortization of capitalized produced content and expenses recorded when production costs exceeds the total revenues to be earned; licensed content, which includes amortization and impairment of licensed copyrights; and revenue sharing cost for content uploaded by partners and cost incurred for live broadcasting hosts. Bandwidth costs are the fees we pay to telecommunications carriers and other service providers for telecommunications and other content delivery-related services. We expect that our cost of revenues will increase in the foreseeable future as we continue to produce and license premium content and our user base and level of user engagement increase over time.

Selling, general and administrative expenses. Our selling expenses primarily consist of promotional and marketing expenses and compensation for our sales and marketing personnel. We expect our selling and marketing expenses to increase in the foreseeable future as we plan to engage in more selling and marketing activities to attract new users and advertisers and to promote our brand recognition and content titles, as well as to grow our business.

Our general and administrative expenses consist primarily of salaries and benefits for our general and administrative personnel and fees and expenses for legal, accounting and other professional services. We expect our general and administrative expenses to increase in the foreseeable future as we grow our business and incur increased costs related to operating as a public company and complying with our reporting obligations under the U.S. securities laws.

Research and development expenses. Research and development expenses primarily consist of salaries and benefits for research and development personnel. We expect our research and development expenses to increase in the foreseeable future as we continue to develop new products and services to attract users and increase user engagement, and expand our monetization efforts.

Taxation

We had income tax expense of RMB11.2 million and RMB13.1 million in 2015 and 2016, respectively, and income tax benefit of RMB7.6 million (US$1.2 million) in 2017. We are subject to various rates of income tax under different jurisdictions. The following summarizes major factors affecting our applicable tax rates in the Cayman Islands, Hong Kong and the PRC.

Cayman Islands

We are an exempted company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income, corporation or capital gains tax in the Cayman Islands. In addition, our payment of dividends to our shareholders, if any, is not subject to withholding tax in the Cayman Islands.

Hong Kong

Our subsidiaries in Hong Kong are subject to the uniform tax rate of 16.5%. Under Hong Kong tax law, our subsidiaries in Hong Kong are exempted from income tax on their foreign-derived income and there is no withholding tax in Hong Kong on remittance of dividends. No provision for Hong Kong profits tax was made as we had no estimated assessable profit that was subject to Hong Kong profits tax during 2015, 2016, or 2017.

PRC

Generally, our PRC subsidiaries, our consolidated affiliated entities and their subsidiaries are subject to enterprise income tax on their taxable income in the PRC at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

Beijing QIYI Century, Beijing iQIYI, and Shanghai Zhong Yuan obtained High and New Technology Enterprises, or HNTE, status to enjoy a preferential tax rate of 15% from 2013 to 2018, from 2015 to 2017 and from 2013 to 2018, respectively, to the extent it has taxable income under the Enterprise Income Tax Law of the PRC, or EIT Law, as long as it maintains the HNTE qualification and duly conducts relevant EIT filing procedures with the relevant tax authority.

Our PRC subsidiaries, our consolidated affiliated entities and their subsidiaries are subject to VAT at a rate of 3%, 6%, or 17% on the services we provide and related surcharges.

If our holding company in the Cayman Islands or our subsidiary outside of the PRC were deemed to be a “resident enterprise” under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

Results of Operations

The following table summarizes our consolidated results of operations and as percentages of our total revenues for the years presented.

	For the Year Ended December 31,
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues:
Membership services	996,682	18.7	3,762,183	33.5	6,536,028	1,004,569	37.6
Online advertising services	3,399,935	63.9	5,650,366	50.3	8,158,924	1,254,004	46.9
Content distribution	387,687	7.4	500,952	4.4	1,191,816	183,179	6.9
Others	534,280	10.0	1,323,906	11.8	1,491,582	229,251	8.6

Total revenues	5,318,584	100.0	11,237,407	100.0	17,378,350	2,671,003	100.0

Operating costs and expenses:
Cost of revenues(1)	(6,041,764)	(113.6)	(11,436,595)	(101.8)	(17,386,563)	(2,672,266)	(100.0)
Selling, general and administrative(1)	(1,204,464)	(22.6)	(1,765,824)	(15.7)	(2,674,990)	(411,138)	(15.4)
Research and development(1)	(499,957)	(9.4)	(824,482)	(7.3)	(1,269,806)	(195,166)	(7.3)

Total operating costs and expenses	(7,746,185)	(145.6)	(14,026,901)	(124.8)	(21,331,359)	(3,278,570)	(122.7)

Operating loss	(2,427,601)	(45.6)	(2,789,494)	(24.8)	(3,953,009)	(607,567)	(22.7)
Total other (expenses)/income, net	(136,345)	(2.6)	(271,440)	(2.4)	208,512	32,047	1.2

Loss before income tax	(2,563,946)	(48.2)	(3,060,934)	(27.2)	(3,744,497)	(575,520)	(21.5)
Income tax (expense)/benefit	(11,166)	(0.2)	(13,088)	(0.1)	7,565	1,163	0.0

Net loss	(2,575,112)	(48.4)	(3,074,022)	(27.4)	(3,736,932)	(574,357)	(21.5)

Note:

(1)	Share-based compensation expense was allocated as follows:

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Cost of revenues	5,837	9,479	34,895	5,363
Selling, general and administrative	21,330	30,447	130,994	20,133
Research and development	17,027	22,466	67,535	10,380

Total	44,194	62,392	233,424	35,876

Year Ended December 31, 2017 Compared with Year Ended December 31, 2016

Revenues

Our revenues increased by 54.6% from RMB11,237.4 million in 2016 to RMB17,378.4 million (US$2,671.0 million) in 2017.

Membership services. Our membership services revenue increased by 73.7% from RMB3,762.2 million in 2016 to RMB6,536.0 million (US$1,004.6 million) in 2017, primarily driven by the increase in the number of subscribing members, which in turn results from the expansion of our user base and user engagement. The number of subscribing members increased by 68.4% from 30.2 million as of December 31, 2016 to 50.8 million as of December 31, 2017. “Subscribing members” refers to the individuals who purchased our monthly, quarterly or annual membership packages, including individuals with trial membership, and excluding individuals who used paid video on-demand service. The number of individuals with trial memberships has consistently accounted for less than 5% of the total number of subscribing members. Excluding individuals with trial memberships, the number of subscribing members increased by 66.8% from 30.0 million as of December 31, 2016 to 50.0 million as of December 31, 2017. Between the fourth quarters of 2016 and 2017, our average mobile DAUs increased by 0.5% from 125.4 million to 126.0 million, and our average mobile MAUs increased by 3.9% from 405.4 million to 421.3 million. Daily average total user time spent on our iQIYI platform increased by 15.8% from 259.1 million hours in 2016 to 300.1 million hours in 2017.

Online advertising services. Our online advertising services revenue grew by 44.4% from RMB5,650.4 million in 2016 to RMB8,158.9 million (US$1,254.0 million) in 2017, as a result of the increase of brand advertising, which is primarily due to the increase in average brand advertising revenue per brand advertiser, driven mainly by the increased attractiveness and efficiency of our advertising services, as well as the growth of our in-feed advertising service launched in the fourth quarter of 2016. Average brand advertising revenue per brand advertiser increased by 16.3% from RMB4.9 million in 2016 to RMB5.7 million (US$0.9 million) in 2017.

Content distribution. Our content distribution revenue increased by 137.9% from RMB501.0 million in 2016 to RMB1,191.8 million (US$183.2 million) in 2017, primarily caused by an increased amount of content titles distributed.

Others. Other revenues increased by 12.7% from RMB1,323.9 million in 2016 to RMB1,491.6 million (US$229.3 million) in 2017, primarily as a result of the growth in live broadcasting revenue.

Cost of revenues

Our cost of revenues increased by 52.0% from RMB11,436.6 million in 2016 to RMB17,386.6 million (US$2,672.3 million) in 2017.

Content cost. Content cost increased by 67.3% from RMB7,541.0 million in 2016 to RMB12,616.9 million (US$1,939.2 million) in 2017. The RMB5,075.9 million increase was primarily due to the increased purchase of third-party professionally-produced or partner-generated content, which increased by RMB3,633.9 million as we procured more high-quality and popular licensed content; and to a lesser extent, to the increase of RMB1,002.9 million in revenue sharing with content partners as more content was uploaded onto our platform, and to our rapid expansion of original content production, which resulted in an increase of RMB429.4 million in content cost. The increase was partially offset by a decrease of other content cost.

Bandwidth cost. Our bandwidth cost increased by 16.8% from RMB1,874.6 million in 2016 to RMB2,190.2 million (US$336.6 million) in 2017, primarily as a result of the increased bandwidth necessary to support the growth of our user traffic and better user experience.

Gross Loss

As a result of the foregoing, we had gross losses of RMB199.2 million and RMB8.2 million (US$1.3 million) in 2016 and 2017, respectively. Our gross losses as a percentage of total revenues decreased between 2016 and 2017, which was primarily attributed by the decrease of bandwidth cost as a percentage of total revenues, resulting from application efficiency being improved by technology. However, content cost as a percentage of total revenues increased as we continued to produce and offer high-quality content, especially popular original content. We expect our cost of revenues to increase on an absolute basis as traffic to our platform increases, user base of our platform grows, the resolution of our videos improves and as we produce and acquire more high-quality content to enrich user experience in our diversified monetization channels. In the short run, increase of cost of revenues may still outpace revenue as we devote more resources on original content production. In the long run, however, we expect the increase of revenue will outpace cost of revenues as a result of our rapid growth and the resulting economies of scale, as well as our technological innovations with respect to content delivery and bandwidth usage. However, we cannot provide an accurate estimate as to when we will achieve gross profit. For specific factors that may constrain our ability to reverse our gross loss, see “Risk Factors—Risks Related to Our Business and Industry—We have incurred net losses since our inception and may continue to incur losses in the future.”

Selling, general and administrative expenses

Selling expenses increased by 45.4% from RMB1,524.5 million in 2016 to RMB2,217.0 million (US$340.8 million) in 2017, primarily due to the increase in advertising expenses and the increase in sales and marketing personnel salaries and benefits. Our advertising expenses increased by 51.3% from RMB907.9 million in 2016 to RMB1,373.3 million (US$211.1 million) in 2017 as we increased our brand and content promotional spending, and our spending on user acquisition channels, including mobile device manufacturers, search engines and mobile app stores. Our sales and marketing personnel compensation expenses increased by 45.5% from RMB426.8 million in 2016 to RMB621.2 million (US$95.5 million) in 2017 primarily due to the increased headcount. Our sales and marketing personnel headcount increased from 909 as of December 31, 2016 to 1,239 as of December 31, 2017.

General and administrative expenses increased by 89.7% from RMB241.4 million in 2016 to RMB458.0 million (US$70.3 million) in 2017, primarily due to the increase in personnel compensation expenses and professional service fees. Our general and administrative personnel compensation expenses increased by 107.7% from RMB90.8 million in 2016 to RMB188.6 million (US$29.0 million) in 2017, primarily due to increased headcount and average compensation level. Our general and administrative personnel headcount increased from 255 as of December 31, 2016 to 344 as of December 31, 2017. Our professional service fees increased by 104.5% from RMB38.2 million in 2016 to RMB78.1 million (US$12.0 million) in 2017 primarily due to procurement of audit and legal services.

Research and development expenses

Our research and development expenses increased by 54.0% from RMB824.5 million in 2016 to RMB1,269.8 million (US$195.2 million) in 2017, primarily due to the increase in research and development personnel compensation expenses. Our research and development personnel compensation expenses increased by 58.7% from RMB704.7 million in 2016 to RMB1,118.1 million (US$171.8 million) in 2017 primarily due to the increased headcount and average compensation level. Our research and development personnel headcount increased from 1,998 as of December 31, 2016 to 2,608 as of December 31, 2017.

Income tax expense

We had an income tax expense of RMB13.1 million in 2016, which resulted from the net profit position of certain operating entities in the PRC. In 2017, RMB7.6 million (US$1.2 million) income tax benefit was recognized, which can be carried forward to offset future tax payable.

Net loss

As a result of the foregoing, we had net losses of RMB3,074.0 million and RMB3,736.9 million (US$574.4 million) in 2016 and 2017, respectively.

Year Ended December 31, 2016 Compared with Year Ended December 31, 2015

Revenues

Our revenues increased by 111.3% from RMB5,318.6 million in 2015 to RMB11,237.4 million in 2016.

Membership services. Our membership services revenue increased by 277.5% from RMB996.7 million in 2015 to RMB3,762.2 million in 2016, primarily driven by the increase in the number of subscribing members, which in turn results from the expansion of our user base and user engagement. The number of subscribing members increased by 182.7% from 10.7 million as of December 31, 2015 to 30.2 million as of December 31, 2016. Excluding individuals with trial memberships, the number of subscribing members increased by 180.4% from 10.7 million as of December 31, 2015 to 30.0 million as of December 31, 2016. Between the fourth quarters of 2015 and 2016, our average mobile DAUs increased by 42.0% from 88.3 million to 125.4 million, and our average mobile MAUs increased by 10.9% from 365.5 million to 405.4 million. Daily average total user time spent on our iQIYI platform increased by 52.5% from 169.9 million hours in 2015 to 259.1 million hours in 2016.

Online advertising services. Our online advertising services revenue grew by 66.2% from RMB3,399.9 million in 2015 to RMB5,650.4 million in 2016, primarily as a result of the increase in average brand advertising revenue per brand advertiser, driven mainly by the increased attractiveness and efficiency of our advertising services, and partially offset by the decrease in the number of brand advertisers. Average brand advertising revenue per brand advertiser increased by 80.3% from RMB2.7 million in 2015 to RMB4.9 million in 2016.

Content distribution. Our content distribution revenue increased by 29.2% from RMB387.7 million in 2015 to RMB501.0 million in 2016, primarily caused by an increased amount of content titles distributed.

Others. Other revenues increased by 147.8% from RMB534.3 million in 2015 to RMB1,323.9 million in 2016, primarily as a result of the growth in live broadcasting revenue.

Cost of revenues

Our cost of revenues increased by 89.3% from RMB6,041.8 million in 2015 to RMB11,436.6 million in 2016.

Content cost. Content cost increased by 104.1% from RMB3,694.4 million in 2015 to RMB7,541.0 million in 2016. The RMB3,846.6 million increase was primarily due to the increased purchase of third-party professionally-produced or partner-generated content, which increased by RMB1,954.6 million as we have increased procurement for high-quality and popular licensed content; and to a lesser extent, to the increase of RMB822.7 million in revenue sharing with content partners as more content was uploaded onto our platform, and to our rapid expansion of original content production, which resulted in an increase of RMB549.4 million in content cost.

Bandwidth cost. Our bandwidth cost increased by 60.6% from RMB1,167.0 million in 2015 to RMB1,874.6 million in 2016, primarily as a result of the increased bandwidth necessary to support the growth of our user traffic and better user experience.

Gross Loss

As a result of the foregoing, we had gross losses of RMB723.2 million and RMB199.2 million in 2015 and 2016, respectively. Our gross losses as a percentage of total revenues significantly decreased between 2015 and 2016, which was primarily attributed by the decrease of bandwidth cost as a percentage of total revenues, resulting from application efficiency being improved by technology. Content cost as a percentage of total revenues also decreased.

Selling, general and administrative expenses

Selling expenses increased by 47.7% from RMB1,032.0 million in 2015 to RMB1,524.5 million in 2016, primarily due to the increase in advertising expenses and the increase in sales and marketing personnel salaries and benefits. Our advertising expenses increased by 69.1% from RMB536.9 million in 2015 to RMB907.9 million in 2016 as we increased our brand and content promotional spending, and our spending on user acquisition channels, including mobile device manufacturers, search engines and mobile app stores. Our sales and marketing personnel compensation expenses increased by 29.8% from RMB328.9 million in 2015 to RMB426.8 million in 2016 primarily due to the increased headcount. Our sales and marketing personnel headcount increased from 698 as of December 31, 2015 to 909 as of December 31, 2016.

General and administrative expenses increased by 40.0% from RMB172.4 million in 2015 to RMB241.4 million in 2016, primarily due to the increase in professional service fees, office expenses and personnel compensation expenses. Our professional service fees increased by 61.4% from RMB23.6 million in 2015 to RMB38.2 million in 2016 primarily due to procurement of audit and legal services. Our general and administrative personnel compensation expenses increased by 29.3% from RMB70.2 million in 2015 to RMB90.8 million in 2016 primarily due to increased headcount. Our general and administrative personnel headcount increased from 222 as of December 31, 2015 to 255 as of December 31, 2016.

Research and development expenses

Our research and development expenses increased by 64.9% from RMB500.0 million in 2015 to RMB824.5 million in 2016, primarily due to the increase in research and development personnel compensation expenses. Our research and development personnel compensation expenses increased by 69.2% from RMB416.4 million in 2015 to RMB704.7 million in 2016 primarily due to the increased headcount and average compensation level. Our research and development personnel headcount increased from 1,345 as of December 31, 2015 to 1,998 as of December 31, 2016.

Income tax expense

We had an income tax expense of RMB11.2 million in 2015 and RMB13.1 million in 2016. Our income tax expense in 2015 and 2016 resulted from the net profit position of certain operating entities in the PRC.

Net loss

As a result of the foregoing, we had net losses of RMB2,575.1 million and RMB3,074.0 million in 2015 and 2016, respectively.

Selected Quarterly Results of Operations

The following table sets forth our unaudited consolidated statement of operations data for each of the six quarters from July 1, 2016 to December 31, 2017. The unaudited quarterly statement of operations data set forth below have been prepared on the same basis as our audited annual consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented. Our historical results are not necessarily indicative of the results to be expected for any future period. The following quarterly financial data for the periods indicated are qualified by reference to and should be read in conjunction with our consolidated financial statements and related notes which are included elsewhere in this prospectus.

	For the Three Months Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands of RMB and unaudited)
Revenues:
Membership services	1,168,433	1,262,952	1,329,976	1,579,530	1,696,697	1,929,825
Online advertising services	1,625,802	1,340,261	1,473,445	1,908,453	2,634,187	2,142,839
Content distribution	118,588	117,835	196,016	486,263	276,052	233,485
Others	344,833	434,068	284,597	352,073	343,647	511,265

Total revenues	3,257,656	3,155,116	3,284,034	4,326,319	4,950,583	4,817,414

Operating costs and expenses:
Cost of revenues(1)	(3,140,991)	(3,121,314)	(3,558,628)	(4,394,981)	(4,897,843)	(4,535,111)
Selling, general and administrative(1)	(465,324)	(552,369)	(496,145)	(627,623)	(777,038)	(774,184)
Research and development(1)	(229,972)	(243,920)	(268,880)	(294,371)	(342,328)	(364,227)

Total operating costs and expenses	(3,836,287)	(3,917,603)	(4,323,653)	(5,316,975)	(6,017,209)	(5,673,522)

Operating loss	(578,631)	(762,487)	(1,039,619)	(990,656)	(1,066,626)	(856,108)

Total other (expenses)/income, net	(49,476)	(180,817)	(79,110)	38,191	15,599	233,832

Loss before income taxes	(628,107)	(943,304)	(1,118,729)	(952,465)	(1,051,027)	(622,276)

Income tax (expense)/benefit	(2,831)	(4,139)	(840)	(705)	(786)	9,896

Net loss	(630,938)	(947,443)	(1,119,569)	(953,170)	(1,051,813)	(612,380)

Note:

(1)	Share-based compensation was allocated as follows:

	For the Three Months Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands of RMB and unaudited)
Cost of revenues	3,492	2,984	10,695	7,988	8,190	8,022
Selling, general and administrative	10,681	8,301	43,863	29,058	29,381	28,692
Research and development	6,537	5,105	23,075	14,240	15,255	14,965

Total	20,710	16,390	77,633	51,286	52,826	51,679

Notwithstanding the fluctuations of our quarterly results of operations as discussed below, we have achieved significant revenue growth in the last six quarters. Our quarterly revenues were primarily generated from our membership services and online advertising services, and to a lesser extent, from content distribution and other revenues. We have experienced lower online advertising services revenue in the first quarter of each year in connection with the Chinese New Year holiday as advertisers limit their budget for online platforms and less blockbuster content is released during the period. We have generally achieved the fastest revenue growth in the third quarter, driven by summer holidays and more popular content titles being released on our platform, thereby providing more space for advertisements and attracting more paying members.

Our quarterly operating costs and expenses generally increased in absolute amounts during the period from July 1, 2016 to September 30, 2017, as our revenues increased and we acquired more content and used more bandwidth, expanded market promotion and recruited more experienced employees. Our quarterly operating costs and expenses decreased between the third and fourth quarters of 2017, primarily because less blockbuster content was released in the fourth quarter of 2017. Our operating loss as a percentage of revenue increased from July 1, 2016 to March 31, 2017 and decreased afterwards, primarily because of economy of scale and of our more mature technology to manage bandwidth as well as more efficient expenditure on market promotion.

Liquidity and Capital Resources

Prior to this offering, our principal sources of liquidity have been net cash provided by operating activities, debt financing support from Baidu, as well as private placements of preferred shares and convertible notes. As of December 31, 2017, we had RMB733.0 million (US$112.7 million) in cash and cash equivalents. Our cash and cash equivalents primarily consist of cash on hand and highly liquid investments, which are unrestricted from withdrawal or use, or which have original maturities of three months or less when purchased. As of December 31, 2017, we had RMB779.9 million (US$119.9 million) in short-term investments. Our short-term investments consisted of available-for-sale debt securities with maturities of less than one year purchased from commercial banks and other financial institutions.

Our total current liabilities were RMB11,625.6 million (US$1,786.8 million) as of December 31, 2017, which primarily included RMB7,041.3 million (US$1,082.2 million) in accounts payable and RMB2,511.2 million (US$386.0 million) in accrued expenses and other liabilities.

We had working capital (defined as total current assets deducted by total current liabilities) deficits as of December 31, 2016 and 2017. Historically, we have not been profitable nor generated positive net cash flows. Accounts payable amounted to RMB4,184.6 million and RMB7,041.3 million (US$1,082.2 million) as of December 31, 2016 and 2017, respectively. A substantial majority of our accounts payable is due to third party content and bandwidth providers. The increase in accounts payable was primarily a result of our continued significant investments to acquire premium licensed copyrights and expand our content offering.

The working capital deficits will restrict our liquidity position and have a negative impact on our ability to repay current liabilities.

We prudently manage our working capital to support our business and operations. In terms of financing activities, we have been actively seeking additional financings to improve our liquidity position and we have been able to raise capital through private placements to investors. We completed the US$1.53 billion convertible notes financing in 2017, which were converted to Series G preferred shares in October 2017, obtained multiple lines of credit from commercial banks and have secured from Baidu another loan of around RMB650.0 million in early 2018. In terms of business initiatives, we will (i) continue to work closely with our advertising customers and suppliers in order to optimize our payment terms, (ii) continue to pursue strategies to increase our revenues from membership services, live broadcasting services and in-feed advertising services, where customers usually prepay for our services, and (iii) continue to strengthen our content production capabilities in order to gain more pricing power over our content sourcing efforts.

We believe that our current cash and cash equivalents, proceeds from this offering and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the 12 months following this offering. We may, however, need additional capital in the future to fund our continued operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. As we will continue to invest in both original and licensed content and technology to support our growth, we may not be able to improve our working capital position or to achieve a surplus beyond the next 12 months. In the future, should we require additional liquidity and capital resources to fund our business and operations, we may need to obtain additional financing, including financing from new and/or existing shareholders, and financing generated through capital market and commercial banks. See “Risk Factors—Risks Related to Our Business and Industry—We have significant working capital requirements and have historically experienced negative working capital balances. If we continue to experience such negative working capital balances in the future, it could have a material adverse effect on our business, financial condition and results of operations.”

As of December 31, 2017, 68.2% of our cash and cash equivalents and short-term investments were held in the PRC, while 62.6% of our cash and cash equivalents and short-term investments were held by our consolidated affiliated entities and their subsidiaries.

Although we consolidate the results of our consolidated affiliated entities and their subsidiaries, we only have access to the assets or earnings of our consolidated affiliated entities and their subsidiaries through our contractual arrangements with our consolidated affiliated entities and their shareholders. See “Corporate History and Structure—Contractual Arrangements with the Consolidated Affiliated Entities and Their Respective Shareholders.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “—Holding company structure.”

In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with business operations in China in offshore transactions. However, most of these uses are subject to PRC regulations and approvals. For example:

•	capital contributions to our PRC subsidiaries must be approved by or filed with the MOFCOM in its foreign investment comprehensive management information system; and

•	loans by us to our PRC subsidiaries to finance their activities cannot exceed the difference between its registered capital and its total investment amount as recorded in the foreign investment comprehensive management information system or, as an alternative, only procure loans subject to the Risk-Weighted Approach and the Net Asset Limits and must be registered with SAFE or its local branches or filed with SAFE in its information system.

See “Regulation—Regulations on Foreign Exchange.” There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries. This is because there is no statutory limit on the amount of registered capital for our PRC subsidiaries, and we are allowed to make capital contributions to our PRC subsidiaries by subscribing for their initial registered capital and increased registered capital, provided that the PRC subsidiaries completes the relevant filing and registration procedures. With respect to loans to the PRC subsidiaries by us, (i) if the relevant PRC subsidiaries determine to adopt the traditional foreign exchange administration mechanism, or the Current Foreign Debt mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiaries and there is, in effect, no statutory limit on the amount of loans that we can make to our PRC subsidiaries under this circumstance since we can increase the registered capital of our PRC subsidiaries by making capital contributions to them, subject to the completion of relevant registrations, and the difference between the total investment and the registered capital will increase accordingly; and (ii) if the relevant PRC subsidiaries determine to adopt the foreign exchange administration mechanism as provided in the PBOC Notice No. 9, or the Notice No. 9 Foreign Debt mechanism, the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in the PBOC Notice No. 9, shall not exceed 200% of the net asset of the relevant PRC subsidiary. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries.

A majority of our future revenues are likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, Renminbi may be converted into foreign exchange for current account items, including profit distributions, interest payments and trade-and service related foreign exchange transactions.

Our PRC subsidiaries may convert Renminbi amounts that they generate in their own business activities, including technical consulting and related service fees pursuant to their contracts with the consolidated affiliated entities, as well as dividends they receive from their own subsidiaries, into foreign exchange and pay them to their non-PRC parent companies in the form of dividends. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE and its local branches. The total amount of loans we can make to our PRC subsidiaries cannot exceed statutory limits and must be registered with the local counterpart of SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the MOFCOM and the amount of registered capital of such foreign-invested company.

The following table sets forth a summary of our cash flows for the years indicated.

	For the Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	1,070,770	2,612,121	4,011,784	616,594
Net cash used for investing activities	(3,133,375)	(6,663,100)	(10,660,674)	(1,638,515)
Net cash (used in)/provided by financing activities	(131,708)	3,411,766	6,561,110	1,008,424
Effect of exchange rate changes on cash and cash equivalents	71,951	14,681	(143,417)	(22,037)

Net decrease in cash and cash equivalents	(2,122,362)	(624,532)	(231,197)	(35,534)
Cash and cash equivalents at the beginning of the year	3,711,101	1,588,739	964,207	148,196
Cash and cash equivalents at the end of the year	1,588,739	964,207	733,010	112,662

Net cash provided by operating activities

Net cash provided by operating activities increased from RMB2,612.1 million in 2016 to RMB4,011.8 million (US$616.6 million) in 2017 primarily due to the combined effect of increase in net loss, as adjusted for non-cash items, and changes in operating assets and liabilities. Net loss increased by RMB662.9 million from RMB3,074.0 million in 2016 to RMB3,736.9 million (US$574.4 million) in 2017. A key factor that caused operating cash inflow was the increase in the amortization and impairment of licensed copyrights and produced content from RMB4,822.9 million in 2016 to RMB8,693.6 million (US$1,336.2 million) in 2017 as a result of continued expansion of our content portfolio to maintain our market leadership. Operating cash inflow was partially offset by an increase in changes in produced content of RMB1,089.8 million from RMB872.4 million in 2016 to RMB1,962.2 million (US$301.6 million) in 2017, primarily due to our increased expenditures on original content production.

Net cash provided by operating activities increased from RMB1,070.8 million in 2015 to RMB2,612.1 million in 2016 primarily due to the combined effect of increase in net loss, as adjusted for non-cash items, and changes in operating assets and liabilities. Net loss increased by RMB498.9 million from RMB2,575.1 million in 2015 to RMB3,074.0 million in 2016. Key factors that caused operating cash inflow included (i) the increase in the amortization and impairment of licensed copyrights and produced content from RMB2,525.3 million in 2015 to RMB4,822.9 million in 2016 as a result of continued expansion of our content portfolio to maintain our market leadership, and (ii) the increase of customer advances and deferred revenue of RMB237.3 million from RMB219.5 million in 2015 to RMB456.8 million in 2016, which is consistent with membership services revenue growth. Operating cash inflow was partially offset by an increase in changes in produced content of RMB534.5 million from RMB337.9 million in 2015 to RMB872.4 million in 2016, primarily due to our increased expenditures on original content production.

Net cash used for investing activities

Net cash used for investing activities increased from RMB6,663.1 million in 2016 to RMB10,660.7 million (US$1,638.5 million) in 2017 primarily due to (i) an increase of acquisition of licensed copyrights from RMB5,290.8 million in 2016 to RMB9,087.4 million (US$1,396.7 million) in 2017 as result of the continued expansion of our content portfolio.

Net cash used for investing activities increased from RMB3,133.4 million in 2015 to RMB6,663.1 million in 2016 primarily due to an increase of acquisition of licensed copyrights from RMB2,586.1 million in 2015 to RMB5,290.8 million in 2016 as result of the continued expansion of our content portfolio.

Net cash (used in) / provided by financing activities

Net cash provided by financing activities increased from RMB3,411.8 million in 2016 to RMB6,561.1 million (US$1,008.4 million) in 2017 primarily due to (i) proceeds of RMB10,528.2 million from the issuance of convertible notes in 2017, and (ii) partially offset by net proceeds from related parties of RMB3,311.8 million in 2016 to net repayments of loans to related parties of RMB4,506.0 million (US$692.6 million) in 2017.

The change in net cash provided by financing activities between 2015 and 2016 was primarily due to proceeds from loans we received from Baidu in 2016.

Contractual obligations

The following table sets forth our contractual obligations by specified categories as of December 31, 2017.

	Payment due by December 31,
	Total	2018	2019	2020	2021	2022 and after
	(in RMB thousands)
Operating lease obligations(1)	1,666,718	1,512,618	124,701	16,764	10,953	1,682

Purchase obligations(2)	16,562,694	6,146,266	5,377,993	2,800,675	895,652	1,342,108

Long-term debt obligations(3)	294,000	10,000	10,000	274,000	—	—
Non-cancelable capital lease obligations and purchase obligations for fixed assets	32,313	32,313	—	—	—	—

Total	18,555,725	7,701,197	5,512,694	3,091,439	906,605	1,343,790

Notes:

(1)	Operating lease obligations represent our obligations for leasing office premises and bandwidth.
(2)	Purchase obligations represent our future minimum payments under non-cancelable agreements for licensed copyrights.
(3)	In April 2017, Shanghai iQIYI entered into a three-year loan agreement with Bank of China (Shanghai Branch), pursuant to which Shanghai iQIYI is entitled to borrow a secured RMB denominated loan of RMB299.0 million (US$46.0 million) with an annual interest rate at 94% of the benchmark three-year lending rate published by the People’s Bank of China. The loan is intended for the general working capital. In April 2017, Shanghai iQIYI drew down RMB299.0 million (US$46.0 million) with an interest rate of 4.47%. The principal shall be repaid by installments from September 2017 to April 2020. In 2017, Shanghai iQIYI repaid RMB5.0 million of principal. The principal, interest, related penalties and other costs of the loan under this agreement were guaranteed by Beijing iQIYI, who is jointly and severally liable to the creditor.

In June 2017, Beijing iQIYI entered into a banking facility agreement with China Minsheng Bank (Beijing Branch), pursuant to which Beijing iQIYI is entitled to borrow a RMB denominated loan of up to RMB300.0 million (US$46.1 million) for general working capital purposes and is repayable in one year. The repayment of any loans under the banking facility agreement is guaranteed by Beijing QIYI Century. In November 2017, Beijing QIYI Century received a letter of credit from Beijing iQIYI. Beijing QIYI Century discounted the letter of credit and related receivable to China Minsheng Bank (Beijing Branch) for proceeds of RMB131.5 million (US$20.2 million) and the same amount was considered drawn down as a loan at an effective interest rate of 4.78%. Further, Beijing iQIYI drew down RMB62.2 million (US$9.6 million) at an annual interest rate of 5.00%. As the legal isolation criteria was not met, the transfer of the receivable balance did not qualify as a transfer of financial assets and is accounted for as a secured borrowing.

In August 2017, Beijing iQIYI entered into a banking facility agreement with China Merchants Bank (Beijing Branch), as supplemented in September 2017, pursuant to which Beijing iQIYI is entitled to borrow a RMB denominated loan of up to RMB200.0 million (US$30.7 million) for general working capital purposes and is repayable in one year. The repayment of any loans under the banking facility agreement are guaranteed by Beijing QIYI Century and Shanghai iQIYI. Concurrently, Beijing QIYI Century factored a receivable due from Beijing iQIYI of RMB105.7 million (US$16.2 million) to China Merchants Bank (Beijing branch) and the same amount was considered drawn down as a loan at an effective interest rate of 4.11%, or the receivable factoring transaction. As the legal isolation criteria was not met, the receivable factoring transaction did not qualify as a transfer of financial assets and is accounted for as a secured borrowing.

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2017.

Holding company structure

iQIYI, Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries, our consolidated affiliated entities and their subsidiaries in China. As a result, iQIYI, Inc.’s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and our consolidated affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of our wholly foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our consolidated affiliated entities may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

The table below sets forth the respective revenues contribution and assets of iQIYI, Inc. and our wholly-owned subsidiaries and our consolidated affiliated entities as of the dates and for the periods indicated:

	Total revenues(1)			Total assets
	For the year ended December 31, 2015	For the year ended December 31, 2016	For the year ended December 31, 2017	As of December 31, 2016	As of December 31, 2017
iQIYI, Inc. and its wholly-owned subsidiaries	6.0%	4.3%	5.7%	41.0%	40.2%
Consolidated affiliated entities	94.0%	95.7%	94.3%	59.0%	59.8%

Total	100%	100%	100%	100%	100%

Note:

(1)	The percentages exclude the inter-company transactions and balances between iQIYI, Inc. and its wholly-owned subsidiaries and the consolidated affiliated entities.

Off-Balance sheet commitments and arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

Our revenues and expenses are mainly denominated in Renminbi. Renminbi is not freely convertible into foreign currencies for capital account transactions. The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation subsided and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

To date, we have not entered into any material hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. To the extent that we need to convert U.S. dollars we received from this offering into Renminbi for our operations or capital expenditures, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

We estimate that we will receive net proceeds of approximately US$2,176 million from this offering if the underwriters do not exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$18.00 per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus). Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the U.S. dollar against Renminbi, from a rate of RMB6.5063 to US$1.00 as of December 29, 2017 to a rate of RMB7.1569 to US$1.00, will result in an increase of RMB1,416 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the Renminbi, from a rate of RMB6.5063 to US$1.00 as of December 29, 2017 to a rate of RMB5.8557 to US$1.00, will result in a decrease of RMB1,416 million in our net proceeds from this offering.

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest income may fall short of expectations due to changes in market interest rates.

Inflation

To date, inflation in the PRC has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2015, 2016 and 2017 were increases of 1.6%, 2.1% and 1.8%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in the PRC. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.

Critical accounting policies, judgment and estimates

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect our reporting of, among other things, assets and liabilities, contingent assets and liabilities and total revenues and expenses. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since our financial reporting process inherently relies on the use of estimates and assumptions, our actual results could differ from what we expect. This is especially true with some accounting policies that require higher degrees of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. For further information on our significant accounting policies, see Note 2 to our consolidated financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Consolidation of Affiliated Entities

In order to comply with PRC laws and regulations limiting foreign ownership of or imposing conditions on value-added telecommunication services, internet, value-added telecommunication-based online advertising, online audio and video services and mobile application distribution businesses, we operate our internet platform and conduct our value-added telecommunication-based online advertising, online audio and video services and mobile application distribution businesses through our affiliated entities in China by means of contractual arrangements. We have entered into certain exclusive agreements with the affiliated entities through our subsidiaries, which obligate them to absorb a majority of the risk of loss and receive a majority of the residual returns from the affiliated entities’ activities. In addition, we have entered into certain agreements with the affiliated entities and the nominee shareholders of affiliated entities, which enable us to direct the activities that most significantly affect the economic performance of the affiliated entities. Based on these contractual arrangements, we consolidate the affiliated entities as required by SEC Regulation SX-3A-02 and ASC topic 810, Consolidation, because we hold all the variable interests of the affiliated entities and are the primary beneficiary of the affiliated entities. We will reconsider the initial determination of whether a legal entity is a consolidated affiliated entity upon certain events listed in ASC 810-10-35-4 occurred. We will also continuously reconsider whether we are the primary beneficiary of our affiliated entities as facts and circumstances change. See “Risk Factors—Risks Related to Our Corporate Structure.”

Revenue recognition

Our revenues are derived principally from membership services, online advertising services, and content distribution. Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the related fee is reasonably assured under ASC subtopic 605-10, Revenue Recognition: Overall, or ASC 605-10.

Membership services

We offer membership services which provide subscribing members access to streaming of premium content in exchange for a non-refundable upfront membership fee. Membership periods range from one month to twelve months. The receipt of membership fees is initially recorded as deferred revenue and we recognize revenue ratably over the membership period as services are rendered.

Online advertising services

We sell advertising services primarily to third-party advertising agencies and a small portion are sold directly to advertisers. Advertising contracts are signed to establish the price and advertising services to be provided. Pursuant to the advertising contracts, we provide advertisement placements on its web pages in different formats, including but not limited to video, banners, links, logos, brand placement and buttons. We perform a credit assessment of the customer to assess the collectability of the contract price prior to entering into contracts. For contracts where we provide customers with a bundle of advertising services, primarily for advertisements to be displayed in different spots, placed under different forms and occur at different time, we first determine whether each identified deliverable qualifies as a separate unit of accounting. For the arrangements with deliverables considered to be separate units of accounting, we allocate the total consideration of the arrangements based on their relative selling price, with the selling price of each deliverable determined using vendor-specific objective evidence, or VSOE, of selling price, third-party evidence, or TPE, of selling price, or management’s best estimate of the selling price, or BESP, and recognize revenue as each service deliverable is provided. We consider all reasonably available information in determining the BESP, including both market and entity-specific factors.

We provide various sales incentives to its customers, including cash incentives in the form of commissions to certain third-party advertising agencies and noncash incentives such as discounts and advertising services provided free of charge in certain bundled arrangements, which are negotiated on a contract by contract basis with customers. We have a general policy regarding the volume of advertising services to be provided free of charge which depends largely on the volume of advertising services purchased by the advertiser. We evaluate all advertising services in a bundled arrangement, whether provided for consideration or free or charge, pursuant to ASC 605-25, Revenue Recognition: Multiple-Element Arrangements to determine whether it qualifies as a deliverable and separate unit of accounting.

Content distribution

We also generate revenues from sub-licensing content licensed from third party vendors for cash or through nonmonetary exchanges with other online video broadcasting companies. The exclusive licensing agreement we enter into with the vendors has a definitive license period and gives us rights to sub-license these contents to other third parties. We enter into a non-exclusive sub-license agreement with a sub-licensee for a period that falls within the original exclusive license period. For cash sub-licensing transactions, we receive a fixed amount of the sub-license fee upfront under the sub-licensing arrangements and do not have any future obligation once we have provided the underlying content to the sub-licensee (which is provided at or before the beginning of the sub-license period). In accordance with ASC subtopic 926-605, Entertainment-Films: Revenue Recognition, or ASC 926-605, we recognize the amount of the sub-license fee as revenue at the beginning of the sub-license period only when we meet all the following criteria: persuasive evidence of a sub-licensing arrangement with a customer exists, the content has been delivered or is available for immediate and unconditional delivery, the sub-license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale, the arrangement fee is fixed or determinable and collection of the arrangement fee is reasonably assured.

We also enter into nonmonetary transactions to exchange online broadcasting rights of licensed copyrights with other online video broadcasting companies from time to time. The exchanged licensed copyrights provide rights for each party to broadcast the licensed copyrights received on its own platform only. Each transferring party retains the right to continue broadcasting the exclusive content on its own website and/or sublicense the rights to the content it surrendered in the exchange. We account for these nonmonetary exchanges in accordance with ASC topic 845, Nonmonetary Transactions, or ASC 845, and record the transaction based on the fair value of the asset surrendered. Barter sublicensing revenues are recognized in accordance with the same ASC 926-605 criteria above and when there are no other future obligations under the agreement. We estimate the fair value of the contents surrendered based on various factors, including comparable cash sublicensing transactions and relative size, scale, and market share of counterparties to the exchange.

The attributable cost of the barter transaction is recognized as cost of revenues through the amortization of the sublicensing right component of the exclusive licensed copyright, computed using the individual-film-forecast-computation method in accordance with ASC topic 926, Entertainment—Films, or ASC 926.

Others

Other revenues mainly include revenues from live broadcasting, online games and online literature.

Live broadcasting

We operate a live broadcasting platform, iQIYI Show, whereby our users can follow their favorite hosts and shows in real time through live broadcasting. Our users can purchase virtual currency for usage in iQIYI Show to acquire consumable virtual gifts, which are simultaneously presented to hosts to show their support or time-based virtual items, which enables users to enjoy additional functions and privileges for a specified time period.

We derive revenues from the sale of virtual items and record revenue on a gross basis as we act as the principal in the transaction. We operate the live broadcasting platform and determine the price of virtual items sold. Costs incurred from services provided by the hosts is recognized as cost of revenues. To facilitate the sale of virtual items, we bundle special privileges and virtual items as a package at a discounted price and we allocate the arrangement consideration to the separate units of accounting based on their relative selling prices. Revenue from the sale of consumable virtual gifts is recognized when consumed by the user, or, in the case of time-based virtual items, recognized ratably over the period each virtual item is made available to the user. Virtual currency sold by us but not yet consumed by the purchasers is recorded as “Customer advances and deferred revenue”.

Online games

We distribute online games operated by third-party game developers. We act as an agent while the game developer is the primary obligor in these arrangements in accordance with ASC subtopic 605-45, Revenue Recognition, Principal Agent Considerations, or ASC 605-45. Therefore, we recognize revenue on a net basis based on the ratios pre-determined with the online game developers when all the revenue recognition criteria set forth in ASC 605 are met, which is generally when the user purchases virtual currencies issued by the game developers.

Online literature

We distribute online literature authorized by third-party book organizations and original authors through our online platform and charge customers fees based on the number of words in chapters or a membership fee. We are acting as the primary obligor in the arrangement in accordance with ASC 605-45 and recognize revenue on a gross basis when all the revenue recognition criteria set forth in ASC 605 are met.

Produced content, net

We produce and contract external parties to produce films and episodic series to exhibit on our internet platform. Produced content includes direct production costs, production overhead and acquisition costs and is stated at the lower of unamortized cost or estimated fair value. Produced content also includes cash expenditures made to acquire a proportionate share of certain rights to films including profit sharing, distribution and/or other rights. Produced content exceeding the total revenues to be earned, or ultimate revenue, is expensed as cost of revenues.

We use the individual-film-forecast-computation method to amortize our produced content based on the ratio of current period actual revenue (numerator) to estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator) in accordance with ASC 926-20, Entertainment-Films, Other Assets-Film Costs. We periodically review our estimates of ultimate revenue estimates for our produced content and adjustments, if any, will result in prospective changes to our amortization rates. We review our unamortized produced content costs for impairment whenever events or circumstances indicate that the fair value of the produced content may be less than its unamortized cost.

Licensed copyrights, net

Licensed copyrights consist of professionally-produced content such as movies, television series, variety shows, sports and other video content acquired from external parties. The license fees are capitalized and, unless prepaid, a corresponding liability recorded when cost of the content is known, the content has been accepted by us in accordance with the conditions of the license agreement and the content is available for its first showing on our internet platform. Licensed copyrights are carried at the lower of unamortized cost or net realizable value. Licensed copyrights are presented on the balance sheet as current and non-current based on estimated time of usage.

We have two types of licensed copyrights, (i) non-exclusive licensed copyrights and (ii) exclusive licensed copyrights. With non-exclusive licensed copyrights, we have the right to broadcast the contents on its own internet platform. While, with exclusive licensed copyrights, in addition to the broadcasting right, we also have the right to sublicense the underlying contents to third parties.

Non-exclusive licensed copyrights, mainly comprising of newly released movies, television series and seasonal variety shows, are generally amortized using an accelerated method based on historical viewership consumption patterns. Other non-exclusive licensed copyrights, mainly comprising of library movies, television series and variety shows and certain non-episodic features, are amortized on a straight-line basis, as the consumption pattern based on historical viewing data supports this amortization method. Estimates of the consumption patterns for licensed copyrights are reviewed periodically and revised, if necessary. The major factors that impact our viewership consumption patterns include film box office, ratings for television series and variety shows, user traffic on our platforms, placement schedule, user tastes and preferences, emerging cultural trends, merchandising and marketing efforts. When the amortization pattern is revised, it is accounted for as a change in accounting estimate prospectively in accordance with ASC topic 250, Accounting Changes and Error Corrections, or ASC 250.

The purchase cost of exclusive licensed copyrights includes a broadcasting right and a right to sublicense to third parties, and we allocate the content cost to these two rights when the exclusive licensed copyrights are initially recognized based on the relative proportion of our estimate of the total revenues that will be generated by each right. For the broadcasting right, which is the portion of an exclusive licensed copyright that generates direct and indirect advertising and membership revenues, the content costs are amortized in accordance with ASC subtopic 920-350, Entertainment-Broadcasters: Intangibles—Goodwill and Other, or ASC 920-350, using the same method as non-exclusive licensed copyrights as described above. For the right to sublicense to third parties, which is the portion of an exclusive licensed copyright that generates direct revenues, the content costs are amortized in accordance with ASC 926 using an individual-film-forecast-computation method, which amortizes such costs based on the ratio of the actual sublicensing revenues generated for the current period to the total sublicensing revenues estimated to be generated by the sublicensing right. We revisit the forecasted total direct revenues on a periodic basis and any resulting changes to such estimates and the resulting amortization expense are accounted for prospectively as a change in accounting estimate in accordance with ASC 250.

On a periodic basis, we evaluate the program usefulness of the broadcasting rights of its licensed copyrights and record such rights at the lower of unamortized cost or estimated net realizable value pursuant to the guidance in ASC 920-350. When there is a change in the expected usage of licensed copyrights, we estimate net realizable value of licensed copyrights to determine if any impairment exists.

Net realizable value is determined by estimating the expected cash flows generated from provision of online advertising and membership services, less any direct costs, over the remaining useful lives of the non-exclusive licensed copyrights. We estimate advertising and membership cash flows for each category of content. Estimates that impact advertising and membership cash flows include anticipated levels of demand for our online advertising and membership services and the expected selling prices of our advertisements and membership. For the right to sublicense to third parties, we assess recoverability in accordance with ASC 926-20.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in a business combination. We assesse goodwill for impairment in accordance with ASC subtopic

350-20, Intangibles—Goodwill and Other: Goodwill, or ASC 350-20, which requires that goodwill be tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events, as defined by ASC 350-20.

A reporting unit is defined as an operating segment or one level below an operating segment referred to as a component. We determine reporting units by first identifying operating segments, and then assess whether any components of these segments constituted a business for which discrete financial information is available and our chief operating decision maker, or CODM, regularly reviews the operating results of that component. We had one reporting unit because our CODM does not regularly review component financial information below the consolidated level.

We have the option to assess qualitative factors first to determine whether it is necessary to perform the two-step test in accordance with ASC 350-20. We believe, as a result of the qualitative assessment that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, the two-step quantitative impairment test described above is required. Otherwise, no further testing is required. In the qualitative assessment, we consider primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. In performing the two-step quantitative impairment test, the first step compares the carrying amount of the reporting unit to the fair value of the reporting unit. If the fair value of the reporting unit exceeds the carrying value of the reporting unit, goodwill is not impaired and we are not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of the goodwill is greater than its implied fair value, the excess is recognized as an impairment loss. Application of a goodwill impairment test requires significant management judgment and actual results may differ from those used in valuations. The judgment in estimating the fair value of the reporting unit includes estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for the reporting unit.

Impairment of long-lived assets other than goodwill

We evaluate long-lived assets, such as fixed assets and purchased or acquired intangible assets with finite lives other than licensed copyrights, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with ASC subtopic 360-10, Property, Plant and Equipment: Overall or ASC 360-10. When such events occur, we assess the recoverability of the long-lived assets based on the undiscounted future cash flows the long-lived assets are expected to generate at the lowest level of identifiable cash flows. We recognize an impairment loss when the estimated undiscounted future cash flow expected to result from the use of the long-lived assets plus net proceeds expected from the eventual disposition of the long-lived assets, if any, is less than their carrying values. If we identify an impairment, we reduce the carrying value of the long-lived assets to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. We use estimates and judgments in its impairment tests and if different estimates or judgments had been utilized, the timing or the amount of any impairment charges could be different.

Income taxes

We follow the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate. We have elected to classify interest and penalties related to an uncertain tax position, if and when required, as part of income tax expense in the consolidated statements of comprehensive loss.

We apply the provisions of ASC subtopic 740, Accounting for Income Taxes, or ASC 740, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. We recognize in our consolidated financial statements the benefit of a tax position if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Our estimated liability for unrecognized tax benefits are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. As each audit is concluded, adjustments, if any, are recorded in our financial statements. Additionally, in future periods, changes in facts and circumstances, and new information may require us to adjust the recognition and measurement estimates with regard to changes in individual tax position. Changes in recognition and measurement estimates are recognized in the period which the change occurs.

Redeemable convertible preferred shares

The redeemable convertible preferred shares, or Preferred Shares, are classified as mezzanine equity as they may be redeemed at the option of the holders on or after an agreed upon date outside the sole control of us or redeemable upon a deemed liquidation event. The holders of the Preferred Shares have the ability to convert the instrument into our ordinary shares. We early adopted Accounting Standards Update (“ASU”) 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, or ASU 2014-16, for all periods presented. ASU 2014-16 requires the use of the whole instrument approach to determine whether the nature of the host contract in a hybrid instrument is more akin to debt or to equity. We evaluated the embedded conversion option in the Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features. The conversion option of the Preferred Shares does not qualify for bifurcation accounting because the conversion option is clearly and closely related to the host instrument and the underlying ordinary shares are not publicly traded nor readily convertible into cash. The contingent redemption options and registration rights of the Preferred Shares did not qualify for bifurcation accounting because the underlying ordinary shares were neither publicly traded nor readily convertible into cash. There were no other embedded derivatives required to be bifurcated.

Beneficial conversion features exist when the conversion price of the Preferred Shares is lower than the fair value of the ordinary shares at the commitment date, which is the issuance date in our case. When a beneficial conversion feature, or BCF, exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the Preferred Shares as a contribution to additional paid-in capital. No BCF was recognized for Preferred Shares as the fair value per ordinary share at the commitment date was less than the most favorable conversion price. We determined the fair value of our ordinary shares with the assistance of an independent third party valuation firm.

The contingent conversion price adjustment is accounted for as a contingent BCF. In accordance with ASC paragraph 470-20-35-1, changes to the conversion terms that would be triggered by future events not controlled by the issuer should be accounted as contingent conversions, and the intrinsic value of such conversion options would not be recognized until and unless a triggering event occurred. No contingent BCF was recognized for any of the Preferred Shares for the years ended December 31, 2015, 2016 and 2017, respectively.

As the Preferred Shares (other than the Series A-1 Preferred Shares) will become redeemable solely based on the passage of time should the contingent events not occur, we chose to recognize changes in the redemption value over the period from the date of issuance to the earliest redemption date of the Preferred Shares using the interest method.

Modification of redeemable convertible preferred shares

We assess whether an amendment to the terms of its redeemable convertible preferred shares is an extinguishment or a modification using the fair value model. If the change in fair value of the redeemable convertible preferred shares immediately after the amendment exceeds 10% from the fair value of the redeemable convertible preferred shares immediately before the amendment, the amendment is considered an extinguishment. An amendment that does not meet this criterion is a modification. When redeemable convertible preferred shares are extinguished, the difference between the fair value of the consideration transferred to the redeemable convertible preferred shareholders and the carrying amount of the redeemable convertible preferred shares (net of issuance costs) is treated as a deemed dividend to or contribution from the redeemable convertible preferred shareholders. When redeemable convertible preferred shares are modified, a new effective interest rate to equate the future contractual cash flows (redemption amount) to the carrying amount is determined and applied to accretion on a prospective basis by analogy to ASC 470-50.

Share-based Compensation Expense and Valuation of Our Ordinary Shares

We account for share-based compensation in accordance with ASC topic 718, Compensation-Stock Compensation, or ASC 718.

We have elected to recognize share-based compensation using the straight-line method for all share-based awards granted with graded vesting based on service conditions. Forfeiture rates are estimated based on historical experience and future expectations of employee turnover rates and are periodically reviewed. If required vesting conditions are not met and the share-based awards are forfeited, previously recognized compensation expense relating to those awards are reversed. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. To the extent we revise these estimates in the future, the share-based payments could be materially impacted in the period of revision, as well as in following periods. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest.

We account for share-based awards issued to non-employees in accordance with ASC subtopic 505-50, Equity: Equity-based Payments to Non-Employees, or ASC 505-50. The measurement date of the fair value of a share-based award issued to a non-employee is the date on which the counterparty’s performance is completed as there is no associated performance commitment. The expense is recognized in the same manner as if we had paid cash for the services provided by non-employees.

We, with the assistance of an independent third party valuation firm, determined the fair value of share-based awards granted to employees and non-employees.

We calculated the estimated fair value of the options on the respective grant dates using a binomial option pricing model with assistance from independent valuation firms, with the following assumptions:

	2016		2017		2018
Risk-free interest rate		2.27%		2.27%		2.86%
Volatility		43.45%		43.37%		42.13%
Expected exercise multiple		2.3		2.3		2.3
Dividend yield		—		—		—
Exercise price	US$	0.51	US$	0.51	US$	0.51
Fair value of option	US$	0.49	US$	0.53	US$	2.12

Determining the fair value of the share options required us to make complex and subjective judgments, assumptions and estimates, which involved inherent uncertainty. Had we used different assumptions and estimates, the resulting fair value of the share options and the resulting share-based compensation expenses could have been different.

The following table sets forth the fair value of options and ordinary shares estimated at the dates of option and restricted share unit, or RSU, grants indicated below with the assistance from an independent valuation firm:

Date of Options/RSUs Grant	Options/RSUs Granted	Exercise Price		Fair Value of Option/ RSU		Fair Value of Ordinary Shares		Discount for Lack of Marketability	Discount Rate	Type of Valuations
August 6, 2016	60,103,247	US$	0.51	US$	0.49	US$	0.82	12%	17.5%	Retrospective
February 14, 2017	127,163,896	US$	0.51	US$	0.53	US$	0.89	9%	17.5%	Retrospective
December 15, 2017	720,000		—	US$	1.92	US$	1.92	4%	16.5%	Retrospective
February 28, 2018	100,748,427	US$	0.51	US$	2.12	US$	2.57	0%	14.8%	Retrospective

For valuation dates before February 28, 2018, valuations of our ordinary shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants’ Practice Aid, Valuation of Privately–Held Company Equity Securities Issued as Compensation, and with the assistance of an independent appraisal firm from time to time. The assumptions we use in the valuation model are based on future expectations combined with management judgment, with inputs of numerous objective and subjective factors, to determine the fair value of our ordinary shares, including the following factors:

•	our operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	the prices, rights, preferences and privileges of our convertible preferred shares relative to our ordinary shares;

•	the likelihood of achieving a liquidity event for the ordinary shares underlying these share-based awards, such as an initial public offering;

•	any adjustment necessary to recognize a lack of marketability for our ordinary shares; and

•	the market performance of industry peers.

In order to determine the fair value of our ordinary shares underlying each share-based award grant, we first determined our business enterprise value, or BEV, and then allocated the BEV to each element of our capital structure (convertible preferred shares and ordinary shares) using a hybrid method comprising the probability-weighted expected return method and the option pricing method. In our case, three scenarios were assumed, namely: (i) the liquidation scenario, in which the option pricing method was adopted to allocate the value between convertible preferred shares and ordinary shares, and (ii) the redemption scenario, in which the option pricing method was adopted to allocate the value between convertible preferred shares and ordinary shares, and (iii) the mandatory conversion scenario, in which equity value was allocated to convertible preferred shares and ordinary shares on an as-if converted basis. Increasing probability was assigned to the mandatory conversion scenario during fiscal year 2015 and the subsequent periods in light of preparations for our initial public offering.

As of February 28, 2018, the fair value of our ordinary shares were determined in accordance with the mid-point of the estimated range of the initial public offering price, or $2.57 per common share.

In determining the fair value of our ordinary shares, we applied the income approach / discounted cash flow, or DCF, analysis based on our projected cash flow using management’s best estimate as of the valuation date. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

Fair value of our ordinary shares increased from US$0.82 in June 2016 to US$0.89 in February 2017 was primarily due to the decrease of the marketability discount.

Fair value of our ordinary shares increased from US$0.89 in February 2017 to US$1.92 in December 2017 was primarily due to (i) the organic growth of our business; (ii) we became the largest internet video streaming service in China in terms of user time spent and average total MAUs in 2017, according to iResearch; (iii) the conversion of convertible notes invested by external investors in January 2017 were converted into Series G preferred shares in October 2017, which improved our financial situation; (iv) a review of our actual financial performance achieved in 2017, which made our projected financials less uncertain and decreased our discount rate from 17.5% to 16.5%; and (v) the marketability discount decreased from 9% in February 2017 to 4% in December 2017.

Fair value of our ordinary shares increased from US$1.92 on December 15, 2017 to US$2.57, mid-point of the estimated price range shown on the front cover of this prospectus. This increase is primarily due to (i) a significant increase in our subscribing members from 50.8 million as of December 31, 2017 to 60.1 million as of February 28, 2018; (ii) the growth in the scale of our business operations which reduced our market risk premium and decreased our discount rate from 16.5% on December 15, 2017 to 14.5% on February 28, 2018; and (iii) a decrease in the marketability discount from 4% on December 15, 2017 to 0% on February 28, 2018, as we publicly filed the registration statement on Form F-1 on February 27, 2018 and progressed further toward the completion of this offering.

Recently issued accounting pronouncements

Please see a more detailed discussion in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

According to the iResearch Report, China has the largest internet and mobile internet user base in the world, with approximately 765 million internet users, including 752 million mobile internet users, as of December 31, 2017. China’s internet and mobile internet user base is expected to reach 880 million and 870 million, respectively, as of December 31, 2022, according to the same report. Internet will continue to reshape many aspects of people’s lives in China, including entertainment.

The entertainment industry in China is still at an early stage of development, compared with that of developed economies. The ratio of culture and entertainment industry GDP to total GDP was 4.1% in China in 2016, according to the National Bureau of Statistics of China, compared with 6.5% in the United States, according to the iResearch Report. As China’s per capita GDP continues to grow, the culture and entertainment industry in China, propelled by rapidly improving internet infrastructure and increasing consumer demand for entertainment, is poised for sustainable and strong growth in China.

According to the iResearch Report, the market size of China’s entertainment industry is expected to reach approximately RMB2,768.6 billion by 2022, representing a CAGR of 17.3% since 2016. China’s entertainment industry is comprised of online and offline entertainment. Online entertainment industry in China consists of internet video, live broadcasting, short-form video, online literature, digital music and recreational internet anime and comic markets.

Online Entertainment Industry in China

Consistent with the global trend, people in China have been increasingly transitioning from enjoying traditional offline entertainment to online entertainment. In China, average daily time spent per user on TV has decreased from 169 minutes in 2012 to 152 minutes in 2016, while average daily time spent per mobile device on mobile internet video across all platforms has increased from 13 minutes in 2012 to 95 minutes in 2016, representing a CAGR of 63.6%, according to the iResearch Report. Furthermore, according to the same report, in 2016, daily time spent on internet video per device in China has surpassed that in the United States.

The following chart demonstrates the historical and projected market size of China online entertainment industry from 2012 to 2022.

China online entertainment industry market size

Source: the iResearch Report

Internet entertainment is gaining popularity in China mainly for the following reasons:

•	Internet entertainment is available anytime and anywhere, which enables users to choose entertainment according to their tastes instead of availability.

•	Technology enables a variety of innovative entertainment formats, further expanding users’ internet entertainment options.

•	Internet entertainment platforms can leverage data analytics to personalize content delivery and enhance user experience.

•	Internet entertainment enjoys greater creative flexibility and provides a broader range of choices that cater to a larger user base than traditional forms of entertainment, which are more restricted in their content and forms of distribution.

Internet Video Industry in China

Rapid Growth of Internet Video Industry in China

Video is the leading online entertainment format in China. Internet video industry in China has experienced rapid growth. According to the iResearch Report, in 2016, out of total time spent by users on online entertainment in China, over 80% was spent on internet videos. According to the same report, China’s internet video users have increased from 372 million in 2012 to 545 million in 2016, and is expected to further increase to 766 million in 2022, representing 66.4%, 74.6%, and 87.0% of total internet users in China in these respective years.

The growth of internet video industry in China is driven largely by the following factors:

•	Internet video platforms are increasingly functioning as key aggregators and distributors of entertainment content. Internet video platforms provide a broad range of content verticals that cater to different users, effectively competing for a greater share of users’ entertainment time. Video platforms have become increasingly engaged in various stages of content production and introduced diversified, personalized video content to cater to their large user base.

•	Internet video platforms, powered by AI and big data technologies, can deliver more customized entertainment experience.

•	Internet video platforms enable users to conveniently post, view and share videos, providing an interactive and engaging user community.

High-quality and Rich Content is Critical to Internet Video Platforms in China

As Chinese users become more focused on the quality and originality of video content, having a deep collection of high-quality entertainment content and possessing related intellectual property rights is critical to the success of internet video platforms in China. As a result, China’s internet video platforms focus on professionally-produced content, or PPC, to cater to viewers’ demand. Internet video platforms in China typically rely on a combination of self-production and broadcasting-right-licensing models to ensure the supply of PPC on the platforms. A professional team with expertise in systematically producing, licensing and promoting of high-quality content is essential for continued success of an internet video platform in China.

Developing various forms of entertainment content based on popular IP has also become an important trend in the internet video industry in China. Derivative forms of content based on popular IP, such as drama series, films and animation, enhance users’ entertainment experience. Users interested in one entertainment format are likely drawn to other works inspired by the same IP, enabling internet video platforms to achieve synergy among different content formats around the same IP.

The internet video industry in China also benefits from a highly fragmented content production and distribution ecosystem. Whereas cable TV distributors in the United States often operate their own vertically integrated content production units, traditional TV networks in China are typically separated and distinct from content producers. According to the iResearch Report, as of December 31, 2017, China had over 2,000 TV networks and over 14,000 video content production studios that are largely independent of the TV networks. This industry landscape provides leading internet video platforms in China with greater bargaining power in procuring quality content and expanding content libraries. Additionally, content production is highly decentralized in China. In 2017, the top 50 video titles aired over the internet in China were produced or co-produced by 81 different studios, according to the iResearch Report. In contrast, internet content distribution is dominated by a few leading players in China. In 2017, the top three internet video platforms in China occupied around 73.8% of users’ time spent on all internet video platforms, according to the iResearch Report.

Monetization Opportunities in the Internet Video Industry in China

Internet video platforms in China currently generate revenues mainly from membership services and online advertising. Monetization through derivative works is also expected to become an increasingly important revenue source. The industry has shifted from heavy reliance on online advertising revenues to a more balanced and diversified revenue generation model.

Membership services. Chinese consumers are increasingly willing to pay fees to internet video platforms to access premium content and quality services. According to the iResearch Report, paying ratio of internet video users in China, as measured by number of users who pay for video content related services during the year as a percentage of total number of internet video users in the same year, has increased from approximately 1.2% in 2012 to 13.2% in 2016, and is expected to further increase to 40.0% in 2022. Membership services payments from users can be re-invested by the platforms to produce or acquire more premium content, reinforcing and augmenting the services’ value proposition to consumers, thereby attracting more paying users. Additionally, users who pay in the form of membership package are likely to visit the platforms more often, increasing user stickiness and related monetization opportunities. According to the iResearch Report, Netflix’s domestic paying members as of the end of 2016 represented approximately 28.1% of total internet video users in the United Stated in 2016. In terms of the average revenue per paying user, or ARPU, Netflix’s U.S. domestic streaming segment’s ARPU was approximately US$110.5 in 2016, according to the iResearch Report, implying significant growth potential for internet video platforms in China. We believe that the convenience and high penetration of mobile internet, online payment methods and improving IP protection are conducive to the growth of membership services market size in China. Furthermore, as internet video platforms in China increasingly focus on original content and intellectual property protection, internet users are ever more likely to pay for membership services from more than one platform, according to the iResearch Report.

China internet video industry membership services market size

Source:	the iResearch Report
Note:	Market size of “membership services” in the above chart includes payments from users for video related services, including membership package and on-demand payments.

We believe that the membership services market has significant room for growth as China’s internet video industry continues to develop. The membership services model is still at an early stage of development in China, relative to that in the United States. According to Motion Picture Association of America, the movie box office in the Northern America was US$11.4 billion in 2016, while the domestic membership services revenue from Netflix was approximately US$5.1 billion in the same year. In contrast, according to GAPPRFT, the movie box office in China was approximately RMB45.7 billion (US$6.9 billion) in 2016, while the membership services market size of the entire internet video industry in China was approximately RMB12.1 billion (US$1.8 billion) in the same period, according to the iResearch Report.

Online Advertising. Online advertising in China has experienced rapid growth and is expected to continue its growth momentum. According to the iResearch Report, China online advertising market size has increased from approximately RMB77.3 billion in 2012 to RMB290.2 billion in 2016 and is expected to reach RMB1,032.3 billion in 2022, contributing approximately 16.5%, 44.7%, and 78.5% of total advertising market size in the respective years. In particular, in-feed advertisement emerged as an innovative advertising format that enables advertisers to tailor their advertisement based on target users’ profile, and is gaining increasing popularity among advertisers. According to the same report, in-feed advertising market size increased from approximately RMB2.4 billion in 2013 to RMB32.6 billion in 2016 and is expected to reach RMB360.9 billion in 2022.

Compared with traditional media, advertising on internet video platforms is gaining popularity among advertisers. The market size of traditional TV advertising as a percentage of the total advertising market size in China has decreased from approximately 22.3% in 2012 to 16.2% in 2016, and expected to further decrease to 7.1% in 2022, while market size of advertising on internet video platforms as a percentage of total advertising market size in China has increased from 1.4% in 2012 to 5.0% in 2016, and is expected to further increase to 9.6% in 2022, according to the iResearch Report. Internet video platforms appeal to advertisers because they provide a more diverse set of advertising formats, such as in-feed advertisements. Internet video platforms with a large, engaged user base and strong targeted advertising capabilities offer an especially compelling value proposition to advertisers.

China internet video industry advertising market size

Source:	the iResearch Report
Note:	Advertising market size in the above chart includes all advertising gross billings generated by internet video platform companies and video service segment of portal websites

Monetization of Derivative Works. Internet video platforms in China also generate increasing revenues from new monetization channels and opportunities, such as adapting popular entertainment content into a variety of derivative works including animation, online games, and offline merchandizing. However, this monetization model is still at an early stage in China, compared to the robust monetization ecosystem in developed economies such as the United States. We believe that as China’s entertainment industry matures, emerging monetization models will provide internet video platforms in China with tremendous growth potential.

BUSINESS

Our Mission

We aspire to become a technology-based entertainment giant that brings fun and joy to people and their families.

Business Overview

iQIYI is an innovative market-leading online entertainment service in China.

We are at the forefront of the entertainment industry in China. Our corporate DNA combines creative talent with technology, fostering an environment for the continuous innovation and production of blockbuster content. Our platform features highly popular original content, as well as a comprehensive selection of professionally-produced and partner-generated content. Through our curated premium content, we attract a massive user base with tremendous user engagement, and generate significant monetization opportunities.

We are one of the largest internet companies in China in terms of user base. We have successfully built iQIYI into a widely-recognized brand among users, content partners and advertisers, and have redefined online entertainment in China. We are the largest internet video streaming service in China in terms of user time spent and average total MAUs in 2017, according to iResearch. We reshaped the internet video streaming industry in China by successfully cultivating users’ willingness to pay for content. Our subscribing members reached 60.1 million as of February 28, 2018, over 98% of whom were paying subscribing members. Through our license partner, we also operate the largest smart TV video streaming service in China as measured by monthly active devices in December 2017, according to the iResearch Report. For the three months ended December 31, 2017, we had approximately 421.3 million average mobile MAUs and approximately 126.0 million average mobile DAUs, while our average PC MAUs and average PC DAUs reached 424.1 million and 53.7 million, respectively. In December 2017, our users watched a total of 9.2 billion hours of videos on our platform, and spent an average of 1.7 hours per day per user watching video content on our mobile apps. We have also built a leading entertainment-based social media platform, iQIYI Paopao, for fans to follow and interact with celebrities and the entertainment community. iQIYI Paopao had approximately 45.8 million average mobile DAUs for the three months ended December 31, 2017.

We pride ourselves in establishing a track record of producing blockbuster original content. In 2017, our original content accounted for 5 of the top 10 original internet variety shows and 6 of the top 10 original internet drama series in China based on each title’s peak monthly active users, according to the iResearch Report. The Lost Tomb ( ), one of the first high-budget original internet drama series in China that we released in 2015, generated more than 100 million video views within the first 24 hours of debut and over 4 billion video views in total. Since 2015, we have released several award-winning multi-genre original titles, such as The Mystic Nine ( ) and Burning Ice ( ), which two titles in aggregate have generated approximately 13 billion video views. We also pioneered and produced a number of internet variety shows that are highly popular, such as Qipa Talk ( ), released in 2014 and currently in its fourth season, and The Rap of China ( ), each of which has generated over 3.0 billion video views. Leveraging on our initial success, we have extended selected popular titles into multi-season format.

Our powerful content distribution capability makes us the go-to partner in China for premium content providers. Equipped with our deep-learning predictive algorithms and massive user data, we have developed industry-leading tools to select third-party content. During 2017, iQIYI featured 42 of the top 50 most popular drama series, variety show and film titles streamed on the internet in China based on each title’s peak monthly active users, according to the iResearch Report. We have also built a comprehensive content library catering to the diverse tastes of our users, and cultivated emerging content providers. Our growing network of iQIYI partner accounts provides us with high-quality partner-generated content. This network also enables thousands of content providers to distribute content effectively and monetize their followings through revenue sharing arrangements with us.

We distinguish ourselves in the online entertainment industry by our leading technology platform powered by advanced AI, big data analytics and other core proprietary technologies. Our core proprietary technologies are critical to producing content that caters to user tastes, delivering superior entertainment experience to our users, improving operational efficiency, and increasing return on investment for our advertisers and monetization opportunities for content providers. For example, for our highly popular original title The Rap of China ( ), we used advanced AI technology in our casting process to select the most suitable celebrities for the show as well as for real-time frame analysis to study user preferences.

We have developed a diversified monetization model to capture multiple opportunities arising from the rapid growth of the online entertainment industry in China. We generate revenues through membership services, online advertising services and a suite of IP-related monetization methods, including content distribution. We pioneered a large scale paid content subscription business in China. Our membership services revenue increased by 277.5% from RMB996.7 million in 2015 to RMB3,762.2 million, and further by 73.7% from RMB3,762.2 million in 2016 to RMB6,536.0 million (US$1,004.6 million) in 2017. Membership services revenue as a percentage of total revenues increased from 18.7% in 2015 to 33.5% in 2016, and further to 37.6% in 2017. For the foreseeable future, we expect membership services as a percentage of total revenues to remain at a similar level as that in 2017. We appeal to advertisers through broad and efficient user reach, as well as innovative and effective advertising products. Our online advertising revenue grew by 66.2% from RMB3,399.9 million in 2015 to RMB5,650.4 million in 2016, and further by 44.4% from RMB5,650.4 million in 2016 to RMB8,158.9 million (US$1,254.0 million) in 2017. We have proven capabilities of adapting a single popular work into a variety of entertainment products, creating multiple channels to amplify the popularity and monetary value of the original work. Our sophisticated monetization model fosters an environment for high-quality content production and distribution on our platform, which in turn expands our user base and increases user engagement, creating a virtuous cycle.

We enjoy significant synergies with our parent company Baidu. Baidu has provided us with technology, infrastructure and financial support. Our close cooperation in AI technology, user traffic and infrastructure sharing allows us to strengthen our respective leading market positions. We have no experience operating as a stand-alone public company. After this offering, we will face enhanced administrative and compliance requirements, which may result in substantial costs. Furthermore, upon the completion of this offering, Baidu will beneficially own all of our outstanding high voting Class B ordinary shares and continue to be our controlling shareholder. Baidu’s voting control may cause transactions to occur that might not be beneficial to you as a holder of ADSs and may prevent transactions that could have been be beneficial to you. See “Risk Factors—Risks Related to Our Carve-out from Baidu and Our Relationship with Baidu—Baidu will control the outcome of shareholder actions in our company.” As our business continues to grow and after we become a public company, we expect to rely less on financing support from Baidu and increasingly rely on net cash provided by operating activities, financing through capital markets and commercial banks for our liquidity needs.

We have grown rapidly with total revenues increasing by 111.3% from RMB5,318.6 million in 2015 to RMB11,237.4 million in 2016, and further by 54.6% from RMB11,237.4 million in 2016 to RMB17,378.4 million (US$2,671.0 million) in 2017. We had net losses of RMB2,575.1 million, RMB3,074.0 million, and RMB3,736.9 million (US$574.4 million) in 2015, 2016, and 2017, respectively.

Our Competitive Strengths

We have successfully built iQIYI into a widely-recognized brand among users, content partners and advertisers, and have redefined online entertainment in China. We believe our success to date is primarily attributable to the following key competitive strengths:

We Have a Massive and Highly Engaged User Base

We are one of the largest internet companies in China in terms of user base. According to iResearch, our iQIYI mobile app had the fourth largest mobile MAU base and ranked second in terms of total user time spent, in each case among all mobile apps in China in December 2017.

We are the largest internet video streaming service in China in terms of user time spent and average total MAUs in 2017, according to iResearch. We are the largest internet video streaming service in China in both mobile app and PC in terms of MAUs, average DAUs and total user time spent in December 2017, according to the iResearch Report. In December 2017, among video streaming services, we had 32.8% total time spent market share on mobile app, and 31.2% total time spent market share on PC, according to the iResearch Report. We have consistently ranked No. 1 since July 2015 in terms of combined PC and mobile video streaming total time spent market share, according to iResearch. Through our license partner, we also operate the largest smart TV video streaming service in China as measured by monthly active devices in December 2017, according to the iResearch Report.

We have a highly engaged user base. In December 2017, our users spent an average of 1.7 hours per day per user watching video content on our mobile apps. In December 2017, our iQIYI mobile app ranked No. 1 in terms of average monthly time spent per user among all internet video streaming mobile apps in China, according to iResearch. We have also successfully built iQIYI Paopao as a leading entertainment-based social media platform for fans to interact with celebrities and the entertainment community. By strengthening the connection between fans, celebrities and content, our platform enhances user engagement and stickiness.

We Produce Highly Popular, Trend-setting Original Content

Over the years, we have developed industry-leading content origination and self-production capability. We produce highly popular, trend-setting original content, which attracts a massive user base and differentiates us from competitors. In 2017, we released 5 of the top 10 original internet variety shows and 6 of the top 10 original internet drama series in China, according to the iResearch Report.

We have established a proven approach to producing original blockbuster content. We have a large pool of creative talents within our company who incubate original ideas. Our highly experienced in-house creative talents collaborate closely with IP owners, authors, screenplay writers, performers, and other partners in the content creation process. We continually release successful original titles and expand original content genres. For example, in 2017, our self-produced rap reality show, The Rap of China ( ), transformed hip-hop music from a niche entertainment format into a cultural phenomenon in China. The Rap of China ( ) has generated over 3.0 billion video views.

We Offer Premium Third-party Content and a Vast and Diversified Content Library

Equipped with strong content distribution capability, we are the go-to internet video streaming platform in China for premium content providers. Our strong partnership with premium content providers enables us to continually curate a comprehensive repertoire of blockbuster content. Our platform featured 42 out of the top 50 most popular drama series, variety show and film titles streamed on the internet in China during 2017, according to the iResearch Report. In addition to top Chinese content providers, we collaborate with leading global premium content providers, including the “Big Six” Hollywood production studios, top TV networks in the U.S. and Netflix, which further enriches our premium content offerings.

To cater to the tastes of Chinese users across their diverse spectrum, in particular the long-tail content interests of our users that individually generate lower level of video views but collectively make up significant content demand, we license content from thousands of professional content providers and have built a vast and diversified library of professionally produced content. As of December 31, 2017, our content library included over 70,000 titles of drama series, variety shows, films, kids programs, documentaries, animations, sports programs as well as other various genres of program, covering more than 30 content categories. This vast and diversified content library has helped us attract users of different ages and backgrounds and increase user engagement.

We Cultivate a Vibrant Partner-generated-content System

China’s content production industry is highly fragmented. There are thousands of domestic content production houses and emerging internet content providers that lack adequate distribution channel and monetization capability. We have partnered with content providers with proven track records or great potentials and developed iQIYI partner accounts, an internet content open platform, to cultivate a vibrant partner-generated-content system. We set industry standards for new online content formats. For example, our 60-plus-minute length standard for internet films has been widely accepted by the market.

We empower content providers to efficiently distribute content to our massive users and build their own fan base. Our big data analytics tools enable content providers to reach targeted users and improve content production quality. We help content providers to monetize their content in multiple ways, such as paid video views, virtual item rewards, and advertisements, and we strengthen our partnership through revenue sharing arrangements. As a result, content providers can effectively distribute and monetize their content on our platform, and are motivated to continually create popular content for us, which further enriches our content offerings to allow us to attract more users, creating a virtuous self-reinforcing cycle. For example, in 2017, 533 internet film production houses in China distributed over 1,300 internet films on our platform.

We Capture Extensive Monetization Opportunities

We are the frontrunner in content monetization in China. Leveraging our industry-leading content creation and distribution capabilities, we have developed extensive monetization means that primarily generate revenues through membership services, online advertising and content distribution. We also generate revenues through a suite of IP-related monetization channels.

We reshaped the internet video streaming industry in China by successfully cultivating users’ willingness to pay for content. As of December 31, 2017, we had approximately 50.8 million subscribing members, representing 68.4% year-over-year growth. Our blockbuster content and innovation in operations continually enable us to expand our member base. For example, The Lost Tomb ( ), our premium original internet series, was released in June 2015. After two trial episodes, we altered the traditional weekly broadcasting schedule to release the complete season for members, which successfully attracted approximately 3.3 million new subscribing members. Our original titles have started generating meaningful revenues with efficient cost structure.

We have attracted a large base of brand advertising customers, and further expanded our online advertising customer base by rapidly ramping up our in-feed ads. Leveraging our highly popular original content, we are further improving our brand advertising pricing power and making further inroads into the traditional TV brand advertising budgets of advertisers. For example, the price for a 60-second ad spot during the season finale of The Rap of China ( ) reached a record breaking RMB45 million.

Leveraging our high-quality original content and massive user traffic, we generate revenues through a suite of IP-related monetization channels, such as content distribution, live broadcasting, online games and IP licensing. Our IP ownership of the original content gives us flexibility in derivative content adaptations. Moreover, we monetize our massive traffic by providing online games and live broadcasting services on our platform.

We Have Developed a Robust Technology Platform

We have developed a robust technology platform that powers every major aspect of our business, including content creation, production, procurement, categorization, distribution, display, intellectual property protection and monetization, as well as customer service.

For users, our proprietary visual and audio technology allows us to deliver a reliable, immersive and rewarding entertainment experience. We have developed sophisticated big data analytics capability and built a massive user and content database, which enable us to profile our users precisely and deliver accurate and personalized content recommendation.

For internal business operations, our technology makes us more efficient. Our AI allows us to more accurately forecast box office and internet traffic impact of new title releases, which optimizes our selection of content and improves return on investments in content acquisition. For example, powered by deep learning algorithms, our 180-day in-advance forecast model of box office receipts for 100 films achieved a statistically significant accuracy rate of above 80%, and our 360-day and 180-day in-advance forecast models of drama series video views for 109 titles achieved statistically significant accuracy rates of above 80%. In addition, technology also plays an important role in our content creation process. We also leverage our big data technology to intelligently match suggested cast with screenplay’s character settings.

For our advertising customers and content partners, our sophisticated advertising technology tailors advertisement distribution based on user behavior and content label, resulting in higher level of engagement and return-on-investment, while maintaining user experience. Our technology is also critical to increasing return on investment for our advertising customers and content partners.

We Enjoy Significant Synergies with Baidu

We enjoy significant synergies with our parent company, Baidu. Under the master business cooperation agreement with Baidu, we carry out cooperation in many areas, including AI technology, Smart devices/DuerOS, cloud, online advertising, internet traffic, data and content. The close cooperation allows us to strengthen our respective leading positions.

Our premium and comprehensive content library has significant synergies with Baidu’s massive user traffic. Our technology team regularly engages in joint developments with Baidu on advanced AI know-how. We leverage our cooperation with Baidu to form clearer content interest graphs of our users. Our access to Baidu’s cloud IT infrastructure such as cloud computing and cloud storage on favorable terms provides us with advantages in performance and technology innovation. See “Our Relationship with Baidu” for a more detailed description of our cooperation with Baidu.

We Have a Visionary Management Team

We have a visionary management team with a proven track record of entrepreneurial success, as well as solid, diverse and complementary backgrounds. Dr. Yu Gong, our chief executive officer and founder, possesses deep entrepreneurship and extensive managerial experience. Under his leadership, iQIYI has grown to become the leader in China’s internet video industry. Dr. Gong is a successful serial entrepreneur and a pioneer in China’s internet and entertainment industries. Before founding iQIYI, Dr. Gong founded focus.cn in 1999, the then largest real estate website in China, which was acquired by Sohu, a Nasdaq-listed company, in 2003. Dr. Gong continued to serve as Sohu’s chief operating officer until 2008.

Other members of our senior management team have extensive and complementary experiences in a wide range of fields, covering technology, internet, entertainment, finance and operations. Together with Dr. Gong, they have led our company to continually drive innovation and achieve market leadership in China. We are confident that our senior management will further grow our company, strengthen our iQIYI brand, and pave the way for us to achieve our mission.

Our Strategies

We intend to pursue the following strategies to further grow our business:

Enrich and Expand Our Blockbuster Content

Our content production capability is vital to the quality and popularity of our original content. Such capability includes, among others, our expertise in identifying original literary titles or scripts with the most potential, nurturing promising artistic talents and executing impactful marketing campaigns. We will leverage our deep understanding of entertainment, users and content, as well as advanced technology to systematically produce phenomenal original titles. We intend to allocate approximately 25% of the net proceeds from this offering towards original content production over the next three to five years.

We intend to pursue the following initiatives to strengthen our content production capability:

•	Dolphin Program—We plan to invite renowned production companies to competitively bid for roles in producing our most popular internet drama series, and our payment to such production companies will be in the form of a guaranteed fee plus revenue sharing.

•	Young Tiger Program—We intend to increase our financial and platform resource support to producers, directors, screenplay writers and other artists in their entrepreneurship efforts. Through such support, we plan to foster the creation of quality content and further raise our industry profile.

•	Swan Program—To alleviate the scarcity of high-quality acting talent and reduce the high cost of engaging such talent in China, we intend to systematically discover and nurture young acting talent through training camps. We also plan to promote our trainees through acting roles in popular featured programs.

Broaden Our Content Offerings to Stay Abreast of Evolving User Preferences

We intend to expand our content offerings, especially our coverage of long-tail and new media format content, and develop a diverse content universe. We intend to allocate approximately 25% of the net proceeds from this offering towards the expansion of non-original content offerings.

Among the various long-tail content verticals, we will devote more resources towards analyzing the content and entertainment consumption preferences and trends of the millennial and younger generations in China. We will remain dedicated to deploying long-tail content that is most popular among young people, such as ACGN. We plan to increase the number of iQIYI partner accounts hosted on our platform, and we will further improve their functionalities for producing, sharing and engaging with long-tail content.

We intend to dedicate more resources towards content development in new media formats, thereby driving the evolution of China’s online entertainment. We believe technological revolution will lead to the bourgeoning of new media formats, which will bring about content revolution. We will continually upgrade the technological infrastructure of our platform to support the distribution of new interactive and social content, such as live broadcasting, virtual reality and augmented reality content.

Expand Our User Base and Strengthen Our Content Distribution Capability

We intend to continue to expand our user base. We are dedicated to making our platform more attractive to the tastes of different age groups by offering, through both original content production and collaboration with third parties, a diverse selection of premium content. We intend to provide our users with superior and more personalized entertainment experience through technological innovations. We will continuously enhance the functions of iQIYI Paopao and enrich our library of online games, online literature, animations and comics. We plan to collaborate with a variety of participants in the internet industry, especially those with effective user acquisition channels.

We also intend to strengthen our content distribution capability. A large and diverse selection of premium content, coupled with augmented derivative products, will attract more users and incentivize users to stay longer on our platform. Consequently, high-quality content providers will have greater incentive to partner with us and distribute their content to our user base, which in turn attracts more users and enhances user engagement, creates a virtuous self-reinforcing loop.

Bolster Our Monetization Channels

We plan to develop diversified monetization channels based on our premium and rich content, as well as our massive user traffic.

In terms of membership services, we aim to further increase our paying user conversion rate and expand our paid content system from a single membership package into a multi-layer subscription system addressing diversified demands of our members, whereby members can subscribe for various paid content verticals that meet their content consumption needs. We intend to focus on content verticals with substantial monetization potential, including education, ACGN and sports, etc.

In terms of online advertising, we will provide more innovative and integrated advertising solutions to advertisers. We intend to expand our in-feed advertising service. For brand advertising, we plan to closely collaborate with Baidu to strengthen our targeting capability to increase the effectiveness and efficiency of the advertising campaigns launched on our platform. Furthermore, we plan to upgrade our advertising technology capability to drive online automated advertising service purchases by our advertising customers.

Moreover, we plan to bolster our content distribution and other monetization channels. We believe as we further expand our user base, improve our user stickiness and reinforce our entertainment ecosystem, we can achieve large-scale application of these monetization channels quickly.

Continue Our Technological Innovations

We will continue our technological innovations and utilize the power of AI and big data technologies to better serve iQIYI’s ecosystem. We intend to allocate approximately 10% of the net proceeds from this offering towards pursuing such strategy.

•	Original content production: We will continue to guide our original content investment and production through enhanced multimedia, advanced content tagging and deep-learning technologies. During the content production process, we aim to collaborate with Baidu to leverage its AI technology to further improve our editing, tagging, auditing, as well as video description capabilities.

•	Entertainment experience: We intend to provide enhanced entertainment experience through advanced AI technology. We plan to continue devoting resources towards development in audio, video and content delivery technologies. We will also continue to develop technologies that optimize our content display on different platforms and hardware devices.

•	Content recommendation: We plan to further develop advanced AI and big data technologies to optimize our precise content recommendation capability. Through better content recommendation, we plan to stimulate users to engage with a broader range of content on our platform, thereby increasing user stickiness and retention.

•	Service to advertisers and content partners: We plan to further improve our customized and scenario-based advertising technology, as well as technology for efficiently monetizing professional and user-generated content.

Our Services

We provide our users with a variety of services encompassing internet video, live broadcasting, online games, online literature, animations, e-commerce and social media platform.

Video

We are dedicated to producing premium original video content and distributing appealing professionally-produced content or PPC, partner-generated content, or PGC and user-generated content, or UGC. We offer a diverse collection of high-quality internet video content that appeals to users from broad demographics.

As of December 31, 2017, our comprehensive video content library included over 70,000 titles of drama series, variety shows, films, kids programs, documentaries, animations, sports programs, as well as various other genres.

Professionally-Produced Content, or PPC

iQIYI original content

Our original content includes both content produced in-house and content produced in collaboration with quality third-party partners. As of December 31, 2017, we have released 141 titles of original internet drama series, internet movies, variety shows and other programs with over 74 billion video views.

We produce certain original content titles in-house, such as the popular variety show The Rap of China ( ). These programs are produced by iQIYI from IP incubation to distribution. See “—Case Study: The Rap of China” for details. Some other original content is produced in collaboration with partners, such as popular internet drama series The Lost Tomb ( ), The Mystic Nine ( ) and The Ferry Man ( ). iQIYI obtains the IP through production, adaptation or purchase from third party, while the partner, usually an entertainment production company, is responsible for its development and production. iQIYI maintains a high degree of control during the development and production process.

We also adapt high-quality IP into multiple entertainment products, such as online games, animations, online literature, and derivative merchandise.

Licensed content

In addition to original content, we also provide users with a curated selection of high-quality PPC from third parties. Leveraging our expertise in content selection, we have successfully debuted well-received titles such as the Descendants of the Sun ( ) and My Love from the Star ( ) in China, which were released in parallel in South Korea and became highly popular among Chinese audience.

We license video content typically at fixed rates for a specified term. The average term of licenses varies depending on the type of content, with films and drama series having an average term of six years and nine years, respectively. We generally renew our licenses when they expire. Payments of licensing fees are generally made in installments throughout the duration of the licenses. We also exchange rights to distribute licensed content with other internet video streaming services to enrich our content library. In certain cases, we have the right of first refusal to purchase new content produced by the licensor.

We leverage our content procurement team’s insights and our big data analytics capabilities, such as iQIYI Brain, to optimize content procurement. We have established strong partnerships with content providers to ensure access to high-quality content. These partners include leading domestic drama series production companies, film production companies and TV stations, “Big Six” Hollywood production studios, top TV networks in the U.S. and Netflix.

Partner-Generated Content, or PGC and User-Generated Content, or UGC

We collaborate with a large number of selected partners to supplement our video content portfolio with PGC, and incentivize them to submit high-quality content through our revenue-sharing mechanism. PGC expands our video collection to cover long-tail content and captures a broader user base. Content providers upload their videos onto their iQIYI partner accounts, a platform where content providers offer video, comics, literature, graphic and textual content. Users can subscribe for and follow their favorite iQIYI partner accounts. We have partnered with over 130,000 content providers in 2017 through iQIYI partner accounts.

We have stringent criteria for the selection of iQIYI partner accounts to ensure the quality of our video content. To apply, a registered user has to upload at least four original copyright videos, and accumulate at least 1,000 video views. Corporate applicants have to provide copies of business registration information and individual applicants have to provide copies of governmental IDs. Our operations team then evaluates the quality of uploaded videos before final approval.

iQIYI partner accounts enjoy a wide array of functions on our platform, such as customization of their display pages, uploading 4K videos, and enhanced user exposure through automated recommendation system. To assist our iQIYI partner accounts’ monetization efforts, we share with them marketing data, offer advertisement customization tools, and provide an expedient payment system.

Our platform also allows regular registered users to easily upload, watch and share video content generated by themselves. UGC effectively promotes our brand, diversifies content, and drives user engagement and stickiness. As of December 31, 2017, we have collected approximately 70.7 million UGC videos from approximately 7.2 million users.

Our Membership Services

Our membership services generally provide subscribing members with superior entertainment experience that is embodied in various membership privileges. Subscribing members have early access to certain drama series aired exclusively on iQIYI platform. Subscribing members also have access to over 10,000 films for free charge, including the vast majority of films released in theaters in China, internet films exclusively aired on iQIYI, as well as popular foreign films. Membership privileges generally include substantially ad-free streaming, 1080P/4K high-definition video, Dolby Audio, and accelerated downloads and others. Subscribing member privileges also include coupons and discounts on on-demand films, as well as special privilege in offline events, such as exclusive access to live concerts.

iQIYI is an industry pioneer in offering diversified membership privileges. For example, the members-first model of The Lost Tomb ( ) enabled members to gain instant access to the entire season while non-paying users could only follow weekly updates for new episodes; the viewing model of Descendants of the Sun ( ) allowed members to watch new episodes at the same time they were released overseas; and certain behind-the-scene content of The Rap of China ( ) was accessible exclusively to our members.

We primarily offer one membership package that generally grants members access through various mobile and other hardware devices. For Android users, the list price of our membership packages is RMB15 for one month, RMB45 for three months and RMB198 for twelve months. For iOS users, the list price of our membership packages is RMB19 for one month, RMB58 for three months and RMB218 for twelve months. Membership package subscriptions are automatically renewed, unless cancelled by our users. We have also started to offer membership packages for specific content genres, such as ACGN and sports. For example, we offer a membership package for premium tennis matches. For Android users, the list price is RMB27 for one month and RMB270 for twelve months. For iOS users, the list price is RMB35 for one month and RMB353 for twelve months.

Our members primarily include subscribing members and, to a lesser extent, users who gain access to our premium content library through paid video on-demand service.

Other Services

iQIYI Show

iQIYI Show is our live broadcasting service. iQIYI Show enables users to follow their favorite hosts, celebrities and shows in real time through live broadcasting. We also edit selected live broadcasting content into short-form videos to help hosts grow their fan bases. iQIYI Show has strong interactive features to enhance user interaction and engagement. For example, during the season finale of The Rap of China ( ), users could vote for their favorite contestants on iQIYI Show to influence the final results.

Online Games, Literature and Comics

We distribute online games featured in various formats, including webpage games, mobile games, and H5 games. In addition to third-party games, we have also launched a number of popular online games adapted from same-name IP content, such as literature, drama series and films. We collaborate closely with IP providers and game development and distribution partners for game distribution and operation.

Online literature and comics plays a critical role in premium IP incubation as its user base highly overlaps with that of our video content, thereby allowing us to monitor the trend of user tastes and identify the most appropriate IP for adaptation. High-quality original online literature and comics works are adapted into script for derivative entertainment products. At the same time, certain high-quality video content is also developed into online literature and comics to further drive user stickiness on our platform.

iQIYI Headlines (Na Dou)

iQIYI Headlines (Na Dou) is an AI-powered feed-based service with a focus on entertainment. It enhances user engagement by capturing users’ fragmented time with targeted content recommendation.

iQIYI Mall

iQIYI Mall is an e-commerce platform with a focus on entertainment-related merchandise, such as VR glasses. iQIYI Mall also sells other consumer products, such as electronics, apparel and accessories, beauty and skin care products.

iQIYI Paopao Social Media Platform

iQIYI Paopao is iQIYI’s entertainment-based social media platform. It connects fans with celebrities and content of their interests on a platform where fans can quickly and conveniently disseminate information in various formats. By strengthening the connection among fans, celebrities and content, the platform enhances user engagement and stickiness, and turns iQIYI Paopao into a social media platform for fans.

iQIYI Paopao features a wide range of social functions. Within each topic of interest, fans can generate content by posting texts, images and videos, as well as interact with others through features such as commenting, giving likes and private messaging. By virtue of its social media nature, iQIYI Paopao serves as the base for online and offline fans activities. Moreover, we frequently organize celebrities to interact with fans on iQIYI Paopao in real-time, to attract and retain users. iQIYI Paopao also serves as a key publicity platform for our video content. We invite popular actors of our original drama series to interact with the fans in the “Celebrity is Here” section of iQIYI Paopao to boost the content’s popularity.

Users on average launch the iQIYI app much more frequently and stay on for longer, after they start to use iQIYI Paopao. Through iQIYI Paopao, we can proactively launch marketing for upcoming shows and generate strong momentum to contribute to early success. We also obtain a large amount of user feedback data to empower enhanced user behavior analysis, better content procurement and personalized content recommendation.

User Experience

We offer entertainment content across our user-friendly and feature-rich interfaces on our website, mobile app, PC client terminal, WAP, smart TV and VR device.

Mobile

PC	Smart TV

Our home page is a one-stop portal for users to access both trending and recommended content. Leveraging our big data analytics, we analyze user browsing behavior to understand their tastes and preference, and dynamically update the content shown on the home page to offer users with the most desirable content.

Our interface offers comprehensive viewing functions designed to enhance user experience. We provide various picture resolution and play options. Other key functions include screenshots, VR viewing, screen mirroring and video caching.

We also offer various social elements in our video streaming interface. Users can comment on the video content, interact with other fans through iQIYI Paopao, and share video content through other popular internet social networks.

Monetization

We generate revenues primarily through membership services, online advertising and content distribution. We also generate revenues from IP-related monetization methods, including live broadcasting, online games, IP licensing, online literature and e-commerce.

Membership Services

See “ —Our Membership Services.”

Online Advertising

Our value proposition to advertisers is driven by our strong brand recognition, massive and engaged user base, perceptive understanding of consumers and precise targeting enabled by big data analytics.

The prices of our advertising services depend upon various factors, including form and size of the advertising, level of sponsorship, popularity of the content or event in which the advertisements will be placed, and specific targeting requirements. Prices for the brand advertising service purchased by each advertiser or advertising agency are fixed under sales contracts. Our in-feed advertising services are competitively priced through online bidding process.

In addition to traditional pre-video and pop-up advertisements, we also launched various innovative advertising products and solutions. For example, video-in advertisement appears on the screen when the video is showing content related to the advertised product; soft product placement incorporates the advertised product into the production of our premium original content to facilitate a more natural advertisement viewing experience; and content-integrated advertisement integrate brands with content itself, such as theme songs with lyrics embedding brand names of advertisers.

Content Distribution

We monetize and enrich our content through content distribution. We sub-license procured third-party content within its authorized scope to other internet video streaming services. Since inception, we have licensed video content titles to third-party platforms in more than 30 countries and regions, including films, drama series, variety shows, and others. We also enter into barter agreements to exchange internet broadcasting rights of licensed content with other internet video streaming services. The barter agreement provides the licensee with the right to broadcast the licensed content, and the licensor retains the right to continue broadcasting and/or sub-licensing the exchanged content. We distribute our selected original content to regions outside of China and to TV stations in China.

Others

Live Broadcasting

We monetize live broadcasting through user purchase of virtual items on iQIYI Show, which can be used for tipping hosts. We share revenues with hosts and their agencies.

Online Games

For our online games business operations, we primarily distribute third-party online games. We monetize online games through users’ in-app purchases of gift packages and game privileges. Leveraging our massive user base of premium video content, we are able to adapt popular IP into online games and attract a large number of users.

IP Licensing

We license our proprietary IP to third parties to develop derivative merchandise products, with a focus on long-term licensing. We also license our popular trademarks to third parties for use in their products. Our IP licensing business covers consumer products, joint marketing with other brands, online games licensing, as well as licensing of offline activities. We license both our own IPs and third-party IPs to which we have agency authorization. For example, we are in the process of licensing The Rap of China ( ) to McDonald’s for certain popular themed-products; we also licensed the animation Ben and Holly’s Little Kingdom, the copyright to which is owned by a British company, for derivative merchandise development. We collaborate with our partners generally through fixed-price licensing fees and/or revenue-sharing arrangements.

Online Literature

We monetize our online literature through paid reading on our platform, where readers can pay to gain access to our online literary titles. We charge readers either by whole book or by a certain amount per 1,000 Chinese characters. Readers can also subscribe to memberships for various perks, such as discount on our entire literature library, thousands of free books, accelerated growth of membership privilege levels, and free access to the latest chapter updates.

E-commerce

We operate iQIYI Mall, an e-commerce platform where we offer products, such as VR glasses, to our users through direct sale and third-party merchants. Products offered at iQIYI Mall consist of peripheral products of films, drama series and variety shows, generating synergy with the video content on our platform. We charge third-party merchants commissions and service fees.

Case Study: The Rap of China ( )

The Rap of China ( ) is a Chinese rap competition and reality show produced by iQIYI in 2017 and aired exclusively on iQIYI platform from June to September 2017. Since the airing of its first episode, the show quickly grew in popularity and transformed hip-hop music from a niche entertainment format into an entertainment phenomenon in China. As of the date of this prospectus, the show had generated over 3.0 billion video views. The live broadcasting of the season finale attracted a huge number of viewers to watch simultaneously on our platform.

Production Capabilities

The success of the show epitomized iQIYI development team’s high degree of professionalism and deep understanding of the entertainment industry. We mobilized a development team of four well-recognized producers, each with a proven track record of producing phenomenal variety shows. We also gathered a large team of professionals for the show’s production, including more than 100 directors who screened contestants across the country, and a post-production editing team of around 200 professionals. By combining the expertise of industry leaders, we ensured that the show is produced with a high degree of professionalism.

More importantly, our in-depth understanding of users allows us to more accurately predict the cultural trend and our user taste. We observe that hip-hop, although still a niche music genre in China, has already been integrated into mainstream pop culture through various channels, such as apparels, trending buzzwords, and related music formats. We believe our users’ demands for transformative entertainment themes and hip-hop would be the next emerging cultural trend. This insight, coupled with the assistance of the technology team enabled us to pinpoint hip-hop as the theme of the show. Our in-depth knowledge of young Chinese audience enables us to place the most appealing elements into the show.

Technologies

Our industry-leading big data analytics technology enhanced various aspects of the show. We utilized big data analytics to select the most appropriate celebrities who represent the tastes of a wide base of viewers. We also leveraged our AI technology and big data analytics in the editing and post-production efforts for our original content. For example, during the show’s airing, we continuously gathered and analyzed massive amounts of data to analyze viewer preferences, which provided valuable guidance for the post-production and presentation of subsequent show episodes to our users.

Monetization

We achieved success in monetizing the show through many innovative channels to maximize its economic value. The only 60-second advertisement during the finale was sold for RMB45 million, one of the most valued single advertisements in online entertainment in China. We collaborated with the rappers to embed brand advertisers’ names into rap advertisement songs, which later became one of the most searched songs on various internet music platforms. We also licensed the show’s IP for various peripheral product development, such as items sold on iQIYI Mall. McDonald’s, one of the show’s IP licensees, launched several show-related food items and opened theme restaurants in various Chinese cities. We organized tours in Beijing, Shanghai, Guangzhou and various other cities to further amplify the influence of the show. Building on the first season’s success, we have begun to accept reservations of advertisement and sponsorship for the second season of the show, which is expected to be aired in the summer of 2018, and has received substantial interest from advertisers.

Derivative Shows

The Rap of China ( ) also augmented our brand image as an entertainment content powerhouse. The show’s popularity among young viewers encouraged us to produce a number of derivative competition and reality shows which resonate with their preference. Hot-Blood Dance Crew ( ) further taps into our users’ passion for hip-hop culture. Idol Producer ( ), centered on competition for spots in a new pop idol group, brings fans interactions to a new level. Users can vote on the fate of each contestant in the show and influence the plot of the show. Clash Bots ( ), a soon-to-be-released show on robot battles in bullet-proof glass cages, will present the cutting-edge side of tech culture to Chinese users. These shows have already amassed significant interests from our customers to reserve advertisement and sponsorship inventory.

Technology

Technology is the bedrock of our products and services. Approximately half of our employees are engineers dedicated to technological innovation and breakthrough. We utilize AI technology to drive the entire business, including video content creation, purchase, production, tagging, distribution, monetization and customer service, to achieve automation and intelligence in the entire business process. Our advanced technologies facilitate better content production, enhanced operation efficiency and superior user experience. To maintain our industry-leading position, we have established extensive cooperation with many industry-leading research institutes.

Technologies to enhance Content Production and Operation Efficiency

We empower content production and monetization cycle by applying various technologies. Leveraging our massive user data and big data analytics, we have developed a comprehensive system for script evaluation and role selection in order to suit users’ viewing preference. Our holistic data analysis supports content investment strategy through advanced algorithms that forecast video views and film box office, which result in more monetization opportunities and higher user value. Promising monetization capabilities then encourage the generation and distribution of more high-quality content on iQIYI platform, creating a virtuous cycle.

Our technologies also enhance our efficiency. We have leveraged AI, big data, and cloud computing technologies to distribute our massive content to targeted users accurately. Our user and content tagging system precisely analyzes user profile and conduct content recommendation. We provide personalized content distribution by intelligent recommendations. We balance user experience with video monetization by utilizing personalized and automatic advertising customized to video scenarios, video-in, video-out and other ad-marketing technology. We provide timely response and feedback service through AI-based autonomous service robots and online customer service center.

Technologies to Enhance User Experience

Our advanced video, audio and AI technologies provide users with superior viewing experience in a cost-effective manner. We are the only internet video streaming service in China providing concurrent 4K high-definition video quality, HDR (High Dynamic Range) imaging, Dolby Atmos audio effect and immersive experience via 360 VR for live video streaming. We provide users with clear and smooth video play through adaptive coding technology. Leveraging our big data analytics, features such as Green Lens and Watch Me Only allow users to view only the most popular segments of the video, or segments featuring particular artists. We have one of the world’s largest P2P and CDN-based HCDN (hybrid content delivery network), which seamlessly distributes and transmits massive internet video with high quality and low bandwidth cost. We apply advanced deep learning technology to areas such as advanced content tagging, user profiling, developing knowledge graph and content recommendation. Users are given recommendations based on automatic classification of their tags. Our iQIYI VR app provides an immersive viewing experience via 360 VR. QiYu 4K VR HMD is one of the first 4K mobile VR devices in the world with 3D audio.

Sales and Marketing

Advertising Sales

For brand advertising, we sell our advertising services primarily through third-party advertising agencies, including members of American Association of Advertising Agencies, or 4As, and leading Chinese advertising agencies. We primarily sell our in-feed advertising service and a portion of our brand advertising services directly to advertisers. We strategically leverage advertising agencies’ existing long-term relationships and network resources to increase our sales and expand our advertiser base. Depending on the type of advertiser and content, the duration of an advertising agreement is typically 12 months.

We have an experienced sales team consisting of salespeople with prior experience at Chinese internet companies, members of 4As and domestic advertising agencies. We divide our sales team by industry across the country to ensure the delivery of targeted advertising solutions. We provide regular training to our sales team to help them provide advertisers with comprehensive information about our services.

Brand Promotion

iQIYI’s brand values are youth, vitality and positivity. We believe that our high-quality video content and services lead to strong word-of-mouth referrals, which drives customer awareness of our brand in China. Our market position benefits significantly from our large and high-quality user base and our strong brand recognition.

Leveraging our in-depth understanding of user behavior, we employ a variety of online marketing programs and promotional activities to build our brand as part of our overall market strategy, including celebrity endorsement, hot topic dissemination through different media outlets, brand value embedment in blockbuster content, marketing alliance with Baidu, as well as resource exchange with major internet media platforms.

We host many offline activities to enhance our brand recognition. To increase members’ loyalty, we organize special events for members such as on-site visits during the show productions. We also host innovative offline marketing activities such as VR advertisement. For example, The Mystic Nine ( ) VR vehicle, which went on a 20-day tour in three Chinese cities, reached massive targeted users directly.

We also execute marketing strategies aimed at young users to enhance user affinity. We use innovative technology to communicate with the younger generation, such as using AR to enable user interaction at bus stops. We use social media platforms to facilitate user engagement, such as allowing users to vote for contestants in variety shows. We attract young users by offering artist-fans interactions opportunities. We also collaborate with major wireless carriers to provide monthly unlimited data package for using iQIYI app on mobile devices.

Content promotion

We employ a variety of traditional and internet promotional activities to promote our content. We deploy outdoor brand advertisements, such as display ads in subway stations. Our promotional efforts are also focused on brand advertisements placed on internet TV platforms and social media campaigns. Furthermore, we also organize offline promotional events attended by popular celebrities to raise the awareness of our content offerings.

User acquisition

We primarily rely on organic user growth through our well-established iQIYI brand and word-of-mouth referrals. In addition, we use a combination of online and offline channels for user and traffic acquisition. Our online user and traffic acquisition efforts focus on promotion through third-party Android and iOS application stores and popular search engines. We cooperate with a number of leading smart device manufacturers in China for pre-installation of our mobile applications.

Intellectual Property and Copyright Protection

We highly value our intellectual property rights, which are fundamental to our success and competitiveness. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions to protect our intellectual property rights. As of March 15, 2018, we have applied for the registration of 3,920 patents, among which 117 patents of invention, 7 utility model patents and 1,779 patents of appearance have been registered with the State Intellectual Property Office of the PRC. We have applied for 3,398 trademarks, among which 1,760 have been registered with the Trademark Office of the State Administration for Industry & Commerce of the PRC. We have also registered 147 software copyrights with the Copyright Protection Center of the PRC. Our “ ” and “ ” trademarks have been recognized as well-known trademarks by the State Administration for Industry & Commerce of the PRC.

We employ a three-phase copyright protection scheme consisting of copyright management, network monitoring, and complaint or legal action. Our proprietary copyright management system registers all procured copyrights and ensures that licensed content on our platform do not exceed its scope and term of the licensing agreement. We developed a proprietary system to detect unauthorized use of iQIYI content on other websites. We also establish various other channels for copyright protection. After a user registers and before each upload, we require the user to confirm that the content to be uploaded is in compliance with the terms and conditions set forth in the user agreement, to guarantee that he or she is the copyright owner or has obtained all necessary consents and authorizations for such content. We set technical barriers to deter illegal video content extractions. We encourage our users to report pirated content, and our copyright protection team promptly removes any suspected infringing content once we receive proper notification from the legitimate copyright owner. As a major market player in the video industry, we also attach great value to industrial response and feedback. We actively liaise with other major internet video streaming services to form industry union and collectively protect copyright.

Content Monitoring

We implement strict monitoring procedures to remove inappropriate or illegal content, including video, online literature, animations, iQIYI Show, comment postings, and content from other services. Our content monitoring team consists of approximately 300 full-time employees as of December 31, 2017 who are responsible for monitoring and preventing the release of inappropriate or illegal content. Text, images and videos are screened by our content monitoring team, which reviews our content on a 24/7 basis. Illegal and inappropriate content can generally be identified and removed promptly after it has been uploaded.

Our content monitoring team employs systematic monitoring procedures that include machine screening and manual review based on the latest laws and regulations. Our proprietary machine identification system automatically screens text, picture and video content. The text identification system screens text content based on pre-set key words and anti-spam system; the picture identification system screens picture content based on optical character recognition and pornographic-content detection; and the video identification system screens video content based on similarity analysis against our video database to analyze each frame and each second of video content. The machine screening process may have three possible outcomes: blocking content identified as illegal or inappropriate, releasing content that passes the screening, or flagging for manual review when the system cannot make a judgment. The content monitoring team manually reviews flagged content to make judgment on whether to block or to release, and the machine identification system conducts auto-learning based on the judgment from manual review. The content monitoring team also conducts random screening on content that has passed the machine screening process. We regularly communicate with relevant government authorities to stay abreast of relevant laws and regulations to ensure compliance. We provide periodic and comprehensive training to our monitoring team to ensure and enhance their understanding of regulatory requirements.

We conduct thorough background checks on our content providers. We request entities to provide us with copies of registration information and organization code certificate, and individuals to provide us with copies of official governmental ID. We request individuals to provide a mobile phone number, which is registered with one’s ID. We monitor all live content broadcast on our platform in real time using both machine screening and manual review.

Competition

We primarily compete with Tencent Video and Youku Tudou for both users and advertising customers. We also compete with other internet media and entertainment services, as well as major TV stations.

Employee

We had 3,491, 4,794 and 6,014 employees as of December 31, 2015, 2016 and 2017, respectively. As of December 31, 2017, we had 2,605 employees in Beijing and 3,409 employees in other cities in China. The following table sets forth the number of our employees by function as of December 31, 2017:

Research and development	2,608
Content production and operation	1,823
Sales and marketing	1,239
Management and administrative	344

Total	6,014

Our success depends on our ability to attract, retain and motivate qualified employees. We offer employees competitive salaries, performance-based cash bonuses and other incentives. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes. None of our employees are represented by labor unions.

As required by laws and regulations in China, we participate in various employee social benefits plans that are organized by municipal and provincial governments, including housing funds, pension, medical insurance, job-related injury insurance, maternity insurance and unemployment insurance. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We typically enter into standard confidentiality and employment agreements with our employees. These contracts include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment as well as certain period of time after employment is terminated.

Facilities

Our principal executive offices are located in Beijing, China, where we lease premises of approximately 45,900 square meters. We own office premises of approximately 17,570 square meters in Shanghai. We also lease offices in Shanghai, Chongqing and various other cities, with an aggregate area of approximately 15,687 square meters, and are negotiating an additional lease for a premise of approximately 2,070 square meters in Chengdu. We lease our premises from unrelated third parties. Below is a summary of the term of each of our current leases and we plan to renew most of these leases when they expire:

Leased properties	Term	Area (square meters)
Beijing	1, 2, 3, 4 and 20 years	45,900
Shanghai	1, 4 and 20 years	3,019
Chongqing	2, 3 and 5 years	6,691
Others	1, 2, 3 and 5 years	5,977

Total		61,587

Our main IT infrastructure include internet data centers (IDC) and content delivery networks (CDN). We lease IDC facilities from China Telecom, China Unicom and China Mobile. Our bandwidth provider includes self-built CDN, cooperating bandwidth, commercial CDN and Internet Exchange.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We have in the past and may from time to time be subject to various legal or administrative claims and proceedings regarding, among other things, copyright and trademark infringement, intellectual property dispute, contract disputes and unfair competition. Our products and services may contain materials, in which others may allege to own copyrights, trademarks or image rights or which others may claim to be defamatory or objectionable.

As of December 31, 2017, 69 cases against us were pending before various courts in China. The aggregate amount of damages sought under these pending cases is approximately RMB145.7 million (US$22.4 million). We are currently unable to estimate the reasonably possible loss or a range of reasonably possible loss as the proceedings are in the early stages, or there is a lack of clear or consistent interpretation of laws. As a result, there is considerable uncertainty regarding the timing or ultimate resolution of such proceedings, which includes eventual loss, fine, penalty or business impact, if any, and therefore, an estimate for the reasonably possible loss or a range of reasonably possible loss cannot be made. With respect to the limited number of proceedings for which we are able to estimate the reasonably possible loss or the range of reasonably possible loss, such estimates are immaterial.

In addition, as of December 31, 2017, 355 cases brought by us against others for copyright and trademark infringement, unfair competition and other commercial disputes were pending before various courts in China. The aggregate amount of damages we are seeking under these pending cases is approximately RMB102.8 million (US$15.8 million).

REGULATION

This section sets forth a summary of the principal PRC laws and regulations relevant to our business and operations in China.

Regulations on Value-added Telecommunication Services

On September 25, 2000, the State Council promulgated the Telecommunications Regulations of the People’s Republic of China, or the Telecom Regulations, which was amended on July 29, 2014 and February 6, 2016. The Telecom Regulations is the primary PRC law governing telecommunication services and sets out the general regulatory framework for telecommunication services provided by PRC companies. The Telecom Regulations distinguishes between “basic telecommunication services” and “value-added telecommunication services.” The Telecom Regulations defines value-added telecommunications services as telecommunications and information services provided through public networks. Pursuant to the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the MIIT, or its provincial level counterparts.

The Catalog of Telecommunications Business, or the Catalog, which was issued as an attachment to the Telecom Regulations and updated in February 21, 2003 and December 28, 2015, further categorizes value-added telecommunication services into two classes: Class 1 value-added telecommunication services and Class 2 value-added telecommunication services. Information services provided via cable networks, mobile networks or internet fall within Class 2 value-added telecommunications services.

On July 3, 2017, the MIIT issued the Measures on the Administration of Telecommunications Business Operating Permits, or the Telecom License Measures, which became effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures sets forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. The Telecom License Measures also provides that an operator providing value-added services in multiple provinces is required to obtain an inter-regional license, whereas an operator providing value-added services in one province is required to obtain an intra-provincial license. Any telecommunication services operator must conduct its business in accordance with the specifications in its license.

We engage in business activities that are value-added telecommunications services as defined in the Telecom Regulations and the Catalog. To comply with the relevant laws and regulations, Beijing iQIYI has obtained a Value-Added Telecommunications Services Operating License for providing information services via internet, or the ICP License, which will remain effective until September 8, 2021, and Shanghai Zhong Yuan has also obtained an ICP License, which will remain effective until May 11, 2021.

Regulations on Foreign Direct Investment in Value-Added Telecommunications Companies

Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016. These regulations require that foreign-invested value-added telecommunications enterprises in China must be established as Sino-foreign equity joint ventures and that the foreign investors may acquire up to 50% equity interests in such joint ventures. In addition, a major foreign investor in a value-added telecommunications business in China must demonstrate a good track record and experience in operating value-added telecommunications businesses. Moreover, foreign investors that meet these requirements must obtain approvals from the MIIT and the MOFCOM, to provide value-added telecommunication services in China and the MIIT and the MOFCOM retain considerable discretion in granting such approvals.

On July 13, 2006, the Ministry of Information Industry, or the MII, released the Notice on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications Business, or the MII

Notice, pursuant to which, for any foreign investor to invest in telecommunications businesses in China, a foreign-invested telecommunications enterprise must be established and such enterprise must apply for the relevant telecommunications business operation licenses. Furthermore, under the MII Notice, domestic telecommunications enterprises may not rent, transfer or sell a telecommunications business operation license to foreign investors in any form, and they may not provide any resources, premises, facilities and other assistance in any form to foreign investors for their illegal operation of any telecommunications business in China. In addition, under the MII Notice, the internet domain names and registered trademarks used by a value-added telecommunication service operator shall be legally owned by such operator or its shareholders.

Furthermore, the Guidance Catalog of Industries for Foreign Investment, or the Foreign Investment Catalog, the latest version of which was promulgated jointly by MOFCOM and the National Development and Reform Commission, or the NDRC, on June 28, 2017 and became effective on July 28, 2017, classifies businesses into four categories with regard to foreign investment: (1) “encouraged,” (2) “restricted,” (3) “prohibited” and (4) “permitted,” which includes all industries not listed under any one of the first three categories. Our business falls under value-added telecommunications services, which are under the “restricted” category in the Foreign Investment Catalog.

In view of these restrictions on foreign direct investment in value-added telecommunications services and certain other types of businesses under which our business may fall, including internet culture services, internet audio-video program services and radio/television programs production and operation business, we have established various domestic consolidated affiliated entities to engage in value-added telecommunications services. For a detailed discussion of our consolidated affiliated entities, please refer to Contractual Arrangements with Our Consolidated Affiliated Entities above. Due to the lack of interpretative guidance from the relevant PRC governmental authorities, there are uncertainties regarding whether PRC governmental authorities would consider our corporate structure and contractual arrangements to constitute foreign ownership of a value-added telecommunications business. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.” In order to comply with PRC regulatory requirements, we operate a substantial portion of our business through our consolidated affiliated entities, which we have contractual relationships with but we do not have actual ownership interests in. If our current ownership structure is found to be in violation of current or future PRC laws, rules or regulations regarding the legality of foreign investment in value-added telecommunications services and other types of businesses on which foreign investment is restricted or prohibited, we could be subject to severe penalties.

Regulations on Internet Content Providers

The Administrative Measures on Internet Information Services, or the Internet Content Measures, which was promulgated by the State Council on September 25, 2000 and amended on January 8, 2011, set out guidelines on the provision of internet information services. The Internet Content Measures specifies that internet information services regarding news, publications, education, medical and health care, pharmacy and medical appliances, among other things, are required to be examined, approved and regulated by the relevant authorities. Internet information providers are prohibited from providing services beyond those included in the scope of their licenses or filings. Furthermore, the Internet Content Measures specifies a list of prohibited content. Internet information providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the legal rights of others. Internet information providers that violate such prohibition may face criminal charges or administrative sanctions. Internet information providers must monitor and control the information posted on their websites. If any prohibited content is found, they must remove the content immediately, keep a record of such content and report to the relevant authorities.

The Internet Content Measures classifies internet information services into commercial internet information services and non-commercial internet information services. Commercial internet information services refer to services that provide information or services to internet users with charge. A provider of commercial internet information services must obtain an ICP License. As a provider of commercial internet information services, Beijing iQIYI has obtained an ICP License which will remain effective until September 8, 2021 and Shanghai Zhong Yuan has also obtained an ICP License which will remain effective until May 11, 2021.

Regulations on Internet Audio-video Program Services

On December 20, 2007, the MII and the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT, jointly issued the Administrative Provisions for the Internet Audio-Video Program Service, or the Audio-video Program Provisions, which came into effect on January 31, 2008 and was amended on August 28, 2015. The Audio-video Program Provisions defines “internet audio-video program services” as producing, editing and integrating of audio-video programs, supplying audio-video programs to the public via the internet, and providing audio-video programs uploading and transmission services to a third party. Entities providing internet audio-video programs services must obtain an internet audio-video program transmission license. Applicants for such licenses shall be state-owned or state-controlled entities unless an internet audio-video program transmission license has been obtained prior to the effectiveness of the Audio-video Program Provisions in accordance with the then-in-effect laws and regulations. In addition, foreign-invested enterprises are not allowed to engage in the above-mentioned services. According to the Audio-video Program Provisions and other relevant laws and regulations, audio-video programs provided by the entities supplying Internet audio-video program services shall not contain any illegal content or other content prohibited by the laws and regulations, such as any content against the basic principles in the PRC Constitution, any content that damages the sovereignty of the country or national security, and any content that disturbs social order or undermine social stability. An audio-video program that has already been broadcast shall be retained in full for at least 60 days. Movies, television programs and other media content used as Internet audio-video programs shall comply with relevant administrative regulations on programs broadcasts through radio, movie and television channels. Entities providing services related to Internet audio-video programs shall immediately delete the audio-video programs violating laws and regulations, keep relevant records, report relevant authorities and implement other regulatory requirements.

The Categories of the Internet Audio-Video Program Services, or the Audio-video Program Categories, promulgated by SAPPRFT on March 10, 2017, classifies internet audio/video programs into four categories: (I) Category I internet audio/video program service, which is carried out with a form of radio station or television station; (II) Category II internet audio/video program service, including (a) re-broadcasting service of current political news audio/video programs; (b) hosting, interviewing, reporting and commenting service of arts, entertainment, technology, finance and economics, sports, education and other specialized audio/video programs; (c) producing (interviewing not included) and broadcasting service of arts, entertainment, technology, finance and economics, sports, education and other specialized audio/video programs; (d) producing and broadcasting service of internet films/dramas; (e) aggregating and broadcasting service of films, television dramas and cartoons; (f) aggregating and broadcasting service of arts, entertainment, technology, finance and economics, sports, education and other specialized audio/video programs; and (g) live audio/video broadcasting service of cultural activities of common social organizations, sport events or other organization activities; and (III) Category III internet audio/video program service, including (a) aggregating service of online audio/video contents, and (b) re-broadcasting service of the audio/video programs uploaded by internet users; and (IV) Category III internet audio/video program service, including (a) re-broadcasting of the radio/television program channels; and (b) re-broadcasting of internet audio/video program channels.

On May 27, 2016, the SAPPRFT issued the Notice on Relevant Issues concerning Implementing the Approval Works of Upgrading Mobile Internet Audio-Video Program Service, or the Mobile Audio-Video Program Notice. The Mobile Audio-Video Program Notice provides that the mobile Internet audio-video program services shall be deemed Internet audio-video program service. Entities which have obtained the approvals to provide the Internet audio-video program services may use mobile WAP websites or mobile applications to provide audio-video program services. Entities with regulatory approvals may operate mobile applications to provide the audio-video program services The types of the programs shall be within the permitted scope as provided in the licenses and such mobile applications shall be filed with the SAPPRFT.

On March 16, 2018, the SAPPRFT issued the Notice on Further Regulating the Transmission Orders of Internet Audio-video Programs, or the SAPPRFT Notice No. 21. According to the SAPPRFT Notice No. 21, online platforms shall not illegally capture, edit, or reprogram audio-video programs, shall strengthen the administration of audio-video programs, such as online movie clips and trailers, shall strengthen the management of the naming or sponsorship of the various programs, and the relevant SAPPRFT authorities shall strengthen their administration and supervision over online audio-video platforms, as well as radio and television stations on content management. Among other, SAPPRFT Notice No. 21 requires that online audio-video platforms shall not produce or disseminate programs that distort, parody or vilify classic literary works; shall not re-edit, re-dub, or re-caption the subtitles of classic literary works, radio and television programs, network-based original audio-video programs or intercept certain program segments and splice them into new programs; and shall not disseminate edited pieces of works that distort the originals. Online platforms shall strictly supervise reprogramed videos uploaded by users and shall not facilitate the dissemination of defective audio-video programs. In addition, when receiving a complaint about defective programs from copyright owners, broadcasting agencies or producing agencies, online platforms shall immediately delete such programs.

On November 4, 2016, the State Internet Information Office issued the Administrative Regulations on Online Live-broadcasting Services, or the Online Live-broadcasting Regulations, which came into effect on December 1, 2016. According to the Online Live-broadcasting Regulations, when providing internet news information services, both online live-broadcasting service providers and online live-broadcasting publishers must obtain the relevant licenses for providing internet news information service and may only carry out internet news information services within the scope of their licenses. All online live-broadcasting service providers (whether or not providing internet news information) must take certain actions to operate their services, including establishing platforms for monitoring live-broadcasting content.

Beijing iQiyi has obtained an internet audio-video program transmission license which will remain effective until October 23, 2018, covering certain audio-video program services as provided in category II and Shanghai Zhong Yuan has obtained an internet audio-video program transmission license which will remain effective until March 23, 2020, covering certain audio-video program services as provided in category II, category III and category IV.

Regulations on Production and Operation of Radio/Television Programs

On July 19, 2004, the SAPPRFT promulgated the Administrative Measures on the Production and Operation of Radio and Television Programs, or the Radio and Television Program Production Measures, which came into effect on August 20, 2004 and was amended on August 28, 2015. The Radio and Television Program Production Measures provides that any business that produces or operates radio or television programs must first obtain a Radio and Television Program Production and Operation Permit. Entities holding such permits shall conduct their business within the permitted scope as provided in their permits. In addition, foreign-invested enterprises are not allowed to engage in the above-mentioned services. Each of Beijing iQIYI, Shanghai Zhong Yuan and iQIYI Pictures has obtained a Radio and Television Program Production and Operation Permit for their respective businesses.

Regulations on Online Culture Administration

According to the Interim Administrative Provisions on Internet Culture, or the Internet Culture Provisions, promulgated by the Ministry of Culture, or the MOC, on February 17, 2011, and amended on December 15, 2017 internet culture activities include: (1) production, reproduction, import, release or broadcast of internet culture products (such as online music, online game, online performance and cultural products by certain technical means and copied to the internet for spreading); (2) distribution or publication of cultural products on internet; and (3) exhibitions, competitions and other similar activities concerning internet culture products. The Internet Culture Provisions further classifies internet cultural activities into commercial internet cultural activities and non-commercial internet cultural activities. Entities engaging in commercial internet cultural activities must apply to the relevant authorities for a Network Cultural Business Permit, while non-commercial cultural entities are only required to report to related culture administration authorities within 60 days of the establishment of such entity. If any entity engages in commercial internet culture activities without approval, the cultural administration authorities or other relevant government may order such entity to cease to operate Internet culture activities as well as levying penalties including administrative warning and fines up to RMB30,000. In addition, foreign-invested enterprises are not allowed to engage in the above-mentioned services except online music. Each of Beijing iQIYI and Shanghai Zhong Yuan has obtained a Network Cultural Business Permit from the relevant authorities.

Regulations on Online Advertising Services

On April 24, 2015, the Standing Committee of the National People’s Congress enacted the Advertising Law of the People’s Republic of China, or the New Advertising Law, effective on September 1, 2015. The New Advertising Law increases the potential legal liability of advertising services providers and strengthens regulations of false advertising. On July 4, 2016, the State Administration for Industry and Commerce, or the SAIC, issued the Interim Measures of the Administration of Online Advertising, or the SAIC Interim Measures, effective on September 1, 2016. The New Advertising Law and the SAIC Interim Measures require that online advertisements may not affect users’ normal internet use and internet pop-up ads must display a “close” sign prominently and ensure one-key closing of the pop-up windows. The SAIC Interim Measures provides that all online advertisements must be marked “Advertisement” so that viewers can easily identify them as such. Moreover, the SAIC Interim Measures treats paid search results as advertisements that are subject to PRC advertisement laws, and requires that paid search results be conspicuously identified on search result pages as advertisements. The New Advertising Law and SAIC Interim Measures require us to conduct more stringent examination and monitoring of our advertisers and the content of their advertisements.

Regulations on Internet Publishing

On February 4, 2016, the SAPPRFT and MIIT jointly issued the Rules for the Administration for Internet Publishing Services, or the Internet Publishing Rules, which became effective on March 10, 2016, to replace the Provisional Rules for the Administration for Internet Publishing that had been jointly issued by the SAPPRFT and the MIIT on June 27, 2002. The Internet Publishing Rules defines “internet publications” as digital works that are edited, produced, or processed to be published and provided to the public through the internet, including (a) original digital works, such as pictures, maps, games, and comics; (b) digital works with content that is consistent with the type of content that, prior to the internet age, typically was published in media such as books, newspapers, periodicals, audio-visual products, and electronic publications; (c) digital works in the form of online databases compiled by selecting, arranging, and compiling other types of digital works; and (d) other types of digital works identified by the SAPPRFT. Under the Internet Publishing Rules, internet operators distributing such publications via internet are required to apply for an internet publishing license with the relevant governmental authorities and for SAPPRFT approval before distributing internet publications. Shanghai Zhong Yuan currently holds an internet publishing license to provide the internet publications to the public through the internet, while Beijing iQIYI is in the process of applying for the internet publishing license.

Regulations on Online Games

In September 2009, the GAPP (currently known as the SAPPRFT), together with the National Copyright Administration, and the National Office of Combating Pornography and Illegal Publications jointly issued the Notice on Further Strengthening on the Administration of Pre-examination and Approval of Online Game and the Examination and Approval of Imported Online Game, or the Circular 13. The Circular 13 states that foreign investors are not permitted to invest in online game operating businesses in the PRC via wholly foreign-owned entities, Sino-foreign equity joint ventures or cooperative joint ventures or to exercise control over or participate in the operation of domestic online game businesses through indirect means, such as other joint venture companies or contractual or technical arrangements. If the our contractual arrangements were deemed under the Circular 13 to be an “indirect means” for foreign investors to exercise control over or participate in the operation of a domestic online game business, our contractual arrangements might be challenged by the SAPPRFT. We are not aware of any online game companies which use the same or similar contractual arrangements having been challenged by the SAPPRFT as using those contractual arrangements as an “indirect means” for foreign investors to exercise control over or participate in the operation of a domestic online game business or having been penalized or ordered to terminate operations since the Circular 13 became effective. However it is unclear whether and how the Circular 13 might be interpreted or implemented in the future. See “Risk Factors—If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”

The Interim Measures for the Administration of Online Games, or the Online Game Measures, issued by the MOC, which took effect on August 1, 2010 and amended on December 15, 2017, regulates a broad range of activities related to the online games business, including the development, production and operation of online games, the issuance of virtual currencies used for online games, and the provision of virtual currency trading services. The Online Game Measures provides that any entity that is engaged in online game operations must obtain an Network Cultural Business Permit, and require the content of an imported online game to be examined and approved by the MOC prior to the game’s launch and require a domestic online game to be filed with the MOC within 30 days after its launch. The Notice of the Ministry of Culture on the Implementation of the Interim Measures for the Administration of Online Games, which was issued by the MOC on July 29, 2010 to implement the Online Game Measures, (i) requires online game operators to protect the interests of online game users and specifies that certain terms that must be included in service agreements between online game operators and the users of their online games, (ii) requires content review of imported online games and filing procedures for domestic online games, (iii) emphasizes the protection of minors playing online games, and (iv) requests online game operators to promote real-name registration by their game users.

Regulations on Information Security, Censorship and Privacy

The Standing Committee of the National People’s Congress, China’s national legislative body, enacted the Decisions on the Maintenance of Internet Security on December 28, 2000 that may subject persons to criminal liabilities in China for any attempt to use the internet to: (i) gain improper entry to a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information or (v) infringe upon intellectual property rights. In 1997, the Ministry of Public Security issued the Administration Measures on the Security Protection of Computer Information Network with International Connections which prohibits using the internet to leak state secrets or to spread socially destabilizing materials. If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its websites. Pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the National People’s Congress on August 29, 2015, effective on November 1, 2015, any ICP provider that fails to fulfill the obligations related to internet information security as required by applicable laws and refuses to take corrective measures, will be subject to criminal liability for (i) any large-scale dissemination of illegal information; (ii) any severe effect due to the leakage of users’ personal information; (iii) any serious loss of evidence of criminal activities; or (iv) other severe situations, and any individual or entity that (i) sells or provides personal information to others unlawfully or (ii) steals or illegally obtains any personal information will be subject to criminal liability in severe situations.

The Cybersecurity Law of the PRC, or the Cybersecurity Law, which was promulgated on November 7, 2016 by the Standing Committee of the National People’s Congress and came into effect on June 1, 2017, provides that network operators shall meet their cyber security obligations and shall take technical measures and other necessary measures to protect the safety and stability of their networks. Under the Cybersecurity Law, network operators are subject to various security protection-related obligations, including: (i) network operators shall comply with certain obligations regarding maintenance of the security of internet systems; (ii) network operators shall verify users’ identities before signing agreements or providing certain services such as information publishing or real-time communication services; (iii) when collecting or using personal information, network operators shall clearly indicate the purposes, methods and scope of the information collection, the use of information collection, and obtain the consent of those from whom the information is collected; (iv) network operators shall strictly preserve the privacy of user information they collect, and establish and maintain systems to protect user privacy; (v) network operators shall strengthen management of information published by users, and when they discover information prohibited by laws and regulations from publication or dissemination, they shall immediately stop dissemination of that information, including taking measures such as deleting the information, preventing the information from spreading, saving relevant records, and reporting to the relevant governmental agencies.

To comply with these PRC laws and regulations, we have adopted internal procedures to monitor content displayed on our website and application. However, due to the large amount of user uploaded content in addition to professionally-produced content, we may not be able to identify all the videos or other content that may violate relevant laws and regulations. See “Risk Factors—Risks Related to Our Business and Industry—Videos and other content displayed on our platform may be found objectionable by PRC regulatory authorities and may subject us to penalties and other administrative actions.”

Regulations on Intellectual Property Rights

Regulations on copyright

The Copyright Law of the PRC, or the Copyright Law, which took effect on June 1, 1991 and was amended in 2001 and in 2010, provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The Copyright Law as revised in 2010 extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

The Computer Software Copyright Registration Measures, or the Software Copyright Measures, promulgated by the State Council on December 20, 2001 and amended on January 30, 2013, regulates registrations of software copyright, exclusive licensing contracts for software copyright and assignment agreements. The National Copyright Administration, or the NCA administers software copyright registration and the CPCC, is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

The Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes on Infringement of the Information Network Dissemination Rights specifies that disseminating works, performances or audio-video products by the internet users or the internet service providers via the internet without the permission of the copyright owners shall be deemed to have infringed the right of dissemination of the copyright owner.

The Measures for Administrative Protection of Copyright Related to Internet, which was jointly promulgated by the NCA and the MIIT on April 29, 2005 and became effective on May 30, 2005, provides that upon receipt of an infringement notice from a legitimate copyright holder, an ICP operator must take remedial actions immediately by removing or disabling access to the infringing content. If an ICP operator knowingly transmits infringing content or fails to take remedial actions after receipt of a notice of infringement that harms public interest, the ICP operator could be subject to administrative penalties, including an order to cease infringing activities, confiscation by the authorities of all income derived from the infringement activities, or payment of fines.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information (as amended in 2013). Under these regulations, an owner of the network dissemination rights with respect to written works or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require that the Internet service provider delete, or disconnect the links to, such works or recordings.

As of March 15, 2018, we have registered 147 software copyrights in the PRC.

Patent law

According to the Patent Law of the PRC (Revised in 2008), the State Intellectual Property Office is responsible for administering patent law in the PRC. The patent administration departments of provincial, autonomous region or municipal governments are responsible for administering patent law within their respective jurisdictions. The Chinese patent system adopts a first-to-file principle, which means that when more than one person file different patent applications for the same invention, only the person who files the application first is entitled to obtain a patent of the invention. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for twenty years in the case of an invention and ten years in the case of utility models and designs. As of March 15, 2018, we have applied for approximately 3,920 patents in the PRC, among which 1,903 have been registered.

Trademark law

Trademarks are protected by the Trademark Law of the PRC (Revised in 2013) which was adopted in 1982 and subsequently amended in 1993, 2001 and 2013 respectively as well as by the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and as most recently amended on April 29, 2014. The Trademark Office under the SAIC handles trademark registrations. The Trademark Office grants a ten-year term to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for its record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such trademark application may be rejected. Any person applying for the registration of a trademark may not injure existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. As of March 15, 2018, we have applied for registration of 3,398 trademarks with the Trademark Office of the State Administration for Industry & Commerce of the PRC, among which 1,760 have been registered.

Regulations on domain names

The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by MII on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure. As of March 15, 2018, we have registered 100 domain names in the PRC.

Regulations on Foreign Exchange

General administration of foreign exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and most recently amended on August 5, 2008 and various regulations issued by the SAFE and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside the PRC for of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office.

Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local office. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular No. 59 promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was further amended on May 4, 2015, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for foreign-invested enterprises.

Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the SAFE Circular No. 13, effective from June 1, 2015, which cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration, the investors shall register with banks for direct domestic investment and direct overseas investment.

The Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or the SAFE Circular No. 19, which was promulgated by the SAFE on March 30, 2015 and became effective on June 1, 2015, provides that a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular No. 16, which was promulgated by the SAFE and became effective on June 9, 2016, provides that enterprises registered in the PRC may also convert their foreign debts from foreign currency into Renminbi on self-discretionary basis. The SAFE Circular No. 16 also provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis, which applies to all enterprises registered in the PRC.

According to the Interim Measures for the Administration of Establishment and Change Filings of Foreign-invested Enterprises, which was promulgated by the MOFCOM and became effective on July 30, 2017, the Administrative Regulations on the Company Registration, which was promulgated by the State Council on June 24, 1994, became effective on July 1, 1994 and latest amended on February 6, 2016, and other laws and regulations governing the foreign invested enterprises and company registrations, the establishment of a foreign invested enterprise and any capital increase and other major changes in a foreign invested enterprise shall be registered with the State Administration for Industry and Commerce or its local counterparts, and shall be filed via the foreign investment comprehensive administrative system, or the FICMIS (“MOFCOM Filing”) if such foreign invested enterprise does not involve special access administrative measures prescribed by the PRC government.

Based on SAFE Circular No.13 and other laws and regulations relating to foreign exchange, when setting up a new foreign-invested enterprise, the foreign invested enterprise shall register with the bank located at its registered place after obtaining the business license, and if there is any change in capital or other changes relating to the basic information of the foreign-invested enterprise, including without limitation any increase in its registered capital or total investment, the foreign invested enterprise shall register such changes with the bank located at its registered place after obtaining the approval from or completing the filing with competent authorities. Pursuant to the relevant foreign exchange laws and regulations, the above-mentioned foreign exchange registration with the banks will typically take less than four weeks upon the acceptance of the registration application.

Based on the forgoing, if we intend to provide funding to our wholly foreign owned subsidiaries through capital injection at or after their establishment, we shall register the establishment of and any follow-on capital increase in our wholly foreign owned subsidiaries with the State Administration for Industry and Commerce or its local counterparts, file such via the FICMIS and register such with the local banks for the foreign exchange related matters.

Loans by the Foreign Companies to their PRC Subsidiaries

A loan made by foreign investors as shareholders in a foreign invested enterprise is considered to be foreign debt in China and is regulated by various laws and regulations, including the Regulation of the People’s Republic of China on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of External Debt, and the Administrative Measures for Registration of Foreign Debts. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within 15 business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the balance of the foreign debts of a foreign invested enterprise shall not exceed the difference between the total investment and the registered capital of the foreign invested enterprise, or Total Investment and Registered Capital Balance.

Pursuant to the Interim Provisions of the State Administration for Industry and Commerce on the Ratio of the Registered Capital to the Total Investment of a Sino-Foreign Equity Joint Venture Enterprise, promulgated by SAIC on February 17, 1987 and effective on March 1, 1987, with respect to a sino-foreign equity join venture, the registered capital shall be (i) no less than 7/10 of its total investment, if the total investment is US$3 million or under US$3 million; (ii) no less than 1/2 of its total investment, if the total investment is ranging from US$3 million to US$10 million (including US$10 million), provided that the registered capital shall not be less than US$2.1 million if the total investment is less than US$4.2 million; (iii) no less than 2/5 of its total investment , if the total investment is ranging from US$10 million to US$30 million (including US$30 million), provided that the registered capital shall not be less than US$5 million if the total investment is less than US$12.5 million; and (iv) no less than 1/3 of its total investment, if the total investment exceeds US$30 million, provided that the registered capital shall not be less than US$12 million if the total investment is less than US$36 million.

On January 11, 2017, the PBOC promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or the PBOC Notice No. 9. Pursuant to the PBOC Notice No. 9, within a transition period of one year from January 11, 2017, the foreign invested enterprises may adopt the currently valid foreign debt management mechanism, or Current Foreign Debt Mechanism, or the mechanism as provided in the PBOC Notice No. 9, or Notice No. 9 Foreign Debt Mechanism, at their own discretion. The PBOC Notice No. 9 provides that, enterprises may conduct independent cross-border financing in RMB or foreign currencies as required. Pursuant to the PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) shall be calculated using a risk-weighted approach, or Risk-Weighted Approach, and shall not exceed the specified upper limit, namely: risk-weighted outstanding cross-border financing ≤ the upper limit of risk-weighted outstanding cross-border financing. Risk-weighted outstanding cross-border financing = S outstanding amount of RMB and foreign currency denominated cross-border financing * maturity risk conversion factor *

type risk conversion factor + S outstanding foreign currency denominated cross-border financing * exchange rate risk conversion factor. Maturity risk conversion factor shall be 1 for medium- and long-term cross-border financing with a term of more than one year and 1.5 for short-term cross-border financing with a term of less than one year. Type risk conversion factor shall be 1 for on-balance-sheet financing and 1 for off-balance-sheet financing (contingent liabilities) for the time being. Exchange rate risk conversion factor shall be 0.5. The PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises shall be 200% of its net assets, or Net Asset Limits. Enterprises shall file with SAFE in its capital item information system after entering into the relevant cross-border financing contracts and prior to three business day before drawing any money from the foreign debts.

Based on the foregoing, if we provide funding to our wholly foreign owned subsidiaries through shareholder loans, the balance of such loans shall not exceed the Total Investment and Registered Capital Balance and we will need to register such loans with SAFE or its local branches in the event that the Current Foreign Debt Mechanism applies, or the balance of such loans shall be subject to the Risk-Weighted Approach and the Net Asset Limits and we will need to file the loans with SAFE in its information system in the event that the Notice No. 9 Mechanism applies. According to the PBOC Notice No. 9, after a transition period of one year from January 11, 2017, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries.

Offshore investment

Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014 as an attachment of Circular 37.

Under the relevant rules, failure to comply with the registration procedures set forth in the SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations on dividend distribution

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in the PRC include the Company Law of the PRC, as amended in 2004, 2005 and 2013, the Wholly Foreign-owned Enterprise Law promulgated in 1986 and amended in 2000 and 2016 and its implementation regulations promulgated in 1990 and subsequently amended in 2001 and 2014, the Equity Joint Venture Law of the PRC promulgated in 1979 and subsequently amended in 1990, 2001 and 2016 and its implementation regulations promulgated in 1983 and subsequently amended in 1986, 1987, 2001, 2011 and 2014, and the Cooperative Joint Venture Law of the PRC promulgated in 1988 and amended in 2000 and 2016 and its implementation regulations promulgated in 1995 and amended in 2014 and 2017. Under the current regulatory regime in the PRC, foreign-invested enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

As of the date of this prospectus, Beijing QIYI Century, Chongqing QIYI Tianxia Science & Technology Co., Ltd. and iQIYI New Media, our wholly foreign-owned subsidiaries are in an accumulated loss position. Beijing QIYI Century, Chongqing QIYI Tianxia Science & Technology Co., Ltd. and iQIYI New Media have not and will not be able to pay dividends to our offshore entities until they generate accumulated profits and meet the requirements for statutory reserve funds.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the Standing Committee of the National People’s Congress promulgated the Law of the PRC on Enterprise Income Tax which was amended on February 24, 2017 and on December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax, or collectively, the EIT Law. The EIT Law came into effect on January 1, 2008. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended on November 10, 2008 and came into effect on January 1, 2009 and most recently amended on February 6, 2016. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated The Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%.

As of the date of this prospectus, our PRC subsidiaries and consolidated affiliated entities are generally subject to 3%, 6% or 17% VAT rate.

Dividend Withholding Tax

The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the State Administration of Taxation, or the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and will take effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Pursuant to Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to Circular 7, where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of Circular 7. Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations on Employment and Social Welfare

Labor Contract Law

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated on January 1, 2008 and amended on December 28, 2012, is primarily aimed at regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the Social Insurance Law of the PRC implemented on July 1, 2011, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and amended in 2002, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time. See “Risk Factors—Risks Related to Doing Business in China—The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and results of operations.”

Employee Stock Incentive Plan

Pursuant to the Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, or Circular 7, which was issued by the SAFE on February 15, 2012, employees, directors, supervisors, and other senior management who participate in any stock incentive plan of an publicly-listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year, subject to a few exceptions, are required to register with SAFE through a qualified domestic agent, which may be a PRC subsidiary of such overseas listed company, and complete certain other procedures.

In addition, the SAT has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in the PRC who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock option or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC governmental authorities.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Robin Yanhong Li	49	Chairman of the Board
Qi Lu	56	Director
Yu Gong	49	Chief Executive Officer and Director
Herman Yu	47	Director
Xuyang Ren	43	Director*
Victor Zhixiang Liang	44	Director*
Lu Wang	52	Director†
Chuan Wang	48	Director
Sam Hanhui Sun	45	Independent Director Appointee†
Xiaodong Wang	43	Chief Financial Officer
Xiaohui Wang	49	Chief Content Officer
Xing Tang	42	Chief Technology Officer**
Wenfeng Liu	40	Chief Technology Officer Appointee**
Xiangjun Wang	40	Chief Marketing Officer
Xianghua Yang	41	Senior Vice President
Youqiao Duan	48	Senior Vice President

*	Mr. Xuyang Ren and Mr. Victor Zhixiang Liang have tendered their resignations, both of which will be effective immediately prior to the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.
†	Mr. Lu Wang has accepted appointment as our director and Mr. Sam Hanhui Sun has accepted appointment as our independent director, both of which will be effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.
**	We and Dr. Tang have mutually agreed not to renew his employment agreement with us when it expires on April 6, 2018. We have appointed Mr. Wenfeng Liu as our new chief technology officer, effective on April 6, 2018. Dr. Tang will continue to serve as an advisor to assist with the management transition until May 25, 2018.

Robin Yanhong Li has served as the chairman of our board of directors since 2009. Mr. Li is the co-founder, chairman and chief executive officer of Baidu. Prior to founding Baidu, Mr. Li worked as an engineer for Infoseek, a pioneer in the internet search engine industry, from 1997 to 1999. Mr. Li currently serves on the boards of New Oriental Education & Technology Group Inc. (NYSE: EDU) and Ctrip.com International, Ltd. (Nasdaq: CTRP). Mr. Li received a bachelor’s degree in information science from Peking University in China and a master’s degree in computer science from the State University of New York at Buffalo.

Qi Lu has served as our director since 2017. Dr. Lu is the chief operating officer of Baidu. Prior to joining Baidu in January 2017, Dr. Lu served as Microsoft’s global executive vice president and led the Applications and Services Group, a role he served from 2013. Between 2009 and 2013, Dr. Lu served as the president of Microsoft’s Online Services Division. Dr. Lu joined Yahoo! in 1998, later becoming senior vice president in charge of search and advertising technologies and, subsequently, executive vice president in 2007. Dr. Lu holds both bachelor’s and master’s degrees in computer science from Fudan University in Shanghai and a Ph.D. in computer science from Carnegie Mellon University.

Yu Gong is the founder, chief executive officer and director of our company, and oversees our overall strategy and business operations. Prior to founding iQIYI, Dr. Gong was the president and chief operating officer of umessage.com, a top mobile internet services solution provider in China. Prior to that, Dr. Gong served in the roles of vice president, senior vice president, and chief operating officer at Sohu.com, a Nasdaq-listed company, from 2003 to 2008. From 1999 to 2003, Dr. Gong was the founder and chief executive officer of focus.cn, the then largest real estate search website in China, which was sold to Sohu.com. (Nasdaq: SOHU) Dr. Gong received a bachelor’s degree, a master’s degree and a doctorate degree in automation control from Tsinghua University.

Herman Yu has served as our director since 2017. Mr. Yu is currently the chief financial officer of Baidu. Prior to joining Baidu in September 2017, Mr. Yu was the chief financial officer of Weibo Corp. between 2015 and 2017. From 2004 to 2015, Mr. Yu worked at SINA Corp., serving as its chief financial officer in the last eight years. Mr. Yu began his career in the Silicon Valley, where he held various finance and accounting management positions at Adobe Systems Inc., Cadence Design Systems, Inc. and VeriFone Systems, Inc. Mr. Yu serves on the boards of 58.com Inc. (NYSE: WUBA), ZTO Express Inc. (NYSE: ZTO) and Ctrip.com International, Ltd. (Nasdaq: CTRP). Mr. Yu, a California Certified Public Accountant, holds a bachelor’s degree in economics from the University of California and a master’s degree in accountancy from the University of Southern California.

Xuyang Ren has served as our director since 2009. Mr. Ren is currently the chief executive officer of haizhi.com. Mr. Ren held various management positions at Baidu between 2001 and 2010, including vice president of business development and marketing, assistant to the president, and chief representative of Shanghai office. Mr. Ren holds a master’s degree in management from Stanford University.

Victor Zhixiang Liang has served as our director since 2009. Mr. Liang is currently the vice president, general counsel, and executive assistant to chairman & CEO of Baidu. Prior to joining Baidu in 2005, Mr. Liang was an associate at Jun He Law Offices in Beijing from 2000 to 2003. From 1994 to 1999, Mr. Liang served as a government employee at the legislative office of the State Council. Mr. Liang holds a bachelor’s degree in law from China University of Political Science and Law and an LL.M. degree from Yale University.

Lu Wang will serve as our director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Wang joined Baidu in September 2016 as vice president. He is in charge of Baidu’s strategic partnerships, marketing, public relations and government relations functions. Prior to Baidu, Mr. Wang was president and CEO of Wal-Mart Global eCommerce in Asia, and led the acquisition of the e-commerce platform Yihaodian. Before Wal-Mart, Mr. Wang was a global vice president and president in China at CBS Interactive. Mr. Wang also previously held roles at CNET and Ziff-Davis. Mr. Wang holds a bachelor’s degree from Beijing Union University and an Executive MBA degree from Peking University.

Chuan Wang has served as our director since 2014. Mr. Wang is a co-founder of Xiaomi Corporation and has served as its vice president since 2012. Mr. Wang is also a co-founder of Beijing Duokan Technology, where he served as chief executive officer since inception in 2010. From 2005 to 2011, Mr. Wang served as the general manager of Beijing Thunder Stone Century Technology Co., Ltd. Mr. Wang serves on the boards of Xunlei Limited (Nasdaq: XNET) and Zhejiang Huace Film & TV Co., Ltd. (300133: CH). Mr. Wang holds a bachelor’s degree from Beijing University of Technology.

Sam Hanhui Sun will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Sun has been a venture partner at Blue Lake Capital since 2016. From 2010 to 2015, Mr. Sun served various positions at Qunar Cayman Islands Limited, a Nasdaq-listed company, including Qunar’s president in 2015 and its chief financial officer from 2010 to 2015. From 2007 to 2009, Mr. Sun was the chief financial officer of KongZhong Corporation, a Nasdaq-listed company. From 2004 to 2007, Mr. Sun served in several financial controller positions at Microsoft China R&D Group, Maersk China Co. Ltd., and SouFun.com. From 1995 to 2004, Mr. Sun worked in KPMG’s auditing practice group. Mr. Sun currently serves as an independent director and audit committee chair of each of Yirendai Ltd. (NYSE: YRD), Fang Holdings Limited (NYSE: SFUN), CAR Inc. (SEHK: 699). Mr. Sun received a bachelor’s degree in business administration from Beijing Institute of Technology in 1993. He is a Certified Public Accountant in China.

Xiaodong Wang has served as our chief financial officer since 2013 and is in charge of our finance and legal functions. Between 2013 and 2016, Mr. Wang served in our company on a secondment basis. Prior to officially joining iQIYI in 2017, Mr. Wang served as vice president of Baidu for financial planning and analysis, responsible for treasury, budgeting and related analysis between 2009 and 2016. From 2003 to 2009, Mr. Wang served as senior manager of General Motors in Shanghai, responsible for budgeting, cost control, pricing and other related functions. From 1998 to 2000, Mr. Wang served in Dupont China as financial specialist responsible for Dupont trading. Mr. Wang holds a bachelor’s degree in economics from Tsinghua University and a master’s degree in accounting and finance from The London School of Economics and Political Science.

Xiaohui Wang joined us in 2016 as our chief content officer. Dr. Wang is responsible for the procurement, production and operations of content business. Prior to joining iQIYI, Mr. Wang was vice president of China National Radio, where he served in various positions from 1990 to 2016, including director of news center from 2002 to 2006, director of finance office from 2006 to 2007, and vice president from 2007 to 2016. Mr. Wang holds a bachelor’s degree in journalism from Jilin University, a master’s degree in business administration from Cheong Kong Graduate School of Business and a Ph.D. in literature from the Communication University of China.

Xing Tang joined us in 2012 and is our chief technology officer. Dr. Tang is responsible for technology, operation, product marketing and business development, and is in charge of more than two thousand engineers. Prior to joining us, Dr. Tang served as senior engineering manager from 2010 to 2012 at Google Shanghai, where he led the video research R&D in China. From 2002 to 2010, Dr. Tang was senior engineering manager at Intel Asia-Pacific R&D, where he worked on mobile, embedded and visual computing advanced technology, as well as graphics driver development for embedded system. Dr. Tang holds a bachelor’s degree in mathematics and economic management, and a Ph.D. in computer graphics from the University of Science and Technology of China.

Wenfeng Liu will serve as our chief technology officer, effective on April 6, 2018. Mr. Liu joined us in 2012 and currently serves as our vice president of technology, IT operation, product marketing and business development. Prior to joining us, Mr. Liu served as research and development manager from 2011 to 2012 at VMware China Research Center, where he led the research, development and distribution of various update and maintenance releases of VMware vSphere projects. From 2003 to 2011, Mr. Liu served in various senior positions at Intel China Research Center, including the role of research and development manager between 2007 to 2011, in which position he spearheaded Intel’s various global R&D initiatives. Mr. Liu holds a bachelor’s degree and a master’s degree in computer science from Zhejiang University.

Xiangjun Wang joined us in 2009 and is our chief marketing officer, responsible for marketing and advertising sales. Since 2009, Ms. Wang has held various positions related to our sales and marketing functions. Prior to joining us, Ms. Wang was a sales director responsible for advertising sales at Sohu.com (Nasdaq: SOHU), where she served various positions from 2003 to 2009. Ms. Wang holds an associate’s degree from Donghua University.

Xianghua Yang joined us in 2010 and is our senior vice president responsible for membership business. Mr. Yang led iQIYI Pictures from 2014 to 2016 and led our mobile business department from 2010 to 2014. Prior to joining iQIYI, Mr. Yang served as deputy general manager of wireless business department at Sohu.com, responsible for R&D, marketing and mobile business. Mr. Yang holds both bachelor’s and master’s degrees in hydraulic and hydroelectric engineering from Tsinghua University.

Youqiao Duan joined us in 2012 and is our senior vice president responsible for intelligent device business. Prior to joining us, Mr. Duan was senior director responsible for investment business at Skyworth Group, where he worked from 2008 to 2012. Prior to that, he served as director at Asiamedia, responsible for DVB and IPTV business. From 2002 to 2006, he worked at DTVIA where he last served as vice president of DVB business. From 1998 to 2002, he worked at focus.cn where he last served as vice president. Mr. Duan holds a bachelor’s degree in automation control from Tsinghua University.

Employment Agreements and Indemnification Agreements

We have entered into an employment agreement with each of our executive officers. Under these agreements, each of our executive officers is employed at will. We may terminate employment for cause. We may also terminate an executive officer’s employment without cause upon 60-day advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as agreed by us and the executive officer. The executive officer may resign at any time with a 60-day advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, direct or end customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of, or hire or engage, any person who is known to be employed or engaged by us; or (iv) otherwise interfere with our business or accounts

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

Our board of directors will consist of seven directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Baidu has the right to appoint a majority of our directors as long as it holds no less than 50% of the voting power of our Company. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (i) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (ii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because Baidu beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including:

•	an exemption from the rule that a majority of our board of directors must be independent directors;

•	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

We intend to rely on the exemption available to foreign private issuers for the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A). We are not required to and will not voluntarily meet this requirement.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Committees of the Board of Directors

Prior to the completion of this offering, we intend to establish an audit committee and a compensation committee under the board of directors. We intend to adopt a charter for each of the two committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Sam Hanhui Sun and Herman Yu, and will be chaired by Mr. Sun. We have determined that Sam Hanhui Sun satisfies the “independence” requirements of Rule5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that                  qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and the independent registered public accounting firm;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately and periodically with management and the independent registered public accounting firm; and

•	reporting regularly to the board.

Compensation Committee. Our compensation committee will consist of Qi Lu, Sam Hanhui Sun and Herman Yu, and will be chaired by Mr. Lu. We have determined that Sam Hanhui Sun satisfies the “independence” requirements of Rule5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•	reviewing the total compensation package for our executive officers and making recommendations to the board with respect to it;

•	approving and overseeing the total compensation package for our executives other than the three most senior executives;

•	reviewing the compensation of our directors and making recommendations to the board with respect to it; and

•	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by the shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found to be or becomes of unsound mind.

Compensation of Directors and Executive Officers

For the year ended December 31, 2017, we paid an aggregate of RMB25.0 million (US$3.8 million) in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and consolidated affiliated entity are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. For share incentive grants to our officers and directors, see “—Equity Incentive Plans”.

Equity Incentive Plans

2010 Equity Incentive Plan

We adopted an equity incentive plan on October 18, 2010, or the 2010 Plan, which was amended and restated on November 3, 2014 and August 6, 2016, for the purpose of granting share based compensation awards either through a proprietary interest in our long-term success, or compensation based on fulfilling certain performance goals to employees, officers, directors and consultants to incentivize their performance and promote the success of our business. Under the 2010 Plan, the maximum aggregate number of shares which may be issued pursuant to all awards is 589,729,714 shares. As of the date of this prospectus, options to purchase a total of 398,363,578 ordinary shares were outstanding under the 2010 Plan.

The following paragraphs summarize the terms of the 2010 Plan.

Types of Awards. The Plan permits the awards of options, share appreciation rights, share grants and restricted share units.

Plan Administration. A committee consisting of at least two individuals determined by our board acts as the plan administrator. The plan administrator will determine the participants who are to receive awards, the number of awards to be granted, and the terms and conditions of each award grant. The plan administrator can amend outstanding awards and interpret the terms of the 2010 Plan and any award agreement.

Award Agreement. Options to purchase ordinary shares granted under the 2010 Plan are evidenced by an award agreement that sets forth the terms and conditions for each grant.

Exercise Price. The excises price of an option or a share appreciation right will be determined by the plan administrator, but shall not be less than the fair market value on the grant date of the respective option or share appreciation right. In certain circumstances, such as a recapitalization, a spin-off, reorganization, merger, separation and split-up, the plan administrator may adjust the exercise price of outstanding options and share appreciation rights.

Eligibility. We may grant awards to our employees, directors or consultants or employees, directors or consultants or our affiliates.

Term of the Awards. The term of each option or share appreciation right granted under the 2010 Plan shall not exceed ten years from date of the grant.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is set forth in the award agreement.

Acceleration of Awards upon Change in Control. The plan administrator may determine, at the time of grant or thereafter, that an award shall become vested and exercisable, in full or in part, in the event that a change in control of our company occurs.

Transfer Restrictions. Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

Termination. The plan shall terminate on October 17, 2020 provided that our board may terminate the plan at any time and for any reason.

2017 Share Incentive Plan

We also adopted an equity incentive plan on November 30, 2017, or the 2017 Plan, which was further amended on December 7, 2017, for the purpose of promoting the success and enhance the value of iQIYI, Inc., by linking the personal interests of the members of the board, employees, consultants and other individuals to those of our shareholders and, by providing an incentive for outstanding performance, to generate superior returns for our shareholders. Under the 2017 Plan, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards is 720,000 ordinary shares. As of the date of this prospectus, 720,000 restricted share units were outstanding under the 2017 Plan.

The following paragraphs summarize the terms of the 2017 Plan.

Types of Awards. The Plan permits the awards of options, restricted shares and restricted share units.

Plan Administration. A committee of one or more members of the board acts as the plan administrator. The plan administrator will determine the participants who are to receive awards, the type or types of awards to be granted, the number of awards to be granted, and the terms and conditions of each award grant. The plan administrator can amend outstanding awards and interpret the terms of the 2017 Plan and any award agreement.

Award Agreement. Awards granted under the 2017 Plan are evidenced by an award agreement that sets forth the terms and conditions for each grant.

Exercise Price. The excises price of an option will be determined by the plan administrator, but shall not be less than the fair market value on the grant date of the respective option or share appreciation right. In certain circumstances, such as a recapitalization, a spin-off, reorganization, merger, separation and split-up, the plan administrator may adjust the exercise price of outstanding options and share appreciation rights.

Eligibility. We may grant awards to our employees, consultants, and all members of the board, and other individuals.

Term of the Awards. The term of each option or share appreciation right granted under the 2017 Plan shall not exceed ten years from date of the grant.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is set forth in the relevant award agreement.

Transfer Restrictions. Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

Termination. The plan shall terminate on November 29, 2027, provided that our board may terminate the plan at any time and for any reason.

The following table summarizes, as of the date of this prospectus, the outstanding options that we granted to our directors and executive officers:

Name	Ordinary Shares Underlying Outstanding Options	Exercise Price ($/Share)	Grant Date	Expiration Date
Robin Yanhong Li	—	—	—	—
Qi Lu	—	—	—	—
Yu Gong	109,904,462	0.25 to 0.51	Various dates from October 18, 2010 to February 28, 2018	Various dates from October 17, 2020 to February 27, 2028
Herman Yu	—	—	—	—
Xuyang Ren	—	—	—	—
Victor Zhixiang Liang	—	—	—	—
Chuan Wang	—	—	—	—
Xiaodong Wang	*	0.51	February 23, 2015 and February 28, 2018	February 22, 2025 and February 27, 2028
Xiaohui Wang	*	0.51	August 5, 2016 and February 28, 2018	August 4, 2026 and February 27, 2028
Xing Tang	*	0.25 to 0.51	Various dates from December 15, 2014 to February 28, 2018	Various dates from December 14, 2024 to February 27, 2028
Xiangjun Wang	*	0.25 to 0.51	Various dates from October 18, 2010 to February 28, 2018	Various dates from October 17, 2020 to February 27, 2028
Xianghua Yang	*	0.25 to 0.51	Various dates from October 18, 2010 to February 28, 2018	Various dates from October 17, 2020 to February 27, 2028
Youqiao Duan	*	0.25 to 0.51	Various dates from May 8, 2012 to February 28, 2018	Various dates from May 7, 2022 to February 27, 2028
Total	205,104,462	0.25 to 0.51	Various dates from October 18, 2010 to February 28, 2018	Various dates from October 17, 2020 to February 27, 2028

*	Less than 1% of our total ordinary shares outstanding assuming conversion of all preferred shares into ordinary shares.

As of the date of this prospectus, other grantees as a group held options to purchase 193,259,116 Class A ordinary shares of our company, with exercise prices ranging from US$0.25 to US$0.51 per share, and 720,000 restricted share units.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming conversion of (i) all outstanding ordinary and preferred shares held by shareholders other than Baidu or its affiliates into Class A ordinary shares, and (ii) all outstanding ordinary and preferred shares held by Baidu or its affiliates into Class B ordinary shares, by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our ordinary shares.

We will adopt a dual-class ordinary share structure (with a third class of authorized but as yet undesignated shares) which will become effective immediately prior to the completion of this offering. All ordinary and preferred shares held by shareholders other than Baidu and its affiliates will be converted into Class A ordinary shares, and all ordinary and preferred shares held by Baidu or its affiliates will be converted into Class B ordinary shares. The calculations in the table below are based on 4,078,871,988 ordinary shares on an as-converted basis outstanding as of the date of this prospectus and 4,953,871,988 ordinary shares outstanding immediately after the completion of this offering, including (i) 875,000,000 Class A ordinary shares to be sold by us in this offering in the form of ADSs, (ii) 1,239,341,283 Class A ordinary shares re-designated and converted from ordinary and preferred shares held by shareholders other than Baidu and its affiliates and (iii) 2,839,530,705 Class B ordinary shares re-designated and converted from outstanding ordinary shares and preferred shares held by Baidu or its affiliates, assuming that the underwriters do not exercise their option to purchase additional ADSs. The calculations in the table below does not include the 36,860,691 Class B ordinary shares that we expect to issue to Baidu Holdings no later than May 31, 2018, pursuant to a share purchase agreement we entered into with Baidu Holdings on February 12, 2018. See “Our Relationship with Baidu.”

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Class A Ordinary Shares Beneficially Owned After This Offering		Class B Ordinary Shares Beneficially Owned After This Offering		Voting Power After This Offering
	Number	%	Number	%	Number	%	%
Directors and Executive Officers**:
Robin Yanhong Li(1)	2,839,530,705	69.6	—	—	2,839,530,705	100.0	93.1
Qi Lu	—	—	—	—	—	—	—
Yu Gong(2)	76,651,114	1.9	76,651,114	3.5	—	—	*
Herman Yu	—	—	—	—	—	—	—
Xuyang Ren	—	—	—	—	—	—	—
Victor Zhixiang Liang	—	—	—	—	—	—	—
Lu Wang***	—	—	—	—	—	—	—
Chuan Wang(3)	—	—	—	—	—	—	—
Sam Hanhui Sun***	—	—	—	—	—	—	—
Xiaodong Wang	*	*	*	*	*	*	*
Xiaohui Wang	*	*	*	*	*	*	*
Xing Tang	*	*	*	*	*	*	*
Xiangjun Wang	*	*	*	*	*	*	*
Xianghua Yang	*	*	*	*	*	*	*
Youqiao Duan	*	*	*	*	*	*	*
All Directors and Executive Officers as a Group	2,946,341,194	70.6	106,810,489	4.8	2,839,530,705	100.0	93.4
Principal Shareholders:
Baidu Holdings(4)	2,839,530,705	69.6	—	—	2,839,530,705	100.0	93.1
Xiaomi Ventures Limited(5)	341,874,885	8.4	341,874,885	16.2	—	—	1.1
HH RSV-V Holdings Limited(6)	232,060,527	5.7	232,060,527	11.0	—	—	*

Notes:

*	Less than 1%.
**	Except for Robin Yanhong Li, Qi Lu, Herman Yu, Xuyang Ren, Victor Zhixiang Liang and Chuan Wang, the business address of our directors and executive officers is 9/F, iQIYI Innovation Building, No. 2 Haidian North First Street, Haidian District, Beijing 100080, China. The business address of Robin Yanhong Li, Qi Lu, Herman Yu, Xuyang Ren and Victor Zhixiang Liang is Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, China.
***	Mr. Lu Wang has accepted appointment as our director and Mr. Sam Hanhui Sun has accepted appointment as our independent director, both of which will be effective upon the effectiveness of the registration statement of which this prospectus is a part.
(1)	Mr. Li has the majority voting power in Baidu and is deemed to beneficially own iQIYI’s shares held by Baidu Holdings. The beneficial ownership of Mr. Robin Yanhong Li as described in this table does not include the 36,860,691 Class B ordinary shares that we expect to issue to Baidu Holdings on May 31, 2018, pursuant to a share purchase agreement we entered into with Baidu Holdings on February 12, 2018. See “Our Relationship with Baidu.”
(2)	Representing (i) 63,086,689 ordinary shares that Dr. Gong may purchase upon exercise of options within 60 days of the date of this prospectus, (ii) 7,500,251 ordinary shares held by Cannes Ventures Limited and (iii) 6,064,174 ordinary shares issuable upon conversion of the same number of Series A-1 convertible junior preferred shares held by Cannes Ventures Limited, a company incorporated in the Cayman Islands. Cannes Ventures Limited is wholly-owned by Dr. Gong. The registered address of Cannes Ventures Limited is 190 Elgin Avenue, George Town, Grand Cayman, Cayman Islands.
(3)	The business address of Mr. Chuan Wang is Building C, Qinghe Shunshijiaye Technology Park, No. 66 Zhufang Road, Haidian District, Beijing 100085, China.
(4)

Representing 342,548,237 ordinary shares, 200,000,000 ordinary shares issuable upon conversion of the same number of Series A convertible preferred shares, 123,103,264 ordinary shares issuable upon conversion of the same number of Series B convertible preferred shares, 302,891,196 ordinary shares issuable upon conversion of the same number of Series C convertible preferred shares, 848,682,647 ordinary shares issuable upon conversion of the same number of Series D convertible preferred shares, 686,646,383 ordinary shares issuable upon conversion of the same number of Series E convertible preferred shares, 136,749,954 ordinary shares issuable upon conversion of the same number of Series F convertible preferred shares, and 198,909,024 ordinary shares issuable upon conversion of the same number of Series G-1 convertible preferred shares, all held by Baidu Holdings, a company incorporated in British Virgin Islands. Baidu Holdings is a wholly owned subsidiary of Baidu. The business address of Baidu Holdings is No.10 Shangdi 10th Street, Haidian District, Beijing 100085, China. The beneficial ownership of Baidu Holdings as described in this table does not include the 36,860,691 Class B ordinary shares that we expect to issue to Baidu Holdings on May 31, 2018, pursuant to a share purchase agreement we entered into with Baidu Holdings on February 12, 2018. See “Our Relationship with Baidu.”
(5)	Representing 341,874,885 ordinary shares issuable upon conversion of the same number of Series F convertible preferred shares held by Xiaomi Ventures Limited, a company incorporated in British Virgin Islands. Xiaomi Ventures Limited is beneficially owned and controlled by Xiaomi Corporation. The registered address of Xiaomi Ventures Limited is P.O. Box 2221, Road Town, Tortola, British Virgin Islands.
(6)	Representing 232,060,527 ordinary shares issuable upon conversion of the same number of Series G-2 convertible preferred shares held by HH RSV-V Holdings Limited, a company incorporated in the Cayman Islands. HH RSV-V Holdings Limited is beneficially owned and controlled by Hillhouse Fund III, L.P. The registered address of HH RSV-V Holdings Limited is 89 Nexus Way, Camana Bay, P.O. Box 31106, Grand Cayman KY1-1205, Cayman Islands.

As of the date of this prospectus, other than 33,151,504 of our Series G-2 preferred shares held by one record holder in the United States, none of our issued and outstanding shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Transactions with Baidu

For the years ended December 31, 2015, 2016 and 2017, we generated membership services revenue of RMB5.1 million, RMB3.1 million and RMB4.2 million (US$0.6 million), respectively, advertising services revenue of RMB28.3 million, RMB116.0 million and RMB18.3 million (US$2.8 million), respectively, and other revenues of RMB24.1 million, RMB6.6 million and RMB58.5 million (US$9.0 million), respectively, from Baidu.

We incurred cost of revenues for license fees in the amount of nil, RMB5.6 million and RMB8.3 million (US$1.3 million) for the years ended December 31, 2015 and 2016 and 2017, respectively. We also incurred cost of revenues for bandwidth in the amount of RMB88.9 million (US$13.7 million) for the year ended December 31, 2017. We incurred selling, general and administrative expenses for advertising services and traffic acquisition service provided by Baidu in the amount of RMB83.2 million, RMB74.2 million and RMB66.0 million (US$10.1 million) for the years ended December 31, 2015, 2016 and 2017, respectively. We incurred research and development expenses for cloud services provided by Baidu in the amount of nil, RMB0.9 million and RMB2.8 million (US$0.4 million) for the years ended December 31, 2015, 2016 and 2017, respectively. We incurred interest expenses for entrusted loans provided by Baidu and the convertible notes payable to Baidu in the amount of RMB55.1 million, RMB106.7 million and RMB168.2 million (US$25.8 million) for the years ended December 31, 2015 and 2016 and 2017, respectively.

As of December 31, 2016 and 2017, we had RMB22.4 million and RMB10.0 million (US$1.5 million), respectively, due from Baidu. The balance mainly represents amounts due from Baidu for advertising services and other services. We had loan receivable from Baidu of RMB209.4 million and nil as of December 31, 2016 and 2017, respectively, which mainly represented interest-free and uncollateralized loans provided to Baidu that were fully repaid in 2017. In April 2017, we provided an interest-free US dollar denominated loan of US$330.2 million to Baidu, which was fully repaid in December 2017.

As of December 31, 2016 and 2017, we had RMB236.9 million and RMB77.6 million (US$11.9 million), respectively, due to Baidu. The related party balances mainly represented a deposit, accrued expenses for advertising services and cloud services provided by Baidu as of December 31, 2016 and accrued expenses for bandwidth services provided by Baidu as of December 31, 2017. As of December 31, 2016 and 2017, we had RMB4.7 billion and RMB50.0 million (US$7.7 million), respectively, in loans due to Baidu. As of December 31, 2016 and 2017, the total outstanding balance includes an interest-free loan of RMB50.0 million, which was due on demand and the remaining outstanding balance as of December 31, 2016 was RMB denominated entrusted loans provided by Baidu with a weighted average interest rate of 4.34%, which were fully repaid in 2017. In April 2017, we borrowed a RMB denominated loan of RMB2,220.0 million (US$341.2 million) with an interest rate of 3.92% from Baidu, which was fully repaid in December 2017.

We have entered into a master business cooperation agreement and other agreements with Baidu. See “Our Relationship with Baidu.”

Contractual Arrangements with our Consolidated Affiliated Entities and Their Shareholders

See “Corporate History and Structure.”

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—History of Securities Issuances.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentives

See “Management—Equity Incentive Plans.”

Other Transactions with Related Parties

Xiaomi Ventures Limited and its affiliates, or Xiaomi Group, ceased to be our principal owner under ASC topic 850, Related Party Disclosures, on October 26, 2017, hence the related party transactions with Xiaomi Group for the year ended December 31, 2017 includes transactions that occurred from January 1, 2017 to October 26, 2017.

We generate revenues from memberships sold by Xiaomi Group, through various Xiaomi products. For the years ended December 31, 2015, 2016 and 2017, we generated RMB2.1 million, RMB26.8 million and RMB81.5 million (US$12.5 million), respectively, for such membership services revenue. We also provide advertising services to Xiaomi Group, and generated revenues of nil, RMB60.8 million and RMB9.2 million (US$1.4 million) for such services for the years ended December 31, 2015, 2016 and 2017, respectively. For the years ended December 31, 2015, 2016 and 2017, we also generated other revenues of RMB10.6 million, RMB7.1 million and RMB4.6 million (US$0.7 million), respectively, from Xiaomi Group for other services. As of December 31, 2016, we had RMB41.3 million due from Xiaomi Group, arising from the aforementioned membership services revenue, advertising services and other services.

We incurred cost of revenues for commissions to Xiaomi Group for memberships and advertising services sold through or, presented by various Xiaomi products. For the year ended December 31, 2015, 2016 and 2017, we incurred such cost of revenues in the amount of RMB8.7 million, RMB18.1 million and RMB42.6 million (US$6.5 million), respectively. We also incurred expenses for advertisements of our service on Xiaomi products, such as Xiaomi smartphones and Mi Box. For the year ended December 31, 2015, 2016 and 2017, we incurred such advertising expenses in the amount of RMB10.5 million, RMB44.0 million and RMB82.8 million (US$12.7 million), respectively. As of December 31, 2016, we had RMB26.2 million due to Xiaomi Group, arising from the aforementioned commissions and advertising services provided by Xiaomi Group.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2016 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital is US$137,288,235 divided into (a) 10,000,000,000 ordinary shares of a par value of US$0.00001 each, (b) 200,000,000 redeemable, convertible Series A Preferred Shares of a par value of US$0.00001 each, (c) 6,064,174 convertible Series A-1 Junior Preferred Shares of a par value of US$0.00001 each, (d) 123,103,264 redeemable, convertible Series B Preferred Shares of a par value of US$0.00001 each, (e) 302,891,196 redeemable, convertible Series C Preferred Shares of a par value of US$0.00001 each, (f) 848,682,647 redeemable, convertible Series D Preferred Shares of a par value of US$0.00001 each, (g) 686,646,383 redeemable, convertible Series E Preferred Shares of a par value of US$0.00001 each, (h) 546,999,817 redeemable, convertible Series F Preferred Shares of a par value of US$0.00001 each, (i) 215,484,776 redeemable, convertible Series G1 Preferred Shares of a par value of US$0.00001 each and (j) 798,951,243 redeemable, convertible Series G2 Preferred Shares of a par value of US$0.00001 each.

We have adopted our ninth amended and restated memorandum and articles of association, which will become effective immediately upon completion of this offering and will replace our existing eighth amended and restated memorandum and articles of association in their entirety. Our post-offering amended and restated memorandum and articles of association will provide that, upon the closing of this offering, our authorized share capital will be US$1,000,000 divided into 100,000,000,000 shares comprising of (i) 94,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 5,000,000,000 Class B Ordinary Shares of a par value of US$0.00001 each and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the ninth amended and restated memorandum and articles of association of the Company. All outstanding ordinary shares and preferred shares held, directly or indirectly, by Baidu or its affiliates will be immediately and automatically re-designated or converted into Class B ordinary shares on a one-for-one basis, and all outstanding ordinary and preferred shares other than those held by Baidu or its affiliates will be automatically re-designated or converted into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering. Immediately upon the completion of this offering, we will have 2,114,341,283 Class A ordinary shares and 2,839,530,705 Class B ordinary shares outstanding, assuming the underwriters do not exercise their option to purchase additional ADSs. We will issue 875,000,000 Class A ordinary shares represented by our ADSs in this offering, assuming the underwriters do not exercise the option to purchase additional ADSs. All incentive shares, including options, restricted shares and restricted share units, regardless of grant dates, will entitle holders to an equivalent number of Class A ordinary shares once the vesting and exercising conditions are met. The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our company will issue only non-negotiable shares, and will not issue bearer or negotiable shares.

Register of Members. Under Cayman Islands law, we must keep a register of members and there should be entered therein:

•	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this offering, the register of members will be immediately updated to record and give effect to the issue of shares by us to JPMorgan Chase Bank, N.A. (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors (provided always that dividends may be declared and paid only out of funds legally available therefor, namely out of either profit, retained earnings or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business).

Classes of Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares (and a further class of authorized but undesignated shares). Except for conversion rights and voting rights, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends (subject to the ability of the board of directors, under our post-offering memorandum and articles of association, to determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and to settle all questions concerning such distribution (including fixing the value of such assets, determining that cash payment shall be made to some shareholders in lieu of specific assets and vesting any such specific assets in trustees on such terms as the directors think fit)) and other capital distributions.

Conversion. Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to ten votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

Walkers, our counsel as to Cayman Islands law, has advised that such voting structure is in compliance with current Cayman Islands law as in general terms, a company and its shareholders are free to provide in the articles of association for such rights as they consider appropriate, subject to such rights not being contrary to any provision of the Companies Law and not inconsistent with common law.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares. Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which our company has a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	a fee of such maximum sum as the Nasdaq Global Market may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to the Company in respect thereof; and

•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If our directors refuse to register a transfer they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares or, on a winding up, with the sanction of a special resolution of the Company and any other sanction required by the Companies Law), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis (subject to, on a winding up where the assets available for distribution amongst the shareholders of the Company shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, a deduction from ordinary shares in respect of which there are monies due of all monies payable to the Company for unpaid calls or otherwise). If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders proportionately. We are a “limited liability” company registered under the Companies Law, and under the Companies Law, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our post-offering memorandum of association contains a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares (together with any interests which may have accrued). The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding other than shares held as treasury shares, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, all or any of the attached to any such class may (subject to any rights or restrictions for the time being attached to any class of share) only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with or subsequent to such existing class of shares or the redemption or purchase of any shares of any class by the Company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

General Meetings of Shareholders and Shareholder Proposals. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or our chairman. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of one or more shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit of such requisition carry the right to vote at general meetings of the Company, to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in Capital. Our shareholders may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company. We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not required to be open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We intend to rely on the exemption available to foreign private issuers for the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A). We are not required to and will not voluntarily meet this requirement. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq rules in lieu of following home country practice after the closing of this offering.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the comparable provisions of the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder or creditor has the right to express to the court the view that the transaction ought not to be approved, the court would likely to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

•	an act which is illegal or ultra vires;

•	an act which, although not ultra vires, could only be effected duly if authorized by a special or qualified majority vote that has not been obtained; and

•	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that our directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with each of our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provides that, on the requisition of shareholders holding shares representing in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit of such requisition carry the right to vote at general meetings of the Company, the board shall convene an extraordinary general meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our post-offering articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Appointment of Directors. For so long as Baidu Holdings and its affiliates collectively hold no less than 50% of the voting power of the Company, Baidu shall be entitled to appoint, remove and replace a majority of the directors.

The board of directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors, appoint any person as a director, to fill a casual vacancy on the board of directors that is not a Baidu Holdings appointed director or as an addition to the existing board of directors. A vacancy on the board of directors created by the removal of a non-Baidu Holdings appointed director may be filled by way of an ordinary resolution of the Company’s shareholders or by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors.

Each director whose term of office expires shall be eligible for re-election at a meeting of the Company’s shareholders or re-appointment by the board of directors.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors not appointed by Baidu Holdings may be removed by ordinary resolution of our shareholders or pursuant to an existing written agreement between the director and the Company.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering articles of association, if our share capital is divided into more than one class of shares, we may only materially adversely vary the rights attached to any class (subject to any rights or restrictions for the time being attached to any class of share) with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Law, our memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares. Under our post-offering memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years:

Convertible Notes

In January 2017, we issued and sold in the aggregate US$1.53 billion of convertible notes to Baidu Holdings, Harvest Rewards Fund LP, Eastone International Co., Ltd, Gorgeous Rainbow Limited, HH RSV-V Holdings Limited, Honey Best Limited, Madrone Opportunity Fund, L.P., Xiang He Fund I, L.P., VMS Video Holdings Limited, IDG Infinity Financial Limited, Run Liang Tai (Hong Kong) Investment Company Limited, SCC Growth IV Holdco A, Ltd. and Silverlink Capital LP.

Ordinary shares

On February 2, 2018, we issued 7,500,251 ordinary shares to Cannes Ventures Limited pursuant to the exercise of certain options, and we received an aggregate exercise price of approximately US$2.7 million.

Preferred Shares

In October 2017, we issued in aggregate 1,014,436,019 Series G preferred shares to Baidu Holdings, Harvest Rewards Fund LP, Eastone International Co., Ltd, Gorgeous Rainbow Limited, HH RSV-V Holdings Limited, Honey Best Limited, Madrone Opportunity Fund, L.P., Xiang He Fund I, L.P., VMS Video Holdings Limited, IDG Infinity Financial Limited, Run Liang Tai (Hong Kong) Investment Company Limited, SCC Growth IV Holdco A, Ltd. and Silverlink Capital LP upon the conversion of the convertible notes described in the preceding paragraph. Our preferred shares (other than those held by Baidu or its affiliates) will automatically convert into Class A ordinary shares immediately prior to the completion of this offering at an initial conversion ratio of 1:1 adjust for dilutive issuance, split, subdivisions, recapitalization or combination of the outstanding ordinary shares. Our preferred shares held by Baidu or its affiliates will automatically convert into Class B ordinary shares immediately prior to the completion of the offering at an initial conversion ratio of 1:1, subject to adjustment for dilutive issuance, split, subdivisions, recapitalization or combination of the outstanding ordinary shares.

Option and Restricted Share Unit Grants

We have granted options to purchase our ordinary shares and restricted share units to certain of our directors, executive officer, employees and employees of Baidu under our 2010 Plan and 2017 Plan, for their past and future services. See “Management—Equity Incentive Plans.”

Shareholders Agreement

We entered into our currently effective sixth amended and restated shareholders agreement on October 26, 2017 with our shareholders. Pursuant to this shareholders agreement, our board of directors shall consist of seven directors. The holders of a majority of the ordinary shares, voting together as a single class, are entitled to appoint one director, the holders of a majority of the preferred shares (excluding the Series G2 preferred shares), voting together as a single and separate class, are entitled to appoint three directors, Xiaomi is entitled to appoint one director on condition, and the holders of a majority of the ordinary shares and the preferred shares, voting together as a single class and on an as-converted basis, are entitled to appoint the remaining two directors, of whom one shall be the chief executive officer and the other shall be a director with relevant industry experience who is not an affiliate of any of the major shareholders, Xiaomi, Prominent TMT Limited or any Series G preferred shareholder. This shareholders agreement will terminate upon consummation of this offering other than provisions with respect to registration rights.

The shareholders agreement also provides for certain preferential rights, including right of first offer, tag-along rights and preemptive rights. Except for the registration rights, all the preferential rights, as well as the provisions governing the board of directors, will automatically terminate upon the completion of this offering.

Pursuant to our current shareholders agreement, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights. At any time after the earlier of (i) the four-year period following the date of the shareholders agreement or (ii) 180 days after the effective date of the registration statement for a public offering, holders of at least 30% of the registrable securities then outstanding, or Existing Initiating Holders, holders of at least 30% of the registrable securities issued or issuable upon conversion of the Series F preferred shares then outstanding, or Series F Initiating Holders, and holders of at least 30% of the registrable securities issued or issuable upon conversion of the Series G preferred shares then outstanding, or Series G Initiating Holders, have the right to demand that we file a registration statement covering the registration of any registrable securities of such holders. We have the right to defer filing of a registration statement for a period of not more than 90 days after the receipt of the request of the initiating holders under certain conditions, but we cannot exercise the deferral right more than once in any twelve-month period and we cannot register any other share during such twelve-month period. We are not obligated to effect a demand registration if we have, within the six-month period prior to the date of a demand registration request, already effected a registration. We are not obligated to effect more than four demand registrations initiated by the Existing Initiating Holders, more than two demand registrations initiated by the Series F Initiating Holders, or more than two demand registrations initiated by the Series G Initiating Holders, other than demand registration to be effected pursuant to registration statement on Form F-3, for which an unlimited number of demand registrations shall be permitted.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration the number of registrable securities of the same class or series as those proposed to be registered. If the managing underwriters of any underwritten offering determine in its view the number of registrable securities exceeds the maximum offering size, the registrable securities shall allocate first to us, second to each of holders requesting for the inclusion of their registrable securities pursuant to the piggyback registration, and third to holders of our other securities with such priorities among them as we shall determine.

Form F-3 Registration Rights. Any of the Existing Initiating Holders, Series F Initiating Holders and Series G Initiating Holders may request us in writing to file an unlimited number of registration statements on

Form F-3. Promptly after receiving such request, we shall give written notice of the proposed registration and within 20 days of such notice, we shall effect the registration of the securities on Form F-3.

Expenses of Registration. We will bear all registration expenses, other than underwriting discounts and selling commissions incurred in connection with any demand, piggyback or F-3 registration.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A, as depositary, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with by the depositary but which they have not been distributed directly to you. Unless certificated ADSs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, Floor 12, New York, NY, 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms apart. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine any distribution or action that is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

Deposit, Withdrawal and Cancelation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. Subject to the next sentence, as soon as practicable after receiving notice from us of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. The depositary shall, if we request in writing in a timely manner (the depositary having no obligation to take any further action if our request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided that no legal prohibitions exist, distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct or, subject to the next sentence, will be deemed to instruct, the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. To the extent we have provided the depositary with at least 45 days’ notice of a proposed meeting, if voting instructions are not timely received by the depositary from any holder, such holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by their ADSs as desired, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (a) if we inform the depositary in writing (and we agree to provide the depositary with such information promptly in writing) that (i) we do not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of shares and (b) unless, with respect to such meeting, the depositary has been provided with an opinion of our Cayman Islands counsel as agreed with such counsel, in form and substance satisfactory to the depositary, to the effect that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands solely by reason of grant, (b) the granting of such proxy will not result in a violation of Cayman Islands law, rule, regulation or permit applicable to the Company and (c) any ruling given in accordance with the deposit agreement in respect of the voting arrangement and deemed instruction as contemplated under the deposit agreement will be given effect by the courts of the Cayman Islands.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the laws of the Cayman Islands and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are canceled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, canceled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•	an aggregate fee of US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	a fee for reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

JPMorgan Chase Bank, N.A. and/or its agent may act as principal for such conversion of foreign currency.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancelation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary. and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancelation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder’s name and to deliver such Share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancelation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or other circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People’s Republic of China law, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADR or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners therein on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or the company directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of our company and affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancelation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR register, when reasonably requested by us solely in order to enable us to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law and Jurisdiction

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States, (ii) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 125,000,000 ADSs outstanding, representing 875,000,000 Class A ordinary shares or, approximately 17.7% of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our Class A ordinary shares or the ADSs, and while application has been made for the ADSs to be listed on the Nasdaq Global Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

We, our directors, executive officers and our existing shareholders have agreed, subject to specified exceptions, not to directly or indirectly during the period ending 180 days after the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ADSs or any securities that are substantial similar to ADSs. Furthermore, our directors, executive officers and our existing shareholders have also agreed, subject to specified exceptions, not to (i) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (ii) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (iii) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

The underwriters may, in their sole discretion and at any time or from time to time before the termination of the lock-up period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ADSs prior to the expiration of the lock-up period.

In addition, through a letter agreement, we will instruct JPMorgan Chase Bank, N.A., as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we consent to such deposit or issuance, and not to provide consent without the prior written consent of Goldman Sachs (Asia) L.L.C., Credit Suisse Securities (USA) LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying Class A ordinary shares.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•	1% of the then outstanding Class A ordinary shares, in the form of ADSs or otherwise, which will equal approximately 211,434,128 Class A ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; or

•	the average weekly trading volume of our Class A ordinary shares in the form of ADSs or otherwise, on the Nasdaq Global Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Assuming there is no change to our register of members between the date of this prospectus and the expiration of the lock-up agreements (other than to give effect to this offering and the issuance to Baidu Holdings of an aggregate of 36,860,691 Class B ordinary shares pursuant to the share purchase agreement), we expect that as of the date of expiration of the lock-up agreements, 13,564,425 Class A ordinary shares and 2,876,391,396 Class B ordinary shares will be available for sale under Rule 144 by our current affiliates (subject to volume and manner of sale limitations under Rule 144) and 1,225,776,858 Class A ordinary shares will be available for sale under Rule 144 by our current non-affiliates.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Shareholders Agreement.”

TAXATION

The following summary of material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ADSs or Class A ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

The Enterprise Income Tax Law provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC is treated as a PRC resident enterprise for PRC tax purposes and consequently subject to the PRC income tax at the rate of 25% on its global income. The implementing rules of the Enterprise Income Tax Law merely define the location of the “de facto management body” as an “organizational body which effectively manages and controls the production and business operation, personnel, an accounting, properties and other aspects of operations of an enterprise.” Based on a review of surrounding facts and circumstances, we do not believe that we should be considered a PRC resident enterprise for PRC tax purposes. However, there is limited guidance and implementation history of the Enterprise Income Tax Law, and if we are treated as a PRC resident enterprise for PRC tax purposes, we will be subject to PRC tax on our global income at a uniform tax rate of 25%.

PRC income tax at the rate of 10% will apply to payments of dividends we make to investors that are “non-resident enterprises” of the PRC, if such investors do not have an establishment or place of business in the PRC, or if they have such establishment or place of business in the PRC but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are deemed to be sourced within the PRC.

Furthermore, any gain realized on the transfer of our ADSs or Class A ordinary shares by such investors would also be subject to PRC income tax at 10% if such gain is regarded as income derived from sources within the PRC.

Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider the dividends we pay with respect to our shares or ADSs and the gains realized from the transfer of our shares or ADSs to be income derived from sources within the PRC, such dividends and gains earned by non-resident individuals would be subject to the 20% PRC individual income tax.

These rates could be reduced by applicable tax treaties or similar arrangements between China and the jurisdiction of the investor. For example, for investors in Hong Kong, the tax rate is reduced to 7% for interest payments and 5% for dividends. However, it is unclear whether non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations under present law of the ownership and disposition of the ADSs or ordinary shares. This summary applies only to investors that are U.S. Holders (as defined below) and that hold the ADSs or ordinary shares as capital assets. This discussion is based on the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended, final, temporary and proposed Treasury regulations thereunder, pertinent judicial decisions, interpretive rulings of the IRS and such other authorities as we have considered relevant. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax considerations described below.

The following discussion does not deal with all the tax considerations to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	broker dealers;

•	persons that elect to mark their securities to market;

•	tax-exempt entities;

•	persons liable for the alternative minimum tax;

•	regulated investment companies;

•	certain expatriates or former long-term residents of the United States;

•	governments or agencies or instrumentalities thereof;

•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our voting power or value;

•	persons whose functional currency is other than the U.S. dollar; or

•	persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as consideration.

U.S. Holders are urged to consult their tax advisors about the application of the U.S. federal tax rules to their particular circumstances as well as the state, local and foreign tax consequences to them of the ownership and disposition of ADSs or ordinary shares.

The discussion below of the U.S. federal income tax considerations will apply if you are a “U.S. Holder.” You are a “U.S. Holder” if you are the beneficial owner of ADSs or Class A ordinary shares and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity subject to tax as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion does not consider the tax treatment of partnerships or other pass-through entities that hold the ADSs or ordinary shares, or of persons who hold the ADSs or ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the ADSs or Class A ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you will be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or the Medicare tax on certain net investment income. We have not sought, and will not seek, a ruling from the IRS, or an opinion as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court.

Taxation of Dividends or Other Distribution on the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of all our distributions to you with respect to the ADSs or Class A ordinary shares will be included in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (computed under U.S. federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution paid will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends paid by us will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from U.S. corporations.

With respect to individuals and other non-corporate U.S. Holders, dividends may be taxed at the lower applicable capital gains rate provided that (i) the ADSs or ordinary shares are readily tradable on an established securities market in the United States or we are eligible for the benefit of the income tax treaty between the United States and the PRC, or treaty, (ii) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or for the preceding taxable year, (iii) certain holding period requirements are met and (iv) such non-corporate U.S. Holders are not under an obligation to make related payments with respect to positions in substantially similar or related property. For this purpose, ADSs listed on the Nasdaq Global Market will generally be considered to be readily tradable on an established securities market in the United States. In the event that we are deemed to be a PRC resident enterprise under PRC tax law, you may be subject to PRC withholding taxes on dividends paid on our ADSs or Class A ordinary shares. If we are deemed to be a PRC resident enterprise, we may, however, be eligible for the benefits of the treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by our ADSs, would be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above. You should consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ADSs or ordinary shares.

Dividend income will include any PRC tax withheld from distributions. For U.S. foreign tax credit purposes, dividends paid on the ADSs or ordinary shares generally will be treated as income from foreign sources and generally will constitute passive category income. If PRC taxes apply to dividends paid to you with respect to the ADSs or ordinary shares, you may be able to obtain a reduced rate of PRC taxes under the treaty if certain requirements are met. In addition, subject to certain conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the treaty generally will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. If you do not elect to claim a foreign tax credit, you may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which you elect to do so for all creditable foreign income taxes. You should consult your tax advisor regarding the creditability of any PRC tax.

Sale or Other Disposition of the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss will generally be capital gain or loss. If you are an individual or other non-corporate U.S. Holder who has held the ADS or ordinary share for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC “resident enterprise” under PRC tax law, we may be eligible for the benefits of the treaty. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the treaty may elect to treat such gain as PRC source income. U.S. Holders should consult their tax advisors regarding the creditability of any PRC tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, is considered a passive foreign investment company, or PFIC, for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income, or asset test. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the shares. Although the law in this regard is not entirely clear, we treat our consolidated affiliated entities as being owned by us for U.S. federal income tax purposes because we exercise effective control over them and we are entitled to substantially all of their economic benefits and, as a result, we consolidate their results of operations in our combined and consolidated financial statement. If it were determined, however, that we are not the owner of our consolidated affiliated entities for U.S. federal income tax purposes, we would likely be treated as a PFIC for our taxable year ended December 31, 2018 and for subsequent taxable years.

Assuming we are the owner of our consolidated affiliated entities in the PRC for U.S. federal income tax purposes, based on our current and expected income and assets and projections of the value of our ADSs following this offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, given the lack of authority and the highly factual nature of the analysis, no assurance can be given. The determination as to whether we are a PFIC must be made annually after the end of each taxable year, and consequently, our PFIC status may change. While we do not anticipate becoming a PFIC, changes in the nature of our income or assets or the value of our ADSs and ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year. In particular, because the total value of our assets for purposes of the asset test may be calculated using the market price of the ADSs, our PFIC status may depend in large part on the market price of the ADSs, which may fluctuate considerably. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we are a PFIC for any year during which you hold the ADSs or Class A ordinary shares, we will generally continue to be treated as a PFIC for all succeeding years during which you hold such ADSs or Class A ordinary shares. However, if we cease to be a PFIC, provided that you have not made a mark-to-market election, as described below, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the ADSs or Class A ordinary shares, as applicable.

If we are a PFIC for any taxable year during which you hold ADSs or Class A ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or Class A ordinary shares, unless you make a mark-to-market election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or Class A ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain would be allocated ratably over your holding period for the ADSs or Class A ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, would be treated as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for you for such year and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or “regularly traded,” on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that the ADSs will continue to be listed on the Nasdaq Global Market which is a qualified exchange for these purposes. Consequently, assuming that the ADSs are regularly traded, if you are a holder of ADSs, it is expected that the mark-to-market election would be available to you were we to become a PFIC. However, a mark-to-market election may not be made with respect to our Class A ordinary shares as they are not marketable stock. If you make a valid mark-to-market election for the ADSs, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ADSs. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. Such deductions, however, are allowable only to the extent of any net mark-to-market gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. If you make such a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the lower applicable capital gains rate would not apply).

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the general PFIC rules described above with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

Alternatively, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ADSs and ordinary shares by making a timely “qualified electing fund,” or QEF, election. To comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Because we do not intend to provide such information, however, such election will not be available to you with respect to the ADSs or ordinary shares.

If you hold ADSs or ordinary shares in any year in which we are a PFIC, you will generally be required to file an annual information report containing such information as the U.S. Treasury may require.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                  among us and the underwriters named below, for whom Goldman Sachs (Asia) L.L.C., Credit Suisse Securities (USA) LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of ADSs shown opposite its name below:

Underwriter	Number of ADSs
Goldman Sachs (Asia) L.L.C.

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

China Renaissance Securities (Hong Kong) Limited

Citigroup Global Markets Inc.

UBS Securities LLC

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ADSs if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ADSs as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ADSs, that you will be able to sell any of the ADSs held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman, Sachs & Co. China Renaissance Securities (Hong Kong) Limited will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, China Renaissance Securities (US) Inc.

The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queens Road, Central, Hong Kong. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New York 10010, United States of America. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is One Bryant Park, New York, NY 10036, United States of America. The address of China Renaissance Securities (Hong Kong) Limited is Unit 8107-08, Level 81, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013, United States of America. The address of UBS Securities LLC is 1285 Avenue of the Americas New York, NY 10019, United States of America.

Option to Purchase Additional ADSs

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 18,750,000 ADSs from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be severally and not jointly obligated, subject to specified conditions, to purchase a number of additional ADSs proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ADSs than the total number set forth on the cover page of this prospectus.

Commission and Expenses

The underwriters have advised us that they propose to offer the ADSs to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of US$                 per ADS. After the offering, the initial public offering price, concession and reallowance to dealers may be varied by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Each of Baidu, our parent company, and Hillhouse Capital, a long-term asset manager affiliated with our shareholder HH RSV-V Holdings Limited, has indicated an interest in purchasing an aggregate of up to US$200 million worth of the ADSs being offered in this offering at the initial public offering price. Assuming an initial public offering price of US$18.00 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by each of Baidu and Hillhouse Capital would be up to 11,111,111 ADSs, or approximately 8.9% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because these indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, fewer or no ADSs to Baidu and Hillhouse Capital. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by these parties as they will on any other ADSs sold to the public in this offering.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Per ADS		Total
	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs
Public offering price	US$	US$	US$	US$
Underwriting discounts and commissions paid by us	US$	US$	US$	US$
Proceeds to us, before expenses	US$	US$	US$	US$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$6.2 million.

Determination of Offering Price

Prior to this offering, there has not been a public market for our ADSs. Consequently, the initial public offering price for our ADSs will be determined by negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to the offering or that an active trading market for the ADSs will develop and continue after the offering.

Listing

We have applied to have our ADSs listed on Nasdaq under the trading symbol “IQ.”

Directed Share Program

At our request, the underwriters have reserved up to 1% of the ADSs being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any ADSs sold in the directed share program to our directors, executive officers, and shareholders shall be subject to the lock-up agreements described below for a period of 180 days after the date of this prospectus.

Stamp Taxes

If you purchase ADSs offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Lock-Up Agreements

We, our directors and executive officers and our existing shareholders have agreed, subject to specified exceptions, not to directly or indirectly during the period ending 180 days after the date of this prospectus, (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the ordinary shares or ADSs within the meaning of Section 16 of the Exchange Act; (iv) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (v) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. These restrictions also apply to any ADSs acquired by our directors, executive officers, and shareholders in this offering pursuant to the directed share program.

The underwriters may, in their sole discretion and at any time or from time to time before the termination of the lock-up period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ADSs prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ADSs at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing the ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional ADSs.

“Naked” short sales are sales in excess of the option to purchase additional ADSs. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of ADSs on behalf of the underwriters for the purpose of fixing or maintaining the price of the ADSs. A syndicate covering transaction is the bid for or the purchase of ADSs on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ADSs originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

None of we or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Discretionary Sales

The underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ADSs offered hereby. Any such short positions could adversely affect future trading prices of the ADSs offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

This prospectus does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act, has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act. It does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia and may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act as set out below. Accordingly, if you receive this prospectus in Australia:

A. You confirm and warrant that you are either:

a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

a person associated with the Company under Section 708(12) of the Corporations Act; or

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor. To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

B. As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs, you warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The ADSs may be offered to companies incorporated under the British Virgin Islands Business Companies Act, 2004, or BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted customers, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the ADSs, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each referred as a “Relevant Member State,” an offer to the public of the ADSs which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

Each person located in a Member State to whom any offer of ADSs is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any ADSs will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ADSs acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ADSs acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the Representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of ADSs in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly any person making or intending to make an offer in that Member State of ADSs which are the subject of the offering contemplated in this offering document may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for the Company or the Representative[s] to publish a prospectus for such offer.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer ADSs to the public” in relation to the ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe to the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to ‘‘professional investors’’ as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CEO, or which do not constitute an offer or invitation to the public for the purpose of the CEO and the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the content of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC or for the benefit of, legal or natural persons of the PRC except pursuant to applicable laws and regulations of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority pursuant to resolution number 2-11-2004 dated October 4, 2004 as amended by resolution number 1-28-2008, as amended. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

In addition, investors in Singapore should note that the ADSs acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their ADSs.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of ADSs or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority or FINRA, filing fee, and the Nasdaq Global Market market entry and listing fee, all amounts are estimates.

SEC Registration Fee	$340,041
FINRA Filing Fee	410,188
Nasdaq Global Market Market Entry and Listing Fee	225,500
Printing Expenses	214,035
Legal Fees and Expenses	2,218,546
Accounting Fees and Expenses	1,813,627
Miscellaneous	1,000,000

Total	$6,221,937

LEGAL MATTERS

The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Walkers. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by Han Kun Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of iQIYI, Inc. at December 31, 2016 and 2017, and for each of the three years in the period ended December 31, 2017, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits, under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed with the SEC a related registration statement on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

The agreements included as exhibits to the registration statement on Form F-1 contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

Immediately upon effectiveness of the registration statement to which this prospectus is a part we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

iQIYI, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of iQIYI, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of iQIYI, Inc. (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive loss, changes in shareholders’ deficit and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young Hua Ming LLP

We have served as the Company’s auditor since 2017.

Beijing, The People’s Republic of China

February 27, 2018

iQIYI, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares and per share data)

		As of December 31,			Pro forma shareholders’ equity as of December 31,
	Note	2016	2017	2017	2017	2017
		RMB	RMB	US$	RMB	US$
					(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents		964,207	733,010	112,662
Short-term investments	3	902,978	779,916	119,871
Accounts receivable, net of allowance of RMB19,719 and RMB24,686 (US$3,794) as of December 31, 2016 and 2017, respectively	5	1,779,659	2,235,384	343,572
Prepayments and other assets	6	737,995	1,123,372	172,659
Amounts due from related parties	21	273,023	9,979	1,534
Licensed copyrights, net	7	496,443	818,867	125,858

Total current assets		5,154,305	5,700,528	876,156

Non-current assets:
Fixed assets, net	11	539,211	1,248,968	191,963
Long-term investments	4	183,764	567,887	87,283
Deferred tax assets, net	14	3,853	11,380	1,749
Licensed copyrights, net	7	2,446,725	4,558,083	700,565
Intangible assets, net	8	382,975	428,005	65,783
Produced content, net	9	413,506	1,564,279	240,425
Prepayments and other assets	6	1,231,190	2,845,662	437,370
Goodwill	10	3,276,107	3,276,107	503,528

Total non-current assets		8,477,331	14,500,371	2,228,666

Total assets		13,631,636	20,200,899	3,104,822

iQIYI, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares and per share data)

		As of December 31,			Pro forma shareholders’ equity as of December 31,
	Note	2016	2017	2017	2017	2017
		RMB	RMB	US$	RMB	US$
					(Unaudited)
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT

Current liabilities (including current liabilities of the consolidated VIEs without recourse to the primary beneficiary of RMB6,887,535 and RMB8,320,537 (US$1,278,843) as of December 31, 2016 and 2017, respectively):

Accounts payable		4,184,558	7,041,304	1,082,229
Amounts due to related parties	21	4,946,870	130,099	19,996
Customer advances and deferred revenue		796,703	1,633,649	251,087
Short-term loans	12	100,000	299,374	46,013
Long-term loans, current portion	12	—	10,000	1,537
Accrued expenses and other liabilities	13	1,861,722	2,511,186	385,962

Total current liabilities		11,889,853	11,625,612	1,786,824

Non-current liabilities (including non-current liabilities of the consolidated VIEs without recourse to the primary beneficiary of RMB5,705 and RMB286,854 (US$44,089) as of December 31, 2016 and 2017, respectively):

Long-term loans	12	—	284,000	43,650
Deferred tax liabilities	14	6,942	2,255	347
Other non-current liabilities		347	6,432	989

Total non-current liabilities		7,289	292,687	44,986

Total liabilities		11,897,142	11,918,299	1,831,810

Commitments and contingencies	16
Mezzanine equity:
Series A redeemable convertible preferred shares (par value of US$0.00001 per share; 200,000,000 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	1,225,153	606,140	93,162	—	—

iQIYI, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares and per share data)

		As of December 31,			Pro forma shareholders’ equity as of December 31,
	Note	2016	2017	2017	2017	2017
		RMB	RMB	US$	RMB	US$
					(Unaudited)
Series A-1 redeemable convertible preferred shares (par value of US$0.00001 per share; 6,064,174 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	6,826	6,826	1,049	—	—
Series B redeemable convertible preferred shares (par value of US$0.00001 per share; 123,103,264 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	1,552,780	1,546,912	237,756	—	—
Series C redeemable convertible preferred shares (par value of US$0.00001 per share; 302,891,196 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	1,793,669	954,544	146,711	—	—
Series D redeemable convertible preferred shares (par value of US$0.00001 per share; 848,682,647 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	5,034,301	3,195,670	491,165	—	—

iQIYI, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares and per share data)

		As of December 31,			Pro forma shareholders’ equity as of December 31,
	Note	2016	2017	2017	2017	2017
		RMB	RMB	US$	RMB	US$
					(Unaudited)
Series E redeemable convertible preferred shares (par value of US$0.00001 per share; 686,646,383 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	4,081,917	2,344,683	360,371	—	—
Series F redeemable convertible preferred shares (par value of US$0.00001 per share; 546,999,817 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	3,344,521	3,530,583	542,641	—	—
Series G redeemable convertible preferred shares (par value of US$0.00001 per share; nil and 1,014,436,019 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	—	10,416,306	1,600,957

Total mezzanine equity		17,039,167	22,601,664	3,473,812	—	—

iQIYI, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares and per share data)

		As of December 31,			Pro forma shareholders’ equity as of December 31,
	Note	2016	2017	2017	2017	2017
		RMB	RMB	US$	RMB	US$
					(Unaudited)
Shareholders’ (deficit)/equity:
Ordinary shares (par value of US$0.00001 per share; 3,500,000,000 and 10,000,000,000 shares authorized; 342,548,237 shares issued and outstanding as of December 31, 2016 and 2017, respectively)	17	23	23	4	—	—
Class A ordinary shares (US$0.00001 par value; no shares authorized, issued, and outstanding as of December 31, 2016 and 2017, 94,000,000,000 shares authorized; 1,231,841,032 shares issued and outstanding, unaudited, pro forma)		—	—	—	80	12
Class B ordinary shares (US$0.00001 par value; no shares authorized, issued, and outstanding as of December 31, 2016 and 2017, 5,000,000,000 shares authorized; 2,839,530,705 shares issued and outstanding, unaudited, pro forma)		—	—	—	185	29
Additional paid-in capital		325,730	600,834	92,346	23,202,256	3,566,121
Accumulated deficit	18	(15,989,796)	(15,016,867)	(2,308,050)	(15,016,867)	(2,308,050)
Accumulated other comprehensive income	24	359,370	93,126	14,313	93,126	14,313
Noncontrolling interests		—	3,820	587	3,820	587

Total shareholders’ (deficit)/equity		(15,304,673)	(14,319,064)	(2,200,800)	8,282,600	1,273,012

Total liabilities, mezzanine equity and shareholders’ deficit		13,631,636	20,200,899	3,104,822

The accompanying notes are an integral part of the consolidated financial statements.

iQIYI, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS), and per share (or ADS) data)

		Year ended December 31,
	Note	2015	2016	2017	2017
		RMB	RMB	RMB	US$
Revenues:
Membership services (including related party amounts of RMB7,178, RMB29,913 and RMB85,635 (US$13,162) for the years ended December 31, 2015, 2016 and 2017, respectively)		996,682	3,762,183	6,536,028	1,004,569
Online advertising services (including related party amounts of RMB28,256, RMB176,780 and RMB27,586 (US$4,240) for the years ended December 31, 2015, 2016 and 2017, respectively)		3,399,935	5,650,366	8,158,924	1,254,004
Content distribution		387,687	500,952	1,191,816	183,179
Others (including related party amounts of RMB34,694 , RMB13,734 and RMB68,311 (US$10,500) for the years ended December 31, 2015, 2016 and 2017, respectively)		534,280	1,323,906	1,491,582	229,251

Total revenues		5,318,584	11,237,407	17,378,350	2,671,003

Operating costs and expenses:
Cost of revenues (including related party amounts of RMB8,650, RMB23,662 and RMB141,642 (US$21,770) for the years ended December 31, 2015, 2016 and 2017, respectively)		(6,041,764)	(11,436,595)	(17,386,563)	(2,672,266)
Selling, general and administrative (including related party amounts of RMB93,629, RMB118,229 and RMB148,918 (US$22,888) for the years ended December 31, 2015, 2016 and 2017, respectively)		(1,204,464)	(1,765,824)	(2,674,990)	(411,138)
Research and development (including related party amounts of nil, RMB871 and RMB2,833 (US$435) for the years ended December 31, 2015, 2016 and 2017, respectively)		(499,957)	(824,482)	(1,269,806)	(195,166)

Total operating costs and expenses		(7,746,185)	(14,026,901)	(21,331,359)	(3,278,570)

Operating loss		(2,427,601)	(2,789,494)	(3,953,009)	(607,567)

iQIYI, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS), and per share (or ADS) data)

		Year ended December 31,
	Note	2015	2016	2017	2017
		RMB	RMB	RMB	US$

Other expense
Interest income		5,002	17,009	83,127	12,776
Interest expenses (including related party amounts of RMB55,113, RMB106,731 and RMB168,154 (US$25,845) for the years ended December 31, 2015, 2016 and 2017, respectively)		(55,492)	(110,477)	(277,577)	(42,663)
Foreign exchange (loss)/gain, net		(76,985)	(238,564)	400,737	61,592
Loss from equity method investments		(762)	(100)	(263)	(40)
Other (expense)/income, net		(8,108)	60,692	2,488	382

Total other (expenses)/income, net		(136,345)	(271,440)	208,512	32,047

Loss before income taxes		(2,563,946)	(3,060,934)	(3,744,497)	(575,520)

Income tax (expense)/benefit	14	(11,166)	(13,088)	7,565	1,163

Net loss		(2,575,112)	(3,074,022)	(3,736,932)	(574,357)

Net loss attributable to noncontrolling interests		—	—	—	—

Net loss attributable to iQIYI, Inc.		(2,575,112)	(3,074,022)	(3,736,932)	(574,357)
Accretion of redeemable convertible preferred shares	23	(2,342,385)	(4,874,739)	5,073,140	779,727
Extinguishment and reissuance of Series B preferred shares		—	—	(363,279)	(55,835)

Net (loss)/income attributable to ordinary shareholders		(4,917,497)	(7,948,761)	972,929	149,535

Net (loss)/earnings per share:	19
Basic		(14.36)	(23.20)	0.30	0.05
Diluted		(14.36)	(23.20)	(1.15)	(0.18)
Shares used in net (loss)/earnings per share computation:
Basic	19	342,548,237	342,548,237	342,548,237	342,548,237
Diluted		342,548,237	342,548,237	3,243,147,261	3,243,147,261
Pro forma net loss per share attributable to Class A and Class B ordinary shareholders (unaudited):
Basic	19			(0.89)	(0.14)
Diluted				(0.89)	(0.14)

iQIYI, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS), and per share (or ADS) data)

		Year ended December 31,
	Note	2015	2016	2017	2017
		RMB	RMB	RMB	US$
Class A and Class B shares used in pro forma net loss per share computation (unaudited):	19
Basic				4,071,371,737	4,071,371,737
Diluted				4,071,371,737	4,071,371,737
Other comprehensive income
Foreign currency translation adjustments		151,062	195,255	(264,774)	(40,695)
Unrealized gains/(losses) on available-for-sale debt securities		—	2,978	(1,470)	(226)

Total other comprehensive income/(loss), net of tax		151,062	198,233	(266,244)	(40,921)

Comprehensive loss		(2,424,050)	(2,875,789)	(4,003,176)	(615,278)
Comprehensive loss attributable to non controlling interests		—	—	—	—

Comprehensive loss attributable to iQIYI, Inc.		(2,424,050)	(2,875,789)	(4,003,176)	(615,278)

The accompanying notes are an integral part of the consolidated financial statements.

iQIYI, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares)

	Attributable to iQIYI, INC.
	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Noncontrolling interests	Total shareholders’ deficit
	Number of shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB
Balances as of January 1, 2015	342,548,237	23	219,144	10,075	(3,123,538)	—	(2,894,296)
Net loss attributable to iQIYI, Inc.	—	—	—	—	(2,575,112)	—	(2,575,112)
Other comprehensive income	—	—	—	151,062	—	—	151,062
Accretion of redeemable convertible preferred shares	—	—	—	—	(2,342,385)	—	(2,342,385)
Share-based compensation	—	—	44,194	—	—	—	44,194

Balances as of December 31, 2015	342,548,237	23	263,338	161,137	(8,041,035)	—	(7,616,537)
Net loss attributable to iQIYI, Inc.	—	—	—	—	(3,074,022)	—	(3,074,022)
Other comprehensive income	—	—	—	198,233	—	—	198,233
Accretion of redeemable convertible preferred shares	—	—	—	—	(4,874,739)	—	(4,874,739)
Share-based compensation	—	—	62,392	—	—	—	62,392

Balances as of December 31, 2016	342,548,237	23	325,730	359,370	(15,989,796)	—	(15,304,673)
Net loss attributable to iQIYI, Inc.	—	—	—	—	(3,736,932)	—	(3,736,932)
Other comprehensive loss	—	—	—	(266,244)		—	(266,244)
Extinguishment and reissuance of Series B preferred shares	—	—	—	—	(363,279)	—	(363,279)
Accretion of redeemable convertible preferred shares	—	—	—	—	5,073,140	—	5,073,140
Issuance of a subsidiary’s equity to noncontrolling interest holders	—	—	41,680	—	—	3,820	45,500
Share-based compensation	—	—	233,424	—	—	—	233,424

Balances as of December 31, 2017	342,548,237	23	600,834	93,126	(15,016,867)	3,820	(14,319,064)

Balances as of December 31, 2017, in US$		4	92,346	14,313	(2,308,050)	587	(2,200,800)

The accompanying notes are an integral part of the consolidated financial statements.

iQIYI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”))

		Year ended December 31,
	Note	2015	2016	2017	2017
		RMB	RMB	RMB	US$
Cash flows from operating activities:
Net loss		(2,575,112)	(3,074,022)	(3,736,932)	(574,357)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation of fixed assets		222,195	306,495	348,921	53,628
Amortization of intangible assets		172,788	102,242	112,860	17,346
Amortization of licensed copyrights		2,293,735	4,036,121	7,491,955	1,151,492
Amortization and impairment of produced content		231,597	574,530	811,448	124,717
Impairment of licensed copyrights		—	212,219	390,235	59,978
Impairment of long-term investments		—	—	32,938	5,062
Provision/(reversal) for other assets		3,890	29,016	(2,532)	(389)
Unrealized foreign exchange loss/(gain)		79,112	180,574	(333,601)	(51,274)
(Gain)/loss on disposal of fixed assets		(1,808)	1,166	4,594	706
Loss on disposal of intangible assets		4,641	—	—	—
Interest expense on convertible notes		—	—	112,457	17,284
Barter transaction revenue		(349,834)	(382,478)	(762,741)	(117,231)
Provision for doubtful accounts		19,415	7,245	56,048	8,614
Share-based compensation		44,194	62,392	233,424	35,876
Losses on equity method investments		762	100	263	40
Deferred income tax expense/(benefit)		5,201	478	(12,214)	(1,877)

Changes in operating assets and liabilities
Accounts receivable		(295,007)	(322,756)	(512,060)	(78,702)
Amounts due from related parties		(9,015)	(57,941)	56,720	8,718
Restricted cash		9,983	—	—	—
Produced content		(337,945)	(872,425)	(1,962,221)	(301,588)
Prepayments and other assets		(350,080)	(173,417)	(549,301)	(84,426)
Accounts payable		1,040,691	1,076,988	1,050,178	161,409
Amounts due to related parties		19,097	19,138	(184,882)	(28,416)
Customer advances and deferred revenue		219,483	456,823	836,946	128,636
Accrued expenses and other current liabilities		584,627	389,004	646,814	99,413
Interest payables		43,698	42,943	(123,618)	(19,000)
Other non-current liabilities		(5,538)	(2,314)	6,085	935

Net cash provided by operating activities		1,070,770	2,612,121	4,011,784	616,594

Cash flows from investing activities:
Acquisition of fixed assets		(295,448)	(399,885)	(1,022,315)	(157,127)
Acquisition of intangible assets		(30,609)	(42,120)	(110,290)	(16,951)
Acquisition of licensed copyrights		(2,586,086)	(5,290,838)	(9,087,438)	(1,396,714)
Purchase of long-term investments		(204)	(163,990)	(553,003)	(84,995)
Film investment as passive investor		(61,028)	(31,751)	(11,075)	(1,702)
Proceeds from film investments as passive investor		—	5,484	31,093	4,779

iQIYI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”))

		Year ended December 31,
	Note	2015	2016	2017	2017
		RMB	RMB	RMB	US$
Loans provided to related parties and third parties		—	—	(2,279,238)	(350,312)
Repayment of loans provided to related parties		—	—	2,393,654	367,898
Purchases of held-to-maturity investments		—	—	(1,750,000)	(268,970)
Maturities of held-to-maturity investments		—	—	1,750,000	268,970
Purchase of available-for-sale debt securities		(160,000)	(4,499,000)	(13,770,043)	(2,116,417)
Maturity of available-for-sale debt securities		—	3,759,000	13,747,981	2,113,026

Net cash used for investing activities		(3,133,375)	(6,663,100)	(10,660,674)	(1,638,515)

Cash flows from financing activities:
Proceeds from loans from related parties		—	4,000,000	2,220,000	341,208
Repayments of loans from related parties		(131,708)	(688,234)	(6,726,000)	(1,033,767)
Proceeds from short-term loans		—	100,000	299,374	46,013
Repayments of short-term loans		—	—	(100,000)	(15,370)
Proceeds from long-term loan		—	—	299,000	45,955
Repayment of long-term loan		—	—	(5,000)	(768)
Proceeds from issuance of a subsidiary’s equity to noncontrolling interest holders		—	—	45,500	6,993
Proceeds from issuance of convertible notes payable to related parties		—	—	2,064,360	317,286
Proceeds from issuance of convertible notes payable		—	—	8,463,876	1,300,874

Net cash (used in)/provided by financing activities		(131,708)	3,411,766	6,561,110	1,008,424

Effect of exchange rate changes on cash and cash equivalents		71,951	14,681	(143,417)	(22,037)

Net decrease in cash and cash equivalents		(2,122,362)	(624,532)	(231,197)	(35,534)
Cash and cash equivalents at the beginning of the year		3,711,101	1,588,739	964,207	148,196
Cash and cash equivalents at the end of the year		1,588,739	964,207	733,010	112,662

Supplemental disclosures of cash flow information:
Cash paid for interest		11,498	66,651	282,045	43,349
Cash paid for income taxes		—	413	22,472	3,454
Acquisition of fixed assets included in accounts payable		146,442	107,723	150,434	23,121
Acquisition of licensed copyrights included in accounts payable		1,147,064	2,194,554	4,040,476	621,010
Acquisition of licensed copyrights from nonmonetary content exchanges		291,676	385,318	781,513	120,116

The accompanying notes are an integral part of the consolidated financial statements.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

1.	ORGANIZATION AND BASIS OF PRESENTATION

Qiyi.com, Inc. (the “Company”) was incorporated under the laws of the Cayman Islands on November 27, 2009. It was formerly known as Ding Xin, Inc. and changed its name to Qiyi.com, Inc. on August 30, 2010. On November 30, 2017, the Company revised its name from Qiyi.com, Inc. to iQIYI, Inc..

The Company, its wholly-owned subsidiaries, variable interest entities (“VIEs”) and VIEs’ subsidiaries are hereinafter collectively referred to as the “Group”. The Group is an innovative platform in China offering a diverse collection of high-quality internet video content, including professionally-produced content licensed from professional content providers and self-produced content, on its platform. The Group provides membership services, online advertising services, content distribution services, live broadcasting services and online gaming services. The Group’s principal geographic market is in the People’s Republic of China (“PRC”). The Company does not conduct any substantive operations of its own but conducts its primary business operations through its wholly-owned subsidiaries, VIEs and VIEs’ subsidiaries in the PRC.

As of December 31, 2017, the Company’s major subsidiaries, VIEs and VIEs’ subsidiaries are as follows:

	Place of Incorporation	Date of Establishment/Acquisition	Effective interest held
Subsidiaries:
Beijing QIYI Century Science & Technology Co., Ltd. (“Beijing QIYI Century”)	PRC	March 8, 2010	100%
Chongqing QIYI Tianxia Science & Technology Co., Ltd. (“QIYI Tianxia”)	PRC	November 3, 2010	100%
Qiyi.com HK Limited (“QIYI HK”)	Hong Kong	April 14, 2011	100%
iQIYI Film Group Limited	Cayman	May 26, 2017	100%
iQIYI Media Limited	Cayman	May 26, 2017	100%
iQIYI Film Group HK Limited	Hong Kong	June 12, 2017	100%
Beijing iQIYI New Media Science & Technology Co., Ltd. (“iQIYI New Media”)	PRC	July 27, 2017	100%

VIEs:
Beijing iQIYI Science & Technology Co., Ltd. (“Beijing iQIYI ”; formerly known as Beijing Xinlian Xinde Advertisement Media Co., Ltd.)	PRC	Acquired on November 23, 2011	Nil
Shanghai iQIYI Culture Media Co., Ltd. (“Shanghai iQIYI”)	PRC	December 19, 2012	Nil
Shanghai Zhong Yuan Network Co., Ltd. (“Shanghai Zhong Yuan”)	PRC	Acquired on May 11, 2013	Nil
iQIYI Pictures (Beijing) Co., Ltd. (“iQIYI Pictures”)	PRC	December 31, 2014	Nil
Beijing iQIYI Cinema Management Co., Ltd.(“Beijing iQIYI Cinema”)	PRC	June 28, 2017	Nil

In March 2010, the Company established a wholly-owned PRC subsidiary, Beijing QIYI Century.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

In November 2011, the Company obtained control over Beijing Xinlian Xinde Advertisement Media Co., Ltd. (“Xinlian Xinde”) and renamed it to Beijing iQIYI to operate the internet video streaming services business. Beijing iQIYI holds the ICP license and other licenses and permits necessary for the Group’s business operations.

In November 2012, Baidu Holdings Limited (“Baidu”) purchased all of the Series A and Series B redeemable convertible preferred shares of the Company for a purchase price of RMB1,188,363. Together with Baidu’s previously held equity investment in the Company with a fair value of RMB811,014, Baidu obtained a controlling financial interest of the Company. The Company elected the option to apply pushdown accounting in the period in which the change in control event occurred to reflect Baidu’s basis of accounting in the Company’s consolidated financial statements. The acquisition was accounted for in accordance with Accounting Standards Codification (“ASC”) topic 805, Business Combinations, and the fair values of the underlying assets acquired and liabilities assumed at the acquisition date recorded by Baidu are pushed down and reflected in the Company’s consolidated financial statements with an offsetting adjustment to additional paid-in capital. The adjustment to additional paid-in-capital includes the effects of the fair value of noncontrolling interests of the Company at the acquisition date.

The following table presents the allocation of the purchase price to the fair values of the assets acquired and liabilities assumed, which were determined by the Group with the assistance of an independent valuation firm. The goodwill is primarily attributable to the synergies expected to be achieved from the acquisition.

RMB
Net assets acquired, excluding intangible assets and the related deferred tax liabilities	28,386
Intangible assets, net	905,200
Deferred tax liabilities, noncurrent	(78,800)
Goodwill	1,475,357

In December 2012, Shanghai iQIYI was established as the Group’s exclusive advertising agent.

On May 11, 2013, the Company acquired the online video business of PPStream, Inc. for a consideration of RMB2,169,052. Goodwill of RMB1,800,750 was recognized from the acquisition, which was primarily attributable to the synergies expected to be achieved from the acquisition. The Group primarily provides live broadcasting services through Shanghai Zhong Yuan, the former operating entity of PPStream, Inc.

iQIYI Pictures was established in December 2014 and consolidates intellectual property resources across the Group’s platform for the development, promotion and distribution of films. In August 2017, the Company restructured the contractual arrangements by and among the Company, its subsidiary iQIYI New Media, Beijing iQIYI, iQIYI Pictures, and the shareholders of iQIYI Pictures, such that iQIYI Pictures, previously a subsidiary of Beijing iQIYI, became a VIE of the Group.

In May 2017, the Company established a wholly-owned Cayman Islands subsidiary, iQIYI Film Group Limited. iQIYI Film Group Limited holds 100% of the equity of iQIYI Film Group HK Limited, which in turn holds 100% of equity in iQIYI New Media. In June 2017, the Company established a new VIE, Beijing iQIYI Cinema. The Company has control and is the primary beneficiary of Beijing iQIYI Cinema through a series of contractual arrangements between the Company, its subsidiary iQIYI New Media, Beijing iQIYI Cinema and the shareholders of Beijing iQIYI Cinema.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

PRC laws and regulations prohibit or restrict foreign ownership of companies that engage in value-added telecommunication services, internet audio-video program services and certain other businesses. To comply with these foreign ownership restrictions, the Group operates its websites and primarily conducts its business in the PRC through the VIEs. The paid-in capital of the VIEs was mainly funded by the Company through loans extended to the authorized individuals who were the shareholders of the VIEs. The Company has entered into certain agreements with the shareholders of the VIEs through the Company or its wholly-owned subsidiaries in the PRC, including loan agreements for the paid-in capital of the VIEs and share pledge agreements for the equity interests in the VIEs held by the shareholders of the VIEs. In addition, the Group has entered into shareholder voting rights trust agreements and exclusive purchase option agreements with the VIEs and nominee shareholders of the VIEs through the Company or its wholly-owned subsidiaries in the PRC, which give the Company or its wholly-owned subsidiaries the power to direct the activities that most significantly affect the economic performance of the VIEs and to acquire the equity interests in the VIEs when permitted by the PRC laws, respectively. Commitment letters have been entered into which obligate the Company to absorb losses of the VIE that could potentially be significant to the VIEs and certain exclusive agreements have been entered into that entitle the Company or its wholly-owned subsidiaries to receive economic benefits from the VIEs that potentially could be significant to the VIEs.

Despite the lack of technical majority ownership, the Company has effective control of the VIEs through a series of contractual arrangements (the “Contractual Arrangements”) and a parent-subsidiary relationship exists between the Company and the VIEs. Through the Contractual Arrangements, the shareholders of the VIEs effectively assigned all of their voting rights underlying their equity interest in the VIEs to the Company. In addition, through the other exclusive agreements, which consist of business operation agreements, business cooperating agreement, exclusive technology consulting and services agreements and trademark and software usage license agreements, the Company, through its wholly-owned subsidiaries in the PRC, have the right to receive economic benefits from the VIEs that potentially could be significant to the VIEs. Lastly, through the commitment letters, the Company has the obligation to absorb losses of the VIEs that could potentially be significant to the VIEs. Therefore, the Company is considered the primary beneficiary of the VIEs and consolidates the VIEs and their subsidiaries as required by SEC Regulation S-X Rule 3A-02 and ASC topic 810 (“ASC 810”), Consolidation.

The principal terms of the Contractual Agreements are further described below:

Loan Agreements

Pursuant to the loan agreement amongst Beijing QIYI Century and the shareholder of Beijing iQIYI, amended and restated on January 30, 2013, Beijing QIYI Century provided a RMB27 million interest-free loan to the shareholder of Beijing iQIYI solely for funds necessary for the capital injection to Beijing iQIYI. The loan can be repaid only with the proceeds from the sale of all of the equity interest in Beijing iQIYI to the Company or its designated representative(s) if permitted under PRC laws. The term of the loan agreement will expire on June 23, 2021 and can be extended upon the written notification from Beijing QIYI Century.

The loan agreement entered into between Beijing QIYI Century and the shareholders of Shanghai iQIYI dated October 25, 2013, contains terms similar to the terms described above, except that the total amount of loans extended to the shareholders of Shanghai iQIYI is RMB10 million and the term of the loan agreement will expire on October 24, 2023.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

The loan agreement entered into between Beijing QIYI Century and the shareholder of Shanghai Zhong Yuan, amended on January 14, 2014, contains terms similar to the terms described above, except that the total amount of the loan to the shareholder of Shanghai Zhong Yuan is RMB20 million and the term of the loan agreement will expire on January 13, 2024.

The loan agreement entered into between iQIYI New Media and the shareholders of iQIYI Pictures dated August 30, 2017, contains terms similar to the terms described above, except that the total amount of loans extended to the shareholders of iQIYI Pictures is RMB100 million and the term of the loan agreement will expire on August 29, 2027.

The loan agreement entered into between iQIYI New Media and the shareholders of Beijing iQIYI Cinema dated July 27, 2017, contains terms similar to the terms described above, except that the total amount of loans extended to the shareholders of Beijing iQIYI Cinema is RMB20 million and the term of the loan agreement will expire on July 26, 2027.

Exclusive Purchase Option Agreements

Pursuant to the exclusive purchase option agreement amongst the Company, Beijing QIYI Century, Beijing iQIYI and its shareholder, amended and restated on January 30, 2013, the shareholder granted the Company an exclusive irrevocable option to purchase, all or part of the equity interests held by its shareholder, when and to the extent permitted under PRC law, at an amount equal to the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. In addition, Beijing iQIYI’s shareholder granted the Company an exclusive right to designate one or more persons to purchase all the equity interests in Beijing iQIYI. Without the prior written consent of the Company, Beijing iQIYI may not: (i) amend its articles of association, (ii) increase or decrease the registered capital, (iii) sell or otherwise dispose of its assets or beneficial interest, (iv) create or allow any encumbrance on its assets or other beneficial interests, (v) extend any loans to third parties, (vi) enter into any material contract with a value of more than RMB300 (except those contracts entered into in the ordinary course of business), (vii) merge with or acquire any other persons or make any investments or (viii) distribute dividends to its shareholders. Beijing iQIYI’s shareholder also agrees that he will not dispose the equity interests in Beijing iQIYI nor create or allow any encumbrance on the equity interests and extend any loans to individuals without the prior written consent of the Company. The shareholder should remit to the Company any amount that is paid by the Company or its designated person(s) in connection with the purchased equity interest. Any and all dividends and other capital distributions from Beijing iQIYI to its shareholders should be repaid to the Company. The agreement will terminate when Beijing iQIYI’s shareholder transfers all of his equity interests in Beijing iQIYI to the Company or its designated person(s) or upon expiration of the term of business of the Company or Beijing iQIYI. The term of the agreement is ten years and may be renewed at the discretion of the Company.

The exclusive purchase option agreement amongst the Company, Beijing QIYI Century, Shanghai iQIYI and its shareholders dated October 25, 2013, the exclusive purchase option agreement amongst the Company, Beijing QIYI Century, Shanghai Zhong Yuan and its shareholder, amended on January 14, 2014, the exclusive purchase option agreement amongst iQIYI New Media, iQIYI Pictures and its shareholders on August 30, 2017, and the exclusive purchase option agreement amongst iQIYI New Media, Beijing iQIYI Cinema and its shareholders on July 27, 2017, contain terms similar to the terms described above.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Commitment Letters

Pursuant to the commitment letter dated January 30, 2013, the Company commits to provide unlimited financial support to Beijing iQIYI, if Beijing iQIYI requires any form of reasonable financial support for its normal business operations. If Beijing iQIYI incurs any losses and as a result cannot repay its loans from the Company and Beijing QIYI Century, the Company and Beijing QIYI Century would unconditionally forgive their loans to Beijing iQIYI, if Beijing iQIYI provides sufficient proof for its loss and incapacity to repay.

The commitment letters executed by the Company for Shanghai iQIYI, Shanghai Zhong Yuan, iQIYI Pictures and Beijing iQIYI Cinema, contain terms similar to the terms described above.

Shareholder Voting Rights Trust Agreements and Powers of Attorney

Pursuant to the shareholder voting rights trust agreement amongst Beijing QIYI Century and Beijing iQIYI’s shareholder, amended and restated on January 30, 2013, Beijing iQIYI’s shareholder agreed to entrust all the rights to exercise its voting power and any other rights as Beijing iQIYI’s shareholder to the person(s) designated by Beijing QIYI Century. Beijing iQIYI’s shareholder agreed to irrevocably appoint the person(s) designated by Beijing QIYI Century as his attorney-in-fact to represent him to exercise all the voting rights and other shareholders’ rights on his behalf on all matters requiring shareholder approval. The agreement will remain effective for as long as the shareholder remains the shareholder of Beijing iQIYI unless Beijing QIYI Century unilaterally terminates the agreement by written notice. Pursuant to an irrevocable power of attorney, Beijing QIYI Century granted all of its rights under the shareholder voting rights trust agreement to the Company.

The shareholder voting rights trust agreement amongst Beijing QIYI Century and Shanghai iQIYI’s shareholders dated October 25, 2013, and the shareholder voting rights trust agreement amongst Beijing QIYI Century and Shanghai Zhong Yuan’s shareholder, amended on January 14, 2014, contain terms similar to the terms described above except under the shareholder voting rights trust agreements, the person designated by Beijing QIYI Century as the attorney-in-fact to represent the shareholders of Shanghai iQIYI and Shanghai Zhong Yuan must be approved by the Company. The powers of attorney amongst the Company, iQIYI New Media and the shareholders of iQIYI Pictures and the powers of attorney amongst the Company, iQIYI New Media and the shareholders of Beijing iQIYI Cinema are substantially the same as the terms discussed above.

Exclusive Technology Consulting and Services Agreements

Pursuant to the exclusive technology consulting and services agreement amongst Beijing QIYI Century and Beijing iQIYI effective November 23, 2011, Beijing QIYI Century has the sole and exclusive right to provide to Beijing iQIYI specified technology consulting and services in return for service fees. Beijing iQIYI agrees to accept such services and, without the prior written consent of Beijing QIYI Century, may not accept the same or similar technology consulting and services provided by any third party during the term of the agreement. Beijing iQIYI agrees to pay specified service fees to Beijing QIYI Century on a quarterly basis. Beijing QIYI Century has the right to unilaterally adjust the amount of the service fee through written confirmation, without prior consent from Beijing iQIYI. All the benefits and interests generated from the agreement, including but not limited to software copyrights, intellectual property rights, know-how and trade secrets, become the sole and exclusive rights of Beijing QIYI Century. The agreement will be in effect for ten years unless Beijing QIYI Century unilaterally terminates the agreement by giving written notification at least thirty days prior to the expiration of the agreement. The agreement can also be renewed at the discretion of Beijing QIYI Century.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

The exclusive technology consulting and services agreement amongst Beijing QIYI Century and Shanghai iQIYI on October 25, 2013, the exclusive technology consulting and services agreement amongst Beijing QIYI Century and Shanghai Zhong Yuan, amended on January 14, 2014, the exclusive management consulting and business cooperation agreement amongst iQIYI New Media and iQIYI Pictures on August 30, 2017 and the exclusive management consulting and business cooperation agreement amongst iQIYI New Media and Beijing iQIYI Cinema on July 27, 2017, contain terms similar to the terms described above.

Share Pledge Agreements

Pursuant to the share pledge agreement amongst Beijing QIYI Century and Beijing iQIYI’s shareholder, amended and restated on January 30, 2013, Beijing iQIYI’s shareholder has pledged all of his equity interest in Beijing iQIYI to guarantee his and Beijing iQIYI’s performance of their obligations under, the exclusive technology consulting and services agreement and the amended and restated loan agreement. During the term of the share pledge agreement, Beijing QIYI Century has the right to receive all of the dividends and profits distributed on the pledged equity. If Beijing iQIYI or its shareholder breaches its respective contractual obligations, Beijing QIYI Century, as the pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The shareholder of Beijing iQIYI agrees not to dispose of the pledged equity interests, create or allow any encumbrance on the pledged equity interests or take any actions that would prejudice Beijing QIYI Century’s interest. The share pledge agreement will expire after Beijing iQIYI and its shareholder has completed all their obligations under the exclusive technology consulting and services agreement and the amended and restated loan agreement unless otherwise unilaterally terminated by Beijing QIYI Century.

The share pledge agreement amongst Beijing QIYI Century and Shanghai iQIYI’s shareholders dated October 25, 2013, the share pledge agreement amongst Beijing QIYI Century and Shanghai Zhong Yuan’s shareholder, amended on January 14, 2014, the share pledge agreement amongst iQIYI New Media and iQIYI Pictures’ shareholders on August 30, 2017 and the share pledge agreement amongst iQIYI New Media and Beijing iQIYI Cinema’s shareholders on July 27, 2017, contain terms similar to the terms described above except that the pledged equity interest is only to guarantee performance of their obligations under the loan agreements.

Business Operation Agreements

Pursuant to the business operation agreement amongst Beijing QIYI Century, Beijing iQIYI and its shareholder, amended and restated on January 30, 2013, Beijing iQIYI agrees to accept the proposal provided by Beijing QIYI Century from time to time relating to employment, daily business and financial management. This agreement can only be unilaterally revoked/amended by Beijing QIYI Century. The agreement has a term of ten years and is renewable at the discretion of Beijing QIYI Century.

The business operation agreement amongst Beijing QIYI Century and Shanghai iQIYI’s shareholders dated October 25, 2013, the business operation agreement amongst Beijing QIYI Century and Shanghai Zhong Yuan’s shareholder, amended on January 14, 2014, the exclusive management consulting and business cooperation agreement amongst iQIYI New Media and iQIYI Pictures on August 30, 2017 and the exclusive management consulting and business cooperation agreement amongst iQIYI New Media and Beijing iQIYI Cinema on July 27, 2017, contain terms similar to the terms described above.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Trademark License Agreement and Software Usage License Agreement

Pursuant to the trademark license agreement and the software usage license agreement amongst Beijing QIYI Century and Beijing iQIYI effective November 23, 2011, Beijing QIYI Century granted a non-exclusive and non-transferable license, without sublicensing rights, to Beijing iQIYI to use its trademarks and software. Beijing iQIYI may only use the licenses in its own business operations. Beijing QIYI Century has the right to adjust the service fees at its sole discretion. The initial term of the two agreements is five years and the software usage license agreement may be extended upon the written consent of Beijing QIYI Century. The trademark license agreement is automatically extended for successive one-year periods after its expiration unless Beijing QIYI Century early terminates the agreement in accordance with the provisions of the agreement. The software usage license agreement was extended for another five years after its initial term.

Business Cooperation Agreement

Pursuant to the business cooperation agreement amongst Beijing QIYI Century and Beijing iQIYI effective November 23, 2011, Beijing iQIYI agrees to provide Beijing QIYI Century with services, including internet information services, online advertising and other services reasonably necessary within the scope of Beijing QIYI Century’s business. Beijing iQIYI agrees to use, technology services provided by Beijing QIYI Century on its website, including but not limited to, P2P download and video on-demand systems. Beijing QIYI Century agrees to pay specified service fees to Beijing iQIYI as consideration for the internet information services and other services provided by Beijing iQIYI. Beijing iQIYI has the right to waive the service fees at its discretion. The term of this agreement is ten years and can be renewed at Beijing QIYI Century’s discretion.

In the opinion of the Company’s legal counsel, (i) the ownership structure relating to the VIEs of the Company is in compliance with existing PRC laws and regulations; and (ii) the contractual arrangements with the VIEs and their shareholders are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect.

However, uncertainties in the PRC legal system could cause the Company’s current ownership structure to be found in violation of any existing and/or future PRC laws or regulations and could limit the Company’s ability to enforce its rights under these contractual arrangements. Furthermore, the VIEs’ shareholders may have interests that are different with those of the Company, which could potentially increase the risk that they would seek to act in contrary to the terms of the aforementioned agreements.

In addition, if the current structure or any of the contractual arrangements were found to be in violation of any existing or future PRC law, the Company may be subject to penalties, including but not be limited to: the cancelation or revocation of the Company’s business and operating licenses, being required to restructure the Company’s operations or discontinue the Company’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Company’s ability to conduct its operations. As a result, the Company may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

The carrying amounts of the assets, liabilities and the results of operations of the VIEs and VIEs’ subsidiaries included in the Company’s consolidated balance sheets and statements of comprehensive loss are as follows:

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	718,946	539,383	82,902
Short-term investments	201,925	407,169	62,581
Accounts receivable, net	1,704,246	2,161,893	332,277
Others	876,448	1,242,651	190,992

Total current assets	3,501,565	4,351,096	668,752

Non-current assets:
Fixed assets, net	283,908	821,156	126,209
Long-term investments	183,764	567,887	87,283
Others	4,070,375	6,333,338	973,416

Total non-current assets	4,538,047	7,722,381	1,186,908

Total assets	8,039,612	12,073,477	1,855,660

LIABILITIES
Current liabilities:
Accounts payable	3,053,168	4,275,803	657,179
Customer advances and deferred revenue	796,255	1,633,197	251,018
Accrued expenses and other liabilities	1,712,955	2,333,864	358,708
Amounts due to the Company and its subsidiaries	3,385,212	6,077,542	934,101
Others	1,325,157	77,673	11,938

Total current liabilities	10,272,747	14,398,079	2,212,944
Total non-current liabilities	5,705	286,854	44,089

Total liabilities	10,278,452	14,684,933	2,257,033

	For the year ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Total revenues	4,999,561	10,756,372	16,389,778	2,519,063
Net loss	(1,915,923)	(2,026,863)	(609,387)	(93,661)
Net cash provided by operating activities	1,350,651	1,645,352	5,356,540	823,285
Net cash used for investing activities	(1,148,425)	(2,389,511)	(4,687,804)	(720,502)
Net cash provided by/(used in) financing activities	—	1,001,766	(848,300)	(130,381)

The revenue-producing assets that are held by the VIEs and VIEs’ subsidiaries comprise mainly of operating licenses, intangible assets, licensed copyrights, produced content and fixed assets. The VIEs and VIEs’ subsidiaries contributed an aggregate of 94%, 96% and 94% of the Group’s consolidated revenues for the years

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

ended December 31, 2015, 2016 and 2017, respectively, after elimination of inter-company transactions. As of December 31, 2017, there was no pledge or collateralization of the VIEs and VIEs’ subsidiaries’ assets that can only be used to settled obligations of the VIEs and VIEs’ subsidiaries, other than aforementioned share pledge agreements and business operation agreements.

The VIEs’ third-party creditors did not have recourse to the general credit of the Company in normal course of business. The Company did not provide or intend to provide financial or other supports not previously contractually required to the VIEs and VIEs’ subsidiaries during the years presented.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements of the Group include the financial statements of the Company, its subsidiaries, VIEs and VIEs’ subsidiaries in which the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Group obtained control and continues to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when a company holds a majority of the voting equity interest in an entity. However, if the Company demonstrates its ability to control the VIEs through power to govern the activities which most significantly impact its economic performance and is obligated to absorb losses of the VIEs that could potentially be significant to the VIEs or the right to receive benefits from the VIEs that could potentially be significant to the VIEs, then the entity is consolidated. All significant intercompany balances and transactions between the Company, its subsidiaries, VIEs and VIEs’ subsidiaries have been eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Management evaluates estimates, including those related to the allowance for doubtful accounts, amortization of intangible assets, licensed copyrights and produced content, recoverability and useful lives of long-lived assets, net realizable value of licensed copyrights, recoverability of the carrying value of goodwill, fair value of share options to purchase the Company’s ordinary shares, fair value of nonmonetary content exchanges, fair value of financial instruments, forfeiture rates for options granted, valuation allowances on deferred tax assets and income tax uncertainties, among others. Management bases these estimates on its historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from these estimates.

Convenience translation

Translations of amounts from RMB into US$ for the convenience of the reader have been calculated at the exchange rate of RMB6.5063 per US$1.00 on December 29, 2017, the last business day in fiscal year 2017, as published on the website of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at such rate.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Foreign currency translation and transactions

The Company’s functional currency is the US$ and its reporting currency is the RMB. The Company’s subsidiaries, VIEs and subsidiaries of the VIEs determine their functional currencies based on the criteria of ASC topic 830 (“ASC 830”), Foreign Currency Matters. The functional currency of the subsidiaries in the Cayman Islands and Hong Kong is the U.S. dollar. The functional currencies of the subsidiaries, VIEs and VIEs’ subsidiaries in Mainland China are the RMB. The Company uses the monthly average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Translation differences are recorded in accumulated other comprehensive income, a component of shareholders’ (deficit)/equity.

Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing at the balance sheet date. The foreign exchange losses included in the consolidated statements of comprehensive loss for the years ended December 31, 2015 and 2016 were RMB76,985 and RMB238,564 and the foreign exchange gain included in the consolidated statements of comprehensive loss for the year ended December 31, 2017 was RMB400,737 (US$61,592), respectively.

Cash and cash equivalents

Cash and cash equivalents primarily consist of cash, money market funds, investments in interest bearing demand deposit accounts, time deposits, and highly liquid investments with original maturities of three months or less from the date of purchase and are stated at cost which approximates their fair value.

Short-term investments

All highly liquid investments with original maturities of greater than three months, but less than twelve months, are classified as short-term investments.

Investments that are expected to be realized in cash during the next twelve months are also included in short-term investments. The Company accounts for short-term investments in accordance with ASC topic 320, Investments—Debt and Equity Securities (“ASC 320”). The Company classifies the short-term investments as “held-to-maturity”, “trading” or “available-for-sale”, whose classification determines the respective accounting methods stipulated by ASC 320.

The securities that the Company has the positive intent and the ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost.

The securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Unrealized holding gains and losses for trading securities are included in earnings.

Investments not classified as trading or as held-to-maturity are classified as available-for-sale securities. Available-for-sale investments are reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income. Realized gains or losses are included in earnings during the period in which the gain or loss is realized. An impairment loss on the available-for-sale securities is recognized in the consolidated statements of comprehensive loss when the decline in value is determined to be other-than-temporary.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Accounts receivable, net of allowance

Accounts receivable are recognized and carried at the original invoiced amount less an allowance for any potential uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Group generally does not require collateral from its customers.

The Group maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make payments on time. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Group considers many factors, including the age of the balance, the customer’s payment history, its current credit-worthiness and current economic trends.

Receivables from Online Payment Agencies, net of allowance

Receivables from online payment agencies are cash due from the third-party online payment service providers for clearing transactions. The cash was paid or deposited by customers or users through these online payment agencies for services provided by the Group. The Group carefully considers and monitors the credit worthiness of the third-party payment service providers used. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Receivable balances are written off after all collection efforts have been exhausted. The balances are included in “Prepayments and other assets” on the consolidated balance sheets. As of December 31, 2016 and 2017, no allowance for doubtful accounts was provided for the receivables from online payment agencies.

Fixed assets, net

Fixed assets are stated at cost and are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the term of the related lease, as follows:

Computer equipment	3 to 5 years
Office furniture and equipment	3 to 5 years
Leasehold improvements	over the shorter of lease terms or estimated useful lives of the assets
Office building	43 years
Others	5 years

Repair and maintenance costs are expensed as incurred, whereas the cost of renewals and betterments that extend the useful life of the assets are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive loss.

All direct and indirect costs that are related to the construction of fixed assets and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific fixed assets items and depreciation of these assets commences when ready for their intended use.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Long-term investments

The Group’s long-term investments consist of cost and equity method investments. In accordance with ASC subtopic 325-20, Investments-Other: Cost Method Investments (“ASC 325-20”), for investments in an investee over which the Group does not have significant influence and which do not have readily determinable fair value, the Group carries the investment at cost and only adjusts for other-than-temporary declines in fair value and distributions of earnings that exceed the Group’s share of earnings since its investment. Management evaluates the impairment of the cost method investments based on performance and financial position of the investee as well as other evidence of market value. Such evaluation includes, but is not limited to, reviewing the investee’s cash position, recent financing, projected and historical financial performance, cash flow forecasts and financing needs. An impairment loss is recognized in earnings equal to the excess of the investment’s cost over its fair value at the balance sheet date of the reporting period for which the assessment is made. The fair value would then become the new cost basis of the investment. Cost method accounting is also applied to investments that are not considered as “in-substance” common stock investments, and do not have readily determinable fair values.

Investments in entities in which the Group can exercise significant influence and holds an investment in voting common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Under the equity method, the Group initially records its investments at cost. The Group subsequently adjusts the carrying amount of the investments to recognize the Group’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Group evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary.

Produced content, net

The Group produces and contracts external parties to produce films and episodic series to exhibit on its websites. Produced content includes direct production costs, production overhead and acquisition costs and is stated at the lower of unamortized cost or estimated fair value. Produced content also includes cash expenditures made to acquire a proportionate share of certain rights to films including profit sharing, distribution and/or other rights. Produced content exceeding the total revenues to be earned (“ultimate revenue”) is expensed as cost of revenues.

The Group uses the individual-film-forecast-computation method and amortizes the produced content based on the ratio of current period actual revenue (numerator) to estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator) in accordance with ASC subtopic 926-20, Entertainment—Films, Other Assets—Film Costs (“ASC 926-20”). Ultimate revenue estimates for the produced content are periodically reviewed and adjustments, if any, will result in prospective changes to amortization rates. The Group reviews unamortized produced content costs for impairment whenever events or circumstances indicate that the fair value of the produced content may be less than its unamortized cost.

Licensed copyrights, net

Licensed copyrights consist of professionally-produced content such as movies, television series, variety shows, sports and other video content acquired from external parties. The license fees are capitalized and, unless

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

prepaid, a corresponding liability recorded when cost of the content is known, the content is accepted by the Group in accordance with the conditions of the license agreement and the content is available for its first showing on the Group’s websites. Licensed copyrights are carried at the lower of unamortized cost or net realizable value. Licensed copyrights are presented on the balance sheet as current and non-current based on estimated time of usage.

The Group has two types of licensed copyrights, i) non-exclusive licensed copyrights and ii) exclusive licensed copyrights. For non-exclusive licensed copyrights, the Group has the right to broadcast the contents on its own websites. For exclusive licensed copyrights, in addition to the broadcasting right, the Group also has the right to sublicense the underlying contents to third parties.

Non-exclusive licensed copyrights, mainly comprising of newly released movies, television series and seasonal variety shows, are generally amortized using an accelerated method based on historical viewership consumption patterns. Other non-exclusive licensed copyrights, mainly comprising of library movies, television series and variety shows and certain non-episodic features, are amortized on a straight-line basis, as the consumption pattern based on historical viewing data supports this amortization method. Estimates of the consumption patterns for licensed copyrights are reviewed periodically and revised, if necessary. Revisions to the amortization pattern are accounted for as a change in accounting estimate prospectively in accordance with ASC topic 250, Accounting Changes and Error Corrections (“ASC 250”).

The purchase cost of exclusive licensed copyrights includes a broadcasting right and a right to sublicense the content to third parties, and the Group allocates the content cost to these two rights when the exclusive licensed copyrights are initially recognized based on the relative proportion of the Group’s estimate of the total revenues that will be generated by each right. For the broadcasting right, which is the portion of an exclusive licensed copyright that generates direct and indirect advertising and membership services revenues, the content costs are amortized in accordance with ASC subtopic 920-350, Entertainment-Broadcasters: Intangibles—Goodwill and Other (“ASC 920-350”), using the same method as non-exclusive licensed copyrights as described above. For the right to sublicense the content to third parties, which is the portion of an exclusive licensed copyright that generates direct revenues, the content costs are amortized in accordance with ASC 926-20 using the individual-film-forecast-computation method, which amortizes such costs based on the ratio of the actual sublicensing revenues generated for the current period to the total sublicensing revenues estimated to be generated by the sublicensing right. The Group revisits the forecasted total direct revenues on a periodic basis and any resulting changes to such estimates and the resulting amortization expense are accounted for prospectively as a change in accounting estimate in accordance with ASC 250.

On a periodic basis, the Group evaluates the program usefulness of the broadcasting rights of its licensed copyrights and records these rights at the lower of unamortized cost or estimated net realizable value pursuant to the guidance in ASC 920-350. When there is a change in the expected usage of licensed copyrights, the Group estimates net realizable value of licensed copyrights to determine if any impairment exists.

Net realizable value is determined by estimating the expected cash flows generated from provision of advertising and membership services, less any direct costs, over the remaining useful lives of the non-exclusive licensed copyrights. The Group estimates advertising and membership services cash flows for each category of content separately. Estimates that impact advertising and membership services cash flows include anticipated levels of demand for the Group’s advertising and membership services and the expected selling prices of the

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Group’s advertisements and memberships. For the right to sublicense to third parties, recoverability is assessed in accordance with ASC 926-20.

Partner-generated content (“PGC”)

The Group collaborates with a large number of selected partners to supplement its video content portfolio with PGC, and incentivizes them to submit high-quality content through the Group’s revenue-sharing mechanism. Under such arrangements, the Group shares with the partners a portion of the revenues derived from either online advertising services or membership services based on various factors agreed upon. As the Group is the primary obligor of online advertising services and membership services, such revenues are recorded on a gross basis. Revenue sharing costs incurred and payable to partners are recognized as cost of revenues when the criteria of those pre-agreed factors are met.

Goodwill and intangible assets

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in a business combination. The Group assesses goodwill for impairment in accordance with ASC subtopic 350-20, Intangibles—Goodwill and Other: Goodwill (“ASC 350-20”), which requires that goodwill be tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events, as defined by ASC 350-20.

A reporting unit is defined as an operating segment or one level below an operating segment referred to as a component. The Group determines its reporting units by first identifying its operating segments, and then assesses whether any components of these segments constituted a business for which discrete financial information is available and where the Company’s chief operating decision maker (“CODM”) regularly reviews the operating results of that component. The Group had one reporting unit because components below the consolidated level are not regularly reviewed by the CODM.

The Group has the option to assess qualitative factors first to determine whether it is necessary to perform the two-step quantitative impairment test in accordance with ASC 350-20. If the Group believes, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, the two-step quantitative impairment test described above is required. Otherwise, no further testing is required. In the qualitative assessment, the Group considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. In performing the two-step quantitative impairment test, the first step compares the carrying amount of the reporting unit to the fair value of the reporting unit. If the fair value of the reporting unit exceeds the carrying value of the reporting unit, goodwill is not impaired and the Group is not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then the Group must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. If the carrying amount of the goodwill is greater than its implied fair value, the excess is recognized as an impairment loss.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Significant management judgment is involved in determining these estimates and assumptions, and actual results may differ from those used in valuations. Changes in these estimates and assumptions could materially affect the determination of the fair value of a reporting unit which could trigger future impairment. The judgment in estimating the fair value of a reporting unit includes forecasts of future cash flows, which are based on management’s best estimate of future revenue and operating expenses growth rates, future capital expenditures and working capital levels, as well as discount rate determined by the weighted average cost of capital approach and the selection of comparable companies operating in similar businesses. The Group also reviewed marketplace data to assess the reasonableness of assumptions such as discount rate, operating margins, and working capital levels. The fair value of the reporting unit exceeded its carrying amounts as of December 31, 2016 and 2017, and therefore goodwill related to the reporting unit was not impaired and the Group was not required to perform further testing.

Intangible assets

Intangible assets with finite lives are carried at cost less accumulated amortization and impairment loss, if any. Intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives.

Intangible assets have estimated economic lives from the date of purchase as follows:

Traffic acquisition agreement	7.3 years
Trademarks	10 years
User list	3 years
Domain names	10 years
Customer relationships	3 years
Others	3 to 20 years

Impairment of Long-Lived Assets Other Than Goodwill

The Group evaluates long-lived assets, such as fixed assets and purchased or acquired intangible assets with finite lives other than licensed copyrights, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with ASC subtopic 360-10, Property, Plant and Equipment: Overall (“ASC 360-10”). When such events occur, the Group assesses the recoverability of the long-lived assets based on the undiscounted future cash flows the long-lived assets are expected to generate at the lowest level of identifiable cash flows. The Group recognizes an impairment loss when the estimated undiscounted future cash flow expected to result from the use of the long-lived assets plus net proceeds expected from the eventual disposition of the long-lived assets, if any, is less than their carrying values. If the Group identifies an impairment, the Group reduces the carrying value of the long-lived assets to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. The Group uses estimates and judgments in its impairment tests and if different estimates or judgments had been utilized, the timing or the amount of any impairment charges could be different.

Modification of redeemable convertible preferred shares

The Group assesses whether an amendment to the terms of its redeemable convertible preferred shares is an extinguishment or a modification using the fair value model. If the change in fair value of the redeemable

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

convertible preferred shares immediately after the amendment exceeds 10% from the fair value of the redeemable convertible preferred shares immediately before the amendment, the amendment is considered an extinguishment. An amendment that does not meet this criterion is a modification. When redeemable convertible preferred shares are extinguished, the difference between the fair value of the consideration transferred to the redeemable convertible preferred shareholders and the carrying amount of the redeemable convertible preferred shares (net of issuance costs) is treated as a deemed dividend to or contribution from the redeemable convertible preferred shareholders. When redeemable convertible preferred shares are modified, a new effective interest rate to equate the future contractual cash flows (redemption amount) to the carrying amount is determined and applied to accretion on a prospective basis by analogy to ASC 470-50.

Revenue recognition

The Group’s revenues are derived principally from membership services, online advertising services and content distribution. Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the related fee is reasonably assured under ASC subtopic 605-10, Revenue Recognition: Overall (“ASC 605-10”).

Membership services

The Group offers membership services which provides subscribing members access to streaming of premium content in exchange for a non-refundable upfront membership fee. Membership periods range from one month to twelve months. The receipt of membership fees is initially recorded as deferred revenue and revenue is recognized ratably over the membership period as services are rendered.

Online advertising services

The Group sells advertising services primarily to third-party advertising agencies and a small portion are sold directly to advertisers. Advertising contracts are signed to establish the price and advertising services to be provided. Pursuant to the advertising contracts, the Group provides advertisement placements on its websites in different formats, including but not limited to video, banners, links, logos, brand placement and buttons. The Group performs a credit assessment of the customer to assess the collectability of the contract price prior to entering into contracts. For contracts where the Group provides customers with a bundle of advertising services, primarily for advertisements to be displayed in different spots, placed under different forms and displayed at different times, the Group first determines whether each identified deliverable qualifies as a separate unit of accounting. For the arrangements with deliverables considered to be separate units of accounting, the Group allocates the total consideration of the arrangements based on their relative selling price, with the selling price of each deliverable determined using vendor-specific objective evidence (“VSOE”) of selling price, third-party evidence (“TPE”) of selling price, or management’s best estimate of the selling price (“BESP”), and recognizes revenue as each service deliverable is provided. The Company considers all reasonably available information in determining the BESP, including both market and entity-specific factors.

The Group provides various sales incentives to its customers, including cash incentives in the form of commissions to certain third-party advertising agencies (see “Note 2—Commissions to third-party advertising agencies”) and noncash incentives such as discounts and advertising services provided free of charge in certain bundled arrangements, which are negotiated on a contract by contract basis with customers. The Group has a

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

general policy regarding the volume of advertising services to be provided free of charge which depends largely on the volume of advertising services purchased by the advertiser. The Group evaluates all advertising services in a bundled arrangement, whether provided for consideration or free or charge, pursuant to ASC 605-25, Revenue Recognition: Multiple-Element Arrangements (“ASC 605-25”) to determine whether it qualifies as a deliverable and separate unit of accounting.

Content distribution

The Group generates revenues from sub-licensing content licensed from third party vendors for cash or through nonmonetary exchanges with other online video broadcasting companies. The exclusive licensing agreements the Group enters into with the vendors has a definitive license period and provides the Group rights to sub-license these contents to other third parties. The Group enters into a non-exclusive sub-license agreement with a sub-licensee for a period that falls within the original exclusive license period. For cash sub-licensing transactions, the Group receives a fixed amount of the sub-license fee upfront under the sub-licensing arrangements and does not have any future obligation once it has provided the underlying content to the sub-licensee (which is provided at or before the beginning of the sub-license period). In accordance with ASC subtopic 926-605, Entertainment-Films: Revenue Recognition (“ASC 926-605”), the Group recognizes the amount of the sub-license fee as revenue at the beginning of the sub-license period only when the Group meets all the following criteria: persuasive evidence of a sub-licensing arrangement with a customer exists, the content is delivered or is available for immediate and unconditional delivery, the sub-license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale, the arrangement fee is fixed or determinable and collection of the arrangement fee is reasonably assured.

The Group also enters into nonmonetary transactions to exchange online broadcasting rights of licensed copyrights with other online video broadcasting companies from time to time. The exchanged licensed copyrights provide rights for each party to broadcast the licensed copyrights received on its own website only. Each transferring party retains the right to continue broadcasting the exclusive content on its own website and/or sublicense the rights to the content it surrendered in the exchange. The Group accounts for these nonmonetary exchanges in accordance with ASC topic 845, Nonmonetary Transactions (“ASC 845”), and records the transaction based on the fair value of the asset surrendered. Barter sublicensing revenues are recognized in accordance with the same ASC 926-605 criteria above and when there are no other future obligations under the agreement. The Group estimates the fair value of the contents surrendered based on various factors, including comparable cash sublicensing transactions and relative size, scale, and market share of counterparties to the exchange.

The attributable cost of the barter transaction is recognized as cost of revenues through the amortization of the sublicensing right component of the exclusive licensed copyright, computed using the individual-film-forecast-computation method in accordance with ASC topic 926, Entertainment – Films (“ASC 926”). The Group recognized barter sublicensing revenues of RMB349,834, RMB382,478 and RMB762,741 (US$117,231) and related costs of RMB265,410, RMB362,760 and RMB650,442 (US$99,971) for the years ended December 31, 2015, 2016 and 2017, respectively.

Others

Other revenues mainly include revenues from live broadcasting, online games and online literature.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Live broadcasting

The Group operates a live broadcasting platform, iQIYI Show, whereby users can follow their favorite hosts and shows in real time through live broadcasting. Users can purchase virtual currency for usage in iQIYI Show to acquire consumable virtual gifts, which are simultaneously presented to hosts to show their support or time-based virtual items, which enables users to enjoy additional functions and privileges for a specified time period.

The Group operates the live broadcasting platform and determine the price of virtual items sold. Therefore, revenues derived from the sale of virtual items are recorded on a gross basis as the Group acts as the principal in the transaction. Costs incurred from services provided by the hosts is recognized as cost of revenues. To facilitate the sale of virtual items, the Group bundles special privileges and virtual items as a package at a discounted price and the Group allocates the arrangement consideration to the separate units of accounting based on their relative selling prices. Revenue from the sale of consumable virtual gifts is recognized when consumed by the user, or, in the case of time-based virtual items, recognized ratably over the period each virtual item is made available to the user. Virtual currency sold but not yet consumed by the purchasers is recorded as “Customer advances and deferred revenue”.

Online games

The Group distributes online games operated by third-party game developers. The rights and obligations of each party to the arrangement indicate that the Group is acting as an agent because the game developer is the primary obligor in the arrangement in accordance with ASC subtopic 605-45, Revenue Recognition, Principal Agent Considerations (“ASC 605-45”). The Group recognizes revenue on a net basis based on the ratios pre-determined with the online game developers when all the revenue recognition criteria set forth in ASC 605 are met, which is generally when the user purchases virtual currencies issued by the game developers.

Online literature

The Group distributes online literature authorized by third-party book organizations and original authors through its online platform and charges customers fees based on the number of words in chapters or a membership fee. The Group is acting as the primary obligor in the arrangement in accordance with ASC 605-45 and recognizes revenue on a gross basis when all the revenue recognition criteria set forth in ASC 605 are met.

Commissions to third-party advertising agencies

The Group provides cash incentives in the form of commissions to certain third-party advertising agencies based on volume and performance, and accounts for such incentives in accordance with ASC subtopic 605-50, Revenue Recognition: Customer Payments and Incentives. The Group accounts for cash consideration given to agencies for which it does not receive a separately identifiable benefit or cannot reasonably estimate fair value as a reduction of revenue. The Group recorded commissions to third-party advertising agencies as a reduction to online advertising revenues as follows:

	For the year ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Commissions to third-party advertising agencies	868,461	1,214,634	1,633,820	251,114

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Cost of Revenues

Cost of revenues consists primarily of sales taxes and surcharges, content costs, bandwidth costs and others.

The Group incurs value-added taxes (“VAT”) and surcharges in the PRC in connection with the services provided, and cultural business construction fee on revenues derived from online advertising services. In accordance with ASC 605-45, the Group includes the sales tax and surcharges incurred in cost of revenues. The sales tax and surcharges in cost of revenues for the years ended December 31, 2015, 2016 and 2017 were RMB448,430, RMB823,749 and RMB1,272,295 (US$195,548), respectively.

Advertising expenses

Advertising expenses, primarily advertisements through media publication are included in “Selling, general and administrative” and are expensed when incurred. Advertising expenses for the years ended December 31, 2015, 2016 and 2017 were RMB536,944, RMB907,906 and RMB1,373,287 (US$211,070), respectively.

Research and development expenses

Research and development expenses consist primarily of personnel-related expenses (including share-based compensation cost) incurred for the development of, enhancement to, and maintenance of the Group’s websites as well as costs associated with new product development and enhancement. Depreciation expenses and other operating costs are also included in research and development expenses. The Group recognizes research and development expenses costs as expense when incurred.

Government subsidies

Government subsidies primarily consist of financial subsidies received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. The government subsidies of non-operating nature with no further conditions to be met are recorded as non-operating income in “Other (expense)/income, net” when received. The government subsidies with certain operating conditions are recorded as liabilities when received and will be recorded as operating income when the conditions are met.

Leases

Leases have been classified as either capital or operating leases. Leases that transfer substantially all the benefits and risks incidental to the ownership of assets are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

Income taxes

The Group follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate. The Group has elected to classify interest and penalties related to an uncertain tax position, if and when required, as part of income tax expense in the consolidated statements of comprehensive loss.

The Group applies the provisions of ASC topic 740, Accounting for Income Taxes (“ASC 740”), to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group recognizes in its consolidated financial statements the benefit of a tax position if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group’s estimated liability for unrecognized tax benefits are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. As each audit is concluded, adjustments, if any, are recorded in the Group’s consolidated financial statements. Additionally, in future periods, changes in facts and circumstances, and new information may require the Group to adjust the recognition and measurement of estimates with regards to changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period which the change occurs.

(Loss)/earnings per share

(Loss)/earnings per share is computed in accordance with ASC topic 260, Earnings per Share. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s redeemable convertible preferred shares are participating securities because they are entitled to receive dividends or distributions on an as converted basis. For the years ended December 31, 2015 and 2016, the computation of basic (loss)/earnings per share using the two-class method is not applicable as the Group is in a net loss position and net loss is not allocated to other participating securities, since these securities are not obligated to share the losses in accordance with the contractual terms. Therefore, basic (loss)/earnings per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the years ended December 31, 2015 and 2016, respectively.

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the accretion related to the redeemable convertible preferred shares and extinguishment and reissuance of Series B preferred shares, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares include ordinary shares issuable upon the conversion of the redeemable convertible preferred shares using the if-converted method, and ordinary shares issuable upon the exercise of share options, using the treasury stock method. Ordinary share equivalents are excluded from the computation of diluted loss per share if their effects are anti-dilutive.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Unaudited pro forma shareholders’ equity and loss per share

Pursuant to the Company’s memorandum and articles of association, the Company’s redeemable convertible preferred shares will be automatically converted into 3,728,823,500 ordinary shares upon the closing of an IPO and all outstanding ordinary shares will be re-designated into 1,231,841,032 Class A ordinary shares and 2,839,530,705 Class B ordinary shares, respectively. Unaudited pro forma shareholders’ equity as of December 31, 2017, as adjusted for the reclassification of the redeemable convertible preferred shares from mezzanine equity to shareholders’ equity, is shown in the unaudited pro forma consolidated balance sheet.

The unaudited pro forma loss per Class A and Class B ordinary share is computed using the weighted-average number of Class A and Class B ordinary shares outstanding as of December 31, 2017, respectively, and assumes the automatic conversion of all of the Company’s convertible redeemable preferred shares into ordinary shares and re-designation to Class A and Class B ordinary shares upon the closing of the Company’s IPO, as if it had occurred on January 1, 2017.

Share-based compensation

The Company accounts for share-based compensation in accordance with ASC topic 718, Compensation-Stock Compensation (“ASC 718”).

The Company has elected to recognize share-based compensation using the straight-line method for all share-based awards granted with graded vesting based on service conditions. Forfeiture rates are estimated based on historical experience and future expectations of employee turnover rates and are periodically reviewed. If required vesting conditions are not met and the share-based awards are forfeited, previously recognized compensation expense relating to those awards are reversed. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. To the extent the Company revises these estimates in the future, the share-based payments could be materially impacted in the period of revision, as well as in following periods. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest.

The Company accounts for share-based awards issued to non-employees in accordance with ASC subtopic 505-50, Equity: Equity-based Payments to Non-Employees (“ASC 505-50”). The measurement date of the fair value of a share-based award issued to a non-employee is the date on which the counterparty’s performance is completed as there is no associated performance commitment. The expense is recognized in the same manner as if the Company had paid cash for the services provided by non-employees.

The Company, with the assistance of an independent third party valuation firm, determined the fair value of share-based awards granted to employees and non-employees.

Fair Value Measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2—Include other inputs that are directly or indirectly observable in the marketplace

Level 3—Unobservable inputs which are supported by little or no market activity

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, short-term investments, accounts receivable, amounts due from related parties, accounts payable, short-term loans, current portion of long-term loan, income tax payable, amounts due to related parties, and accrued expenses and other current liabilities. The carrying amounts of these financial instruments, except for long-term cost method investments, long-term equity method investments and long-term loan, approximate their fair values because of their generally short maturities. The carrying amount of long-term loan approximates its fair values due to the fact that the related interest rates approximate rates currently offered by financial institutions for similar debt instruments of comparable maturities.

Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Group’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Concentration of risks

Concentration of credit risks

Financial instruments that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, short-term investments and accounts receivable. The carrying amounts of

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

these assets represent the Group’s maximum exposure to credit risk. As of December 31, 2017, the Group has RMB733,010 (US$112,662) in cash and cash equivalents, which is held in cash and demand deposits with several financial institutions in the PRC and Hong Kong. In the event of bankruptcy of one of these financial institutions, the Group may not be able to claim its cash and demand deposits back in full. The Group continues to monitor the financial strength of the financial institutions.

Accounts receivable are typically unsecured and denominated in RMB, derived from revenue earned from customers and agencies in the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances. The Group maintains an allowance for doubtful accounts and actual losses have generally been within management’s expectations. The top five customers accounted for 29% of gross accounts receivable as of December 31, 2017, with each customer representing 10%, 7%, 4%, 4% and 4% of the gross accounts receivable balance, respectively. As of December 31, 2016, the top five customers accounted for 23% of gross accounts receivable, with each customer representing 8%, 4%, 4%, 4% and 3% of the gross accounts receivable balance.

Business and economic risks

The Group participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows: changes in the overall demand for services and products; changes in business offerings; competitive pressures due to new entrants; advances and new trends in new technologies and industry standards; changes in bandwidth suppliers; changes in certain strategic relationships or customer relationships; regulatory considerations; copyright regulations; and risks associated with the Group’s ability to attract and retain employees necessary to support its growth. The Group’s operations could be adversely affected by significant political, economic and social uncertainties in the PRC.

Currency convertibility risk

Substantially all of the Group’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Foreign currency exchange rate risk

The functional currency and the reporting currency of the Company are the US$ and the RMB, respectively. The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents, short-term investments and accounts payable denominated in the U.S. dollar. On June 19, 2010, the People’s Bank of China announced the end of the RMB’s de facto peg to the US$, a policy which was instituted in late 2008 in the face of the global financial crisis, to further reform the RMB exchange rate regime and to enhance the RMB’s exchange rate flexibility. On March 15, 2014, the People’s Bank of China announced the widening of the daily trading band for RMB against US$. The depreciation of the US$ against RMB was approximately 6.29% in 2017. Most of the Company’s revenues and costs are denominated in RMB, while a portion of cash and

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

cash equivalents, short-term investments, and accounts payable are denominated in U.S. dollars. Any significant revaluation of RMB may materially and adversely affect the Company’s cash flows, revenues, earnings and financial position in U.S. dollars.

Segment reporting

In accordance with ASC subtopic 280-10, Segment Reporting: Overall, the Group’s CODM has been identified as the Chief Executive Officer, who reviews the consolidated results of operations when making decisions about allocating resources and assessing performance of the Group as a whole; hence, the Group has only one operating segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets and revenue are substantially located in and derived from the PRC, no geographical segments are presented.

Comprehensive loss

Comprehensive loss is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC topic 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive loss be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Company’s comprehensive loss includes net loss, foreign currency translation adjustments and unrealized gains/(losses) on available-for-sale debt securities and is presented in the consolidated statements of comprehensive loss.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all existing revenue recognition guidance, including industry-specific guidance, in current U.S. GAAP.

In August 2015, the FASB issued its final standard formally amending the effective date of the new revenue recognition guidance. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

The core principle of the guidance is that an entity should recognize revenues to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenues when (or as) the entity satisfies a performance obligation.

The Group will be adopting the new standard effective on January 1, 2018, using the modified retrospective method. The cumulative effect of initially applying the new standard will be recognized on the day of initial application and prior periods will not be retrospectively adjusted.

The Group is in the process of finalizing its assessment of the impact of the new revenue standard on its primary sources of revenues, as well as the design and implementation of relevant controls to the Group’s financial reporting process. The Group has not completed its determination of the quantitative impact of adoption.

The Group is expecting the new revenue standard to have the following impact with respect to its primary sources of revenues:

•	The Group’s revenues will be presented net of value-added tax collected on behalf of third parties, which are currently presented in cost of revenues.

•	The Group will use the fair value of the goods or services received when measuring the non-cash consideration for content distribution revenue earned through the exchange of online broadcasting rights with other online video broadcasting companies. The Group will only measure the non-cash consideration indirectly by reference to the standalone selling price of the goods or services surrendered if the fair value of the goods or services received is not reasonably estimable. The order in determining the measurement of non-cash consideration is reversed under the current revenue standard.

The Group does not expect the new revenue standard to cause a material impact with respect to its membership revenues, online advertising services revenues or content distribution revenues, other than the presentation of value-added taxes and the measurement of non-cash consideration as discussed above.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10) (“ASU 2016-01”). The amendments require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instruments-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. This updated guidance is effective for the annual period beginning after December 15, 2017, including interim periods within the year. Early adoption is permitted. The Company anticipates that the adoption of this accounting standard will increase the volatility of “Other (expense)/income, net” resulting from the re-measurement of its equity investments.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 modifies existing guidance for off-balance sheet treatment of a lessees’ operating leases by requiring lessees to recognize lease assets and lease liabilities. Under ASU 2016-02, lessor accounting is largely unchanged. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this accounting standard on its consolidated financial statements.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 reduces the existing diversity in practice in financial reporting across all industries by clarifying certain existing principles in ASC topic 230, Statement of Cash Flows (“ASC 230”), including providing additional guidance on how and what an entity should consider in determining the classification of certain cash flows. In addition, in November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (“ASU 2016-18”). ASU 2016-18 clarifies certain existing principles in ASC 230, including providing additional guidance related to transfers between cash and restricted cash and how entities present, in their statement of cash flows, the cash receipts and cash payments that directly affect the restricted cash accounts. These ASUs will be effective for the Group’s fiscal year beginning January 1, 2018 and subsequent interim periods. Early adoption is permitted. The adoption of ASU 2016-15 and ASU 2016-18 will modify the Group’s current disclosures and classifications within the consolidated statement of cash flows but they are not expected to have a material effect on the Group’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying Definition of a Business (“ASU 2017-01”). ASU 2017-01 clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. This update is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted for transactions that have not been reported in previously issued (or available to be issued) financial statements. The Group does not believe this standard will have a material impact on the results of operations or financial condition.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which simplifies the accounting for goodwill impairment by eliminating Step two from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step two to measure the impairment loss. The guidance is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted for all entities for annual and interim goodwill impairment testing dates on or after January 1, 2017. The guidance should be applied on a prospective basis. The Group is still evaluating the effect that this accounting standard will have on the consolidated financial statements and related disclosures.

3.	SHORT-TERM INVESTMENTS

As of December 31, 2015, 2016 and 2017, the Group’s short-term investments consist of available-for-sale debt securities with maturities of less than one year purchased from commercial banks and other financial institutions. During the years ended December 31, 2015, 2016 and 2017, the Company recorded interest income from short-term investments of nil, RMB8,587 and RMB65,016 (US$9,993) in the consolidated statement of comprehensive loss, respectively.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

4.	LONG-TERM INVESTMENTS

The Group’s long-term investments consist of cost method investments and equity method investments.

Cost method investments

The carrying amount of cost method investments was RMB182,194 and RMB557,524 (US$85,690) as of December 31, 2016 and 2017, respectively. The Group’s investments in preferred shares of the investees are not considered in-substance common stock since these preferred shares contain terms such as substantive liquidation preferences over the ordinary shares of the investees or redemption features. In addition, the preferred shares do not have mandatory redemption features nor readily determinable fair values. As a result, these investments in preferred shares are accounted for under the cost method.

Equity method investments

As of December 31, 2016 and 2017, the Group holds equity investments in Huace iQIYI Movie (Tianjin) Co., Ltd. of 49% and Qiyi Botong Zhangjiakou Yanghe District Investment Partnership (LP) of 19.1% through its VIEs and VIEs’ subsidiaries, respectively, which were accounted for using the equity method since the Group can exercise significant influence but does not own a majority equity interest in or control them. The investments were not significant. The carrying amount of the Group’s equity method investments was RMB1,570 and RMB10,363 (US$1,593) as of December 31, 2016 and 2017, respectively.

5.	ACCOUNTS RECEIVABLE, NET

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
Accounts receivable	1,799,378	2,260,070	347,366
Allowance for doubtful accounts	(19,719)	(24,686)	(3,794)

Accounts receivable, net	1,779,659	2,235,384	343,572

The following table presents movement of the allowance for doubtful accounts:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Balance at the beginning of the year	7,683	21,913	19,719	3,031
Provisions	19,415	7,245	56,048	8,614
Write-offs	(5,185)	(9,439)	(51,081)	(7,851)

Balance at the end of the year	21,913	19,719	24,686	3,794

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

6.	PREPAYMENTS AND OTHER ASSETS

The current and non-current portions of prepayments and other assets consist of the following:

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
Current portion:
Prepaid licensed copyrights	140,495	132,039	20,294
Deposits and prepaid rental fees	56,592	46,033	7,075
VAT prepayments	379,632	586,242	90,104
Others	161,276	359,058	55,186

	737,995	1,123,372	172,659

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
Non-current portion:
Prepaid licensed copyrights	1,127,929	2,491,320	382,909
Licensed copyrights prepaid assets (i)	55,318	36,547	5,617
Deposits and prepaid rental fees	—	157,882	24,266
Others	47,943	159,913	24,578

	1,231,190	2,845,662	437,370

(i)	Licensed copyrights prepaid assets are recognized when the Group has yet to receive the content copyrights from the counterparty under a barter transaction but the counterparty has already received the content copyrights from the Group.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

7.	LICENSED COPYRIGHTS, NET

	As of December 31, 2016
	Gross carrying value	Accumulated amortization	Net carrying value
	RMB	RMB	RMB
Licensed copyrights
—Broadcasting rights	7,771,286	(4,877,319)	2,893,967
—Sublicensing rights	677,371	(628,170)	49,201

	8,448,657	(5,505,489)	2,943,168

Less: current portion:
—Broadcasting rights	2,981,330	(2,534,088)	447,242
—Sublicensing rights	677,371	(628,170)	49,201

	3,658,701	(3,162,258)	496,443

Licensed copyrights—non current
—Broadcasting rights	4,789,956	(2,343,231)	2,446,725
—Sublicensing rights	—	—	—

	4,789,956	(2,343,231)	2,446,725

	As of December 31, 2017
	Gross carrying value	Accumulated amortization	Net carrying value
	RMB	RMB	RMB	US$
Licensed copyrights
—Broadcasting rights	14,570,030	(9,211,779)	5,358,251	823,549
—Sublicensing rights	1,599,154	(1,580,455)	18,699	2,874

	16,169,184	(10,792,234)	5,376,950	826,423

Less: current portion:
—Broadcasting rights	5,185,503	(4,385,335)	800,168	122,984
—Sublicensing rights	1,599,154	(1,580,455)	18,699	2,874

	6,784,657	(5,965,790)	818,867	125,858

Licensed copyrights—non current
—Broadcasting rights	9,384,527	(4,826,444)	4,558,083	700,565
—Sublicensing rights	—	—	—	—

	9,384,527	(4,826,444)	4,558,083	700,565

The licensed copyrights have weighted-average useful lives of 2.2 years, 3.5 years and 2.5 years for the years ended December 31, 2015, 2016 and 2017, respectively. The Group recognized impairment charges on licensed copyrights of nil, RMB212,219 and RMB390,235 (US$59,978) for the years ended December 31, 2015, 2016 and 2017, respectively.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Amortization expense of RMB2,293,735, RMB4,036,121 and RMB7,491,955 (US$1,151,492) for the years ended December 31, 2015, 2016 and 2017, respectively, was recognized as cost of revenues. Estimated amortization expense relating to the existing licensed copyrights for each of the next five years is as follows:

	RMB	US$
Within 1 year	3,182,287	489,109
Between 1 and 2 years	1,247,538	191,743
Between 2 and 3 years	694,405	106,728
Between 3 and 4 years	211,574	32,518
Between 4 and 5 years	33,075	5,083

8.	INTANGIBLE ASSETS, NET

	As of December 31, 2016
	Gross carrying value	Accumulated amortization	Net carrying value
	RMB	RMB	RMB
Traffic acquisition agreement (i)	218,500	(122,220)	96,280
Trademarks	158,000	(56,617)	101,383
User list	148,500	(148,500)	—
Domain names	140,400	(56,864)	83,536
Customer relationships	119,700	(119,700)	—
Others	188,547	(86,771)	101,776

	973,647	(590,672)	382,975

	As of December 31, 2017
	Gross carrying value	Accumulated amortization	Net carrying value	Net carrying value
	RMB	RMB	RMB	US$
Traffic acquisition agreement (i)	218,500	(152,152)	66,348	10,198
Trademarks	158,189	(72,434)	85,755	13,180
User list	148,500	(148,500)	—	—
Domain names	140,453	(70,943)	69,510	10,683
Customer relationships	119,700	(119,700)	—	—
Others	344,308	(137,916)	206,392	31,722

	1,129,650	(701,645)	428,005	65,783

(i)	Pursuant to the services agreement entered into between the Company and Baidu on March 15, 2010 (amended and restated on August 15, 2010 and December 6, 2011), Baidu provides traffic acquisition services to the Group over a ten year period. Due to Baidu’s acquisition of the Company in November 2012 and the Company’s election to apply pushdown accounting (Note 1), a favorable contract asset with a useful life of 7.3 years was recorded.

No impairment charges were recognized on intangible assets for the years ended December 31, 2015, 2016 and 2017, respectively.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Amortization expense was RMB172,788, RMB102,242 and RMB112,860 (US$17,346) for the years ended December 31, 2015, 2016 and 2017, respectively. Estimated amortization expense relating to the existing intangible assets for each of the next five years is as follows:

	RMB	US$
Within 1 year	86,272	13,260
Between 1 and 2 years	78,545	12,072
Between 2 and 3 years	65,943	10,135
Between 3 and 4 years	46,589	7,161
Between 4 and 5 years	40,875	6,282

9.	PRODUCED CONTENT, NET

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
Released, less amortization	111,726	124,990	19,211
In production	259,800	1,310,349	201,397
In development	41,980	128,940	19,817

	413,506	1,564,279	240,425

Amortization expense was RMB231,597, RMB574,530 and RMB774,530 (US$119,043) for the years ended December 31, 2015, 2016 and 2017, respectively.

The Group expects to amortize 100% of the released produced content over the next twelve months from December 31, 2017.

10.	GOODWILL

The goodwill of RMB3,276,107 (US$503,528) as of December 31, 2016 and 2017 represented the goodwill of RMB1,475,357 pushed down from the acquisition of the Company by Baidu in 2012 and the goodwill of RMB1,800,750 generated from the acquisition of Shanghai Zhong Yuan by the Company in 2013 (Note 1). The business of Shanghai Zhong Yuan was integrated into the Company post acquisition.

For the years ended December 31, 2015, 2016 and 2017, the Group performed a quantitative assessment by estimating the fair value of the Group as a reporting unit based on an income approach. The fair values of the Group exceeded its carrying value as of December 31, 2016 and 2017, respectively, and therefore the Group’s goodwill was not impaired.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

11.	FIXED ASSETS, NET

Fixed assets consist of the following:

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
Computer equipment	1,155,699	1,519,261	233,506
Office furniture and equipment	28,692	40,634	6,245
Leasehold improvements	35,393	79,036	12,148
Office building	—	589,543	90,611
Others	8,520	9,729	1,495

	1,228,304	2,238,203	344,005

Less: Accumulated depreciation	(692,937)	(996,656)	(153,183)
Construction in progress	3,844	7,421	1,141

	539,211	1,248,968	191,963

No impairment charges were recognized on fixed assets for the years ended December 31, 2015, 2016 and 2017, respectively.

Depreciation expense was RMB222,195, RMB306,495 and RMB348,921 (US$53,628) for the years ended December 31, 2015, 2016 and 2017, respectively.

12.	LOANS PAYABLE

Short-term Loans

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
Short-term loans guaranteed by the subsidiary and VIE within the Group	100,000	299,374	46,013

In January 2016, Beijing iQIYI entered into a banking facility agreement with China Merchants Bank (Beijing Branch), pursuant to which Beijing iQIYI is entitled to borrow a RMB denominated loan of RMB200,000 with a fixed annual interest rate at 95% of the benchmark one-year lending rate published by the People’s Bank of China. The loan is intended for general working capital purposes and is repayable after one year with a fixed interest rate of 4.13%. In 2016, Beijing iQIYI drew down RMB100,000 of principal. The principal, interest, related penalties and other costs of the loans under this agreement were guaranteed by Beijing QIYI Century and Shanghai iQIYI, who are jointly and severally liable to the creditor. The loan balance was fully repaid when it became due in 2017.

In June 2017, Beijing iQIYI entered into a banking facility agreement with China Minsheng Bank (Beijing Branch), pursuant to which Beijing iQIYI is entitled to borrow a RMB denominated loan of up to RMB300,000

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

(US$46,109) for general working capital purposes and is repayable in one year. The repayment of any loans under the banking facility agreement are guaranteed by Beijing QIYI Century. In November 2017, Beijing QIYI Century received a letter of credit from Beijing iQIYI. Beijing QIYI Century discounted the letter of credit and related receivable to China Minsheng Bank (Beijing Branch) for proceeds of RMB131,516 (US$20,214) and the same amount was considered drawn down as a loan at an effective interest rate of 4.78%. Further, Beijing iQIYI drew down RMB62,200 (US$9,560) at an annual interest rate of 5.00%. As the legal isolation criteria was not met, the transfer of the receivable balance did not qualify as a transfer of financial assets and is accounted for as a secured borrowing.

In August 2017, Beijing iQIYI entered into a banking facility agreement with China Merchants Bank (Beijing Branch), as supplemented in September 2017, pursuant to which Beijing iQIYI is entitled to borrow a RMB denominated loan of up to RMB200,000 (US$30,739) for general working capital purposes and is repayable in one year. The repayment of any loans under the banking facility agreement are guaranteed by Beijing QIYI Century and Shanghai iQIYI. Concurrently, Beijing QIYI Century factored a receivable due from Beijing iQIYI of RMB105,658 (US$16,239) to China Merchants Bank (Beijing Branch) and the same amount was considered drawn down as a loan at an effective interest rate of 4.11% (“the receivable factoring transaction”). As the legal isolation criteria was not met, the receivable factoring transaction did not qualify as a transfer of financial assets and is accounted for as a secured borrowing.

Long-term Loans

In April 2017, Shanghai iQIYI entered into a three-year loan agreement with Bank of China (Shanghai Branch), pursuant to which the Company is entitled to borrow a secured RMB denominated loan of RMB299,000 (US$45,955) with an annual interest rate at 94% of the benchmark three-year lending rate published by the People’s Bank of China. The loan is intended for the general working capital of the Company. In April 2017, Shanghai iQIYI drew down RMB299,000 (US$45,955) with an effective interest rate of 4.47%, pursuant to the agreement, the principal shall be repaid by installments from September 2017 to April 2020. The principal, interest, related penalties and other costs of the loan under this agreement were guaranteed by Beijing iQIYI, who is jointly and severally liable to the creditor. During the year ended December 31, 2017, RMB5,000 (US$768) was repaid when it became due. The amount repayable within twelve months is classified as “Long-term loan, current portion”.

As of December 31, 2017, aggregate loan principal payments are due according to the following schedule:

	As of December 31, 2017
	RMB	US$
within 1 year	10,000	1,537
between 1-2 year	10,000	1,537
between 2-3 year	274,000	42,113

	294,000	45,187

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

13.	ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

	As of December 31,
	2016	2017
	RMB	RMB	US$
Accrued agency commissions	1,003,508	1,324,905	203,634
Accrued payroll	138,152	192,803	29,633
Tax and surcharges payable	127,166	116,181	17,857
Accrued advertising and promotion expenses	243,611	430,828	66,217
Accrued professional fees	67,876	112,774	17,333
Litigation accrual (Note 16)	21,434	20,531	3,156
Deferred government grants	20,775	18,645	2,866
Accrued cost for live entertainment performers	101,968	98,838	15,191
Others	137,232	195,681	30,075

	1,861,722	2,511,186	385,962

14.	INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payment of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Under the Hong Kong tax laws, subsidiaries in Hong Kong are subject to the Hong Kong profits tax rate at 16.5% and they may be exempted from income tax on their foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

China

Effective from January 1, 2008, the PRC’s statutory, Enterprise Income Tax (“EIT”) rate is 25%. In accordance with the implementation rules of EIT Law, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity must file required supporting documents with the tax authority and ensure fulfillment of the relevant HNTE criteria before using the preferential rate. An entity could re-apply for the HNTE certificate when the prior certificate expires.

Beijing QIYI Century and Shanghai Zhong Yuan were recognized as qualified HNTEs under the EIT Law by relevant government authorities in 2013 and were entitled to the preferential tax rate of 15% for the years 2013 to 2015. Beijing QIYI Century and Shanghai Zhong Yuan received the approval and renewed the HNTE certification during 2016, and were entitled to the preferential tax rate of 15% for the years 2016 to 2018. Beijing iQIYI was a qualified HNTE and enjoys the reduced tax rate of 15% for the years 2015 to 2017.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

The other PRC subsidiaries and consolidated VIEs and VIE’s subsidiaries are subject to the 25% EIT rate.

According to the current EIT Law and its implementation rules, foreign enterprises, which have no establishment or place in China but derive dividends, interest, rents, royalties and other income (including capital gains) from sources in China or which has an establishment or place in China but the aforementioned incomes are not connected with the establishment or place shall be subject to PRC withholding tax (“WHT”) at 10% (a further reduced WHT rate may be available according to the applicable double tax treaty or arrangement provided that the foreign enterprise is the tax resident of the jurisdiction where it is located and it is the beneficial owner of the dividends, interest and royalties income).

Also, the current EIT Law treats enterprises established outside of China with “effective management and control” located in China as PRC resident enterprises for tax purposes. The term “effective management and control” is generally defined as exercising overall management and control over the business, personnel, accounting, properties, etc. of an enterprise. The Company, if considered a PRC resident enterprise for tax purposes, would be subject to the PRC EIT at the rate of 25% on its worldwide income. As of December 31, 2017, the Group has not accrued for PRC tax on such basis. The Group will continue to monitor its tax status.

The Group’s loss before income taxes consists of:

	For the year ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Non-PRC	19,976	(23,273)	99,787	15,337
PRC	(2,583,922)	(3,037,661)	(3,844,284)	(590,857)

	(2,563,946)	(3,060,934)	(3,744,497)	(575,520)

Income tax expense/(benefit) for the years ended December 31, 2015, 2016 and 2017 consists of:

	For the year ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Current income tax expense	5,965	12,610	4,649	714
Deferred income tax expense/(benefit)	5,201	478	(12,214)	(1,877)

	11,166	13,088	(7,565)	(1,163)

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

The reconciliation of total tax expense computed by applying the respective statutory income tax rate to pre-tax loss is as follows:

	For the year ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Income tax benefit at PRC statutory rate	(640,987)	(765,234)	(936,124)	(143,880)
Effect of differing tax rates in different jurisdictions	(5,346)	5,248	(35,888)	(5,516)
Non-deductible expenses	31,717	69,065	171,784	26,403
Deemed income	—	230,891	—	—
Research and development super-deduction	(9,630)	(10,746)	(10,746)	(1,652)
Tax rate differential on deferred tax items	339,443	179,266	320,114	49,201
Other adjustments	(939)	17,025	10,393	1,597
Change in valuation allowance	296,908	287,573	472,902	72,684

Income tax expense/(benefit)	11,166	13,088	(7,565)	(1,163)

The tax effects of temporary differences that give rise to the deferred tax balances at December 31, 2016 and 2017 are as follows:

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
Deferred tax assets:
Accrued expenses and others	19,766	40,808	6,272
Bad debt provision	9,893	5,110	785
Net operating losses carried forward	614,387	512,297	78,739
Copyrights amortization and impairment	399,576	910,153	139,888
Fixed assets depreciation	9,152	12,172	1,871
Valuation allowance	(1,026,206)	(1,446,445)	(222,315)

Deferred tax assets, net	26,568	34,095	5,240

Deferred tax liabilities:
Long-lived assets arising from acquisitions	29,657	24,970	3,838

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
Classification in the consolidated balance sheets:
Deferred tax assets, net	3,853	11,380	1,749

Deferred tax liabilities	6,942	2,255	347

Valuation allowances have been provided on the net deferred tax assets where, based on all available evidence, it was considered more likely than not that some portion or all of the recorded deferred tax assets will

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

not be realized in future periods. Realization of the net deferred tax assets is dependent on factors including future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing deductible temporary differences and tax loss or credit carry forwards. The Group evaluates the potential realization of deferred tax assets on an entity-by-entity basis. As of December 31, 2016 and 2017, valuation allowances were provided against deferred tax assets in entities where it was determined it was more likely than not that the benefits of the deferred tax assets will not be realized.

As of December 31, 2016 and 2017, the Group had net operating losses of RMB3,941,666 and RMB3,191,546 (US$490,532) deriving from entities in the PRC per income tax returns filed, which can be carried forward to offset future taxable income. The net operating losses will expire between 2018 and 2022 if not utilized.

The Group did not record any dividend withholding tax, as there were no taxable outside basis differences noted as of the end of the periods presented.

The Group evaluated its income tax uncertainty under ASC 740. ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group elects to classify interest and penalties related to an uncertain tax position, if and when required, as part of income tax expense in the consolidated statements of comprehensive loss. As of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017, there was no significant impact from tax uncertainties on the Group’s financial position and result of operations. The Group did not record any interest and penalties related to an uncertain tax position for each of the years ended December 31, 2015, 2016 and 2017. The Group does not expect the amount of unrecognized tax benefits would increase significantly in the next 12 months. In general, the PRC tax authorities have up to five years to conduct examinations of the tax filings of the Group’s PRC subsidiaries. Accordingly, the PRC subsidiaries’ tax filings from 2013 through 2017 remain open to examination by the respective tax authorities. The Group may also be subject to the examinations of the tax filings in other jurisdictions, which are not material to the consolidated financial statements.

15.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full-time employees of the Company’s subsidiaries and its VIEs in the PRC participate in a government mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the subsidiaries, VIEs and VIE’s subsidiaries of the Company make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amount for such employee benefits which are expensed as incurred were RMB159,186, RMB251,536 and RMB371,622 (US$57,117) for the years ended December 31, 2015, 2016 and 2017, respectively.

16.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Group leases facilities in the PRC under non-cancelable operating leases expiring on different dates. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

The Group’s lease agreements are entered into with third parties and usually have a renewal option with an advance notice period of one to twelve months, and no restrictions or contingent rents. For lease agreements with escalated rental payments, they are recognized on a straight-line basis over the lease term.

Total office rental expenses under all operating leases were RMB63,651, RMB85,527 and RMB106,740 (US$16,406) for the years ended December 31, 2015, 2016 and 2017, respectively. Future minimum payments under non-cancelable operating leases for office rental consist of the following as of December 31, 2017:

	RMB	US$
2018	135,814	20,874
2019	119,878	18,425
2020	16,380	2,518
2021	10,953	1,683
2022 and thereafter	1,682	259

	284,707	43,759

Future minimum payments under non-cancelable operating leases for bandwidth rental consist of the following as of December 31, 2017:

	RMB	US$
2018	1,376,804	211,611
2019	4,823	741
2020	384	59

	1,382,011	212,411

Commitments for Licensed Copyrights

Future minimum payments under non-cancelable agreements for licensed copyrights consist of the following as of December 31, 2017:

	RMB	US$
2018	6,146,266	944,664
2019	5,377,993	826,582
2020	2,800,675	430,456
2021	895,652	137,659
2022 and thereafter	1,342,108	206,278

	16,562,694	2,545,639

Capital commitment

The Group has commitments for non-cancelable capital leases and the purchase of fixed assets of RMB32,313 (US$4,966) at December 31, 2017, which are scheduled to be paid within one year.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Litigation, claims and assessments

The Group is involved in a number of claims pending in various courts, in arbitration, or otherwise unresolved as of December 31, 2017. These claims are substantially related to alleged copyright infringement as well as routine and incidental matters to its business, among others. Adverse results in these claims may include awards of damages and may also result in, or even compel, a change in the Group’s business practices, which could impact the Group’s future financial results. The Group has accrued RMB20,531 (US$3,156) in “Accrued expenses and other liabilities” in the consolidated balance sheet as of December 31, 2017 and recognized losses of RMB19,012 (US$2,922) for the year ended December 31, 2017.

The Group is unable to estimate the reasonably possible loss or a range of reasonably possible losses for proceedings in the early stages or where there is a lack of clear or consistent interpretation of laws specific to the industry-specific complaints among different jurisdictions. Although the results of unsettled litigations and claims cannot be predicted with certainty, the Group does not believe that, as of December 31, 2017, there was at least a reasonable possibility that the Group may have incurred a material loss, or a material loss in excess of the accrued expenses, with respect to such loss contingencies. The losses accrued include judgments made by the court and out-of-court settlements after December 31, 2017, but related to cases arising on or before December 31, 2017. The Group is in the process of appealing certain judgments for which losses have been accrued.

17.	ORDINARY SHARES

As of December 31, 2016 and 2017, there were 342,548,237 ordinary shares issued and outstanding at par value of US$0.00001.

On October 26, 2017, the Company’s shareholders and Board of Directors approved an increase in its authorized share capital from 3,500,000,000 to 5,000,000,000 ordinary shares.

On November 30, 2017, the Company’s shareholders and Board of Directors approved a dual class voting structure whereby (i) all of the ordinary shares held by Baidu after automatic conversion of outstanding redeemable convertible preferred shares into ordinary shares upon the closing of an IPO are to be re-designated as Class B ordinary shares and (ii) all of the other ordinary shares held by others after automatic conversion of outstanding redeemable convertible preferred shares into ordinary shares upon the closing of an IPO are to be re-designated as Class A ordinary shares. Class A and Class B ordinary shares have the same rights except for voting and conversion rights. Holders of Class A ordinary shares will be entitled to one vote per share while holders of Class B ordinary shares will be entitled to ten votes per share, on corporate matters that require shareholders’ vote. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Concurrently, the Company’s shareholders and Board of Directors also approved an increase in its authorized share capital from 5,000,000,000 to 10,000,000,000 ordinary shares.

18.	PROFIT APPROPRIATION AND RESTRICTED NET ASSETS

The Company’s subsidiaries, VIEs and the VIEs’ subsidiaries in China are required to make appropriations to certain non-distributable reserve funds. In accordance with the laws applicable to China’s WFOE, its subsidiaries have to make appropriations from its after-tax profit (as determined under Generally Accepted

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Accounting Principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. General reserve fund is at least 10% of the after-tax profits calculated in accordance with the PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. The appropriation of the other two reserve funds is at the Company’s discretion. At the same time, the Company’s VIEs, in accordance with the China Company Laws, must make appropriations from its after-tax profit (as determined under the PRC GAAP) to non-distributable reserve funds including (i) statutory surplus fund, and (ii) discretionary surplus fund. Statutory surplus fund is at least 10% of the after-tax profits calculated in accordance with the PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company.

General reserve fund and statutory surplus fund are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation.

As of December 31, 2016 and 2017, no reserves were made to non-distributable reserve funds by the Company as its PRC subsidiaries, VIEs and VIEs’ subsidiaries were in an accumulated deficit position.

Under the PRC laws and regulations, the subsidiaries, VIEs and the VIEs’ subsidiaries incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Group either in the form of dividends, loans or advances of the combined and consolidated net assets as of December 31, 2017. Even though the Group currently does not require any such dividends, loans or advances from the PRC subsidiaries, VIEs and VIEs’ subsidiaries for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries, VIEs and VIEs’ subsidiaries due to changes in business conditions, to fund future acquisitions and development, or merely declare and pay dividends to or distribution to its shareholders. Amounts of net assets restricted include paid-in capital of the Company’s PRC subsidiaries and the net assets of the VIEs and VIEs’ subsidiaries in which the Company has no legal ownership, totaling RMB5,413,018 (US$831,966) as of December 31, 2017.

19.	(LOSS)/EARNINGS PER SHARE

Basic (loss)/earnings per share is computed using the weighted average number of the ordinary shares outstanding during the period. Diluted (loss)/earnings per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under the treasury stock method. The effects of all outstanding redeemable convertible preferred shares and share options were excluded from the computation of diluted loss per share for the years ended December 31, 2015 and 2016, as their effects would be anti-dilutive. The effect of the convertible notes, share options and restricted share units were excluded from the computation of diluted net loss per share for the year ended December 31, 2017, as its effect would be anti-dilutive.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Basic (loss)/earnings per share for each of the years presented are calculated as follows:

	Year ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
Basic net (loss)/earnings per share calculation:
Numerator:
Net loss attributable to iQIYI, Inc.	(2,575,112)	(3,074,022)	(3,736,932)	(574,357)
Extinguishment and reissuance of Series B preferred shares	—	—	(363,279)	(55,835)
Accretion of redeemable convertible preferred shares	(2,342,385)	(4,874,739)	5,073,140	779,727
Allocation of net income attributable to preferred shareholders	—	—	(870,166)	(133,742)

Numerator for computing basic net (loss)/earnings per share	(4,917,497)	(7,948,761)	102,763	15,793

Denominator:
Weighted average number of ordinary shares outstanding	342,548,237	342,548,237	342,548,237	342,548,237

Basic net (loss)/earnings per share	(14.36)	(23.20)	0.30	0.05

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Diluted loss per share for each of the years presented are calculated as follows:

	Year ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
Diluted net loss per share calculation: Numerator:
Numerator for computing basic net (loss)/earnings per share	(4,917,497)	(7,948,761)	102,763	15,793
Add: Extinguishment and reissuance of Series B preferred shares	—	—	363,279	55,835
Deduct: Accretion of redeemable convertible preferred shares	—	—	(5,073,140)	(779,727)
Add: Allocation of net income attributable to preferred shareholders	—	—	870,166	133,742

Numerator for computing diluted net loss per share	(4,917,497)	(7,948,761)	(3,736,932)	(574,357)

Denominator:
Weighted average number of ordinary shares outstanding	342,548,237	342,548,237	342,548,237	342,548,237
Conversion of redeemable convertible preferred shares to ordinary shares	—	—	2,900,599,024	2,900,599,024

Weighted average number of shares used in calculating diluted net loss per share	342,548,237	342,548,237	3,243,147,261	3,243,147,261

Diluted net loss per share	(14.36)	(23.20)	(1.15)	(0.18)

The unaudited pro forma loss per ordinary share is computed using the weighted-average number of ordinary shares outstanding and assumes the automatic conversion of all of the Company’s redeemable convertible preferred shares into 3,728,823,500 ordinary shares upon the closing of an IPO and all outstanding ordinary shares are re-designated into 1,231,841,032 Class A ordinary shares and 2,839,530,705 Class B ordinary shares, respectively, as if it had occurred on January 1, 2017. The Company believes the unaudited pro forma loss per share provides material information to investors, as the automatic conversion of the redeemable convertible preferred shares and the disclosure of pro forma loss per share provides an indication of loss per share that is comparable to what will be reported by the Company as a public company following the closing of an IPO.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Basic and diluted pro forma loss per share is calculated as follows:

	Year ended
	December 31, 2017
	Class A		Class B
	RMB	US$	RMB	US$
	(Unaudited)		(Unaudited)
Numerator:
Net income attributable to ordinary shareholders	294,371	45,244	678,558	104,291
Add: Interest expense on convertible notes	34,025	5,230	78,432	12,054
Add: Extinguishment and reissuance of Series B preferred shares	109,914	16,894	253,365	38,941
Deduct: Accretion of redeemable convertible preferred shares	(1,534,938)	(235,916)	(3,538,202)	(543,811)

Numerator for pro forma basic and diluted loss per share	(1,096,628)	(168,548)	(2,527,847)	(388,525)

Denominator:
Weighted average number of shares used in calculating basic loss per share	—	—	342,548,237	342,548,237
Add: adjustment to reflect assumed effect of automatic conversion of redeemable convertible preference shares	1,231,841,032	1,231,841,032	2,496,982,468	2,496,982,468

Weighted average number of shares used in calculating pro forma basic and diluted loss per share	1,231,841,032	1,231,841,032	2,839,530,705	2,839,530,705

Pro forma basic and diluted loss per share	(0.89)	(0.14)	(0.89)	(0.14)

The effect of share options were excluded from the calculation of diluted pro forma loss per share for the year ended December 31, 2017 as its effect would be anti-dilutive.

20.	SHARE-BASED COMPENSATION

2010 Equity Incentive Plan

On October 18, 2010, the Company adopted its 2010 Equity Incentive Plan (the “2010 Plan”), which permits the grant of restricted shares, options and share appreciation rights to the employees, directors, officers

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

and consultants of the Company. Under the plan, a total of 58,875,478 ordinary shares were initially reserved for issuance. The 2010 Plan is valid and effective for a term of ten years commencing from its adoption. Except for service conditions, there were no other vesting conditions for all the awards under the 2010 Plan. Any unvested portion of the options will be forfeited upon the termination of the grantee’s service for any reason. In the event the grantee’s service is terminated for cause other than death or permanent disability, the vested portion of the options will also be forfeited upon such termination. On November 3, 2014, the shareholders and Board of Directors of the Company approved a resolution to increase the share option pool under the 2010 Plan to 225,063,170 ordinary shares. On August 6, 2016, the shareholders and Board of Directors of the Company approved a resolution to further increase the share option pool under the 2010 Plan to 589,729,714 ordinary shares.

The Company has only granted share options under the 2010 Plan to its employees and directors. All options granted vest over a four-year period, with 25% of the awards vesting on the first anniversary, and the remaining 75% of the awards vesting on a quarterly basis thereafter.

The following table sets forth the summary of employee option activity under the Company’s 2010 Plan:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(In years)	(In thousands)
Outstanding, December 31, 2016	189,249,010	0.41
Granted	127,163,896	0.51
Forfeited	(8,004,452)	0.51
Expired	(2,142,088)	0.45

Outstanding, December 31, 2017	306,266,366	0.45	7.55	450,564

Vested and expected to vest as of December 31, 2017	297,297,015	0.45	7.52	437,832

Exercisable as of December 31, 2017	124,149,617	0.37	5.76	192,266

As of December 31, 2017, the unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested share options granted to the Group’s employees and directors was RMB476,115 (US$73,178). Total unrecognized compensation cost is expected to be recognized over a weighted-average period of 2.76 years and may be adjusted for future changes in estimated forfeitures.

The weighted average grant date fair value of the share options were US$0.27, US$0.33 and US$0.44 for the years ended December 31, 2015, 2016 and 2017, respectively. The total fair value of options vested during the years ended December 31, 2015, 2016 and 2017 were RMB36,533, RMB61,993 and RMB116,811 (US$17,954), respectively.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

The Company uses the binomial tree option pricing model to estimate the fair value of share options with the assistance of an independent third party valuation firm. The assumptions used to value the share options granted to employees were as follows:

	Year Ended December 31,
	2015	2016	2017
Fair value of ordinary shares (US$)	0.59	0.82	0.89
Risk-free interest rate (%)	2.38	2.27	2.27
Expected volatility (%)	43.8	43.4	43.4
Expected dividend yield	—	—	—
Expected exercise multiple	2.3	2.3	2.3

The estimated fair value of the Company’s ordinary shares at their respective grant dates, was determined with the assistance of an independent third party valuation firm. The risk-free interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant for a term consistent with the contractual term of the awards. Expected volatility is estimated based on the historical volatility ordinary shares of several comparable companies in the same industry. The dividend yield is estimated based on our expected dividend policy over the expected term of the options. The expected exercise multiple is based on management’s estimation, which the Company believes is representative of the future.

2017 Share Incentive Plan

On November 30, 2017, the Company adopted its 2017 Share Incentive Plan (the “2017 Plan”). Under the 2017 Plan, the Company is authorized to grant options, restricted shares and restricted share units to members of the board, employees, consultants and other individuals for which the maximum aggregate number of ordinary shares which may be issued pursuant to all awards is 720,000 ordinary shares. The 2017 Plan is valid and effective for a term of ten years commencing from its adoption. Except for service conditions, there are no other vesting conditions for all the awards issued under the 2017 Plan. Any unvested portion of the options will be forfeited either (i) upon the termination of the grantee’s service for any reason; or (ii) upon the grantee’s scope of service no longer being involved in the business of the Company. In the event the grantee’s service is terminated for cause or takes place prior to an IPO other than death or permanent disability, the vested portion of the options will also be forfeited upon such termination.

In December 2017, the Company granted 720,000 restricted share units under the 2017 Plan to non-employees. All restricted shares vest over a four-year period, with 25% of the awards vesting on the first anniversary, and the remaining 75% of the awards vesting on a quarterly basis thereafter. The weighted average grant date fair value of the restricted share units was US$1.92 for the year ended December 31, 2017 and none of the restricted share units were vested as of December 31, 2017.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

The following table sets forth the amount of share-based compensation expense included in each of the relevant financial statement line items:

	Year ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
Cost of revenues	5,837	9,479	34,895	5,363
Selling, general and administrative	21,330	30,447	130,994	20,133
Research and development	17,027	22,466	67,535	10,380

	44,194	62,392	233,424	35,876

21.	RELATED PARTY TRANSACTIONS

a)	The table below sets forth the major related parties and their relationships with the Group:

Name of related parties	Relationship with the Group
Baidu and its subsidiaries (“Baidu Group”)	Controlling shareholder of the Company
Xiaomi Ventures Limited and its affiliates (“Xiaomi Group”)	Principal owner of the Company

Xiaomi Group ceased to be a principal owner of the Company under ASC topic 850, Related Party Disclosures on October 26, 2017, hence the related party transactions with Xiaomi Group for the year ended December 31, 2017 includes transactions that occurred from January 1, 2017 to October 26, 2017.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

b)	The Group had the following related party transactions with the major related parties:

	For the year ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Membership services
Membership services revenue earned from memberships sold to Baidu Group	5,089	3,119	4,185	643
Membership services revenue earned from memberships sold by Xiaomi Group	2,089	26,794	81,450	12,519
Online advertising revenues
Advertising services provided to Baidu Group	28,256	116,029	18,337	2,818
Advertising services provided to Xiaomi Group	—	60,751	9,249	1,422
Other revenues
Other services provided to Baidu Group	24,078	6,602	58,529	8,996
Other services provided to Xiaomi Group	10,616	7,132	4,625	711
Others	—	—	5,157	793

	70,128	220,427	181,532	27,902

Cost of revenues
License fees to Baidu Group	—	5,554	8,315	1,278
Bandwidth fee to Baidu Group	—	—	88,945	13,671
Commissions to Xiaomi Group	8,650	18,108	42,565	6,542
Others	—	—	1,817	279
Selling, general and administrative
Advertising services provided by Baidu Group	53,223	44,287	36,074	5,545
Traffic acquisition service provided by Baidu Group (i)	29,932	29,932	29,932	4,600
Advertising services provided by Xiaomi Group	10,474	44,010	82,773	12,722
Others	—	—	139	21
Research and development
Cloud services provided by Baidu Group	—	871	2,833	435
Interest expenses
Loan due to Baidu Group	55,113	106,731	168,154	25,845

	157,392	249,493	461,547	70,938

(i)	As disclosed in Note 8, the services agreement whereby Baidu Group provides traffic acquisition services was recorded as a favorable contract asset and RMB29,932, RMB29,932 and RMB29,932 (US$4,600) was recognized as selling, general and administrative expense for the years ended December 31, 2015, 2016 and 2017, respectively.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

c)	The Group had the following related party balances with the major related parties:

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
Amounts due from related parties:
Loans receivable from Baidu Group (i)	209,411	—	—
Due from Baidu Group (ii)	22,360	9,979	1,534
Due from Xiaomi Group (iii)	41,252	—	—

	273,023	9,979	1,534

	As of December 31,
	2016	2017	2017
	RMB	RMB	US$
Amounts due to related parties:
Loans due to Baidu Group (iv)	4,681,889	50,000	7,685
Due to Baidu Group (v)	236,911	77,628	11,931
Due to Xiaomi Group (vi)	26,168	—	—
Others	1,902	2,471	380

	4,946,870	130,099	19,996

(i)	The balance as of December 31, 2016 mainly represents RMB denominated interest-free and uncollateralized loans provided to Baidu Group which were fully repaid in 2017. In April 2017, the Company provided an interest-free USD denominated loan of US$330,154 to Baidu Group, which was fully repaid in December 2017.
(ii)	The balance mainly represents amounts due from Baidu Group for advertising and other services.
(iii)	The balance as of December 31, 2016 arises from advertising services, other services and membership services revenue earned from memberships sold by Xiaomi Group.
(iv)	As of December 31, 2016 and 2017, the total outstanding balance includes an interest-free loan of RMB50,000, which was due on demand and the remaining outstanding balance as of December 31, 2016 are RMB denominated entrusted loans provided by Baidu Group with a weighted average interest rate of 4.34%, which were fully repaid in 2017. In April 2017, the Group borrowed a RMB denominated loan of RMB2,220,000 (US$341,208) with an interest rate of 3.92% from Baidu Group, which was fully repaid in December 2017.
(v)	The balance as of December 31, 2016 represents a deposit, accrued expenses for advertising services and cloud services provided by Baidu Group. The balance as of December 31, 2017 mainly represents accrued expenses for bandwidth services provided by Baidu Group.
(vi)	The balance as of December 31, 2016 arises from advertising services provided by Xiaomi Group and commissions owed to Xiaomi Group.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

22.	FAIR VALUE MEASUREMENTS

The following table sets forth the financial instruments measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2016 and 2017 and non-recurring fair value measurements as of December 31, 2017:

	Fair Value Measurements
	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total losses
	RMB	RMB	RMB	RMB	US$
Recurring
As of December 31, 2016:
Short-term investments
Available-for-sale debt securities		902,978

As of December 31, 2017:
Short-term investments
Available-for-sale debt securities		779,916

Non-recurring
As of December 31, 2017:
Long-term investments			—	(32,938)	(5,062)

Produced content, net			4,482	(36,918)	(5,674)

As of December 31, 2016, the Group did not identify any impairment indicators and no impairment charges were recorded.

As of December 31, 2017, a cost method investment and an equity method investment were written down from its carrying value to fair value of nil, which were measured using significant unobservable inputs (Level 3). In addition, as of December 31, 2017, certain produced content was written down to fair value, which was based on estimates of the most likely future cash inflows the Group is entitled to, less the cash outflows necessary to generate those cash inflows, if any.

23.	REDEEMABLE CONVERTIBLE PREFERRED SHARES

On March 15, 2010, the Company issued 200,000,000 Series A preferred shares to Providence Equity Partners VI International L.P. (“Providence Equity Partners”) at US$0.25 per share for a total cash consideration of US$50,000.

On March 17, 2010, the Company issued 6,064,174 Series A-1 preferred shares to Cannes Ventures Limited (formally known as Dragon Ventures Limited), an entity wholly-owned by Dr. Yu Gong (“Founder of Qiyi”) at US$0.16 per share for a total cash consideration of US$1,000.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

On August 15, 2011, the Company issued 123,103,264 Series B preferred shares to Providence Equity Partners, Indus Asia Pacific Master Fund, Ltd., Indus Japan Master Fund, Ltd., Indus Pacific Opportunities Master Fund, Ltd., Omaha Capital China Master Fund II, L.P. and Omaha Capital Principals Limited at US$0.93 per share for a total cash consideration of US$115,000.

On November 2, 2012, pursuant to a share purchase agreement, Baidu purchased 200,000,000 Series A preferred shares and 58,875,477 Series B preferred shares from Providence Equity Partners for a total cash consideration of US$136,500. Furthermore, on January 22, 2013, pursuant to another share purchase agreement, Baidu purchased 16,056,942 Series B preferred shares from the Indus Asia Pacific Master Fund, Ltd., Indus Japan Master Fund, Ltd., Indus Pacific Opportunities Master Fund, Ltd., Omaha Capital China Master Fund II, L.P. and Omaha Capital Principals Limited, for a total cash consideration of US$15,000.

On May 23, 2013, the Company issued 302,891,196 Series C preferred shares to Baidu at US$0.37 per share through conversion of the convertible promissory notes totaling US$107,619 issued by the Company to Baidu.

On May 24, 2013, the Company issued 848,682,647 Series D preferred shares to Baidu at US$0.42 per share for a total cash consideration of US$359,300.

On September 18, 2014, the Company issued 686,646,383 Series E preferred shares to Baidu at US$0.42 per share for a total cash consideration of US$290,700.

On November 11, 2014, the Company issued 546,999,817 Series F preferred shares to Baidu, Prominent TMT Limited and Xiaomi Ventures Limited (“Xiaomi”) at US$0.73 per share for a total cash consideration of $400,000.

On January 25, 2017, the Company issued US$1,530,000 of convertible notes (the “Notes”) in a private placement, of which US$300,000 was purchased by Baidu and the remaining US$1,230,000 was purchased by external investors. The Notes bear interest at a coupon rate of 1.50% per annum with a maturity date of January 25, 2018, and can be converted into redeemable convertible preferred shares in a qualified financing or at the Company’s election. The conversion option did not meet the definition of a derivative under ASC 815. On October 26, 2017, all outstanding Notes were converted to 215,484,776 Series G1 preferred shares and 798,951,243 Series G2 preferred shares at a conversion price of US$1.51 per share (collectively, the “Series G preferred shares”).

On December 6, 2017, Baidu waived their right to adjust the conversion price of the Series B preferred shares. According to the Company’s Seventh Amended and Restated Memorandum and Articles of Association, when there is a subsequent issuance of preferred shares at an issuance price less than any previously issued preferred shares, the effective conversion price of the previously issued preferred shares are adjusted downward based on a pre-determined formula. Therefore, as the issuance price of the Series B preferred shares was higher than the respective issuance prices of the Series C preferred shares, Series D preferred shares, Series E preferred shares and Series F preferred shares, the effective conversion price for the Series B preferred shares was adjusted when the respective preferred shares were issued. As a result of the waiver, the conversion price of the Series B preferred shares was adjusted back to the initial conversion price of US$0.93 per share.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

The key terms of the Series A preferred shares, Series A-1 preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, Series E preferred shares, Series F preferred shares, and Series G preferred shares (collectively the “Preferred Shares”) are summarized below:

Dividends

No cash dividend should be paid on or declared and set aside for any ordinary share during any fiscal year unless and until a dividend in like amount has been paid on or declared and set aside for each outstanding preferred share, on an as if converted basis.

In the event a dividend is declared payable in securities of other parties, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, the holders of the Preferred Shares shall be entitled to a proportionate share of any such dividend on an as if converted basis.

In the event that dividends are declared immediately prior to, and in the event of, a conversion of the Preferred Shares, the Company will pay the full amount of any such dividends in cash to the applicable holders of the Preferred Shares subject to such conversion.

For the periods presented, no dividends were declared by the Company’s Board of Directors on the Preferred Shares.

Voting Rights

Each preferred shareholder (excluding the Series G2 preferred shares) is entitled to the number of votes equal to the number of ordinary shares into which such holder’s preferred shares could be converted. Unless otherwise disclosed elsewhere, preferred shareholders will vote together with ordinary shareholders, and not as a separate class or series, on all matters put before the shareholders. Prior to an IPO, the Series G2 preferred shares are non-voting shares and do not entitle the Series G2 preferred shares to vote unless Baidu ceases to be the largest shareholder of the Company.

Liquidation Preference

In the event of liquidation, dissolution or winding up of the Company or any deemed liquidation event as defined in the preferred shares agreements, the assets or surplus funds of the Company available for distribution will be distributed as follows:

•

Prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A-1 preferred shares or the ordinary shares or any other class or series of shares by reason of their ownership of such shares, the holders of the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, Series E preferred shares, Series F preferred shares and Series G preferred shares (“Series Preferred Shares”), ranking pari passu therewith, will be entitled to, in each case, as applicable, receive the amount equal to the greater of: (i) 150% of the original issue price for each Series A preferred share, Series B preferred share, Series C preferred share, Series D preferred share, Series E preferred share and Series F preferred share and 100% of the original issue price for each Series G preferred share then held by the preferred shareholders and in addition, an amount equal to all declared but unpaid dividends on such preferred

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

shares; and (ii) such amount per share as would have been payable had all Preferred Shares been converted into ordinary shares immediately prior to such deemed liquidation event (“Series Preferred Liquidation Preference Amount”).

•	If upon the occurrence of a deemed liquidation event, the assets and funds thus distributed among the holders of the Series Preferred Shares are insufficient to permit the payment to such holders of the applicable full Series Preferred Liquidation Preference Amount, then the assets and funds of the Company legally available for distribution will be first distributed ratably among the Series F preferred shareholders in proportion to the Series F liquidation preference amount that each such holder is otherwise entitled to receive. To the extent that the Company has remaining assets and funds after distribution to Series F preferred shareholders pursuant to the preceding sentence, then the assets and funds of the Company legally available for distribution will be distributed ratably and pari passu, with neither having priority over the other, among the holders of the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares and Series E preferred shares (“Existing Series Preferred Shares”) in proportion to the Series Preferred Liquidation Preference Amount each such holder is otherwise entitled to receive.

•	After payment has been made to holders of the Series Preferred Shares of the applicable full Series Preferred Liquidation Preference Amount, prior and in preference to any distribution of any of the remaining assets or surplus funds of the Company to the holders of the ordinary shares or any other class or series of shares by reason of their ownership of such shares, the holders of the Series A-1 preferred shares will be entitled to receive the amount equal to the greater of (i) 100% of the Series A-1 original issue price for each such series A-1 preferred shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on such series A-1 preferred share, or (ii) such amount per share as would have been payable had all Preferred Shares been converted into ordinary shares immediately prior to such deemed liquidation event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A-1 Liquidation Preference Amount”). If upon the occurrence of a deemed liquidation event, the assets and funds thus distributed among the holders of the series A-1 preferred shares are insufficient to permit the payment to such holders of the full Series A-1 Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of the Series A-1 preferred shares in proportion to the Series A-1 Liquidation Preference Amount that each such holder is otherwise entitled to receive.

After payment is made to the holders of the Preferred Shares in accordance with the above, the remaining assets and funds of the Company available for distribution to ordinary shareholders, if any, will be distributed on a pro rata basis, based upon the number of ordinary shares held by each such holder. The liquidation preference amount for the Preferred Shares was US$3,532,157 as of December 31, 2017.

Conversion rights

Each holder of the Preferred Shares (excluding the Series G2 preferred shares) has the right, at each holder’s sole discretion, to convert at any time and from time to time, all or any portion of the Preferred Shares into ordinary shares. The Series G2 preferred shares are not convertible into Ordinary Shares prior to an IPO unless Baidu ceases to be the largest shareholder of the Company, at which time the Series G2 preferred shares has the right, at each holders’ sole discretion, to convert at any time and from time to time, all or any portion of the

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Series G2 preferred shares into ordinary shares. The initial conversion price is the stated issuance price for each series of preferred shares. The initial conversion ratio is on a one for one basis and subject to adjustments in the event that the Company issues additional ordinary shares through options or convertible instruments for a consideration per share received by the Company less than the original respective conversion prices, as the case may be, in effect on the date of and immediately prior to such issue. In such event, the respective conversion price is reduced, concurrently with such issue, to a price as adjusted according to an agreed-upon formula. The above conversion prices are also subject to adjustments on a proportional basis upon other dilution events.

The Preferred Shares are automatically converted into ordinary shares upon the earlier of (1) immediately prior to and conditioned upon the closing of an IPO; or (2) election in writing by the holders of at least two-thirds of the then outstanding Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares and Series E preferred shares, voting as a class; or (3) with respect to the Series F preferred shares, at the date and time as determined by each holder of the Series F preferred shares; or (4) with respect to the Series G preferred shares, election in writing by the holders of at least two-thirds of the outstanding Series G1 preferred shares.

Registration Rights

The Preferred Shares also contain registration rights which: (1) allow the holders of the Preferred Shares to demand the Company to file a registration statement covering the offer and sale of the ordinary shares issuable or issued upon conversion of the Preferred Shares at any time or from time to time after the earlier of (i) the fourth anniversary after the closing of the Series G preferred shares and (ii) the 180th day following the closing of an IPO; (2) require the Company to offer preferred shareholders an opportunity to include in a registration if the Company proposes to file a registration statement for a public offering of other securities; and (3) allow the preferred shareholders to request the Company to file a registration on Form F-3 when the Company is eligible to use Form F-3. The Company is required to use its best efforts to effect the registration if requested by the preferred shareholders, but there is no requirement to pay any monetary or non-monetary consideration for non-performance. The registration rights will terminate on the later of: (i) the date that is four years from the date of closing of an IPO, (ii) the date that is eight years from the date of closing of the Series G preferred shares, and (ii) with respect to any security holder, the date on which such holder may sell all of its registrable securities under Rule 144 of the Securities Act in any three month period.

Redemption

Existing Series Preferred Shares are redeemable at the holders’ option on December 31, 2016 and may become redeemable at the holders’ option if the following event is triggered:

•	The occurrence of an Adverse Legal Development, as determined by either the Board of Directors or the holders of at least a majority of the then outstanding Existing Series Preferred Shares and the Company is unable to restructure the ownership of the Company to comply with the PRC laws within six months following the occurrence of an Adverse Legal Development. An Adverse Legal Development is defined as any changes to PRC laws which results in the ownership of the Company or any of its operating subsidiaries in the PRC or any of the VIE Contractual Arrangements to become (i) unlawful or subject to material conditions or restrictions which materially impair the economic benefits that the Company expects to derive or (ii) impairs the industry in which the operating subsidiaries in the PRC and VIEs operate.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

With respect to the Series F preferred shares, they are redeemable at the holders’ option on November 11, 2018 and may become redeemable upon the occurrence of an Adverse Legal Development.

With respect to the Series G preferred shares, they are redeemable at the holders’ option if an IPO does not occur five years after the Series G preferred shares are first issued.

Prior to the issuance of the Series G preferred shares, upon the Company’s receipt of a written redemption notice from (i) the holders of at least two-thirds of the then outstanding Existing Series Preferred Shares, voting together as a single class on an as-converted basis; or (ii) any holder of Series F preferred shares, the Company will redeem, on a pari passu basis, at a redemption price for each Series Preferred Shares (excluding the Series G preferred shares) equal to the greater of:

•	each Series Preferred Shares’ (excluding the Series G preferred shares) original issue price x (115%)N; and

•	the then current fair market value of such Series Preferred Shares (excluding the Series G preferred shares, as determined in good faith by the Board of Directors) on the date of the redemption notice, including all declared but unpaid dividends thereon up to the redemption date.

N = a fraction the numerator of which is the number of calendar days between the date on which any Series Preferred Shares (excluding the Series G preferred shares), as the case may be, are first issued and the redemption date and the denominator of which is 365, minus all dividends paid in cash thereon plus all declared but unpaid dividends thereon, each up to the redemption date.

Upon the issuance of the Series G preferred shares, the redemption price of the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, Series E preferred shares, and Series F preferred shares were modified to be the same as the Series G preferred shares, which is equal to each preferred share’s original issue price x (108%)N, where N = a fraction the numerator of which is the number of calendar days between the date on which any preferred share, as the case may be, are first issued and the redemption date and the denominator of which is 365, minus all dividends paid in cash thereon plus all declared but unpaid dividends thereon, each up to the redemption date.

Accounting for Preferred Shares

The Series Preferred Shares are classified as mezzanine equity as they may be redeemed at the option of the holders on or after an agreed upon date outside the sole control of the Company while the Series A-1 preferred shares are also classified as mezzanine equity as they may be redeemed upon a deemed liquidation event. The holders of the Preferred Shares have the ability to convert the instrument into the Company’s ordinary shares. The Company early adopted ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (“ASU 2014-16”), for all periods presented. ASU 2014-16 requires the use of the whole instrument approach to determine whether the nature of the host contract in a hybrid instrument is more akin to debt or to equity. The Company evaluated the embedded conversion option in the Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features. The conversion option of the Preferred Shares does not qualify for bifurcation accounting because the conversion option is clearly and closely related to the host equity instrument and the underlying ordinary shares are not

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

publicly traded nor readily convertible into cash. The contingent redemption options and registration rights of the Preferred Shares did not qualify for bifurcation accounting because the underlying ordinary shares were neither publicly traded nor readily convertible into cash. There were no embedded derivatives that are required to be bifurcated.

Beneficial conversion features (“BCF”) exist when the conversion price of the preferred shares is lower than the fair value of the ordinary shares at the commitment date, which is the issuance date of the respective series of preferred shares. When a BCF exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the preferred shares as a contribution to additional paid-in capital. On the commitment date of the Series A preferred shares, Series A-1 preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, Series E preferred shares, Series F preferred shares and Series G preferred shares, the most favorable conversion price used to measure the beneficial conversion feature were US$0.25, US$0.16, US$0.93, US$0.37, US$0.42, US$0.42, US$0.73 and US$1.51, respectively. No beneficial conversion feature was recognized for the Series A preferred shares, Series A-1 preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, Series E preferred shares, Series F preferred shares and Series G preferred shares as the fair value per ordinary share at the commitment date were US$0.12, US$0.12, US$0.39, US$0.25, US$0.25, US$0.33, US$0.59 and US$0.89, respectively, which was less than the most favorable conversion price. The Company determined the fair value of ordinary shares with the assistance of an independent third party valuation firm.

The contingent conversion price adjustment is accounted for as a contingent BCF. In accordance with ASC paragraph 470-20-35-1, changes to the conversion terms that would be triggered by future events not controlled by the issuer should be accounted as contingent conversions, and the intrinsic value of such conversion options would not be recognized until and unless a triggering event occurred. No contingent BCF was recognized for any of the Preferred Shares for the years ended December 31, 2015, 2016 and 2017, respectively.

As the Preferred Shares will become redeemable solely based on the passage of time should the contingent events not occur, the Company elected to recognize changes in the redemption value over the period from the date of issuance to the earliest redemption date of the Series Preferred Shares using the interest method.

On December 31, 2016, the Existing Series Preferred Shares were currently redeemable and the carrying amounts were adjusted to its maximum redemption amount.

When the convertible notes were converted into Series G preferred shares in October 2017, the redemption price of the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, Series E preferred shares and Series F preferred shares were modified to be the same as the Series G preferred shares. A negative accretion of RMB5,073,140 (US$779,727) was recorded as an increase to the net income attributable to ordinary shareholders for the year ended December 31, 2017 as a result of the change in redemption price. Series F preferred shares are not currently redeemable and this change in redemption price was considered a change in accounting estimate in accordance with ASC 480-10-S99-3A paragraph 15(a) and a new effective interest rate was determined and prospectively applied to accrete the carrying amount of the Series F preferred shares to the future expected contractual cash flows (the new redemption amount). The amendments to the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, Series E preferred shares and Series F preferred shares as a result of the issuance of Series G preferred shares is accounted for as a modification as the fair value of each related series of preferred share immediately after the amendment is not significantly different from its fair value immediately before the amendment.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

With the assistance of an independent third party valuation firm, the Company determined that the change in fair value of a Series B preferred share immediately before and after the December 2017 amendment exceeded 10% and the modification of the Series B preferred shares was accounted for as an extinguishment. The RMB363,279 (US$55,835) difference between the fair value of the Series B preferred shares based on the amended terms and the carrying amount of the Series B preferred shares is recorded as a decrease to net income attributable to ordinary shareholders for the year ended December 31, 2017.

The movement in the carrying value of the Preferred Shares is as follows:

Mezzanine equity	Series A	Series A-1	Series B	Series C	Series D	Series E	Series F	Series G	Total
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2014	645,466	6,826	1,167,980	862,452	2,759,339	1,883,989	2,495,991	—	9,822,043
Accretion of Preferred Shares	172,624	—	173,643	279,969	669,081	664,104	382,964	—	2,342,385

Balance as of December 31, 2015	818,090	6,826	1,341,623	1,142,421	3,428,420	2,548,093	2,878,955	—	12,164,428
Accretion of Preferred Shares	407,063	—	211,157	651,248	1,605,881	1,533,824	465,566	—	4,874,739

Balance as of December 31, 2016	1,225,153	6,826	1,552,780	1,793,669	5,034,301	4,081,917	3,344,521	—	17,039,167
Issuance of Series G preferred shares	—	—	—	—	—	—	—	10,272,358	10,272,358
Accretion of Preferred Shares	(619,013)	—	(369,147)	(839,125)	(1,838,631)	(1,737,234)	186,062	143,948	(5,073,140)
Extinguishment and reissuance of Series B preferred shares	—	—	363,279	—	—	—	—	—	363,279

Balance as of December 31, 2017	606,140	6,826	1,546,912	954,544	3,195,670	2,344,683	3,530,583	10,416,306	22,601,664

Balance as of December 31, 2017 US$)	93,162	1,049	237,756	146,711	491,165	360,371	542,641	1,600,957	3,473,812

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

24.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The changes in accumulated other comprehensive income by component, net of tax, were as follows:

	Foreign currency translation adjustment	Unrealized gain on available-for-sale debt securities	Total
	RMB	RMB	RMB
Balance at December 31, 2014	10,075	—	10,075
Net current-period other comprehensive income	151,062	—	151,062

Balance at December 31, 2015	161,137	—	161,137
Net current-period other comprehensive income	195,255	2,978	198,233

Balance at December 31, 2016	356,392	2,978	359,370
Other comprehensive (loss) income before reclassification	(264,774)	52,744	(212,030)
Amounts reclassified from accumulated other comprehensive loss	—	(54,214)	(54,214)

Net current-period other comprehensive loss	(264,774)	(1,470)	(266,244)
Other comprehensive loss attributable to noncontrolling interests	—	—	—

Balance at December 31, 2017	91,618	1,508	93,126

Balance at December 31, 2017 in US$	14,081	232	14,313

The amounts reclassified out of accumulated other comprehensive income represent realized gains on the available-for-sale investments upon their maturity, which were then recorded in “Interest income” in the consolidated statements of comprehensive loss. The amounts reclassified were determined on the basis of specific identification.

25.	SUBSEQUENT EVENTS

The subsequent events have been evaluated through February 27, 2018, the date the consolidated financial statements were issued.

In January 2018, the Company and Baidu agreed to terminate the traffic acquisition service contract in exchange for Baidu paying a fee of US$27,000 to the Company. The excess of the fee received by the Company over the book value of the recorded favorable contract asset will be accounted for as a deemed contribution from the controlling shareholder.

In January 2018, the Company entered into a master business cooperation agreement with Baidu and a loan agreement whereby Baidu provided the Company with an interest-free loan of RMB650,000 (US$99,903) that will mature in January 2023.

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

In February 2018, the Company entered into a share purchase agreement with Baidu, pursuant to which the Company will issue to Baidu an aggregate of 36,860,691 Class B ordinary shares. The transaction is expected to close no later than May 31, 2018. As consideration for the issuance of such shares and subject to the conditions set forth in the share purchase agreement, Baidu agreed to (i) undertake certain non-compete obligations towards the Company with respect to the online movie ticket and show ticket booking business of Baidu and its affiliates; (ii) direct user traffic related to such ticket business to the Company; (iii) provide the Company with technological support with respect to the Company’s ticket booking business; (iv) license certain domain names and certain intellectual property rights to the Company; and (v) enter into a ticket business cooperation agreement with the Company, which has been signed concurrently.

26.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Condensed Balance Sheets

		As of December 31,
	Note	2016	2017	2017
		RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents		199,217	95,890	14,738
Short-term investments		—	372,747	57,290
Prepayments and other assets		—	851	131
Due from the entities within the Group		1,346,835	6,083,603	935,033
Amounts due from related parties		209,411	—	—

Total current assets		1,755,463	6,553,091	1,007,192

Non-current assets:
Due from the entities within the Group		—	1,614,857	248,199
Prepayments and other assets		—	130,116	19,998

Total non-current assets		—	1,744,973	268,197

Total assets		1,755,463	8,298,064	1,275,389

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses and other liabilities		20,969	19,284	2,964

Total liabilities		20,969	19,284	2,964

Commitments and contingencies	16
Mezzanine equity:
Series A redeemable convertible preferred shares (par value of US$0.00001 per share; 200,000,000 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	1,225,153	606,140	93,162
Series A-1 redeemable convertible preferred shares (par value of US$0.00001 per share; 6,064,174 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	6,826	6,826	1,049

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

		As of December 31,
	Note	2016	2017	2017
		RMB	RMB	US$
Series B redeemable convertible preferred shares (par value of US$0.00001 per share; 123,103,264 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	1,552,780	1,546,912	237,756
Series C redeemable convertible preferred shares (par value of US$0.00001 per share; 302,891,196 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	1,793,669	954,544	146,711
Series D redeemable convertible preferred shares (par value of US$0.00001 per share; 848,682,647 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	5,034,301	3,195,670	491,165
Series E redeemable convertible preferred shares (par value of US$0.00001 per share; 686,646,383 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	4,081,917	2,344,683	360,371
Series F redeemable convertible preferred shares (par value of US$0.00001 per share; 546,999,817 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)	23	3,344,521	3,530,583	542,641
Series G redeemable convertible preferred shares (par value of US$0.00001 per share; nil and 1,014,436,019 shares authorized, issued and outstanding as of December 31, 2016 and 2017, respectively)		—	10,416,306	1,600,957

Total mezzanine equity		17,039,167	22,601,664	3,473,812

Shareholders’ deficit:
Ordinary shares (par value of US$0.00001 per share; 3,500,000,000 and 10,000,000,000 shares authorized; 342,548,237 shares issued and outstanding as of December 31, 2016 and 2017, respectively)	17	23	23	4
Additional paid-in capital		325,730	600,834	92,346
Accumulated deficit	18	(15,989,796)	(15,016,867)	(2,308,050)
Accumulated other comprehensive income	24	359,370	93,126	14,313

Total shareholders’ deficit		(15,304,673)	(14,322,884)	(2,201,387)

Total liabilities, mezzanine equity and shareholders’ deficit		1,755,463	8,298,064	1,275,389

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Condensed Statements of Comprehensive Loss

	Year ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Operating costs and expenses:
Selling, general and administrative	(12,379)	(4,364)	(6,058)	(931)

Operating loss
Share of losses of subsidiaries, VIEs and VIEs’ subsidiaries	(2,552,979)	(2,991,812)	(3,963,264)	(609,143)
Interest income	4,721	23,759	101,851	15,654
Interest expenses	(92)	(13)	(116,989)	(17,981)
Foreign exchange (loss)/gain, net	(14,383)	(102,066)	247,528	38,044
Other income, net	—	474	—	—

Net loss	(2,575,112)	(3,074,022)	(3,736,932)	(574,357)

Accretion of redeemable convertible preferred shares	(2,342,385)	(4,874,739)	5,073,140	779,727
Extinguishment and reissuance of Series B preferred shares	—	—	(363,279)	(55,835)

Net loss attributable to ordinary shareholders	(4,917,497)	(7,948,761)	972,929	149,535

Other comprehensive income
Foreign currency translation adjustments	151,062	195,255	(264,774)	(40,695)
Unrealized gains/(losses) on available-for-sale debt securities	—	2,978	(1,470)	(226)

Total other comprehensive income/(loss), net of tax	151,062	198,233	(266,244)	(40,921)

Comprehensive loss	(2,424,050)	(2,875,789)	(4,003,176)	(615,278)

Condensed Statements of Cash Flows

	Year ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Net cash (used in)/provided by operating activities	(54,273)	15,882	55,245	8,491
Net cash provided by/(used for) investing activities	1,006,149	(859,698)	(10,468,969)	(1,609,051)
Net cash provided by financing activities	—	—	10,528,236	1,618,160
Effect of exchange rate changes on cash and cash equivalents	471	2,324	(217,839)	(33,481)

Net increase/(decrease) in cash and cash equivalents	952,347	(841,492)	(103,327)	(15,881)
Cash and cash equivalents at the beginning of the year	88,362	1,040,709	199,217	30,619
Cash and cash equivalents at the end of the year	1,040,709	199,217	95,890	14,738

Basis of presentation

For the presentation of the parent company only condensed financial information, the Company records its investments in subsidiaries and VIEs under the equity method of accounting as prescribed in ASC 323,

iQIYI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017—continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares (or ADS) and per share (or ADS) data)

Investments—Equity Method and Joint Ventures. The subsidiaries, VIEs and VIEs’ subsidiaries losses as “Share of losses of subsidiaries, VIEs and VIEs’ subsidiaries” on the condensed statements of comprehensive loss. Under the equity method of accounting, the Company’s carrying amount of its investment in subsidiaries for its share of the subsidiaries, VIEs and VIEs’ subsidiaries cumulative losses was reduced to nil in the year ended December 31, 2015 and the carrying amount of “Due from the entities within the Group” was further adjusted as the Company committed to provide financial support to its VIEs as disclosed in note 1.

The subsidiaries did not pay any dividends to the Company for the periods presented.

The Company does not have significant commitments or long-term obligations as of the period end other than those presented.

The parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering amended and restated memorandum and articles of association that we have adopted and which will become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify each of our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Convertible notes
Baidu Holdings	January 25, 2017	US$300,000,000	US$300,000,000
principal amount of G1 Note
Harvest Rewards Fund LP	January 25, 2017	US$25,000,000	US$25,000,000
principal amount of G1 Note

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
HH RSV-V Holdings Limited	January 25, 2017	US$350,000,000	US$350,000,000
		principal amount of G2 Note
Gorgeous Rainbow Limited	January 25, 2017	US$220,000,000	US$220,000,000
		principal amount of G2 Note
Run Liang Tai (Hong Kong) Investment Company Limited	January 25, 2017	US$130,800,000	US$130,800,000
		principal amount of G2 Note
Eastone International Co., Ltd.	January 25, 2017	US$114,200,000	US$114,200,000
		principal amount of G2 Note
Honey Best Limited	January 25, 2017	US$80,000,000	US$80,000,000
		principal amount of G2 Note
IDG Infinity Financial Limited	January 25, 2017	US$50,000,000	US$50,000,000
		principal amount of G2 Note
VMS Video Holdings Limited	January 25, 2017	US$80,000,000	US$80,000,000
		principal amount of G2 Note
Madrone Opportunities Fund	January 25, 2017	US$50,000,000	US$50,000,000
		principal amount of G2 Note
Silverlink Capital LP	January 25, 2017	US$40,000,000	US$40,000,000
		principal amount of G2 Note
Xiang He Fund I, L.P.	January 25, 2017	US$10,000,000	US$10,000,000
		principal amount of G2 Note
SCC Growth IV Holdco A, Ltd.	January 25, 2017	US$80,000,000	US$80,000,000
		principal amount of G2 Note

Ordinary shares
Cannes Ventures Limited	February 2, 2018	7,500,251	US$2,746,624 of exercise price

Preferred shares
Baidu Holdings	October 26, 2017	198,909,024	US$300,000,000
			principal amount of G1 Note
Harvest Rewards Fund LP	October 26, 2017	16,575,752	US$25,000,000
			principal amount of G1 Note
HH RSV-V Holdings Limited	October 26, 2017	232,060,527	US$350,000,000
			principal amount of G2 Note
Gorgeous Rainbow Limited	October 26, 2017	145,866,617	US$220,000,000
			principal amount of G2 Note
Run Liang Tai (Hong Kong) Investment Company Limited	October 26, 2017	86,724,334	US$130,800,000
			principal amount of G2 Note

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Eastone International Co., Ltd.	October 26, 2017	75,718,035	US$114,200,000
			principal amount of G2 Note
Honey Best Limited	October 26, 2017	53,042,406	US$80,000,000
			principal amount of G2 Note
IDG Infinity Financial Limited	October 26, 2017	33,151,504	US$50,000,000
			principal amount of G2 Note
VMS Video Holdings Limited	October 26, 2017	53,042,406	US$80,000,000
			principal amount of G2 Note
Madrone Opportunities Fund	October 26, 2017	33,151,504	US$50,000,000
			principal amount of G2 Note
Silverlink Capital LP	October 26, 2017	26,521,203	US$40,000,000
			principal amount of G2 Note
Xiang He Fund I, L.P.	October 26, 2017	6,630,301	US$10,000,000
			principal amount of G2 Note
SCC Growth IV Holdco A, Ltd.	October 26, 2017	53,042,406	US$80,000,000
			principal amount of G2 Note
Options and Restricted Share Units
Certain directors, officers employees and employees of Baidu	August 5, 2016 to February 28, 2018	Outstanding options to purchase 274,643,606 ordinary shares and 720,000 outstanding restricted share units	Past and future services to us

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

iQIYI, Inc.

Exhibit Index

Exhibit Number	Description of Document

1.1†	Form of Underwriting Agreement

3.1†	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Ninth Amended and Restated Memorandum and Articles of Association of the Registrant (effective immediately prior to the closing of this offering)

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4†	Shareholders Agreement between the Registrant and other parties thereto dated October 26, 2017

5.1†	Opinion of Walkers regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1†	Opinion of Walkers regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	2010 Equity Incentive Plan

10.2†	2017 Share Incentive Plan

10.3†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.4†	Form of Employment Agreement between the Registrant and its executive officers

10.5†	Master Business Cooperation Agreement between Baidu Holdings and iQIYI, Inc. dated January 19, 2018

10.6†	Note Purchase Agreement among iQIYI, Inc., Baidu Holdings and other parties thereto dated January 11, 2017

10.7†	English translation of the amended and restated Shareholder Voting Rights Trust Agreement between Beijing QIYI Century and Mr. Xiaohua Geng dated January 30, 2013

10.8†	English translation of the amended and restated Share Pledge Agreement between Beijing QIYI Century and Mr. Xiaohua Geng dated January 30, 2013

10.9†	English translation of the Commitment Letter from iQIYI, Inc. and Beijing QIYI Century to Beijing iQIYI dated January 30, 2013

10.10†	English translation of the amended and restated Exclusive Purchase Option Agreement among iQIYI, Inc., Beijing QIYI Century, Beijing iQIYI and Mr. Xiaohua Geng dated January 30, 2013

10.11†	English translation of the amended and restated Loan Agreement between Beijing QIYI Century and Mr. Xiaohua Geng dated January 30, 2013

10.12†	English translation of the amended and restated Business Operation Agreement among Beijing QIYI Century, Beijing iQIYI and Mr. Xiaohua Geng dated January 30, 2013

Exhibit Number	Description of Document

10.13†	English translation of Power of Attorney by Beijing QIYI Century to iQIYI, Inc. dated January 30, 2013

10.14†	English translation of Spousal Consent Letter of Ms. Ying Zhang dated September 26, 2016

10.15†	English translation of Loan Agreement among Beijing QIYI Century, Mr. Xiaohua Geng and Dr. Yu Gong dated October 25, 2013

10.16†	English translation of Exclusive Purchase Option Agreement among iQIYI, Inc., Beijing QIYI Century, Shanghai iQIYI, Mr. Xiaohua Geng and Dr. Yu Gong dated October 25, 2013

10.17†	English translation of Share Pledge Agreement among Beijing QIYI Century, Mr. Xiaohua Geng and Dr. Yu Gong dated October 25, 2013

10.18†	English translation of Shareholder Voting Rights Trust Agreement among Mr. Xiaohua Geng, Dr. Yu Gong and Beijing QIYI Century dated October 25, 2013

10.19†	English translation of Business Operation Agreement among Beijing QIYI Century, Shanghai iQIYI, Mr. Xiaohua Geng and Dr. Yu Gong dated October 25, 2013

10.20†	English translation of Exclusive Technology Consulting and Service Agreement among Beijing QIYI Century and Shanghai iQIYI dated October 25, 2013

10.21†	English translation of Commitment Letter between iQIYI, Inc. and Shanghai iQIYI dated October 25, 2013

10.22†	English translation of Spousal Consent Letter of Ms. Yihong Mou dated September 26, 2016

10.23†	English translation of Spousal Consent Letter of Ms. Ying Zhang dated September 26, 2016

10.24†	English translation of Business Operation Agreement among Beijing QIYI Century, Shanghai Zhong Yuan and Dr. Yu Gong dated January 14, 2014

10.25†	English translation of Loan Agreement between Beijing QIYI Century and Dr. Yu Gong dated January 14, 2014

10.26†	English translation of Commitment Letter from iQIYI, Inc. to Shanghai Zhong Yuan dated January 14, 2014

10.27†	English translation of Exclusive Technology Consulting and Service Agreement between Beijing QIYI Century and Shanghai Zhong Yuan dated January 14, 2014

10.28†	English translation of Exclusive Purchase Option Agreement among iQIYI, Inc., Beijing QIYI Century, Dr. Yu Gong and Shanghai Zhong Yuan dated January 14, 2014

10.29†	English translation of Shareholder Voting Rights Trust Agreement between Beijing QIYI Century and Dr. Yu Gong dated January 14, 2014

10.30†	English translation of Share Pledge Agreement between Beijing QIYI Century and Dr. Yu Gong dated January 14, 2014

10.31†	English translation of Spousal Consent Letter of Ms. Yihong Mou dated September 26, 2016

10.32†	English translation of Exclusive Management Consulting and Business Cooperation Agreement among iQIYI New Media, Beijing iQIYI Cinema, Dr. Yu Gong and Mr. Xianghua Yang dated July 27, 2017

10.33†	English translation of Exclusive Share Purchase Agreement among iQIYI New Media, Dr. Yu Gong, Mr. Xianghua Yang and Beijing iQIYI Cinema dated July 27, 2017

10.34†	English translation of Loan Agreement between iQIYI New Media and Mr. Xianghua Yang dated July 27, 2017

10.35†	English translation of Loan Agreement between iQIYI New Media and Dr. Yu Gong dated July 27, 2017

10.36†	English translation of Share Pledge Agreement among iQIYI New Media, Dr. Yu Gong and Beijing iQIYI Cinema dated July 27, 2017

Exhibit Number	Description of Document

10.37†	English translation of Share Pledge Agreement among iQIYI New Media, Mr. Xianghua Yang and Beijing iQIYI Cinema dated July 27, 2017

10.38†	English translation of Power of Attorney by Mr. Xianghua Yang to iQIYI New Media dated July 27, 2017

10.39†	English translation of Power of Attorney by Dr. Yu Gong to iQIYI New Media dated July 27, 2017

10.40†	English translation of Spousal Consent Letter of Ms. Congyu Lin dated July 27, 2017

10.41†	English translation of Spousal Consent Letter of Ms. Yihong Mou dated July 27, 2017

10.42†	English translation of Power of Attorney by iQIYI New Media to QIYI, Inc. dated July 27, 2017

10.43†	English translation of Commitment Letter by QIYI, Inc. to Beijing iQIYI Cinema dated July 27, 2017

10.44†	English translation of Exclusive Management Consulting and Business Cooperation Agreement among iQIYI New Media, iQIYI Pictures, Dr. Yu Gong and Mr. Ning Ya dated August 30, 2017

10.45†	English translation of Exclusive Share Purchase Agreement among iQIYI New Media, iQIYI Pictures, Dr. Yu Gong and Mr. Ning Ya dated August 30, 2017

10.46†	English translation of Loan Agreement between iQIYI New Media and Mr. Ning Ya dated August 30, 2017

10.47†	English translation of Loan Agreement between iQIYI New Media and Dr. Yu Gong dated August 30, 2017

10.48†	English translation of Share Pledge Agreement among iQIYI New Media, Mr. Ning Ya and iQIYI Pictures dated August 30, 2017

10.49†	English translation of Share Pledge Agreement among iQIYI New Media, Dr. Yu Gong and iQIYI Pictures dated August 30, 2017

10.50†	English translation of Power of Attorney by Mr. Ning Ya to iQIYI New Media dated August 30, 2017

10.51†	English translation of Power of Attorney by Dr. Yu Gong to iQIYI New Media dated August 30, 2017

10.52†	English translation of Spousal Consent Letter of Ms. Yihong Mou dated August 30, 2017

10.53†	English translation of Exclusive Technology Consulting and Service Agreement between Beijing QIYI Century and Beijing Xinlian Xinde Advertisement Media Co., Ltd. dated December 1, 2011

10.54†	English translation of Software Licensing Agreement between Beijing QIYI Century and Beijing Xinlian Xinde Advertisement Media Co., Ltd. dated December 1, 2011

10.55†	English translation of Trademark Licensing Agreement between Beijing QIYI Century and Beijing Xinlian Xinde Advertisement Media Co., Ltd. dated December 1, 2011

10.56†	English translation of Business Cooperation Agreement between Beijing QIYI Century and Beijing Xinlian Xinde Advertisement Media Co., Ltd. dated December 1, 2011

10.57†	English translation of Renminbi Entrusted Loan Agreement among Baidu Times Network Technology (Beijing) Co., Ltd, Bank of China Limited Beijing Zhongguancun Center Branch and Beijing QIYI Century dated May 13, 2016

10.58†	English translation of Renminbi Entrusted Loan Agreement among Baidu Times Network Technology (Beijing) Co., Ltd, Bank of China Limited Beijing Zhongguancun Center Branch and Beijing QIYI Century dated June 24, 2016

10.59†	English translation of China Merchants Bank Online “Corporate Bank” Entrusted Loan Agreement between China Merchants Bank Co., Ltd. Beijing Shangdi Branch and Beijing iQIYI dated August 31, 2016

Exhibit Number	Description of Document

10.60†	English translation of China Merchants Bank Online “Corporate Bank” Entrusted Loan Agreement between China Merchants Bank Co., Ltd. Beijing Shangdi Branch and Beijing QIYI Century dated December 12, 2016

10.61†	English translation of Working Capital Loan Agreement between Shanghai iQIYI and Bank of China Limited Shanghai Jingan Branch dated April 10, 2017

10.62†	English translation of Loan Agreement between Baidu Online Network Technology (Beijing) Co., Ltd. and Beijing QIYI Century dated April 19, 2017

10.63†	English translation of Comprehensive Facility Contract between Beijing iQIYI and China Minsheng Banking Corporation Limited Beijing Branch dated June 12, 2017

10.64†	English translation of Credit Facility Agreement between China Merchants Bank Co., Ltd. Beijing Shangdi Branch and Beijing iQIYI dated August 15, 2017

10.65†	English translation of Supplemental Agreement among China Merchants Bank Co., Ltd. Beijing Shangdi Branch, Beijing iQIYI and Shanghai iQIYI dated September 30, 2017, with respect to the Credit Facility Agreement between China Merchants Bank Co., Ltd. Beijing Shangdi Branch and Beijing iQIYI

10.66†	English translation of Supplemental Agreement among China Merchants Bank Co., Ltd. Beijing Shangdi Branch, Beijing iQIYI and Beijing QIYI Century dated September 30, 2017 with respect to the Credit Agreement between China Merchants Bank Co., Ltd. Beijing Shangdi Branch and Beijing iQIYI

10.67†	English translation of Loan Agreement between Baidu Online Network Technology (Beijing) Co., Ltd. and Beijing QIYI Century dated January 19, 2018

10.68†	Share Purchase Agreement dated February 12, 2018 by and between iQIYI, Inc. and Baidu Holdings

10.69†	English translation of Ticket Business Cooperation Agreement dated February 12, 2018 by and between Baidu Holdings and iQIYI, Inc.

21.1†	List of Significant Subsidiaries and Consolidated Affiliated Entities of iQIYI, Inc.

23.1	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

23.2†	Consent of Walkers (included in Exhibit 5.1)

23.3†	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)

24.1†	Powers of Attorney (included on signature page)

99.1†	Form of Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Jingtian & Gongcheng regarding certain PRC law matters

99.3†	Consent of iResearch

99.4†	Consent of Sam Hanhui Sun, an independent director appointee

99.5†	Consent of Lu Wang, a director appointee

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on March 26, 2018.

iQIYI, INC.

By:	/s/ Robin Yanhong Li
Name: Robin Yanhong Li
Title: Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Yu Gong and Xiaodong Wang as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, or the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, or the Shares, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1, or the Registration Statement, to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robin Yanhong Li	Chairman of the Board of Directors	March 26, 2018

* Qi Lu	Director	March 26, 2018

/s/ Yu Gong Yu Gong	Chief Executive Officer (Principal Executive Officer) and Director	March 26, 2018

* Herman Yu	Director	March 26, 2018

* Xuyang Ren	Director	March 26, 2018

* Victor Zhixiang Liang	Director	March 26, 2018

* Chuan Wang	Director	March 26, 2018

/s/ Xiaodong Wang Xiaodong Wang	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2018

*By:	/s/ Xiaodong Wang
Name: Xiaodong Wang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of iQIYI, Inc. has signed this registration statement or amendment thereto in New York on March 26, 2018.

Authorized U.S. Representative

By:	/s/ Giselle Manon
Name: Giselle Manon
Title: Service of Process Officer